                        Filed pursuant to Rule 424(b)(3)
                           Registration No. 333-108795

PROSPECTUS

                            [LOGO] Provident Bancorp


                      (HOLDING COMPANY FOR PROVIDENT BANK)

                    UP TO 19,573,000 SHARES OF COMMON STOCK

     Provident Bancorp, Inc., a Delaware corporation, is offering shares of common stock for sale in connection with the conversion of Provident Bancorp, MHC from the mutual to the stock form of organization. The shares of common stock we are offering represent the ownership interest in Provident Bancorp, Inc., a federal corporation, now owned by Provident Bancorp, MHC. The existing shares of Provident Bancorp, Inc. common stock held by the public will be exchanged for new shares of common stock of Provident Bancorp, Inc., a Delaware corporation. All shares of common stock are being offered for sale at a price of $10.00 per share. For a period of 20 trading days after the closing of the conversion and offering, our shares of common stock will trade on the Nasdaq National Market under the symbol "PBCPD." Thereafter, our trading symbol will revert to "PBCP."

     IF YOU ARE OR WERE A DEPOSITOR OR ARE A BORROWER OF PROVIDENT BANK:
          o You may have priority rights to purchase shares of common stock. IF YOU ARE CURRENTLY A STOCKHOLDER OF PROVIDENT BANCORP, INC.:
          o You may have the opportunity to purchase additional shares of common stock in the offering after subscription offering orders are filled.
          o Each of your shares of common stock will be exchanged at the conclusion of the offering for between 2.8487 and 3.8542 new shares (subject to adjustment to up to 4.4323 new shares) of common stock of Provident Bancorp, Inc., a Delaware corporation.
          o Your percentage ownership will remain essentially equivalent to your current percentage ownership interest in Provident Bancorp, Inc., subject to the issuance of shares in connection with a pending acquisition described in this document and the issuance of shares to a charitable foundation, described below.
     IF YOU ARE A PARTICIPANT IN THE PROVIDENT BANK 401(K) PLAN:
          o You may direct that all or part of your current account balances in this plan be invested in shares of common stock.
          o You will receive a supplement to this prospectus that describes your rights under the plan.
     IF YOU FIT NONE OF THE CATEGORIES ABOVE, BUT ARE INTERESTED IN PURCHASING SHARES OF OUR COMMON STOCK:
          o You may have the opportunity to purchase shares of common stock after priority orders are filled.

     We are offering up to 17,020,000 shares of common stock for sale on a best efforts basis. We may sell up to 19,573,000 shares of common stock because of demand for the shares or changes in market conditions, without resoliciting subscribers. In addition, we will issue 400,000 shares of common stock and contribute $1.0 million in cash to a charitable foundation to be established by Provident Bank. We must issue a minimum of 12,580,000 shares in the offering in order to complete the offering and the exchange of existing shares. Under certain circumstances, we may include shares issued in connection with a pending acquisition described in this document in order to meet this minimum requirement.

     The minimum number of shares you can order is 25 shares. The offering is expected to expire at 10:00 a.m., New York Time, December 18, 2003. We may extend this expiration date without notice to you until February 2, 2004, unless the Office of Thrift Supervision approves a later date, which may not be beyond January 6, 2006. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond February 2, 2004 or the number of shares of common stock to be sold is increased to more than 19,573,000 shares or decreased to less than 12,580,000 shares. If the offering is extended beyond February 2, 2004, subscribers will be resolicited. Funds received during the offering will be held in a segregated account at Provident Bank and will earn interest at our passbook savings rate.

     Ryan Beck & Co., Inc. will assist us in selling our shares of common stock on a best efforts basis. Ryan Beck & Co., Inc. is not required to purchase any shares of the common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering.


==========================================================================================
                                       OFFERING SUMMARY
                                   PRICE: $10.00 PER SHARE

                                                                           ADJUSTED
                                             MINIMUM       MAXIMUM         MAXIMUM
                                             -------       -------         -------
     Number of shares:                      12,580,000     17,020,000     19,573,000
     Gross offering proceeds:            $ 125,800,000  $ 170,210,000  $ 195,730,000
     Estimated offering expenses:        $   2,702,000  $   3,124,000  $   3,366,000
     Estimated net proceeds:             $ 123,098,000  $ 167,076,000  $ 192,364,000
     Estimated net proceeds per share:   $        9.79  $        9.82  $        9.83
==========================================================================================

                   THIS INVESTMENT INVOLVES A DEGREE OF RISK,
                   INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

                PLEASE READ "RISK FACTORS" BEGINNING ON PAGE 17.

     THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                RYAN BECK & CO.
                THE DATE OF THIS PROSPECTUS IS NOVEMBER 14, 2003

      [MAP SHOWING PROVIDENT BANK'S AND ELLENVILLE NATIONAL BANK'S COMBINED
                            MARKET AREA APPEARS HERE]


                                                  TABLE OF CONTENTS
                                                                                                               Page
                                                                                                               ----
SUMMARY...........................................................................................................1
RISK FACTORS.....................................................................................................17
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF PROVIDENT BANCORP AND SUBSIDIARIES.............................25
RECENT DEVELOPMENTS..............................................................................................28
FORWARD-LOOKING STATEMENTS.......................................................................................36
HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING..............................................................37
OUR DIVIDEND POLICY..............................................................................................38
MARKET FOR THE COMMON STOCK......................................................................................39
HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE...........................................................41
CAPITALIZATION...................................................................................................42
THE ACQUISITION OF E.N.B. HOLDING COMPANY, INC. AND RELATED PRO FORMA DATA.......................................43
PRO FORMA CONVERSION AND ACQUISITION DATA........................................................................52
COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE FOUNDATION................................60
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................61
BUSINESS OF PROVIDENT BANCORP AND PROVIDENT BANK.................................................................81
SUPERVISION AND REGULATION......................................................................................107
TAXATION........................................................................................................115
MANAGEMENT OF PROVIDENT BANCORP.................................................................................117
BENEFICIAL OWNERSHIP OF COMMON STOCK............................................................................127
SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS...............................................................128
THE CONVERSION..................................................................................................129
PROVIDENT BANK CHARITABLE FOUNDATION............................................................................153
RESTRICTIONS ON ACQUISITION OF PROVIDENT BANCORP................................................................157
DESCRIPTION OF CAPITAL STOCK OF PROVIDENT BANCORP FOLLOWING THE CONVERSION......................................160
TRANSFER AGENT..................................................................................................162
EXPERTS.........................................................................................................162
LEGAL MATTERS...................................................................................................162
WHERE YOU CAN FIND ADDITIONAL INFORMATION.......................................................................162
PROVIDENT BANCORP, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..............................................F-1

                                     SUMMARY

     The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of Provident Bancorp, Inc. common stock for new shares of Provident Bancorp, Inc. common stock. It may not contain all the information that is important to you. For additional information, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements.

THE COMPANIES

     PROVIDENT BANCORP, MHC

     Provident Bancorp, MHC is the federally chartered mutual holding company of Provident Bancorp, Inc., a federal corporation. Provident Bancorp, MHC's principal business activity is the ownership of 4,416,000 shares of common stock of Provident Bancorp, or 55.5% of the issued and outstanding shares as of June 30, 2003. After the completion of the mutual-to-stock conversion, Provident Bancorp, MHC will no longer exist.

     Provident Bancorp, MHC's executive offices are located at 400 Rella Boulevard, Montebello, New York 10901. Our telephone number at this address is
(845) 369-8040.

     PROVIDENT BANCORP, INC. (A FEDERAL CORPORATION)

     Provident Bancorp, Inc. is a federally chartered corporation that owns all of the outstanding common stock of Provident Bank. At June 30, 2003, Provident Bancorp had consolidated assets of $1.1 billion, deposits of $857.5 million and stockholders' equity of $115.7 million. After the completion of the mutual-to-stock conversion, Provident Bancorp will cease to exist, but will be succeeded by a new Delaware corporation with the name Provident Bancorp, Inc. As of June 30, 2003, Provident Bancorp had 7,953,075 shares of common stock issued and outstanding. As of that date, Provident Bancorp, MHC owned 4,416,000 shares of common stock of Provident Bancorp, representing 55.5% of the issued and outstanding shares of common stock. The remaining 3,537,075 shares were held by the public.

     Provident Bancorp, Inc.'s executive offices are located at 400 Rella Boulevard, Montebello, New York 10901. Our telephone number at this address is
(845) 369-8040.

     PROVIDENT BANCORP, INC. (A DELAWARE CORPORATION)

     Provident Bancorp, Inc. is a newly-formed Delaware corporation that will own all of the outstanding common stock of Provident Bank upon completion of the mutual-to-stock conversion and the offering. Provident Bancorp also proposes to acquire E.N.B. Holding Company and its subsidiary, Ellenville National Bank. Concurrently with the completion of the conversion and offering, Provident Bancorp, a Delaware corporation, will be the successor to Provident Bancorp, a federal corporation.

     Our executive offices are located at 400 Rella Boulevard, Montebello, New York 10901. Our telephone number at this address is (845) 369-8040.

     PROVIDENT BANK

     Provident Bank is a full-service, community-oriented savings association that provides financial services to individuals, families and businesses through 18 branch offices and 25 ATMs throughout Rockland and Orange Counties, New York.

     Originally organized in 1888 as a New York State-chartered mutual savings and loan association, Provident Bank reorganized into the mutual holding company structure in January 1999 and became the wholly-owned subsidiary of Provident Bancorp. As part of the mutual holding company reorganization, Provident Bancorp conducted an initial public offering and sold 46.7% of its shares of common stock to depositors. At September 30, 1998, we operated 11 branch offices. Subsequent to the mutual holding company reorganization and initial stock offering, we have broadened our market reach through de novo branching and our acquisition in April 2002 of The National Bank of Florida, located in Florida, New York. At the time of the acquisition, The National Bank of Florida had assets of $104.0 million and deposits of $88.2 million.

     In April 2002, Provident Bank organized Provident Municipal Bank as a wholly-owned subsidiary. Provident Municipal Bank is a New York State-chartered commercial bank that is engaged in the business of accepting deposits from municipalities in our market area.

     Provident Bank's business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential, multi-family residential and commercial real estate loans, commercial business loans and leases, consumer loans and in investment securities and mortgage-backed securities.

     Provident Bank's executive offices are located at 400 Rella Boulevard, Montebello, New York 10901. Our telephone number at this address is (845) 369-8040.

OUR ORGANIZATIONAL STRUCTURE

     In 1999, Provident Bank's mutual predecessor reorganized into the mutual holding company form of organization. As a part of the mutual holding company reorganization, Provident Bancorp sold 46.7% of its shares of common stock to depositors in a subscription offering. The majority of the outstanding shares of common stock were issued to Provident Bancorp, MHC. Provident Bancorp, MHC is a mutual holding company that has no stockholders. Provident Bancorp owns 100% of the outstanding shares of Provident Bank.

     Pursuant to the terms of Provident Bancorp, MHC's plan of conversion and reorganization, Provident Bancorp, MHC will convert from the mutual holding company to the fully public form of corporate structure. As part of the conversion, we are offering for sale in a subscription offering and a community offering the majority ownership interest of Provident Bancorp that is currently held by Provident Bancorp, MHC. Upon the completion of the conversion and offering, Provident Bancorp, MHC will cease to exist, and we will complete the transition from partial to full public stock ownership. Existing public stockholders of Provident Bancorp will receive new shares of common stock of Provident Bancorp (our newly formed Delaware corporation that will be the successor to the current Provident Bancorp) in exchange for their existing shares of Provident Bancorp at the completion of the conversion.

     The following chart shows our current organizational structure, which is commonly referred to as the "two-tier" mutual holding company structure:


             ------------------------------------                            PUBLIC
                   PROVIDENT BANCORP, MHC                                 STOCKHOLDERS
             ------------------------------------
     55.5% of Provident                                                             44.5% of Provident Bancorp
     Bancorp common stock                                                           common stock
                                     ----------------------------------------
                                             PROVIDENT BANCORP, INC.
                                             (A FEDERAL CORPORATION)
                                     ----------------------------------------

                                                           100% of common stock

                                     ----------------------------------------
                                                 PROVIDENT BANK
                                     ----------------------------------------

                                                           100% of common stock

                                     ----------------------------------------
                                            PROVIDENT MUNICIPAL BANK
                                     ----------------------------------------

After the conversion and offering are completed, we will be organized as a fully public holding company, as follows:


                                                PUBLIC STOCKHOLDERS
                                       (INCLUDING THE CHARITABLE FOUNDATION)


                                                          100% of common stock

                                     -----------------------------------------
                                             PROVIDENT BANCORP, INC.
                                             (A DELAWARE CORPORATION)
                                     -----------------------------------------

                                                          100% of common stock

                                     -----------------------------------------
                                                  PROVIDENT BANK
                                     -----------------------------------------

                                                          100% of common stock

                                     -----------------------------------------
                                             PROVIDENT MUNICIPAL BANK
                                     -----------------------------------------

BUSINESS STRATEGY

     Highlights of our business strategy are:

     o    Operating as a community bank;

     o    Enhancing customer service;

     o    Growing and diversifying our loan portfolio; and

     o    Expanding our retail banking franchise.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Management Strategy" for a discussion of our business strategy.

REASONS FOR THE CONVERSION

     The primary reasons for converting and raising additional capital are:

     o to provide us with the capital to acquire E.N.B. Holding Company and its subsidiary, Ellenville National Bank, as discussed below;

     o to facilitate growth through other acquisitions and de novo branching as opportunities arise;

     o    to support internal growth through lending in communities we serve;

     o to enhance existing products and services and support the development of new products and services;

     o    to improve our overall competitive position; and

     o to enhance stockholder returns through higher earnings and more flexible capital management strategies.

     As a fully converted stock holding company, we will have greater flexibility in structuring further mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration in a merger or acquisition since Provident Bancorp, MHC is required to own a majority of our outstanding shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. Other than our agreement to acquire E.N.B. Holding Company, Inc., we currently have no arrangements or understandings regarding any specific acquisition.

E.N.B. HOLDING COMPANY, INC. ACQUISITION

     At the time we adopted our plan of conversion and reorganization, we entered into an agreement to acquire E.N.B. Holding Company, Inc. E.N.B. Holding Company is a New York corporation that owns all of the outstanding common stock of Ellenville National Bank. As of June 30, 2003, E.N.B. Holding Company had consolidated assets of $341.7 million, deposits of $307.7 million, and shareholders' equity of $29.9 million. Ellenville National Bank is a national bank that was chartered in 1956. Ellenville National Bank conducts its business through nine branch offices and ten ATMs located in the New York Counties of Orange, Sullivan and Ulster. Ellenville National Bank's business consists primarily of accepting deposits from customers and investing those deposits, together with funds generated from operations and borrowings, in commercial real estate loans, commercial business loans, consumer loans, one- to four-family and multi-family residential real estate loans and in investment securities and mortgage-backed securities.

     As part of the acquisition of E.N.B. Holding Company, Ellenville National Bank will be merged into Provident Bank, and as a result, Provident Bank will operate 27 branch offices. The E.N.B. Holding Company acquisition will expand our presence in Orange County, New York and will provide an entry for Provident Bank into Ulster and Sullivan Counties, New York. Shareholders of E.N.B. Holding Company will receive $4,830 for each share of E.N.B. Holding Company common stock (with a total value of $73.5 million) in the form of:

     (i)     cash;

     (ii) shares of common stock of Provident Bancorp, a Delaware corporation (valued at $10.00 per share); or

     (iii)   a combination of cash and shares of common stock,

     provided that the aggregate merger consideration to be paid to all shareholders of E.N.B. Holding Company will consist of 50% cash and 50% shares of Provident Bancorp common stock. We expect to issue 3,677,320 shares of common stock to E.N.B. Holding Company's shareholders in exchange for their shares of E.N.B. Holding Company common stock. In the event that we sell more than $181.3 million of shares of common stock in the offering (excluding shares we issue to the Provident Bank Charitable Foundation and excluding shares we issue in exchange for existing shares of common stock of Provident Bancorp, a federal corporation), then the number of shares to be issued to shareholders of E.N.B. Holding Company will be increased. The maximum number of shares of common stock that can be issued to shareholders of E.N.B. Holding Company is 3,969,676 shares, assuming we sell 19,573,000 shares of common stock in the offering. The cash portion of the merger consideration will not be affected if we sell more than $181.3 million of shares of common stock in the offering.

     The acquisition of E.N.B. Holding Company is not contingent on completion of the conversion and the related stock offering. The merger agreement provides that if the conversion and stock offering are not completed by March 31, 2004, E.N.B. Holding Company can elect to: (i) proceed with the merger transaction and E.N.B. Holding Company shareholders will receive merger consideration of $4,500 per share in cash, or (ii) terminate the merger and receive a fee of $3.7 million. The merger is subject to approval by the stockholders of Provident Bancorp, Inc. and by the shareholders of E.N.B. Holding Company and by the Office of Thrift Supervision. We anticipate completing simultaneously the conversion, the stock offering and the merger in January 2004, although no assurance can be given that we will be able to complete these transactions by that date. In the event that we do not complete the merger, we will either terminate the conversion or we will resolicit subscribers.

TERMS OF THE CONVERSION AND OFFERING

     Pursuant to Provident Bancorp, MHC's plan of conversion and reorganization, our organization will convert from a partially public to a fully public form of holding company structure. In connection with the conversion, we are selling shares that represent the ownership interest in Provident Bancorp currently held by Provident Bancorp, MHC.

     We are offering between 12,580,000 and 17,020,000 shares of common stock to eligible depositors and borrowers of Provident Bank, our employee benefit plans and, to the extent shares remain available, to our existing public stockholders, depositors of Ellenville National Bank and the general public. The number of shares of common stock to be sold may be increased up to 19,573,000 as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 19,573,000 or decreased to less than 12,580,000, or the offering is extended beyond February 2, 2004, subscribers will not have the opportunity to change or cancel their stock order.

     We also will issue 400,000 shares of common stock and contribute $1.0 million in cash to a charitable foundation to be established by Provident Bank.

     If we do not receive orders for at least 12,580,000 shares of common stock, then we may issue up to 3,677,320 unsubscribed shares to E.N.B. Holding Company shareholders as merger consideration, but only in order to complete the offering and conversion at the minimum of the offering range. If 3,677,320 offering shares are so issued to E.N.B. Holding Company, the minimum number of shares that must be sold in the offering is 8,902,680. If none of the offering shares are so issued because we receive orders for at least 12,580,000 shares of common stock, then the 3,677,320 shares of common stock to be issued to E.N.B. Holding Company shareholders will be in addition to the total shares issued in the conversion and offering. The issuance of shares as merger consideration will not affect the exchange ratio described in "--The Exchange of Existing Shares of Provident Bancorp Common Stock," regardless of whether such shares are unsubscribed offering shares. The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock. Ryan Beck & Co., Inc., our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Ryan Beck & Co. is not obligated to purchase any shares of common stock in the offering.

PERSONS WHO MAY ORDER SHARES OF COMMON STOCK IN THE OFFERING

     We are offering the shares of common stock of Provident Bancorp in a "subscription offering" in the following descending order of priority:

     (1) First, to depositors with accounts at Provident Bank with aggregate balances of at least $50 on June 30, 2002.

     (2) Second, to Provident Bancorp's and Provident Bank's tax-qualified plans, including our employee stock ownership plan and 401(k) Plan.

     (3) Third, to depositors with accounts at Provident Bank with aggregate balances of at least $50 on September 30, 2003.

     (4) Fourth, to depositors of Provident Bank as of November 10, 2003 and to borrowers of Provident Bank as of January 7, 1999 whose borrowings remained outstanding as of November 10, 2003.

     Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a "community offering," with a preference given first to natural persons residing in the New York counties of Rockland and Orange, then to Provident Bancorp public stockholders as of November 7, 2003 and then to depositors of Ellenville National Bank as of November 14, 2003. The community offering may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a "syndicated community offering" managed by Ryan Beck & Co. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering.

     If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering. A detailed description of share allocation procedures can be found in the section entitled "The Conversion."

HOW WE DETERMINED THE OFFERING RANGE AND THE $10.00 PER SHARE STOCK PRICE

     The amount of common stock we are offering is based on an independent appraisal of the estimated market value of Provident Bancorp, assuming the conversion, offering and acquisition of E.N.B. Holding Company are completed. RP Financial, LC., our independent appraiser, has estimated that, as of November 3, 2003, this market value ranged from $267.3 million to $347.3 million, with a midpoint of $307.3 million. Based on this valuation, the ownership interest of Provident Bancorp, MHC being sold in the offering and the $10.00 per share price, the number of shares of common stock being offered for sale by Provident Bancorp will range from 12,580,000 shares to 17,020,000 shares. In addition, we will issue 400,000 shares and contribute $1.0 million in cash to the charitable foundation. The contribution of cash and our shares of common stock to the charitable foundation will have the effect of reducing our pro forma valuation. See "Comparison of Valuation and Pro Forma Information With and Without the Foundation." The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The appraisal is based in part on Provident Bancorp's financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 11 publicly traded savings bank and thrift holding companies that RP Financial considered comparable to Provident Bancorp.

     The following table presents a summary of selected pricing ratios for the peer group companies and Provident Bancorp. Provident Bancorp's pro forma price-to-earnings multiple is annualized based on earnings for the nine months ended June 30, 2003, while information for the peer group companies is based on earnings for the twelve months ended June 30, 2003. All other information presented is as of June 30, 2003. Compared to the average pricing of the peer group, Provident Bancorp's pro forma pricing ratios at the maximum of the offering range indicated a premium of 25% on a price-to-earnings basis, a discount of 37% on a price-to-book basis and a discount of 26% on a price-to-tangible book basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion and offering.

                                                  PRO FORMA                 PRO FORMA                PRO FORMA
                                              PRICE-TO-EARNINGS           PRICE-TO-BOOK          PRICE-TO-TANGIBLE
                                                   MULTIPLE                VALUE RATIO           BOOK VALUE RATIO
                                            ---------------------       -----------------      ---------------------
  PROVIDENT BANCORP
   Maximum...............................              24.19x                   113.64%                  145.14%
   Minimum...............................              18.75                    100.70                   134.14

  VALUATION OF PEER GROUP COMPANIES AS
   OF OCTOBER 24, 2003
   Averages..............................              19.30x                   177.25%                  197.18%
   Medians...............................              18.38                    166.29                   179.38

     THE INDEPENDENT APPRAISAL DOES NOT INDICATE MARKET VALUE. DO NOT ASSUME OR EXPECT THAT THE VALUATION OF PROVIDENT BANCORP AS INDICATED ABOVE MEANS THAT, AFTER THE CONVERSION AND OFFERING, THE SHARES OF COMMON STOCK WILL TRADE AT OR ABOVE THE $10.00 PURCHASE PRICE.

     The independent appraisal will be updated prior to the completion of the conversion. If the appraised value changes to either below $267.3 million or above $396.2 million, we will resolicit persons who had submitted stock orders, providing them an opportunity to modify or cancel their stock orders.

THE EXCHANGE OF EXISTING SHARES OF PROVIDENT BANCORP COMMON STOCK

     If you are currently a stockholder of Provident Bancorp, a federal corporation, your shares will be canceled and exchanged for shares of common 9stock of Provident Bancorp, a Delaware corporation, at the conclusion of the conversion. The number of shares of common stock you receive will be based on an exchange ratio determined as of the closing of the conversion, which will depend upon the final appraised value of Provident Bancorp. In addition, if options to purchase shares of Provident Bancorp common stock are exercised before consummation of the conversion, there will be an increase in the percentage of shares of Provident Bancorp held by public stockholders, an increase in the number of shares of common stock issued to public stockholders in the share exchange and a decrease in the exchange ratio and the offering range. The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering. The table also shows how many shares a hypothetical owner of Provident Bancorp common stock would receive in the exchange for their shares of common stock owned at the consummation of the conversion, depending on the number of shares of common stock issued in the offering. The table excludes the effect of the issuance of shares of common stock to the charitable foundation and the effect of the issuance of shares of common stock to shareholders of E.N.B. Holding Company.


                         NEW SHARES TO BE      NEW SHARES TO BE EXCHANGED   TOTAL SHARES OF               NEW SHARES TO
                           ISSUED IN THIS         FOR EXISTING SHARES OF    COMMON STOCK TO                BE RECEIVED
                              OFFERING              PROVIDENT BANCORP        BE ISSUED IN                    FOR 100
                     ------------------------  --------------------------   CONVERSION AND    EXCHANGE       EXISTING
                         AMOUNT      PERCENT      AMOUNT         PERCENT       OFFERING         RATIO         SHARES
                     -------------- ---------  ------------     ---------   ---------------   --------    -------------
Minimum........      12,580,000 (1)   55.5%     10,076,178         44.5%      22,656,178       2.8487          284
Midpoint.......      14,800,000       55.5      11,854,327         44.5       26,654,327       3.3514          335
Maximum........      17,020,000       55.5      13,632,477         44.5       30,652,477       3.8542          385
15% above
  Maximum......      19,573,000       55.5      15,677,348         44.5       35,250,348       4.4323          443

------------------------------
(1) If Provident Bancorp does not receive orders for at least 12,580,000 shares of common stock in the offering, then Provident Bancorp may issue up to 3,677,320 unsubscribed offering shares to E.N.B. Holding Company, Inc. shareholders as merger consideration in order to complete the offering at the minimum of the offering range. If 3,677,320 shares of common stock are so issued, the minimum number of shares of common stock that must be sold in the offering is 8,902,680. If none of the offering shares are so issued, the 3,677,320 shares of common stock to be issued to E.N.B. Holding Company, Inc. shareholders will be in addition to the total shares issued in the conversion and offering. The issuance of shares as merger consideration will not affect the exchange ratio, regardless of whether such shares are unsubscribed offering shares.

     If you own shares of Provident Bancorp common stock in a brokerage account in "street name," you do not need to take any action to exchange your shares of common stock. If you own shares in the form of Provident Bancorp stock certificates, you will receive a transmittal form with instructions to surrender your stock certificates after consummation of the conversion. New certificates of Provident Bancorp common stock will be mailed to you within five business days after the exchange agent receives properly executed transmittal forms and certificates.

     No fractional shares of Provident Bancorp common stock will be issued to any public stockholder of Provident Bancorp. For each fractional share that would otherwise be issued, Provident Bancorp will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price. Current stockholders of Provident Bancorp do not have dissenters' or appraisal rights in connection with the conversion.

     Outstanding options to purchase shares of Provident Bancorp common stock also will convert into and become options to purchase new shares of Provident Bancorp common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion. At June 30, 2003, there were 275,539 outstanding options to purchase shares of Provident Bancorp common stock, 209,586 of which were vested. Such options will be converted into options to purchase 784,927 shares of common stock at the minimum of the offering range and 1,061,982 shares of common stock at the maximum of the offering range. If all existing options were exercised for authorized, but unissued shares of common stock following the conversion, stockholders would experience dilution of approximately 2.9% at the minimum of the offering range and 3.0% at the maximum of the offering range. Because Office of Thrift Supervision regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion.

LIMITS ON HOW MUCH COMMON STOCK YOU MAY PURCHASE

     The minimum number of shares of common stock that may be purchased is 25.

     IF YOU ARE NOT CURRENTLY A PROVIDENT BANCORP STOCKHOLDER -

     No individual, or individual exercising subscription rights through a qualifying account held jointly, may purchase more than 40,000 shares of common stock. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 80,000 shares:

     o    your spouse or relatives of you or your spouse living in your house;

     o most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior position; or

     o other persons who may be your associates or persons acting in concert with you.

     See the detailed description of "acting in concert" and "associate" in "The Conversion--Limitation on Common Stock purchases."

     IF YOU ARE CURRENTLY A PROVIDENT BANCORP STOCKHOLDER -

     In addition to the above purchase limitations, there is an ownership limitation. Shares of common stock that you purchase in the offering individually and together with persons described above, plus any new shares you and they receive in the exchange for existing Provident Bancorp common stock, may not exceed 5% of the total shares of common stock to be issued and outstanding after the completion of the conversion. Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase and ownership limitations at any time.

HOW YOU MAY PURCHASE SHARES OF COMMON STOCK

     In the subscription offering and community offering, you may pay for your shares only by:

     (1)  personal check, bank check or money order; or

     (2) authorizing us to withdraw funds from the types of Provident Bank deposit accounts designated on the stock order form.

     Provident Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a Provident Bank line of credit check or third party check to pay for shares of common stock.

     You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment payable to Provident Bancorp, Inc. or authorization to withdraw from one or more of your Provident Bank deposit accounts, provided that we receive the stock order form before December 18, 2003, which is the end of the offering period. Checks will be deposited upon receipt. We will pay interest at Provident Bank's passbook savings rate from the date funds are received until completion or termination of the conversion. Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Provident Bank must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from the accounts until the completion of the offering and will earn interest at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. Additionally, you may not designate a direct withdrawal from Provident Bank accounts with check-writing privileges. Please provide a check instead, because we cannot place holds on checking accounts. If you request that we do so, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). After we receive an order, the order cannot be withdrawn or changed.

     By signing the stock order form, you are acknowledging receipt of a prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Provident Bank or the federal government.

     You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA, at Provident Bank or elsewhere. However, common stock must be held in a self-directed retirement account, such as those offered by a brokerage firm or Provident Bank's Investment Management and Trust Department. By regulation, Provident Bank's individual retirement accounts that were not established through our Investment Management and Trust Department are not self-directed, so they cannot be invested in our common stock. If you wish to use some or all of the funds in your Provident Bank individual retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm or our Investment Management and Trust Department. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the end of the offering period, for assistance with purchases using your individual retirement account or other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

OUR ISSUANCE OF SHARES OF COMMON STOCK AND OUR CONTRIBUTION OF CASH TO THE CHARITABLE FOUNDATION

     To further our commitment to our local community, we intend to establish a charitable foundation as part of the conversion. We will issue shares of common stock and cash to the charitable foundation. We will issue 400,000 shares of our common stock, having an initial market value of $4.0 million. The value of the shares of common stock to be issued to the charitable foundation (at $10.00 per share), together with $1.0 million in cash, will equal $5.0 million. As a result of the issuance of shares and the contribution of cash to the charitable foundation, we will record an after-tax expense of approximately $3.0 million during the quarter in which the conversion is completed. The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities.

     The issuance of these additional shares of common stock to the charitable foundation will:

     o dilute the voting interests of existing stockholders and purchasers of shares of our common stock in the offering; and

     o result in an expense, and a reduction in earnings, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit, during the quarter in which the contribution is made.

     The establishment and funding of the Provident Bank Charitable Foundation must be approved by members of Provident Bancorp, MHC and stockholders of Provident Bancorp, Inc. Consummation of the conversion and the offering of common stock, however, is not conditioned upon member or stockholder approval of the charitable foundation.

     See "Risk Factors--The Issuance of Shares and Cash to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in 2004," "Comparison of Valuation and Pro Forma Information With and Without the Foundation" and "Provident Bank Charitable Foundation."

DELIVERY OF STOCK CERTIFICATES

     Certificates representing shares of common stock sold in the offering will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. IT IS POSSIBLE THAT, UNTIL CERTIFICATES FOR THE COMMON STOCK ARE DELIVERED TO PURCHASERS, PURCHASERS MIGHT NOT BE ABLE TO SELL THE SHARES OF COMMON STOCK WHICH THEY ORDERED, EVEN THOUGH THE COMMON STOCK WILL HAVE BEGUN TRADING.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

     We estimate net proceeds from the offering will be between $123.1 million and $167.1 million, or $192.4 million if the offering range is increased by 15%. Provident Bancorp intends to retain between $42.2 million and $82.0 million of the net proceeds, or $96.2 million if the offering range is increased by 15%. Approximately $80.9 million to $85.1 million of the net proceeds (or $96.2 million if the offering range is increased by 15%) will be invested in Provident Bank.

     The net proceeds will be used for the cash merger consideration portion of the acquisition of E.N.B. Holding Company, Inc. (approximately $36.8 million), for the loan to the employee stock ownership plan to fund its purchase of shares of common stock (between $6.5 million and $8.7 million, or $10.0 million if the offering is increased by 15%) and for general corporate purposes. Provident Bancorp may use the funds to pay cash dividends and repurchase shares of common stock. Funds invested in Provident Bank will be used to support increased lending and new products and services. The net proceeds retained by Provident Bancorp and Provident Bank also may be used for future business expansion through acquisitions of banking or financial services companies or by establishing new branches. Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

YOU MAY NOT SELL OR TRANSFER YOUR SUBSCRIPTION RIGHTS

     Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. You may not add the names of others for joint stock registration unless they were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

DEADLINE FOR ORDERS OF COMMON STOCK

     If you wish to purchase shares of common stock, a properly completed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) by the Stock Information Center no later than 10:00 a.m., New York Time, on December 18, 2003, unless we extend this deadline. You may submit your order form by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by delivery to our Stock Information Center. Stock order forms may not be delivered to our branch offices. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond February 2, 2004 or the number of shares of common stock to be sold is increased to more than 19,573,000 shares or decreased to less than 12,580,000 shares. If the subscription offering and/or community offering extend beyond February 2, 2004, we will be required to resolicit subscriptions before proceeding with the offering.

     Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 10:00 a.m., New York Time, on December 18, 2003, whether or not we have been able to locate each person entitled to subscription rights.

STEPS WE MAY TAKE IF WE DO NOT RECEIVE ORDERS FOR THE MINIMUM NUMBER OF SHARES

     If we do not receive orders for at least 12,580,000 shares of common stock, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

     (i) issue up to 3,677,320 unsubscribed shares to shareholders of E.N.B. Holding Company, Inc. as merger consideration;

     (ii)   increase the purchase and ownership limitations; and

     (iii) seek regulatory approval to extend the offering beyond the February 2, 2004 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

PURCHASES BY OFFICERS AND DIRECTORS

     We expect our directors and executive officers, together with their associates, to subscribe for 311,000 shares of common stock in the offering. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to own 2,659,946 shares of common stock, or 8.5% of our total outstanding shares of common stock at the midpoint of the offering range.

BENEFITS TO MANAGEMENT AND POTENTIAL DILUTION TO STOCKHOLDERS RESULTING FROM THE CONVERSION

     Our tax-qualified employee stock ownership plan expects to purchase up to 5% of the shares of common stock we sell in the offering (including shares we issue to the Provident Bank Charitable Foundation), or 871,000 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 5% of shares of common stock sold in the offering. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund the employee stock ownership plan. This plan is a tax-qualified retirement plan for the benefit of all our employees. Assuming the employee stock ownership plan purchases 871,000 shares in the offering, we will recognize additional compensation expense of $8.7 million over a 20-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

     We also intend to implement a stock-based recognition and retention plan and a stock option plan no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required. If adopted within 12 months following the completion of the conversion, the stock recognition and retention plan will reserve a number of shares equal to 4% of the shares sold in the offering (including shares we issue to the Provident Bank Charitable Foundation), or up to 696,800 shares of common stock at the maximum of the offering range, for awards to key employees and directors, at no cost to the recipients. If the shares of common stock awarded under the stock recognition and retention plan come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 2.0% in their ownership interest in Provident Bancorp. The stock option plan will reserve a number of shares equal to 10% of the shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation), or up to 1,742,000 shares of common stock at the maximum of the offering range, for key employees and directors upon their exercise. If the shares of common stock issued upon the exercise of options come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 4.8% in their ownership interest in Provident Bancorp. Awards made under these plans would be subject to vesting over a period of years.

     We also will convert options previously awarded under our current stock option plan into options to purchase shares of Provident Bancorp common stock upon completion of the conversion, with the number and exercise price to be adjusted, based on the exchange ratio. The term and vesting period of the previously awarded options will remain unchanged.

     The following table summarizes the number of shares of common stock and aggregate dollar value of grants that are expected under the new stock recognition and retention plan and the new stock option plan as a result of the conversion. A portion of the stock grants shown in the table below may be made to non-management employees.

                                    NUMBER OF SHARES TO BE GRANTED OR PURCHASED                        VALUE OF GRANTS (1)
                                    -------------------------------------------     DILUTION        --------------------------
                                                                      AS A          RESULTING
                                                                    PERCENTAGE        FROM
                                         AT                         OF COMMON       ISSUANCE
                                      MINIMUM       AT MAXIMUM       STOCK TO       OF SHARES           AT             AT
                                         OF             OF             BE           FOR STOCK        MINIMUM        MAXIMUM
                                      OFFERING       OFFERING     ISSUED IN THE      BENEFIT       OF OFFERING    OF OFFERING
                                       RANGE          RANGE          OFFERING       PLANS  (2)        RANGE          RANGE
                                    ------------   ------------   -------------    ------------    ------------   ------------
                                                                                                      (DOLLARS IN THOUSANDS)
Employee stock ownership plan....      649,000        871,000           5.0%            --          $    6,490     $    8,710
Recognition and retention plan...      519,200        696,800           4.0            2.0               5,192          6,968
Stock option plan................    1,298,000      1,742,000          10.0            4.8                  --             --
                                     ---------      ---------        ------                         ----------     ----------
   Total.........................    2,466,200      3,309,800          19.0%           6.6%         $   11,682     $   15,678
                                     =========      =========        ======         ======          ==========     ==========

---------------------------------
(1) The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. No value is given for options because their exercise price will be equal to the fair market value of the common stock on the day the options are granted. Proposed changes in accounting standards may require us in the future to recognize expense when we grant stock options.
(2)  Calculated at the maximum of the offering range.

MARKET FOR COMMON STOCK

     Existing publicly held shares of our common stock trade on the Nasdaq National Market under the symbol "PBCP." Upon completion of the conversion, the new shares of common stock of Provident Bancorp will replace existing shares and will be traded on the Nasdaq National Market. For a period of 20 trading days following completion of the conversion, our trading symbol will be "PBCPD." Thereafter it will revert to "PBCP." Ryan Beck & Co. currently intends to remain a market maker in the common stock and will assist us in obtaining additional market makers.

OUR DIVIDEND POLICY

     Provident Bancorp currently pays a quarterly cash dividend of $0.15 per share, which equals $0.60 per share on an annualized basis. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. We expect the annualized dividends to equal $0.21, $0.18, $0.16 and $0.14 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 2.1%, 1.8%, 1.6% and 1.4%, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a price of $10.00 per share. The amount of dividends that we intend to pay after the conversion will preserve the dividend amount that Provident Bancorp stockholders currently receive, as adjusted to reflect the exchange ratio. The dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future.

     See "Selected Consolidated Financial and Other Data of Provident Bancorp and Subsidiaries" and "Market for the Common Stock" for information regarding our historical dividend payments.

TAX CONSEQUENCES

     As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Provident Bancorp, MHC, Provident Bancorp, Provident Bank, persons eligible to subscribe in the subscription offering, or existing stockholders of Provident Bancorp. Existing stockholders of Provident Bancorp who receive cash in lieu of fractional share interests in new shares of Provident Bancorp will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

CONDITIONS TO COMPLETION OF THE CONVERSION

     We cannot complete the conversion and related offering unless:

     o The plan of conversion and reorganization is approved by at least A MAJORITY OF VOTES ELIGIBLE to be cast by members of Provident Bancorp, MHC (depositors and certain borrowers of Provident Bank);

     o The plan of conversion and reorganization is approved by at least TWO-THIRDS OF THE OUTSTANDING shares of common stock Provident Bancorp;

     o The plan of conversion and reorganization is approved by at least A MAJORITY OF THE OUTSTANDING shares of common stock of Provident Bancorp, excluding those shares held by Provident Bancorp, MHC;

     o We issue at least the minimum number of shares of common stock offered, which may include up to 3,677,320 shares of common stock of Provident Bancorp issued to the shareholders of E.N.B. Holding Company, Inc. as merger consideration; and

     o We receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

     Provident Bancorp, MHC intends to vote its ownership interest in favor of the plan of conversion and reorganization. At August 31, 2003, Provident Bancorp, MHC owned 55.5% of the outstanding shares of common stock of Provident Bancorp. The directors and executive officers of Provident Bancorp and their affiliates owned approximately 521,606 shares of Provident Bancorp, or 6.6% of the outstanding shares of common stock, excluding shares that can be acquired upon the exercise of stock options. They intend to vote those shares in favor of the plan of conversion and reorganization.

HOW YOU CAN OBTAIN ADDITIONAL INFORMATION

     Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or stock offering, please call our Stock Information Center, toll free, at 1-(866) 680-PROV, Monday through Friday between 9:30 a.m. and 4:00 p.m., New York Time. The Stock Information Center will be closed weekends and bank holidays.

     TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF DECEMBER 18, 2003 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO DECEMBER 18, 2003 OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO DECEMBER 18, 2003.

                                  RISK FACTORS

     You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

OUR COMMERCIAL REAL ESTATE, COMMERCIAL BUSINESS AND CONSTRUCTION LOANS EXPOSE US TO INCREASED CREDIT RISKS.

     At June 30, 2003, our portfolio of commercial real estate loans totaled $179.9 million, or 25.9% of total loans, our portfolio of commercial business loans totaled $45.3 million, or 6.5% of total loans, and our portfolio of construction loans totaled $7.3 million, or 1.1% of total loans. We plan to continue to emphasize originating these types of loans. Commercial real estate, commercial business and construction loans generally have greater credit risk than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful business operations of the borrowers. These loans typically have larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Many of our borrowers also have more than one commercial real estate, commercial business or construction loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

CHANGES IN THE VALUE OF GOODWILL COULD REDUCE OUR EARNINGS.

     On April 23, 2002, we completed our acquisition of The National Bank of Florida. We recorded the assets acquired and liabilities assumed from The National Bank of Florida at their fair values at the closing date. The excess amount we paid for The National Bank of Florida over the fair value of the net assets acquired was recorded as goodwill, which is an intangible asset. At June 30, 2003, the balance of goodwill on our balance sheet was $13.5 million. In addition, we expect to record between $48.5 million and $51.4 million in goodwill as a result of our acquisition of E.N.B. Holding Company.

     We are required by accounting principles generally accepted in the United States to test goodwill for impairment at least annually. Testing for impairment of goodwill involves the identification of reporting units and the estimation of fair values. The estimation of fair values involves a high degree of judgment and subjectivity in the assumptions used. If our goodwill (including the goodwill we expect to record as a result of our acquisition of E.N.B. Holding Company) were fully impaired and we were required to charge-off all of our goodwill, the pro forma reduction to our stockholders' equity would be approximately $2.02 per share, assuming we sell 14,800,000 shares in the offering.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH, WHICH MAY DIVERT RESOURCES AND LIMIT OUR ABILITY TO SUCCESSFULLY EXPAND OUR OPERATIONS.

     We have grown substantially from $757.9 million of total assets and $595.1 million of total deposits at December 31, 1998 to $1.1 billion of total assets and $857.5 million of total deposits at June 30, 2003. We expect that our assets, deposits, number of customers and scale of operations will continue to grow significantly.

     Since 1998, we have expanded our branch network by both acquiring financial institutions and establishing de novo branches. At September 30, 1998, we had 11 branch offices, compared to 18 at June 30, 2003, and after our acquisition of E.N.B. Holding Company, we will operate 27 branches. In addition, during the next four years, we expect to open one new branch office per year. We cannot assure you that our ongoing branch expansion strategy will be accretive to our earnings, or that it will be accretive to earnings within a reasonable period of time. Numerous factors contribute to the performance of a new branch, such as a suitable location, qualified personnel and an effective marketing strategy. Additionally, it takes time for a new branch to generate significant deposits and make sufficient loans to produce enough income to offset expenses, some of which, like salaries and occupancy expense, are relatively fixed costs.

     We have incurred substantial expenses to build our management team and personnel, develop our delivery systems and establish an infrastructure to support future growth. Our future success will depend on the ability of our officers and key employees to continue to implement and improve our operational, financial and management controls, reporting systems and procedures, and to manage a growing number of client relationships. We may not be able to successfully implement improvements to our management information and control systems in an efficient or timely manner, and we may discover deficiencies in our existing systems and controls. Thus, we cannot assure you that our growth strategy will not place a strain on our administrative and operational infrastructure or require us to incur additional expenditures beyond current projections to support our future growth. Our future profitability will depend in part on our continued ability to grow. We cannot assure you that we will be able to sustain our historical growth rate or grow at all.

PROVIDENT BANCORP'S FINANCIAL SUCCESS DEPENDS ON THE SUCCESS OF THE MERGER.

     Provident Bancorp's future growth and profitability depends, in part, on its ability to successfully complete its acquisition of E.N.B. Holding Company and manage the combined operations. For the merger to be successful, Provident Bancorp will have to succeed in combining the personnel and operations of Provident Bancorp and E.N.B. Holding Company and in achieving expense savings by eliminating selected redundant operations. We cannot assure you that our plan to integrate and operate the combined operations will be timely or efficient, or that we will successfully retain existing customer relationships of Ellenville National Bank.

IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO COVER ACTUAL LOAN LOSSES, OUR EARNINGS COULD DECREASE.

     Our loan customers may not repay their loans according to the terms of the loans, and the collateral securing the repayment of these loans may be insufficient to cover any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets, if any, serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we rely on our loan quality reviews, our experience and our evaluation of economic conditions, among other factors. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, which may require additions to our allowance. Any material additions to our allowance for loan losses would materially decrease our net income.

     Our business strategy calls for continued growth of commercial real estate loans, commercial business loans and construction loans. These loans typically expose us to greater risk than one- to four-family residential real estate loans. As we further increase the amount of these loans in our loan portfolio, we may increase our provisions for loan losses, which could adversely affect our earnings.

     In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provisions for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by regulatory authorities could have a material adverse effect on our results of operations and financial condition.

THE ISSUANCE OF SHARES AND CASH TO THE CHARITABLE FOUNDATION WILL DILUTE YOUR OWNERSHIP INTERESTS AND ADVERSELY AFFECT NET INCOME IN 2004

     We intend to establish a charitable foundation in connection with the conversion. We will make a contribution to the charitable foundation in the form of shares of Provident Bancorp common stock and cash. We will issue 400,000 shares of common stock to the charitable foundation, which equals 2.7% of the shares of common stock to be sold at the midpoint of the offering range. The balance of the contribution to the charitable foundation will consist of a cash payment of $1.0 million. The aggregate contribution will also have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution will reduce net income in our 2004 fiscal year by approximately $3.0 million. Persons purchasing shares in the offering will have their ownership and voting interests in Provident Bancorp, Inc. diluted by 1.2% due to the issuance of additional shares of common stock to the charitable foundation.

OUR CONTRIBUTION TO THE PROVIDENT BANK CHARITABLE FOUNDATION MAY NOT BE TAX DEDUCTIBLE, WHICH COULD REDUCE OUR PROFITS.

     We believe that the contribution to the Provident Bank Charitable Foundation, valued at $5.0 million, pre-tax, will be deductible for federal income tax purposes. However, we cannot assure you that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully.

OUR CONTINUING CONCENTRATION OF LOANS IN OUR PRIMARY MARKET AREA MAY INCREASE OUR RISK.

     Our success depends primarily on the general economic conditions in the counties in which we conduct business, and in the New York metropolitan area in general. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in Rockland and Orange Counties, New York. Following our proposed acquisition of E.N.B. Holding Company, we will also provide banking services to customers in Sullivan and Ulster Counties, New York. The local economic conditions in our market area have a significant impact on our loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would affect these local economic conditions and could adversely affect our financial condition and results of operations. Additionally, because we have a significant amount of commercial real estate loans, decreases in tenant occupancy also may have a negative effect on the ability of many of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

CHANGES IN MARKET INTEREST RATES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Our financial condition and results of operations are significantly affected by changes in market interest rates. Our results of operations depend substantially on our net interest income, which is the difference between the interest income that we earn on our interest-earning assets and the interest expense that we pay on our interest-bearing liabilities. Because our interest-bearing liabilities generally reprice or mature more quickly than our interest-earning assets, an increase in interest rates generally would tend to result in a decrease in our net interest income. We have taken steps to mitigate this risk such as holding fewer longer-term residential mortgages loans, as well as investing excess funds in short-term investments.

     We also are subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates often result in increased prepayments of loans and mortgage-related securities, as borrowers refinance their loans to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments in loans or other investments that have interest rates that are comparable to the interest rates on existing loans and securities. Additionally, increases in interest rates may decrease loan demand and/or may make it more difficult for borrowers to repay adjustable rate loans.

     Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. At June 30, 2003, our investment and mortgage-backed securities available for sale totaled $251.9 million. Unrealized gains on securities available for sale, net of tax, amounted to $4.0 million and are reported as a separate component of stockholders' equity. Decreases in the fair value of securities available for sale, therefore, could have an adverse effect on stockholders' equity.

OUR ABILITY TO GROW MAY BE LIMITED IF WE CANNOT MAKE ACQUISITIONS.

     In an effort to fully deploy the additional capital we will raise in the offering, and to increase our loan and deposit growth, we will continue to seek to expand our banking franchise by acquiring other financial institutions or branches primarily in our market area. Our ability to grow through selective acquisitions of other financial institutions or branches will depend on successfully identifying, acquiring and integrating them. We compete with other financial institutions with respect to proposed acquisitions. We cannot assure you that we will be able to identify attractive acquisition candidates or make acquisitions on favorable terms. In addition, we cannot assure you that we can successfully integrate any acquired financial institutions or branches into our banking organization in a timely or efficient manner, that we will be successful in retaining existing customer relationships or that we can achieve anticipated operating efficiencies.

STRONG COMPETITION WITHIN OUR MARKET AREA MAY LIMIT OUR GROWTH AND
PROFITABILITY.

     Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, internet banks, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors (whether regional or national institutions) have substantially greater resources and lending limits than we have, and may offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area.

WE OPERATE IN A HIGHLY REGULATED ENVIRONMENT AND WE MAY BE ADVERSELY AFFECTED BY CHANGES IN LAWS AND REGULATIONS.

     Provident Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, its chartering authority, and by the Federal Deposit Insurance Corporation, which insures Provident Bank's deposits. Provident Municipal Bank is subject to extensive regulation, supervision and examination by the New York State Banking Department, its chartering authority, and by the Federal Deposit Insurance Corporation, which insures Provident Municipal Bank's deposits. As a savings and loan holding company, Provident Bancorp is subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which financial institutions and their holding companies may engage and are intended primarily for the protection of the federal deposit insurance fund and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operations of financial institutions, the classification of assets by financial institutions and the adequacy of financial institutions' allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on Provident Bank, Provident Municipal Bank, Provident Bancorp and our operations.

     Our operations are also subject to extensive regulation by other federal, state and local governmental authorities, and are subject to various laws and judicial and administrative decisions that impose requirements and restrictions on our operations. These laws, rules and regulations are frequently changed by legislative and regulatory authorities. There can be no assurance that changes to existing laws, rules and regulations, or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects.

OUR RETURN ON STOCKHOLDERS' EQUITY WILL BE REDUCED AS A RESULT OF THE OFFERING.

     Net income divided by average stockholders' equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to decrease as compared to our performance in recent years until we are able to leverage the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock.

THE IMPLEMENTATION OF STOCK-BASED BENEFIT PLANS MAY DILUTE YOUR OWNERSHIP INTEREST.

     We intend to adopt a stock option plan and a recognition and retention plan following the offering, subject to receipt of stockholder approval. These stock-based benefit plans will be funded either through open market purchases, if permitted, or from the issuance of authorized but unissued shares of common stock of Provident Bancorp. While our intention is to fund these plans through open market purchases, stockholders will experience a reduction or dilution in ownership interest of approximately 6.6% (approximately 4.8% dilution for the stock option plan and approximately 2.0% dilution for the recognition and retention plan) in the event newly issued shares are used to fund stock options and stock awards equal to 10% and 4%, respectively, of the shares sold in the offering, including shares issued to the charitable foundation.

     In addition, outstanding options to purchase shares of common stock of Provident Bancorp, a federal corporation, will convert into and become options to purchase new shares of common stock of Provident Bancorp, a Delaware corporation. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion. If all existing options were exercised for authorized but unissued shares of common stock following the conversion, stockholders would experience dilution of approximately 2.9% at the minimum of the offering range and 3.0% at the maximum of the offering range. Because Office of Thrift Supervision regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion.

OUR RECOGNITION AND RETENTION PLAN WILL INCREASE OUR COSTS, WHICH WILL REDUCE OUR PROFITABILITY AND STOCKHOLDERS' EQUITY.

     We intend to implement a recognition and retention plan after the offering, subject to receipt of stockholder approval. Under this plan, our officers and directors may be awarded, at no cost to them, shares of common stock in an aggregate amount equal to 4% of the shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation). The shares of common stock awarded under the recognition plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. The recognition and retention plan cannot be implemented until at least six months after the completion of the offering. If the plan is adopted within 12 months after the completion of the conversion, it is subject to Office of Thrift Supervision regulations. If the shares of common stock to be awarded under the plan are repurchased in the open market (rather than issued directly by Provident Bancorp) and cost the same as the purchase price in the offering, the reduction to stockholders' equity from the plan would be between $5.2 million at the minimum of the offering range and $8.0 million at the adjusted maximum of the offering range.

WE MAY BE REQUIRED TO CHANGE THE WAY WE RECOGNIZE EXPENSE FOR OUR STOCK OPTIONS.

     We account for our stock option plan in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, we recognize compensation expense only if the exercise price of an option is less than fair value of the underlying stock on the date of the grant. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages the use of a fair-value-based method of accounting for employee stock compensation plans, but permits our continued use of the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25. Under Statement of Financial Accounting Standards No. 123, the grant-date fair value of options is recognized as compensation expense over the vesting period. Our net income will decrease if the Financial Accounting Standards Board requires us to recognize expense using the fair-value-based method of accounting for stock options. See Note 3 of the Notes to Consolidated Financial Statements.

OUR FAILURE TO EFFECTIVELY UTILIZE THE NET PROCEEDS OF THE OFFERING COULD REDUCE OUR PROFITABILITY.

     Provident Bancorp intends to contribute between $80.9 million and $96.2 million of the net proceeds of the offering to Provident Bank. Provident Bancorp may use the remaining net proceeds to finance the acquisition of other financial institutions or financial services companies, establish or acquire branches, pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, or for other general corporate purposes. Provident Bancorp expects to use a portion of the net proceeds to fund the purchase of shares of common stock in the offering by the employee stock ownership plan. Provident Bank may use the proceeds it receives to establish or acquire new branches, acquire financial institutions or financial services companies, fund new loans, purchase investment securities, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.

A BREACH OF INFORMATION SECURITY COULD NEGATIVELY AFFECT OUR EARNINGS.

     Increasingly, we depend upon data processing, communication and information exchange on a variety of computing platforms and networks, and over the internet. We cannot be certain all our systems are entirely free from vulnerability to attack, despite safeguards we have instituted. In addition, we rely on the services of a variety of vendors to meet our data processing and communication needs. If information security is breached, information can be lost or misappropriated, resulting in financial loss or costs to us or damages to others. These costs or losses could materially exceed the amount of insurance coverage, if any, which would adversely affect our earnings.

THE FUTURE PRICE OF THE COMMON STOCK MAY BE LESS THAN THE PURCHASE PRICE IN THE OFFERING.

     We cannot assure you that if you purchase shares of common stock in the offering you will be able to sell them later at or above the $10.00 purchase price in the offering. In several cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the price at which such shares were sold in the offering conducted by those companies. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Provident Bancorp, and the outlook for the financial institutions industry in general.

VARIOUS FACTORS MAY MAKE TAKEOVER ATTEMPTS MORE DIFFICULT TO ACHIEVE.

     Our board of directors has no current intention to sell control of Provident Bancorp. Provisions of our certificate of incorporation and bylaws, federal regulations, Delaware law and various other factors may make it more difficult for companies or persons to acquire control of Provident Bancorp without the consent of our board of directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

     o OFFICE OF THRIFT SUPERVISION REGULATIONS. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the direct or indirect acquisition of more than 10% of any class of equity security of a converted savings institution without the prior approval of the Office of Thrift Supervision.

     o CERTIFICATE OF INCORPORATION AND STATUTORY PROVISIONS. Provisions of the certificate of incorporation and bylaws of Provident Bancorp and Delaware law may make it more difficult and expensive to pursue a takeover attempt that management opposes. These provisions also would make it more difficult to remove our current board of directors or management, or to elect new directors. These provisions include limitations on voting rights of beneficial owners of more than 10% of our common stock, supermajority voting requirements for certain business combinations and the election of directors to staggered terms of three years. Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the board of directors.

     o REQUIRED CHANGE IN CONTROL PAYMENTS AND ISSUANCE OF STOCK OPTIONS. We have entered into employment agreements with certain executive officers, which will require payments to be made to them in the event their employment is terminated following a change in control of Provident Bancorp or Provident Bank. We have also issued stock options to key employees and directors that will require payments to them in connection with a change in control of Provident Bancorp. These payments may have the effect of increasing the costs of acquiring Provident Bancorp, thereby discouraging future takeover attempts.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                      OF PROVIDENT BANCORP AND SUBSIDIARIES

     The following tables set forth selected consolidated historical financial and other data of Provident Bancorp for the periods and at the dates indicated. In January 1999, Provident Bank reorganized from a mutual savings association into the mutual holding company structure. Prior to that date, Provident Bancorp had no significant assets, liabilities or operations and, accordingly, the financial and other data prior to that date represents the consolidated financial condition and results of operations of Provident Bank. The information at September 30, 2002 and 2001 and for the years ended September 30, 2002, 2001 and 2000 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Provident Bancorp beginning at page F-2 of this prospectus. The information at September 30, 2000, 1999 and 1998 and for the years ended September 30, 1999 and 1998 was derived in part from audited consolidated financial statements that are not included in this prospectus. The information at and for the nine months ended June 30, 2003 and 2002 is unaudited. However, in the opinion of management of Provident Bancorp, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the nine months ended June 30, 2003, are not necessarily indicative of the results that may be expected for future periods.

                                                                                      AT SEPTEMBER 30,
                                           AT JUNE 30,    ------------------------------------------------------------------------
                                               2003           2002           2001           2000           1999           1998
                                           ------------   ------------   ------------   ------------   ------------   ------------
                                                                               (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:

Total assets ...........................   $  1,114,698   $  1,027,701   $    881,260   $    844,303   $    814,518   $    691,068
Loans, net (1) .........................        682,555        660,816        606,146        589,822        566,521        463,667
Securities available for sale ..........        251,913        206,146        163,928        162,157        148,387         97,983
Securities held to maturity ............         82,787         86,791         71,355         48,586         56,782         98,402
Deposits ...............................        857,534        799,626        653,100        608,976        586,640        573,174
Borrowings .............................        116,732        102,968        110,427        127,571        117,753         49,931
Equity .................................        115,737        110,867        102,620         90,986         90,299         55,200


                                                NINE MONTHS ENDED
                                                     JUNE 30,
                                           ---------------------------
                                               2003           2002
                                           ------------   ------------
                                                 (IN THOUSANDS)

SELECTED OPERATING DATA:

Interest and dividend income ...........   $     43,715   $     44,329
Interest expense .......................          9,311         13,200
                                           ------------   ------------
   Net interest income .................         34,404         31,129
Provision for loan losses ..............            800            600
                                           ------------   ------------
   Net interest income after provision
    for loan losses ....................         33,604         30,529
Non-interest income ....................          7,188          3,852
Non-interest expense ...................         27,136         22,902
                                           ------------   ------------
Income before income tax expense .......         13,656         11,479
Income tax expense .....................          4,989          4,209
                                           ------------   ------------
   Net income ..........................   $      8,667   $      7,270
                                           ============   ============


                                                                   YEARS ENDED SEPTEMBER 30,
                                           ------------------------------------------------------------------------
                                               2002           2001           2000           1999           1998
                                           ------------   ------------   ------------   ------------   ------------
                                                                       (IN THOUSANDS)

SELECTED OPERATING DATA:

Interest and dividend income ...........   $     59,951   $     60,978   $     58,899   $     52,267   $     47,948
Interest expense .......................         17,201         26,244         26,034         21,589         20,880
                                           ------------   ------------   ------------   ------------   ------------
   Net interest income .................         42,750         34,734         32,865         30,678         27,068
Provision for loan losses ..............            900          1,440          1,710          1,590          1,737
                                           ------------   ------------   ------------   ------------   ------------
   Net interest income after provision
    for loan losses ....................         41,850         33,294         31,155         29,088         25,331
Non-interest income ....................          5,401          4,706          3,391          3,103          3,080
Non-interest expense ...................         32,161         26,431         25,808         26,303         21,823
                                           ------------   ------------   ------------   ------------   ------------
Income before income tax expense .......         15,090         11,569          8,738          5,888          6,588
Income tax expense .....................          5,563          4,087          2,866          1,958          2,346
                                           ------------   ------------   ------------   ------------   ------------
   Net income ..........................   $      9,527   $      7,482   $      5,872   $      3,930   $      4,242
                                           ============   ============   ============   ============   ============

                                                                                     (footnotes on following pages)

                                                     AT OR FOR THE NINE
                                                    MONTHS ENDED JUNE 30,
                                                ----------------------------
                                                    2003            2002
                                                ------------    ------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
Return on assets (ratio of net income to
 average total assets) (2) ..................           1.09%           1.04%
Return on equity (ratio of net income to
 average equity) (2) ........................          10.27            9.20
Average interest rate spread (2)(3) .........           4.38            4.25
Net interest margin (2)(4) ..................           4.64            4.68
Efficiency ratio (5) ..,,....................          65.24           65.47
Non-interest expense to average total
 assets (2) .................................           3.41            3.28
Average interest-earning assets to
 average interest-bearing liabilities .......         120.65          121.20

PER SHARE AND RELATED DATA:
Basic earnings per share (6) ................   $       1.12    $       0.94
Diluted earnings per share ..................           1.11            0.93
Dividends per share (7) .....................           0.42            0.29
Dividend payout ratio (8) ...................          37.50%          30.85%
Book value per share (9) ....................   $      14.55    $      13.48

ASSET QUALITY RATIOS:
Non-performing assets to total assets .......           0.48%           0.47%
Non-performing loans to total loans .........           0.77            0.72
Allowance for loan losses to
 non-performing loans .......................         205.87          215.79
Allowance for loan losses to total loans ....           1.59            1.55

CAPITAL RATIOS:
Equity to total assets at end of period .....          10.38%          10.41%
Average equity to average assets ............          10.59           11.34
Tier 1 leverage ratio (bank only) ...........           8.34            8.40

OTHER DATA:
Number of full service offices ..............             18              17

                                                                  AT OR FOR THE YEARS ENDED SEPTEMBER 30,
                                                ----------------------------------------------------------------------------
                                                    2002            2001            2000            1999            1998
                                                ------------    ------------    ------------    ------------    ------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
Return on assets (ratio of net income to
 average total assets) (2) ..................          0.99%           0.87%           0.70%           0.52%           0.64%
Return on equity (ratio of net income to
 average equity) (2) ........................          8.92            7.71            6.58            5.03            7.94
Average interest rate spread (2)(3) .........          4.33            3.56            3.51            3.66            3.78
Net interest margin (2)(4) ..................          4.71            4.20            4.12            4.24            4.28
Efficiency ratio (5) ..,,....................         66.79           67.02           71.18           77.86           72.39
Non-interest expense to average total
 assets (2) .................................          3.36            3.06            3.08            3.47            3.29
Average interest-earning assets to
 average interest-bearing liabilities .......        120.03          120.20          118.54          119.28          114.88

PER SHARE AND RELATED DATA:
Basic earnings per share (6) ................  $       1.24    $       0.98    $       0.76    $       0.40    $         --
Diluted earnings per share ..................          1.22            0.97            0.76            0.40              --
Dividends per share (7) .....................          0.41            0.22            0.15            0.06              --
Dividend payout ratio (8) ...................         33.06%          22.45%          19.74%          15.00%             --
Book value per share (9) ....................  $      13.86    $      12.79    $      11.26    $      10.91    $         --

ASSET QUALITY RATIOS:
Non-performing assets to total assets .......          0.49%           0.27%           0.50%           0.62%           0.94%
Non-performing loans to total loans .........          0.74            0.37            0.67            0.81            1.30
Allowance for loan losses to
 non-performing loans .......................        209.59          400.66          189.85          133.78           80.33
Allowance for loan losses to total loans ....          1.55            1.48            1.28            1.08            1.05

CAPITAL RATIOS:
Equity to total assets at end of period .....         10.79%          11.64%          10.78%          11.09%           7.99%
Average equity to average assets ............         11.15           11.24           10.67           10.29            8.05
Tier 1 leverage ratio (bank only) ...........          8.45           10.20            9.59            9.56            7.37

OTHER DATA:
Number of full service offices ..............            17              15              13              12              11

-------------------------
(1)  Excludes loans held for sale.
(2)  Ratios for the nine months ended June 30, 2003 and 2002 are annualized.
(3)  The average interest rate spread represents theodifference between the weighted-average yieldron interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(4)  The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(5)  The efficiency ratio represents non-interest expense divided by the sum of net interest incom and non-interest income.
(6)  Basic earnings per share for fiscal 1999 was computed for the nine-month period following the stock offering based on net income of approximately
     $3.2 million for that period and 8,041,018 average common shares.
(7)  The following table sets forth aggregate cash davidends paid per period, which is calculated by multiplying the dividend declared per share by the number of shares outstanding as of the applicable record date.

                                             FOR THE NINE MONTHS
                                                ENDED JUNE 30,               FOR THE YEARS ENDED SEPTEMBER 30,
                                           -----------------------   -------------------------------------------------
                                              2003         2002         2002         2001         2000         1999
                                           ----------   ----------   ----------   ----------   ----------   ----------
                                                                         (IN THOUSANDS)
     Dividends paid to public
      stockholders .....................   $    1,418   $    1,000   $    1,435   $      807   $      563   $      235
     Dividends paid to Provident
      Bancorp, MHC .....................          453          500          500           --          486          132
                                           ----------   ----------   ----------   ----------   ----------   ----------
     Total dividends paid ..............   $    1,871   $    1,500   $    1,935   $      807   $    1,049   $      367
                                           ==========   ==========   ==========   ==========   ==========   ==========

No dividends were paid during the year ended September 30, 1998, as no common stock was outstanding during that period. Payments listed above exclude cash dividends waived by Provident Bancorp, MHC during the same periods of $1.4 million, $781,000, $1.3 million, $972,000, $177,000 and $132,000, respectively.
Provident Bancorp, MHC began waiving dividends in May 1999, and, as of June 30, 2003, had waived dividends totaling $4.0 million.

(8) The dividend payout ratio represents dividends per share divided by basic earnings per share. For fiscal 1999, the payout ratio is based on dividends of $0.06 per share and nine-month earnings of $0.40 per share. Based on six-month earnings of $0.29 per share for the third and fourth quarters of fiscal 1999, the dividend payout ratio would have been 20.69%.

                                          FOOTNOTES CONTINUED ON FOLLOWING PAGES

(9) Book value per share is based on total stockholders' equity and 7,953,075, 8,035,420, 7,997,512, 8,024,166, 8,077,800 and 8,280,000 outstanding common shares at June 30, 2003 and June 30, 2002, and September 30, 2002, 2001, 2000 and 1999, respectively. For this purpose, common shares include unallocated the employee stock ownership plan shares but exclude treasury shares.

                               RECENT DEVELOPMENTS

     The following tables set forth selected consolidated historical financial and other data of Provident Bancorp for the periods and at the dates indicated. The information at and for the year ended September 30, 2002 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Provident Bancorp beginning at page F-2 of this prospectus. The information at and for the other dates and periods is unaudited. However, in the opinion of management of Provident Bancorp, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made.


                                                          AT SEPTEMBER 30,
                                                     -------------------------
                                                        2003           2002
                                                     ----------     ----------
                                                           (IN THOUSANDS)
       SELECTED FINANCIAL CONDITION DATA:

       Total assets...............................   $1,174,305     $1,027,701
       Loans, net (1).............................      703,184        660,816
       Securities available for sale..............      300,715        206,146
       Securities held to maturity................       73,544         86,791
       Deposits...................................      869,553        799,626
       Borrowings.................................      164,757        102,968
       Equity.....................................      117,857        110,867

                                                        THREE MONTHS ENDED       YEARS ENDED
                                                           SEPTEMBER 30,         SEPTEMBER 30,
                                                       --------------------  -------------------
                                                          2003       2002      2003       2002
                                                       --------   --------   --------   --------
                                                                     (IN THOUSANDS)
      SELECTED OPERATING DATA:

      Interest and dividend income................     $ 14,075   $ 15,622   $ 57,790   $ 59,951
      Interest expense............................        2,749      4,001     12,060     17,201
                                                       --------   --------   --------   --------
         Net interest income......................       11,326     11,621     45,730     42,750
      Provision for loan losses...................          100        300        900        900
                                                       --------   --------   --------   --------
         Net interest income after provision for
           loan losses............................       11,226     11,321     44,830     41,850
      Non-interest income.........................        2,367      1,549      9,555      5,401
      Non-interest expense........................        9,654      9,259     36,790     32,161
                                                       --------   --------   --------   --------
      Income before income tax expense............        3,939      3,611     17,595     15,090
      Income tax expense..........................        1,355      1,354      6,344      5,563
                                                       --------   --------   --------   --------
         Net income...............................     $  2,584   $  2,257   $ 11,251   $  9,527
                                                       ========   ========   ========   ========


                                                                AT OR FOR THE THREE
                                                                    MONTHS ENDED         AT OR FOR THE YEARS
                                                                    SEPTEMBER 30,        ENDED SEPTEMBER 30,
                                                               ---------------------    ---------------------
                                                                  2003        2002         2003       2002
                                                               ---------   ---------     ---------   ---------
         SELECTED FINANCIAL RATIOS AND OTHER DATA:

         PERFORMANCE RATIOS:
         Return on assets (ratio of net income to
           average total assets) (2).......................       0.90%       0.87%         1.04%      0.99%
         Return on equity (ratio of net income to
           average equity) (2).............................       8.91        8.14          9.92       8.92
         Average interest rate spread (2) (3)..............       4.06        4.51          4.30       4.33
         Net interest margin (2)(4)........................       4.30        4.79          4.55       4.71
         Efficiency ratio (5)..............................      70.50       70.30         66.55      66.79
         Non-interest expense to average total assets (2)..       0.85        0.90          3.40       3.36
         Average interest-earning assets to
           average interest-bearing liabilities............     123.29      116.93        121.33     120.03

         PER SHARE AND RELATED DATA:
         Basic earnings per share..........................    $  0.34     $  0.29       $  1.46    $  1.24
         Diluted earnings per share........................       0.33        0.29          1.44       1.22
         Dividends per share (6)...........................       0.15        0.12          0.57       0.41
         Dividend payout ratio (7).........................      44.12%      41.38%        39.04%     33.06%
         Book value per share (8)..........................    $ 14.83     $ 13.86       $ 14.83    $ 13.86

         ASSET QUALITY RATIOS:
         Non-performing assets to total assets.............       0.40%       0.49%         0.40%      0.49%
         Non-performing loans to total loans...............       0.66        0.74          0.66       0.74
         Allowance for loan losses to non-performing
           loans...........................................     235.66      209.59        235.66     209.59
         Allowance for loan losses to total loans..........       1.55        1.55          1.55       1.55

         CAPITAL RATIOS:
         Equity to total assets at end of period...........      10.04%      10.79%        10.04%     10.79%
         Average equity to average assets..................      10.15       10.63         10.47      11.15
         Tier 1 leverage ratio (bank only).................       8.14        8.45          8.14       8.45

         OTHER DATA:
         Number of full service offices....................         18         17             18         17

---------------------
(1)  Excludes loans held for sale.
(2)  Ratios for the three months ended September 30, 2003 and 2002
(3) The average interest rate spread represents the difference between the weighted-average yield oninterest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(4) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(5) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(6) The following table sets forth aggregate cash dividends paid per period, which is calculated by multiplying the dividend declared per share by the number of shares outstanding as of the applicable record date.

                                             FOR THE THREE MONTHS     FOR THE YEARS ENDED
                                              ENDED SEPTEMBER 30,         SEPTEMBER 30,
                                           -----------------------   -----------------------
                                              2003         2002         2002         2001
                                           ----------   ----------   ----------   ----------
                                                            (IN THOUSANDS)
     Dividends paid to public
      stockholders .....................   $      550   $      435   $    1,968   $    1,435
     Dividends paid to Provident
      Bancorp, MHC .....................          ---          ---          453          500
                                           ----------   ----------   ----------   ----------
     Total dividends paid ..............   $      550   $      435   $    2,421   $    1,935
                                           ==========   ==========   ==========   ==========


     Payments listed above exclude cash dividends waived by Provident Bancorp, MHC during the same periods of $662,000, $530,000, $2.1 million and $1.3 million, respectively. Provident Bancorp, MHC began waiving dividends in May 1999, and, as of September 30, 2003, had waived dividends totaling $4.7 million.
(7) The dividend payout ratio represents dividends per share divided by basic earnings per share.
(8) Book value per share is based on total stockholders' equity and 7,946,521 and 7,997,512, outstanding common shares at September 30, 2003 and 2002, respectively. For this purpos, common shares include unallocated employee stock ownership plan shares but exclude treasury shares.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2003 AND SEPTEMBER 30, 2002

     TOTAL ASSETS. Total assets as of September 30, 2003 were $1.2 billion, an increase of $146.6 million, or 14.3%, over total assets of $1.0 billion at September 30, 2002. Average total assets for the year ended September 30, 2003 were $1.1 billion, an increase of $124.6 million, or 13.0%, over average total assets of $957.9 million in fiscal 2002.

     TOTAL SECURITIES. Total securities increased by $81.4 million, or 27.8%, to $374.3 million at September 30, 2003 from $292.9 million at September 30, 2002. Securities available for sale increased by $94.6 million, or 45.9%, primarily as a result of an increase in mortgage-backed securities. Securities held to maturity decreased by $13.3 million, or 15.3%, to $73.5 million at September 30, 2003 from $86.8 million at September 30, 2002. The decrease in securities held to maturity resulted from securities maturing and from payments on mortgage-backed securities. No securities were sold during the fiscal year ended September 30, 2003.

     NET LOANS. Net loans as of September 30, 2003 were $703.2 million, an increase of $42.4 million, or 6.4%, over net loan balances of $660.8 million at September 30, 2002. During fiscal 2003 the commercial loan portfolio, which consists of commercial real estate, commercial business and construction loans, grew $31.2 million, or 14.1%. Residential mortgage loans grew during fiscal 2003 as well, increasing (net of significant refinancing activity) $14.7 million, or 4.0%, over balances at September 30, 2002. Consumer loans declined to $80.6 million from $83.4 million at September 30, 2002, a decrease of $2.8 million, or 3.4%, as many customers refinanced their home equity loans with their first mortgages. Average total loans were $683.1 million in fiscal 2003, an increase of $52.4 million, or 8.3%, over average total loans of $630.7 million in fiscal 2002. At September 30, 2003, non-performing loans totaled $4.7 million, or 0.66% of total loans, compared to $5.0 million, or 0.74% of total loans, at September 30, 2002.

     DEPOSITS. Deposits as of September 30, 2003 were $869.6 million, up $69.9 million, or 8.7%, from September 30, 2002. Our deposit mix has continued to change along with our deposit growth. Transaction accounts (demand and NOW deposits) represented 26% of deposits at September 30, 2003, compared to 24% at September 30, 2002. Similarly, savings and money market account balances, which totaled $407.9 million at September 30, 2003, represented 47% of deposits at that date, compared to 45% at September 30, 2002. Certificates of deposit declined to 27% of deposits at September 30, 2003 from 31% at September 30, 2002. This shift in mix to lower cost transaction and savings accounts had a positive impact on earnings in fiscal 2003.

     STOCKHOLDERS' EQUITY. Stockholders' equity increased by $7.0 million to $117.9 million at September 30, 2003, compared to $110.9 million at September 30, 2002. In addition to net income of $11.3 million for the current fiscal year, equity increased by $2.0 million due to the allocation of employee stock ownership plan shares and the vesting of shares issued under our recognition and retention plan, and by $520,000 related to transactions in our stock option plan. Partially offsetting these increases were cash dividends, which reduced stockholders' equity by $2.4 million, $2.3 million in stock repurchases, and a reduction of $2.1 million in the after-tax net unrealized gains on securities available for sale.

     During fiscal 2003, we repurchased 69,004 shares of our common stock, of which 22,815 shares were repurchased under our third repurchase program, which was announced in March 2003, and which authorized the repurchase of up to 177,250 shares. We repurchased a total of 376,740 shares under our two previously announced and completed repurchase programs. We held a total of 333,479 treasury shares at September 30, 2003, net of stock option related issuances.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003 AND SEPTEMBER 30, 2002

     Net income for the three months ended September 30, 2003, was $2.6 million, an increase of $327,000, or 14.5%, compared to net income of $2.3 million for the three months ended September 30, 2002. Basic and diluted earnings per share increased to $0.34 and $0.33, respectively, for the three months ended September 30, 2003, compared to $0.29 and $0.29, respectively, for the three months ended September 30, 2002. The increase in net income reflected a $1.3 million, or 31.3%, decrease in interest expense and an $818,000, or 52.8%, increase in non-interest income, which were partially offset by a $1.5 million, or 9.9%, decrease in interest income and a $395,000, or 4.3%, increase in non-interest expense.

     INTEREST INCOME. Interest income for the three months ended September 30, 2003, decreased to $14.1 million, a decrease of $1.5 million, or 9.9%, compared to the three months ended September 30, 2002. The decrease was primarily due to lower average yields on loans and securities. Additionally, we invested $12.0 million in bank-owned life insurance contracts ("BOLI") in December 2002, which decreased earning assets by the same amount and reclassified earnings of $159,000 to non-interest income. Also, average loans as a percentage of average interest earning assets declined to 66.5% of the total during the fourth quarter of fiscal 2003, compared to 67.9% of total average interest-earning assets during the fourth quarter of fiscal 2002. This change was due, in part, to the addition of Provident Municipal Bank's assets, the majority of which are securities. Average total interest-earning assets for the three months ended September 30, 2003, were $1.0 billion, an increase of $83.1 million, or 8.6%, over average total interest-earning assets for the three months ended September 30, 2002 of $962.3 million. The $41.7 million, or 6.4%, increase in average loans to $694.9 million from $653.2 million was attributable to increased balances in commercial loans, which grew to $232.7 million compared to $206.8 million for the prior-year quarter. Average residential mortgage loan balances increased to $382.5 million compared to $365.0 million for the prior-year's quarter. The average yield on the total loan portfolio declined to 6.06% from 7.01%. The largest decline in yields was in the commercial loan category, which is made up in large part of loans that bear interest rates that float with the prime rate. Balances of securities and other earning assets increased by an average of $41.4 million, or 13.4%, and earned an average yield of 3.92%, which was 133 basis points lower than the yield for the three-month period ended September 30, 2002.

     INTEREST EXPENSE. Interest expense for the three-month period ended September 30, 2003 fell to $2.7 million, a decline of $1.3 million, or 31.3%, compared to the same period last year. The significant decrease was primarily due to lower rates paid on interest-bearing deposits and wholesale borrowings, as well as to lower balances in certificate of deposit accounts. The average interest rate paid on certificates of deposit fell by 84 basis points to 1.92% for the three months ended September 30, 2003, from 2.76% for the same period last year. For the three months ended September 30, 2003, average balances of lower-cost savings and money market accounts increased by $16.9 million and $13.3 million, respectively, while average balances of certificates of deposit declined by $8.2 million compared to the three months ended September 30, 2002. The average balance of wholesale borrowings increased by $19.3 million, or 18.7%, to $122.8 million for the three-month period ended September 30, 2003.

     NET INTEREST INCOME. Net interest income for the three months ended September 30, 2003 was $11.3 million, compared to $11.6 million for the three months ended September 30, 2002. This slight decrease in net interest income was largely due to lower average yields on loans and securities, which offset an $83.1 million increase in average earning assets to $1.045 billion during the quarter ended September 30, 2003, as compared to $962.3 million for the same quarter in the prior year. Additionally, we invested $12.0 million in BOLI contracts, which decreased earning assets by the same amount and reclassified earnings of $159,000 to non-interest income. The increase in average earning assets was offset by a decline in average yield of 110 basis points from 6.44% to 5.34%. A decrease in the average cost of interest bearing liabilities of 64 basis points led to a $1.3 million drop in interest expense for the quarter compared to the same quarter in 2002, even as average interest-bearing liabilities increased by $24.9 million. Net interest margin declined by 49 basis points to 4.30%, while net interest spread declined by 45 basis points to 4.06%.

     PROVISION FOR LOAN LOSSES. We record provisions for loan losses, which are charged to earnings, in order to maintain the allowance for loan losses at a level to absorb probable loan losses inherent in the existing portfolio. In determining the allowance for loan losses, management considers past loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates, and the ultimate losses may vary from such estimates. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the allowance at a level to absorb probable loan losses inherent in the existing portfolio. We recorded $100,000 and $300,000 in loan loss provisions during the three months ended September 30, 2003 and 2002, respectively. At September 30, 2003 the allowance for loan losses totaled $11.1 million, or 1.55% of the loan portfolio, compared to $10.4 million at September 30, 2002, or 1.55% of the loan portfolio. The increase in the allowance was primarily attributable to an increase in the loan portfolio, which was primarily in the commercial real estate loan portfolio and commercial business loan portfolio. See "Business of Provident Bancorp and Provident Bank--Delinquent Loans, Other Real Estate Owned and Classified Assets--Allowance for Loan Losses" for a discussion of how the allowance for loan losses is adjusted as a result of these factors. These factors were partially offset by improved portfolio performance and what we believed was an improvement in local and national economic conditions during the fiscal year, as evidenced by increases in Gross Domestic Product, consumer spending and business spending.

     NON-INTEREST INCOME. Non-interest income for the three months ended September 30, 2003 was $2.4 million compared to $1.5 million for the three months ended September 30, 2002, an increase of $818,000, or 52.8%. This increase was primarily attributable to an increase of $319,000, or 25.1%, in banking fees and service charges. Also contributing to this increase was net loan sales gains of $260,000 for the current three-month period, compared to $54,000 for the same period last year. Other income increased from $53,000 for the three-month period ended September 30, 2002 to $408,000 for the same period in fiscal 2003. The increase was attributable to increases in loan fees of $124,000, income of $159,000 in fiscal 2003 from the net increase in the cash surrender value of BOLI contracts that were purchased in December 2002, and a net gain on the sale of real estate owned of $109,000 in fiscal 2003.

     NON-INTEREST EXPENSE. Non-interest expense for the three months ended September 30, 2003 was $9.7 million, a $395,000, or 4.3% increase over non-interest expense of $9.3 million for the three months ended September 30, 2002. The increase was primarily attributable to increases in compensation expenses and occupancy expenses of $575,000, or 11.5%, and $54,000, or 4.1%, respectively, due to $382,000 related to stock-based compensation plans and annual salary and benefit increases, an increase of $88,000 in pension plan expense, a net increase of $76,000 in medical benefits and the opening of a new branch in February 2003. The increase in expense was partially offset by a $222,000 reduction in deferred loan origination costs related to the higher production of loans in the fourth quarter of fiscal 2002. Data and check processing expense also increased by $43,000, or 6.0%, related to higher deposit and loan volumes. Integration costs decreased by $173,000, as costs incurred in the fourth quarter of fiscal 2002 represent the final merger-related costs associated with the acquisition of The National Bank of Florida, while the lower current-period costs are for the pending acquisition of E.N.B. Holding

Company and its subsidiary, Ellenville National Bank. Amortization of branch purchase premiums declined by $43,000 in accordance with the valuation schedule for the deposits acquired as part of the acquisition of The National Bank of Florida. Other non-interest expenses for the current three-month period increased by $21,000, or 1.8%, over the comparable period last year, primarily due to an increase of $50,000 in charitable contributions.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2003 AND SEPTEMBER 30, 2002

     Net income for the year ended September 30, 2003, was $11.3 million, an increase of $1.8 million, or 18.1%, compared to net income of $9.5 million for the year ended September 30, 2002. Basic and diluted earnings per share increased to $1.46 and $1.44, respectively, for the year ended September 30, 2003, compared to $1.24 and $1.22, respectively, for the year ended September 30, 2002. The increase in net income reflected a $5.1 million, or 29.9%, decrease in interest expense and a $4.2 million, or 76.9%, increase in non-interest income, which were partially offset by a $4.6 million, or 14.4%, increase in non-interest expense and a $2.2 million, or 3.6%, decrease in interest income.

     INTEREST INCOME. Interest income for the year ended September 30, 2003 declined to $57.8 million, a decrease of $2.2 million, or 3.6% compared to the prior year. The decrease was primarily due to lower average yields on loans and securities, offset in large part by higher average balances in both asset classes. Average interest-earning assets for the year ended September 30, 2003 were $1.0 billion, an increase of $96.8 million, or 10.7%, over average interest-earning assets for the year ended September 30, 2002 of $907.7 million. Average loan balances grew by $52.4 million and average balances of securities and other earning assets increased by $44.4 million. Average yields on interest earning assets fell by 85 basis points to 5.75% for the year ended September 30, 2003, from 6.60% for the year ended September 30, 2002. Lower market interest rates were the primary reason for the decline in asset yields.

     Total interest income on loans for the year ended September 30, 2003 declined 2.6% to $43.8 million from $45.0 million for the prior fiscal year. Interest income on commercial loans for the year ended September 30, 2003 increased to $15.2 million, up 6.8% from commercial loan interest income of $14.2 million for the prior fiscal year. Average balances of commercial loans grew $32.0 million to $220.3 million, and the impact of that increase offset a 66 basis point decline in average yield. The lower average yield was due, in part, to the effect on commercial business loans of the lower average prime rate of 4.24% in fiscal 2003 compared to 4.86% in fiscal 2002. Interest income on consumer loans declined by $715,000, or 15.0% for the year. Our fixed-rate consumer loans have short average maturities, and our adjustable-rate consumer loans float with the prime rate. Income earned on residential mortgage loans was $24.6 million for the year ended September 30, 2003, down $1.4 million, or 5.4%, from the prior year. Despite an increase of $16.7 million in average residential mortgage loan balances, interest income was negatively impacted as yields declined by 68 basis points to 6.44% from 7.12%, reflecting the impact of lower market rates and refinancing activity.

     Interest income on securities and other earning assets decreased to $14.0 million for the year ended September 30, 2003, compared to $15.0 million for the prior year. A 106 basis-point decline in yields offset a $44.4 million increase in the average balances of securities.

     INTEREST EXPENSE. Interest expense for the year ended September 30, 2003 fell by $5.1 million to $12.1 million, a decrease of 29.9% compared to interest expense of $17.2 million for the prior fiscal year. The decrease was primarily due to lower rates paid on interest-bearing deposits and borrowings, as well as to a higher concentration of non-interest-bearing and low interest-bearing deposits in fiscal 2003. Average rates paid on interest-bearing liabilities for the year ended September 30, 2003 declined by 81 basis points to 1.46% from 2.27% last year. The average interest rate paid on certificates of deposit fell by 111 basis points to 2.13% for the year ended September 30, 2003, from 3.24% for the prior year. For the year ended September 30, 2003, average balances of lower cost savings and money market accounts increased by $49.4 million and $15.7 million, respectively, while average balances of certificates of deposit increased by only $4.0 million compared to the year ended September 30, 2002. The average interest rate paid on savings and money market accounts fell by 47 and 57 basis points to 0.54% and 0.78%, respectively, for the year ended September 30, 2003, from 1.01% and 1.35% for the prior year.

     NET INTEREST INCOME. Net interest income for the year ended September 30, 2003 increased to $45.7 million, compared to $42.8 million for the year ended September 30, 2002, an increase of $2.9 million or 7.0%, which was largely due to a $25.1 million increase in average net earning assets. The decrease in interest income of $2.2 million, or 3.6%, reflects a decline in yield of 85 basis points to 5.75% on average earning assets, mostly offset by an increase in average earning asset balances of $96.8 million, or 10.7%, to $1.0 billion as of September 30, 2003. The cost of interest bearing liabilities declined by $5.1 million as the average rate paid on interest bearing liabilities decreased 81 basis points to 1.46%, offsetting an increase in average balances of $71.7 million to $827.9 million. Net interest margin decreased from 4.71% to 4.55% and net interest spread decreased from 4.33% to 4.30%.

     This increase in our net interest income was due, in large part, to the relative changes in the yield and cost of our assets and liabilities as a result of decreasing market interest rates since 2001. This decrease in market interest rates has reduced the cost of interest-bearing liabilities faster and to a greater extent than the rates on interest-earning assets such as loans and securities. However, if recently low interest rate levels persist for an extended period of time, the prepayment of assets could continue at a rate exceeding scheduled repayment. Such funds received would most likely be reinvested at lower yields than that of our previously held assets. Also, as the reduction in liability costs have already exceeded the pace at which assets repriced downward, net interest margin may be further compressed. Conversely, if market interest rates rise as a result of an economic recovery, competitive pressures could cause us to increase our funding costs and lead to pressure on the net interest margin.

     PROVISION FOR LOAN LOSSES. We recorded $900,000 in loan loss provisions for each of the years ended September 30, 2003 and September 30, 2002. At September 30, 2003 the allowance for loan losses totaled $11.1 million, or 1.55% of the loan portfolio, compared to $10.4 million, or 1.55% of the loan portfolio at September 30, 2003. See "Comparison of Operating Results for the Three Months Ended September 30, 2003 and September 30, 2002--Provision for Loan Losses," above.

     NON-INTEREST INCOME. Non-interest income for the fiscal year ended September 30, 2003 was $9.6 million compared to $5.4 million for the fiscal year ended September 30, 2002, an increase of $4.2 million, or 76.9%. This increase was primarily attributable to realized gains on securities available for sale and sales of loans of $2.0 million and $1.1 million, respectively, in the current fiscal year, a combined increase of $2.5 million over the securities and loan sales gains of $607,000 for the prior fiscal year. Other factors include an increase of $786,000, or 18.7%, in banking fees and service charges, $483,000 in income from the new BOLI program, which began in December 2002, and an increase in prepayment fees of $264,000.

     NON-INTEREST EXPENSE. Non-interest expense for the fiscal year ended September 30, 2003 was $36.8 million, a $4.6 million, or 14.4%, increase over expenses of $32.2 million for the fiscal year ended September 30, 2002. The increase was primarily attributable to an increase in compensation and employee benefits of $3.5 million, or 20.0%, primarily related to annual merit raises, staff for new branches, the payout of an employment agreement and the increased cost of stock-based compensation plans due to the increase in the market price of our common stock.

     Occupancy and office operations expense increased by $370,000, or 7.7%, due primarily to the expenses associated with the branches acquired as part of the acquisition of The National Bank of Florida; we owned these branches for only five months in fiscal 2002. Advertising and promotion costs increased by $187,000, or 12.7%, due to additional advertising related to new branches and products. Increases in loan and deposit accounts generated a volume-related increase of $472,000, or 19.3%, in data and check processing costs. A focus on technological development and internal controls resulted in an increase in professional fees over the same period in 2002 of $427,000, or 42.0%, to $1.4 million. Amortization of intangible assets increased by $152,000, or 53.1%, as the core deposit amortization for The National Bank of Florida was in place for all of fiscal 2003, compared to five months in fiscal 2002. Other expenses increased by $91,000, or 2.1%, due primarily to an increase of $226,000, or 54.6%, in ATM charges related to the increase in transaction accounts and greater debit card usage.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements, which can be identified by the use of such words such as "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect" and words of similar meaning. These forward-looking statements include, but are not limited to:

     o    statements of our goals, intentions and expectations;

     o statements regarding our business plans, prospects, growth and operating strategies;

     o statements regarding the asset quality of our loan and investment portfolios; and

     o    estimates of our risks and future costs and benefits.

     These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

     The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

     o general economic conditions, either nationally or in our market areas, that are worse than expected;

     o    competition among depository and other financial institutions;

     o inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

     o operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

     o governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

     o    adverse changes in the securities markets;

     o changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

     o our ability to enter new markets successfully and capitalize on growth opportunities;

     o    our ability to successfully integrate acquired entities;

     o    changes in consumer spending, borrowing and savings habits;

     o changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

     o    changes in our organization, compensation and benefit plans.

     Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see "Risk Factors" beginning on page 17.

               HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

     Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $123.1 million and $167.1 million, or $192.4 million if the offering range is increased by 15%. Provident Bancorp estimates that it will invest in Provident Bank between $80.9 million and $85.1 million, or $96.2 million if the offering range is increased by 15%. We intend to retain between $42.2 million and $82.0 million of the net proceeds, or $96.2 million if the offering range is increased by 15%, of which approximately $36.8 million will be used to finance the cash merger consideration portion of the acquisition of E.N.B. Holding Company, Inc., and between $6.5 million and $8.7 million (or $10.0 million if the offering range is increased) will be used for the loan to the employee stock ownership plan to fund its purchase of shares of common stock.

     A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and distribution of the net proceeds is as follows:


                                                                                                      ADJUSTED
                                                 MINIMUM (1)        MIDPOINT          MAXIMUM          MAXIMUM
                                              --------------    --------------   --------------    --------------
Offering proceeds......................       $  125,800,000    $  148,000,000   $  170,200,000    $  195,730,000
Less offering expenses.................            2,702,000         2,913,000        3,124,000         3,366,000
                                              --------------    --------------   --------------    --------------
   Net offering proceeds...............       $  123,098,000    $  145,087,000   $  167,076,000    $  192,364,000
                                              ==============    ==============   ==============    ==============

Distribution of net proceeds:
   To Provident Bank...................       $   80,872,000    $   82,993,000   $   85,114,000    $   96,182,000
   Retained by Provident Bancorp.......       $   42,226,000    $   62,094,000   $   81,962,000    $   96,182,000

---------------------
(1) If Provident Bancorp does not receive orders for at least 12,580,000 shares in the offering, then, at Provident Bancorp's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,677,320 unsubscribed offering shares may be issued to shareholders of E.N.B. Holding Company as merger consideration. If 3,677,320 unsubscribed shares are so issued as part of the conversion and stock offering, then offering proceeds would be $89.0 million, net offering proceeds would be $86.7 million, and Provident Bancorp would contribute substantially all of the net offering proceeds to Provident Bank.

     Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Provident Bank's deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

PROVIDENT BANCORP MAY USE THE PROCEEDS IT RETAINS FROM THE OFFERING:

     o to finance the cash portion of the purchase price of E.N.B. Holding Company, Inc. in the amount of approximately $36.8 million;

     o to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering (between $6.5 million and $8.7 million, or $10.0 million if the offering is increased by 15%);

     o to finance the acquisition of financial institutions, branches or other financial service companies, although, except for the proposed acquisition of E.N.B. Holding Company, Inc., we do not currently have any agreements or understandings regarding any specific acquisition transaction;

     o    to pay cash dividends to stockholders;

     o    to repurchase shares of our common stock;

     o    to invest in securities; and

     o    for other general corporate purposes.

     Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

     Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the conversion, except when extraordinary circumstances exist and with prior regulatory approval.

PROVIDENT BANK MAY USE THE NET PROCEEDS IT RECEIVES FROM THE OFFERING:

     o to fund new loans, including single-family mortgage loans, multi-family residential and commercial mortgage loans, commercial business loans, acquisition development and construction loans and consumer loans;

     o to expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, although, except for the proposed acquisition of Ellenville National Bank, we do not now have any agreements or understandings regarding any acquisition transaction;

     o to enhance existing products and services and to support new products and services;

     o    to invest in securities; and

     o    for other general corporate purposes.

     Initially, the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

                               OUR DIVIDEND POLICY

     Provident Bancorp currently pays a quarterly cash dividend of $0.15 per share, which equals $0.60 per share on an annualized basis. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. We expect the annualized dividends to equal $0.21, $0.18, $0.16 and $0.14 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 2.1%, 1.8%, 1.6% and 1.4% at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a stock price of $10.00 per share. The amount of dividends that we intend to pay to our stockholders following the conversion is intended to preserve the per share dividend amount, adjusted to reflect the exchange ratio, that our stockholders currently receive on their Provident Bancorp common stock. The dividend rate and the continued payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will not reduce or eliminate dividends in the future.

     Under the rules of the Office of Thrift Supervision, Provident Bank will not be permitted to pay dividends on its capital stock to Provident Bancorp, its sole stockholder, if Provident Bank's stockholder's equity would be reduced below the amount of the liquidation account. In addition, Provident Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. See "The Conversion--Liquidation Rights." For information concerning additional federal and state law and regulations regarding the ability of Provident Bank to make capital distributions, including the payment of dividends to Provident Bancorp, see "Taxation--Federal Taxation" and "Supervision and Regulation--Federal Banking Regulation."

     Unlike Provident Bank, Provident Bancorp is not restricted by Office of Thrift Supervision regulations on the payment of dividends to its stockholders, although the source of dividends will depend on the net proceeds retained by Provident Bancorp and earnings thereon, and dividends from Provident Bank. Provident Bancorp, however, is subject to the requirements of Delaware law, which generally limits dividends to an amount equal to the excess of its stockholders' equity over its statutory capital or, if there is no excess, to its net earnings for the current and/or immediately preceding fiscal year.

     Additionally, under the rules of the Office of Thrift Supervision, during the three-year period following the completion of the conversion, Provident Bancorp may not take any action to declare an extraordinary dividend to our stockholders that would be treated as a tax-free return of capital for federal income tax purposes.

     See "Selected Consolidated Financial and Other Data of Provident Bancorp and Subsidiaries" and "Market for the Common Stock" for information regarding our historical dividend payments.

                           MARKET FOR THE COMMON STOCK

     Provident Bancorp's common stock is currently traded on the Nasdaq National Market under the trading symbol "PBCP." There is an established market for Provident Bancorp's common stock. At August 31, 2003, we had 11 market makers, including Ryan Beck & Co. Upon completion of the conversion, the new shares of common stock of Provident Bancorp, a Delaware corporation, will replace existing shares and be traded on the Nasdaq National Market. Ryan Beck & Co. intends to remain a market maker in the common stock following the conversion and will assist Provident Bancorp in obtaining other market makers after the conversion. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the shares of common stock will develop or, if developed, will be maintained. For a period of 20 trading days following completion of our offering, our symbol will be "PBCPD," after which it will revert back to "PBCP."

     The development and maintenance of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our shares of common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. Purchasers of our shares of common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

     The following table sets forth the high and low trading prices for shares of Provident Bancorp common stock and cash dividends paid per share for the periods indicated. As of June 30, 2003, there were 3,537,075 publicly held shares of Provident Bancorp common stock issued and outstanding (excluding shares held by Provident Bancorp, MHC). In connection with the conversion, each existing share of common stock of Provident Bancorp will be converted into a right to receive a number of new shares of common stock, based upon the exchange ratio that is described in other parts of this prospectus.

FISCAL YEAR ENDING SEPTEMBER 30, 2004              HIGH                    LOW               DIVIDEND PAID PER SHARE
-------------------------------------           ----------              ----------           -----------------------
First quarter (through November 12)             $    47.30              $    41.37                 $       -- (1)


FISCAL YEAR ENDED SEPTEMBER 30, 2003               HIGH                    LOW               DIVIDEND PAID PER SHARE
-------------------------------------           ----------              ----------           -----------------------
Fourth quarter                                  $    43.30              $    31.97                 $     0.15
Third quarter                                        33.06                   31.20                       0.15
Second quarter                                       31.50                   30.00                       0.14
First quarter                                        31.50                   27.75                       0.13


FISCAL YEAR ENDED SEPTEMBER 30, 2002               HIGH                    LOW               DIVIDEND PAID PER SHARE
-------------------------------------           ----------              ----------           -----------------------
Fourth quarter                                  $    29.15              $    27.69                 $     0.12
Third quarter                                        28.97                   26.50                       0.11
Second quarter                                       28.90                   26.50                       0.10
First quarter                                        29.64                   21.58                       0.08

----------
(1) Dividend for the first quarter will be paid on November 20, 2003 at $0.15 per share.

     On July 1, 2003, the business day immediately preceding the public announcement of the conversion, and on November 12, 2003, the closing prices of Provident Bancorp common stock as reported on the Nasdaq National Market were $33.10 per share and $47.30 per share, respectively. At November 12, 2003, Provident Bancorp had approximately 2,996 stockholders of record. On the effective date of the conversion, all publicly held shares of Provident Bancorp common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of Provident Bancorp common stock determined pursuant to the exchange ratio. See "The Conversion -- Share Exchange Ratio." Options to purchase shares of Provident Bancorp common stock will be converted into options to purchase a number of shares of Provident Bancorp common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See "Beneficial Ownership of Common Stock."

             HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

     At June 30, 2003, Provident Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Provident Bank at June 30, 2003, and the pro forma regulatory capital of Provident Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price, the issuance of up to 3,677,320 shares of common stock as partial consideration for the acquisition of E.N.B. Holding Company, and the merger of Ellenville National Bank with and into Provident Bank. The table further assumes the receipt by Provident Bank of between $80.9 million and $96.2 million of the net offering proceeds.

                                                                            PRO FORMA AT JUNE 30,
                                                                             2003, BASED UPON
                                                                        THE ACQUISITION AND SALE OR
                                               PROVIDENT BANK            ISSUANCE IN CONVERSION OF
                                               HISTORICAL AT           ----------------------------
                                               JUNE 30, 2003               12,580,000 SHARES (1)
                                        ---------------------------    ----------------------------
                                                          PERCENT                         PERCENT
                                                         OF ASSETS                       OF ASSETS
                                           AMOUNT           (3)           AMOUNT             (3)
                                        ------------   ------------    ------------   -------------
                                                         (DOLLARS IN THOUSANDS)
Equity capital .......................  $    109,251           9.82%   $    215,840           14.02%

Tangible capital .....................  $     91,149           8.35%   $    146,185           10.00%
Tangible requirement .................        16,372           1.50          21,928            1.50
                                        ------------   ------------    ------------   -------------
Excess ...............................  $     74,777           6.85%   $    124,257            8.50%
                                        ============   ============    ============   =============

Core (leverage) capital ..............  $     91,149           8.35%   $    146,185           10.00%
Core (leverage) requirement (4) ......        43,658           4.00          58,474            4.00
                                        ------------   ------------    ------------   -------------
Excess ...............................  $     47,491           4.35%   $     87,711            6.00%
                                        ============   ============    ============   =============

Total risk-based capital (5) .........  $     98,976          15.06%   $    156,550           17.43%
Risk-based requirement ...............        52,587           8.00          71,857            8.00
                                        ------------   ------------    ------------   -------------
Excess ...............................  $     46,389           7.06%   $     84,693            9.43%
                                        ============   ============    ============   =============

                                       PRO FORMA AT JUNE 30, 2003, BASED UPON THE ACQUISITION AND SALE OR ISSUANCE IN CONVERSION OF
                                       --------------------------------------------------------------------------------------------
                                             14,800,000 SHARES              17,020,000 SHARES            19,573,000 SHARES (2)
                                        ---------------------------    ---------------------------    -----------------------------
                                                          PERCENT                        PERCENT                         PERCENT
                                                         OF ASSETS                      OF ASSETS                       OF ASSETS
                                           AMOUNT           (3)           AMOUNT           (3)           AMOUNT            (3)
                                        ------------   ------------    ------------   ------------    ------------   --------------
                                                                        (DOLLARS IN THOUSANDS)
Equity capital .......................  $    215,963          14.02%   $    216,086          14.02%   $    227,882            14.66%

Tangible capital .....................  $    146,308          10.00%   $    146,431          10.00%   $    155,201            10.53%
Tangible requirement .................        21,946           1.50          21,965           1.50          22,115             1.50
                                        ------------   ------------    ------------   ------------    ------------   --------------
Excess ...............................  $    124,362           8.50%   $    124,466           8.50%   $    133,086             9.03%
                                        ============   ============    ============   ============    ============   ==============

Core (leverage) capital ..............  $    146,308          10.00%   $    146,431          10.00%   $    155,201            10.53%
Core (leverage) requirement (4) ......        58,523           4.00          58,573           4.00          58,974             4.00
                                        ------------   ------------    ------------   ------------    ------------   --------------
Excess ...............................  $     87,785           6.00%   $     87,858           6.00%   $     96,227             6.53%
                                        ============   ============    ============   ============    ============   ==============

Total risk-based capital (5) .........  $    156,673          17.44%   $    156,796          17.45%   $    165,566            18.38%
Risk-based requirement ...............        71,877           8.00          71,897           8.00          72,058             8.00
                                        ------------   ------------    ------------   ------------    ------------   --------------
Excess ...............................  $     84,796           9.44%   $     84,899           9.45%   $     93,508            10.38%
                                        ============   ============    ============   ============    ============   ==============

----------------------------------------
(1) If Provident Bancorp does not receive orders for at least 12,580,000 shares in the offering, then, at Provident Bancorp's discretion, in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,677,320 unsubscribed offering shares may be issued to shareholders of E.N.B. Holding Company as merger consideration. If 3,677,320 unsubscribed shares are so issued as part of the conversion and stock offering, then pro forma equity would be $216.0 million or 14.02% of pro forma assets, pro forma tangible capital would be $146.2 million or 10.00% of pro forma assets, pro forma core capital would be $146.2 million or 10.00% of pro forma assets, and pro forma total risk-based capital would be $156.6 million or 17.43% of pro forma risk-based assets.
(2) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or regulatory considerations.
(3) Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4) The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.
(5) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.

                                 CAPITALIZATION

     The following table presents the historical consolidated capitalization of Provident Bancorp and E.N.B. Holding Company at June 30, 2003 and the pro forma consolidated capitalization of Provident Bancorp after giving effect to the conversion and acquisition of E.N.B. Holding Company, based upon the assumptions set forth in the "Pro Forma Conversion and Acquisition Data" section.

                                                  PROVIDENT     E.N.B. HOLDING
                                                   BANCORP         COMPANY
                                                HISTORICAL AT    HISTORICAL AT
                                                JUNE 30, 2003    JUNE 30, 2003
                                                -------------   --------------
                                                    (DOLLARS IN THOUSANDS)
Deposits (5) ................................   $     857,534   $      307,698
Borrowed funds ..............................         116,732               --
                                                -------------   --------------
   Total deposits and borrowed funds ........   $     974,266   $      307,698
                                                ============-   ==============
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 par value,
   10,000,000 shares authorized
   (post-conversion) (6)
  Common stock $0.01 par value,
   75,000,000 shares authorized
   (post-conversion); shares to be
   issued as reflected (6)(7) ...............             828              400
  Additional paid-in capital (6)  ...........          37,252              945
  Retained earnings (8) .....................          83,376           31,341
  Accumulated other comprehensive
   income ...................................           4,059              871
LESS:
  Expense of contribution to
   foundation ...............................              --               --
PLUS:
  The benefit of contribution to
   foundation (9) ...........................              --               --
LESS:
  Treasury stock (10) .......................          (7,469)          (3,657)
  Common stock to be acquired by
   the employee stock ownership
   plan (11) ................................          (1,691)              --
  Common stock to be acquired by
   the recognition and retention
   plan (12) ................................            (618)              --
                                                -------------   --------------
  Total stockholders' equity ................   $     115,737   $       29,900
                                                =============   ==============
  Total stockholders' equity as a
   percentage of total assets ...............           10.38%            8.75%
  Tangible stockholders' equity as
   a percentage of total assets .............            9.06%            8.75%


                                                                  PRO FORMA, BASED UPON THE ACQUISITION AND SALE OR ISSUANCE IN
                                                                                           CONVERSION OF
                                                 ACQUISITION    -----------------------------------------------------------------
                                                 ADJUSTMENTS      12,580,000        14,800,000       17,020,000       19,573,000
                                                    (1)(2)        SHARES (3)          SHARES           SHARES         SHARES (4)
                                                ------------     ------------      ------------     ------------     ------------
                                                                             (DOLLARS IN THOUSANDS}

Deposits (5) ................................   $         946   $    1,166,178     $  1,166,178     $  1,166,178     $  1,166,178
Borrowed funds ..............................              --          116,732          116,732          116,732          116,732
                                                -------------   --------------     ------------     ------------     ------------
   Total deposits and borrowed funds ........   $         946   $    1,282,910     $  1,282,910     $  1,282,910     $  1,282,910
                                                =============   ==============     ============     ============     ============
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 par value,
   10,000,000 shares authorized
   (post-conversion) (6)
  Common stock $0.01 par value,
   75,000,000 shares authorized
   (post-conversion); shares to be
   issued as reflected (6)(7) ...............           3,277              267              307              347              396
  Additional paid-in capital (6)  ...........          32,151          194,215          216,164          238,114          266,378
  Retained earnings (8) .....................         (31,341)          84,002           84,002           84,002           84,002
  Accumulated other comprehensive income ....            (871)           4,059            4,059            4,059            4,059
LESS:
  Expense of contribution to foundation .....              --           (5,000)          (5,000)          (5,000)          (5,000)
PLUS:
  The benefit of contribution to
   foundation (9) ...........................              --            2,000            2,000            2,000            2,000
LESS:
  Treasury stock (10) .......................           3,657               --               --               --               --
  Common stock to be acquired by
   the employee stock ownership
   plan (11) ................................              --           (8,181)          (9,291)         (10,401)         (11,678)
  Common stock to be acquired by
   the recognition and retention
   plan (12) ................................              --           (5,810)          (6,698)          (7,586)          (8,607)
                                                -------------   --------------     ------------     ------------     ------------
  Total stockholders' equity ................   $       6,873   $      265,552     $    285,543     $    305,535     $    331,550
                                                =============   ==============     ============     ============     ============
  Total stockholders' equity as a
   percentage of total assets ...............             --%            16.82%           17.86%           18.88%           20.16%
  Tangible stockholders' equity as
   a percentage of total assets .............             --%            12.63%           13.72%           14.78%           15.95%

                                                                                                       (footnotes on following page)


------------------------------------
(1) Acquisition adjustments include $6.822 million of after-tax expenses, net of $626,000 of assets of Provident Bancorp, MHC consolidated with Provident Bancorp, Inc. Acquisition adjustments do not reflect anticipated integration costs of $720,000 ($432,000 net of taxes).
(2) E.N.B. Holding Company has 250,000 authorized shares of common stock, par value $20.00 per share. E.N.B. Holding Company common stock and additional paid-in capital have been reclassified to conform to the $0.01 par value per share of Provident Bancorp common stock.
(3) If Provident Bancorp does not receive orders for at least 12,580,000 shares in the offering, then, at Provident Bancorp's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,677,320 shares of the unsubscribed offering shares may be issued to shareholders of E.N.B. Holding Company as merger consideration. If 3,677,320 unsubscribed shares are so issued as part of the conversion and stock offering, then total stockholders' equity would be $229.1, total stockholders' equity as a percentage of total assets would be 14.86%, and tangible stockholders' equity as a percentage of total assets would be 10.56%. See "Pro Forma Conversion and Acquisition Data."
(4) As adjusted to give effect to an increase in the number of shares of common stock which could occur due to a 15% increase in the offering range to reflect demand for shares, changes in market or general financial conditions following the commencement of the subscription and community offerings, or regulatory considerations.
(5) Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(6) Provident Bancorp, a federal corporation, currently has 10,000,000 authorized shares of preferred stock and 20,000,000 authorized shares of common stock, par value $0.10 per share. Pro forma Provident Bancorp common stock and additional paid-in capital have been increased to reflect the number of shares of Provident Bancorp common stock to be outstanding, including shares issued to the charitable foundation.
(7) No effect has been given to the issuance of additional shares of Provident Bancorp common stock pursuant to an additional stock option plan. If this plan is implemented, an amount up to 10% of the shares of Provident Bancorp common stock sold in the offering will be reserved for issuance upon the exercise of options under the stock option plan. No effect has been given to the exercise of options currently outstanding. See "Management of Provident Bancorp."
(8) The retained earnings of Provident Bank will be substantially restricted after the conversion. See "The Conversion--Liquidation Rights" and "Supervision and Regulation--Federal Banking Regulation." Pro forma retained earnings reflects consolidation of $116.4 million of capital from Provident Bancorp, MHC.
(9) Represents the tax effect of the contribution to the charitable foundation based on a 40.0% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable contributions equal to 10% of Provident Bancorp's annual taxable income, subject to our ability to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(10) Pro forma data assumes the cancellation of treasury stock as a result of the conversion and exchange of shares.
(11) Assumes that 5.0% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Provident Bancorp. The loan will be repaid principally from Provident Bank's contributions to the employee stock ownership plan. Since Provident Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Provident Bancorp's consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders' equity.
(12) Assumes a number of shares of common stock equal to 4% of the common stock to be sold in the offering (including shares to be issued to the Provident Bank Charitable Foundation) will be purchased by the stock recognition and retention plan in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Provident Bancorp accrues compensation expense to reflect the vesting of shares pursuant to the stock recognition and retention plan, the credit to capital will be offset by a charge to operations. Implementation of the stock recognition and retention plan will require stockholder approval. If the shares to fund the plan are assumed to come from authorized but unissued shares of Provident Bancorp, the number of outstanding shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the offering range would be 27,252,698, 31,339,647, 35,426,597 and 40,418,944, respectively, total stockholders'
     equity would be $270.7 million, $291.6 million, $312.5 million and $339.5 million, respectively, and total stockholders' ownership in Provident Bancorp would be diluted by approximately 2.0% at the maximum of the offering range.

                 THE ACQUISITION OF E.N.B. HOLDING COMPANY, INC.
                           AND RELATED PRO FORMA DATA

General

     On July 1, 2003, we entered into an agreement to acquire E.N.B. Holding Company, Inc., which is the holding company of Ellenville National Bank, a national bank headquartered in Ellenville, New York. Ellenville National Bank operates nine branch offices and ten ATMs in the New York Counties of Orange, Sullivan and Ulster. As of June 30, 2003, E.N.B. Holding Company, Inc. had consolidated assets of $341.7 million, deposits of $307.7 million and shareholders' equity of $29.9 million. Ellenville National Bank will be merged with and into Provident Bank. Following this merger, Provident Bank will operate 27 branch offices. The merger will give Provident Bank a market presence in two adjacent counties in which it does not currently operate:
Sullivan and Ulster.

     The merger agreement provides that each share of E.N.B. Holding Company, Inc. common stock will be converted into the right to receive the merger consideration of $4,830 per share, in the form of:

     (i)    cash;

     (ii)   shares of common stock of Provident Bancorp, a Delaware corporation;
            or

     (iii)  a combination thereof.

     The merger agreement provides that the aggregate merger consideration will be 50% cash and 50% shares of Provident Bancorp common stock. At June 30, 2003, E.N.B. Holding Company, Inc. had 15,227 shares of common stock issued and outstanding. The shares of Provident Bancorp common stock to be issued to E.N.B. Holding Company, Inc. shareholders in the merger will be valued at the $10.00 per share purchase price in the offering. Accordingly, if an E.N.B. Holding Company, Inc. shareholder elects to receive all of the merger consideration in the form of shares of Provident Bancorp common stock, and the election is accepted, the shareholder will receive 483 shares of Provident Bancorp common stock for each share of E.N.B. Holding Company, Inc. common stock held by such shareholder. Provident Bancorp expects to issue 3,677,320 shares of common stock to E.N.B. Holding Company, Inc. shareholders. The merger agreement provides that in the event Provident Bancorp sells more than $181.3 million of shares of common stock in the offering (excluding shares we issue to the Provident Bank Charitable Foundation and shares we issue in exchange for existing shares of common stock of Provident Bancorp, a federal corporation), the number of shares to be issued to shareholders of E.N.B. Holding Company will be increased so that shareholders of E.N.B. Holding Company would have the same percentage ownership in Provident Bancorp following the conversion and merger as they would if Provident Bancorp had sold $181.3 million of shares of common stock in the offering.

     Any shares of Provident Bancorp common stock to be issued in connection with the merger will be issued immediately following completion of the mutual-to-stock conversion of Provident MHC and related stock offering of Provident Bancorp. If Provident Bancorp does not receive orders for at least 12,580,000 shares in the subscription and community offerings, then, in Provident Bancorp's discretion, in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,677,320 shares of the unsubscribed offering shares may be issued to shareholders of E.N.B. Holding Company as merger consideration. However, the merger is not contingent upon the completion of the mutual-to-stock conversion by Provident Bancorp, MHC. The merger is subject to stockholder approval of Provident Bancorp, Inc. and shareholder approval of E.N.B. Holding Company, as well as approval by the Office of Thrift Supervision. If the conversion is not completed by March 31, 2004, E.N.B. Holding Company, Inc. can elect to (i) proceed with the merger transaction and E.N.B. Holding Company shareholders will receive $4,500 per share in cash, or (ii) terminate the merger and receive a termination fee of $3.7 million.

     We anticipate simultaneously completing the conversion, offering and merger in January 2004, although no assurance can be given that we will be able to complete these transactions by that date.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF E.N.B. HOLDING COMPANY AND SUBSIDIARIES

     The following tables set forth selected consolidated historical financial and other data of E.N.B. Holding Company, Inc. for the periods and at the dates indicated. The information at and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 is derived in part from audited consolidated financial statements that are not included in this prospectus. The information at and for the six months ended June 30, 2003 and 2002 is unaudited. However, in the opinion of management of E.N.B. Holding Company, Inc., all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended June 30, 2003, are not necessarily indicative of the results that may be expected for future periods.

                                                                                        DECEMBER 31,
                                             JUNE 30,     ------------------------------------------------------------------------
                                               2003           2002           2001           2000           1999           1998
                                           ------------   ------------   ------------   ------------   ------------   ------------
                                                                              (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:

Total assets ...........................   $    341,676   $    310,197   $    281,164   $    246,324   $    231,025   $    206,149
Loans, net .............................        199,758        182,320        156,767        135,760        112,052         96,047
Securities available for sale ..........        105,334         92,600         87,144         79,248         72,547         72,357
Securities held to maturity ............          4,646          7,280          8,827         10,825         12,161         13,902
Deposits ...............................        307,698        277,876        254,571        222,611        211,735        185,782
Equity .................................         29,900         28,182         24,630         21,658         17,741         18,768


                                                 SIX MONTHS ENDED
                                                     JUNE 30,
                                           ---------------------------
                                               2003           2002
                                           ------------   ------------
                                                  (IN THOUSANDS)
SELECTED OPERATING DATA:

Interest and dividend income ...........   $      9,817   $      9,440
Interest expense .......................          1,934          2,230
                                           ------------   ------------
   Net interest income .................          7,883          7,210
Provision for loan losses ..............            268            370
                                           ------------   ------------
   Net interest income after provision
    for loan losses ...................           7,615          6,840
Non-interest income ....................          1,256          1,302
Non-interest expense ...................          6,142          5,444
                                           ------------   ------------
Income before income tax expense .......          2,729          2,698
Income tax expense .....................            996            918
                                           ------------   ------------
   Net income ..........................   $      1,733   $      1,780
                                           ============   ============


                                                                   YEARS ENDED DECEMBER 31,
                                           ------------------------------------------------------------------------
                                               2002           2001           2000           1999           1998
                                           ------------   ------------   ------------   ------------   ------------
                                                                        (IN THOUSANDS)
SELECTED OPERATING DATA:

Interest and dividend income ...........   $     19,110   $     18,813   $     17,553   $     15,139   $     14,117
Interest expense .......................          4,407          6,506          6,276          5,043          4,941
                                           ------------   ------------   ------------   ------------   ------------
   Net interest income .................         14,703         12,307         11,277         10,096          9,176
Provision for loan losses ..............            580          1,100            500            350            425
                                           ------------   ------------   ------------   ------------   ------------
   Net interest income after provision
    for loan losses ...................          14,123         11,207         10,777          9,746          8,751
Non-interest income ....................          2,588          2,758          2,376          2,080          1,944
Non-interest expense ...................         10,922          9,371          8,951          8,237          7,975
                                           ------------   ------------   ------------   ------------   ------------
Income before income tax expense .......          5,789          4,594          4,202          3,589          2,720
Income tax expense .....................          1,986          1,590          1,462          1,241            910
                                           ------------   ------------   ------------   ------------   ------------
   Net income ..........................   $      3,803   $      3,004   $      2,740   $      2,348   $      1,810
                                           ============   ============   ============   ============   ============

                                                            AT OR FOR THE
                                                      SIX MONTHS ENDED JUNE 30,
                                                     ----------------------------
                                                         2003            2002
                                                     ------------    ------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:

PERFORMANCE RATIOS:

Return on assets (ratio of net income to average
 total assets) (6) ...............................           1.07%           1.23%
Return on equity (ratio of net income to average
 equity) (6) .....................................          12.12%          14.42%
Average interest rate spread (1) (6) .............           4.78%           4.82%
Net interest margin (2) (6).......................           5.24%           5.39%
Efficiency ratio (3) .............................          67.21%          63.96%
Non-interest expense to average total assets (6)             3.79%           3.76%
Average interest-earning assets to
 average interest-bearing liabilities ............          136.2%          134.6%

PER SHARE AND RELATED DATA:

Basic earnings per share .........................   $     113.81    $     118.25
Dividends per share ..............................   $       8.00    $       8.00
Dividend payout ratio (4) ........................           7.03%           6.77%
Book value per share (5) .........................   $   1,963.62    $   1,791.21

ASSET QUALITY RATIOS:

Non-performing assets to total assets ............           0.17%           0.17%
Non-performing loans to total loans ..............           0.30%           0.28%
Allowance for loan losses to
 non-performing loans ............................         425.13%         435.30%
Allowance for loan losses to total
 loans ...........................................           1.25%           1.23%

CAPITAL RATIOS:

Equity to total assets at end of period ..........           8.75%           9.12%
Average equity to average assets .................           8.82%           8.52%
Tier 1 leverage ratio (bank only) ................           8.50%           8.74%


                                                                          AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                     ----------------------------------------------------------------------------
                                                         2002            2001            2000            1999            1998
                                                     ------------    ------------    ------------    ------------    ------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:

PERFORMANCE RATIOS:

Return on assets (ratio of net income to average
 total assets) ...................................           1.27%           1.12%           1.14%           1.07%           0.92%
Return on equity (ratio of net income to average
 equity) .........................................          14.38%          12.74%          14.52%          12.86%          10.02%
Average interest rate spread (1) .................           4.71%           4.02%           4.20%           4.35%           4.27%
Net interest margin (2) ..........................           5.30%           4.97%           5.17%           5.09%           5.05%
Efficiency ratio (3) .............................          63.17%          62.20%          65.56%          67.65%          71.71%
Non-interest expense to average total assets .....           3.64%           3.50%           3.74%           3.76%           4.00%
Average interest-earning assets to average
 interest-bearing liabilities ....................          137.3%          135.9%          133.9%          134.9%          137.6%

PER SHARE AND RELATED DATA:

Basic earnings per share .........................   $     252.04    $     201.50    $     184.23    $     159.75    $     124.50
Dividends per share ..............................   $      76.00    $      60.00    $      60.00    $      56.00    $      48.00
Dividend payout ratio (4) ........................          30.15%          29.78%          32.57%          35.36%          38.70%
Book value per share (5) .........................   $   1,850.79    $   1,636.22    $   1,454.24    $   1,194.97    $   1,283.87

ASSET QUALITY RATIOS:

Non-performing assets to total assets ............           0.28%           0.10%           0.43%           0.38%           0.77%
Non-performing loans to total loans ..............           0.48%           0.19%           0.72%           0.70%           1.29%
Allowance for loan losses to non-performing
 loans ...........................................         262.06%         655.78%         168.38%         173.51%          92.45%
Allowance for loan losses to total loans .........           1.25%           1.21%           1.21%           1.21%           1.20%

CAPITAL RATIOS:

Equity to total assets at end of period ..........           9.09%           8.76%           8.79%           7.68%           9.10%
Average equity to average assets .................           8.80%           8.80%           7.88%           8.34%           9.14%
Tier 1 leverage ratio (bank only) ................           8.61%           8.85%           8.83%           8.72%           8.90%

---------------------------
(1) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4) The dividend payout ratio represents dividends per share divided by basic earnings per share.
(5) Book value per share is based on total shareholders' equity and outstanding common shares at the respective period ends. For this purpose, common shares exclude treasury shares.
(6)  Ratios for the six months ended June 30, 2003 and 2002 are annualized.

     The following tables set forth selected consolidated historical financial and other data of E.N.B. Holding Company, Inc. for the periods and at the dates indicated. The information at December 31, 2002 is derived in part from audited consolidated financial statements. The information at September 30, 2003 and 2002, and for the three-month and nine-month periods then ended, is unaudited. However, in the opinion of management of E.N.B. Holding Company, Inc., all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for the unaudited periods and dates have been made. The selected operating data presented below for the three and nine months ended September 30, 2003, are not necessarily indicative of the results that may be expected for future periods.


                                                      SEPTEMBER      DECEMBER
                                                      30, 2003       31, 2002
                                                     ------------  ------------
                                                           (IN THOUSANDS)
       SELECTED FINANCIAL CONDITION DATA:

       Total assets...............................   $  357,140     $  310,197
       Loans, net ................................      202,015        182,320
       Securities available for sale..............      117,485         92,600
       Securities held to maturity................        5,683          7,280
       Deposits...................................      324,230        277,876
       Equity.....................................       29,426         28,182

                                                        THREE MONTHS ENDED    NINE MONTHS ENDED
                                                           SEPTEMBER 30,         SEPTEMBER 30,
                                                       --------------------  -------------------
                                                          2003       2002      2003       2002
                                                       --------   --------   --------   --------
                                                                     (IN THOUSANDS)
      SELECTED OPERATING DATA:

      Interest and dividend income................     $  5,132   $ 4,828   $ 14,949   $ 14,268
      Interest expense............................          984     1,111      2,918      3,341
                                                       --------   -------    -------   --------
        Net interest income.......................        4,148     3,717     12,031     10,927
      Provision for loan losses...................           79       100        347        470
                                                       --------   -------    -------   --------
        Net interest income after provision
           for loan losses........................        4,069     3,617     11,684     10,457
      Non-interest income.........................          589       644      1,845      1,946
      Non-interest expense  ......................        3,503     2,760      9,645      8,204
                                                       --------   -------    -------   --------
      Income before income tax expense............        1,155     1,501      3,884      4,199
      Income tax expense..........................          624       524      1,620      1,442
                                                       --------   -------    -------   --------
         Net income ..............................     $    531   $   977    $ 2,264   $  2,757
                                                       ========   =======    =======   ========

                                                   AT OR FOR THE           AT OR FOR THE
                                                THREE MONTHS ENDED       NINE MONTHS ENDED
                                                    SEPTEMBER 30,           SEPTEMBER 30,
                                             ----------------------    ---------------------
                                                2003         2002        2003         2002
                                             ---------    ---------    ---------   ---------
SELECTED FINANCIAL RATIOS AND OTHER
  DATA:

PERFORMANCE RATIOS:

Return on assets (ratio of net income to
  average total assets) (6)................        0.60%       1.27%       0.91%         1.24%
Return on equity (ratio of net income to
  average equity) (6)......................        7.10%      13.98%      10.42%        14.10%
Average interest rate spread (1) (6).......        4.53%       4.59%       4.76%         4.75%
Net interest margin (2) (6)................        5.06%       5.21%       5.21%         5.34%
Efficiency ratio (3).......................       73.95%      63.29%      69.51%        63.73%
Non-interest expense to average total
  assets (6)...............................        3.97%       3.58%       3.86%         3.70%
Average interest-earning assets to average
   interest-bearing liabilities............       144.6%      139.9%      136.2%        136.1%

PER SHARE AND RELATED DATA:

Basic earnings per share ..................   $   34.88    $   64.91    $  148.70   $  183.17
Dividends per share........................   $    4.00    $    4.00    $   12.00   $   12.00
Dividend payout ratio (4)..................       11.47%        6.16%        8.07%       6.55%
Book value per share (5)...................   $1,932.50    $1,883.02    $1,932.50   $1,883.02

ASSET QUALITY RATIOS:

Non-performing assets to total assets......        0.04%        0.16%        0.04%       0.16%
Non-performing loans to total loans........        0.08%        0.27%        0.08%       0.27%
Allowance for loan losses to non-
  performing loans.........................    1,632.61%      461.15%    1,632.61%     461.15%
Allowance for loan losses to total loans...        1.25%        1.26%        1.25%       1.26%

CAPITAL RATIOS:

Equity to total assets at end of period....        8.24%        9.29%        8.24%       9.29%
Average equity to average assets...........        8.49%        9.07%        8.69%       8.81%
Tier 1 leverage ratio (bank only)..........        8.25%        8.83%        8.25%       8.83%

------------------------
(1) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.
(2) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4) The dividend payout ratio represents dividends per share divided by basic earnings per share.
(5) Book value per share is based on total shareholders' equity and outstanding common shares at the respective period ends. For this purpose, common shares exclude treasury shares.
(6)  Ratios for the three-month and nine-month periods are annualized.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated balance sheet at June 30, 2003 and unaudited pro forma condensed consolidated statements of income for the nine months ended June 30, 2003 and for the year ended September 30, 2002, give effect to the merger based on the assumptions set forth below. The unaudited pro forma consolidated financial information is based on unaudited consolidated financial information of Provident Bancorp and E.N.B. Holding Company, Inc. at and for the nine months ended June 30, 2003, the audited consolidated financial statements of Provident Bancorp for the year ended September 30, 2002 and the audited consolidated financial statements of E.N.B. Holding Company for the year ended December 31, 2002. The unaudited pro forma consolidated financial information gives effect to the E.N.B. Holding Company, Inc. merger using the purchase method of accounting under accounting principles generally accepted in the United States of America. However, integration costs and expected cost savings related to integration are not included.

     The unaudited pro forma information is provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the merger been consummated on the dates or at the beginning of the periods presented, and is not necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with the audited consolidated financial statements and the notes thereto of Provident Bancorp contained elsewhere in this document.

     THE UNAUDITED PRO FORMA NET INCOME DERIVED FROM THE ABOVE ASSUMPTIONS IS QUALIFIED BY THE STATEMENTS SET FORTH ABOVE AND SHOULD NOT BE CONSIDERED INDICATIVE OF THE MARKET VALUE OF PROVIDENT BANCORP COMMON STOCK OR THE ACTUAL OR FUTURE RESULTS OF OPERATIONS OF PROVIDENT BANCORP FOR ANY PERIOD. THE PRO FORMA DATA MAY BE MATERIALLY AFFECTED BY THE ACTUAL GROSS AND NET PROCEEDS FROM THE SALE OF SHARES IN THE STOCK OFFERING AND OTHER FACTORS.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                                       AT JUNE 30, 2003 (1)
                                          ----------------------------------------------------------------------------------
                                                               E.N.B. HOLDING            PRO FORMA
                                          PROVIDENT BANCORP     COMPANY, INC.            ACQUISITION            COMBINED
                                              HISTORICAL         HISTORICAL          ADJUSTMENTS (2)(3)         PRO FORMA
                                          -----------------   ---------------      ----------------------    ---------------
                                                                        (IN THOUSANDS)
ASSETS:
   Cash and cash equivalents...........   $          43,473   $        22,075      $              (44,609)   $        20,939
   Securities available for sale.......             251,913           105,334                          --            357,247
   Securities held to maturity.........              82,787             4,646                          --             87,433
   Loans, net (4) .....................             685,109           199,758                       3,700            888,567
   Premises and equipment, net.........              11,616             6,441                      (1,500)            16,557
   Goodwill............................              13,540                --                      48,460             62,000
   Other identifiable intangibles......               1,156                --                       3,093              4,249
   Other assets........................              25,104             3,422                          --             28,526
                                          -----------------   ---------------      ----------------------    ---------------
     Total assets......................   $      1,114,698    $       341,676      $                9,144    $     1,465,518
                                          =================   ===============      ======================    ===============

LIABILITIES:
   Deposits............................   $         857,534   $       307,698      $                  946    $     1,166,178
   Borrowed funds......................             116,732                --                         --             116,732
   Other liabilities...................              24,695             4,078                       1,325             30,098
                                          -----------------   ---------------      ----------------------    ---------------
     Total liabilities.................             998,961           311,776                       2,271          1,313,008

STOCKHOLDERS' EQUITY:
   Common stock........................                 828               400                         (32)               N/A (5)
   Additional paid-in capital..........              37,252               945                      35,460                N/A (5)
   Retained earnings...................              83,376            31,341                     (31,341)               N/A (5)
   Accumulated other comprehensive
    income.............................               4,059               871                        (871)               N/A (5)
   Less: Common stock held by
    employee stock ownership plan......              (1,691)               --                          --                N/A (5)
   Less: Common stock acquired by
    recognition and retention plan....                 (618)               --                          --                N/A (5)
   Treasury stock......................              (7,469)           (3,657)                      3,657                N/A (5)
                                          -----------------   ---------------      ----------------------    ---------------
     Total stockholders' equity........             115,737            29,900                       6,873                N/A (5)
                                          -----------------   ---------------      ----------------------    ---------------
                                                                                                                         N/A (5)
     Total liabilities and
      stockholders' quity..............   $       1,114,698   $       341,676      $                9,144    $           N/A (5)
                                          =================   ===============      ======================    ===============

---------------------
(1) Assumes that the acquisition of E.N.B. Holding Company, Inc. was completed at June 30, 2003.
(2) Assumes a purchase price of $73.546 million to be paid in equal amounts of common stock (3,677,320 shares at $10.00 per share) and cash ($36.773 million) paid from securities held for sale, along with after-tax acquisition expenses of $6.8 million. Excludes estimated integration costs of $432,000, after tax, in connection with the merger.
(3) Assumes purchase accounting adjustments at June 30, 2003. Adjustments include an increase in value for loans ($3.7 million) and an increase in the value of deposits ($946,000). In addition, an estimated core deposit intangible asset is recorded ($3.1 million). A net deferred tax liability is reflected at a marginal rate of 40.0% for the tax effect on the fair market value adjustments and the deductible portion of the acquisition expenses.
(4)  Includes loans held for sale.
(5) The issuance of shares of common stock in the merger will occur only if the acquisition and conversion are completed. Accordingly, pro forma information regarding stockholders equity is not provided for the acquisition only. For pro forma stockholders' equity information that reflects the acquisition and the conversion, See "Pro Forma Conversion and Acquisition Data."

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                                            FOR THE NINE MONTHS ENDED JUNE 30, 2003 (1)
                                           ------------------------------------------------------------------------------
                                              PROVIDENT       E.N.B. HOLDING          PRO FORMA
                                               BANCORP         COMPANY, INC.         ACQUISITION              COMBINED
                                             HISTORICAL          HISTORICAL        ADJUSTMENTS (2)(3)         PRO FORMA
                                           ---------------    ---------------     --------------------     --------------
Interest income........................    $        43,715    $        14,658     $             (1,760)    $       56,613
Interest expense.......................              9,311              2,999                     (707)            11,603
                                           ---------------    ---------------     --------------------     --------------
     Net interest income...............             34,404             11,659                   (1,053)            45,010
Provision for loan losses..............                800                328                       --              1,128
                                           ---------------    ---------------     --------------------     --------------
     Net interest income after
      provision .......................             33,604             11,331                   (1,053)            43,882
Noninterest income.....................              7,188              1,898                       --              9,086
Noninterest expense....................             27,136              8,902                      861 (4)         36,899
                                           ---------------    ---------------     --------------------     --------------
Income before income taxes.............             13,656              4,327                   (1,914)            16,069
Income taxes...........................              4,989              1,553                     (766)             5,776
                                           ---------------    ---------------     --------------------     --------------
     Net income........................    $         8,667    $         2,774     $             (1,148)    $       10,293
                                           ===============    ===============     ====================     ==============
EARNINGS PER SHARE:
   Basic...............................    $          1.12                                                 $          N/A (5)
   Diluted.............................    $          1.11                                                 $          N/A (5)
SHARES USED FOR CALCULATING:
   Basic...............................          7,714,631                                                            N/A (5)
   Diluted.............................          7,828,819                                                            N/A (5)

                                                               FOR THE YEAR ENDED SEPTEMBER 30, 2002 (1)
                                           ------------------------------------------------------------------------------
                                              PROVIDENT        E.N.B. HOLDING          PRO FORMA
                                               BANCORP          COMPANY, INC.         ACQUISITION             COMBINED
                                             HISTORICAL        HISTORICAL (6)      ADJUSTMENTS (2)(3)        PRO FORMA
                                           ---------------    ----------------    --------------------     --------------
Interest income........................    $        59,951    $        19,110     $             (2,220)    $       76,841
Interest expense.......................             17,201              4,407                     (804)            20,804
                                           ---------------    ---------------     --------------------     --------------
     Net interest income...............             42,750             14,703                   (1,416)            56,037
Provision for loan losses..............                900                580                       --              1,480
                                           ---------------    ---------------     --------------------     --------------
     Net interest income after
      provision .......................             41,850             14,123                   (1,416)            54,557
Noninterest income.....................              5,401              2,588                       --              7,989
Noninterest expense....................             32,161             10,922                    1,061 (4)         44,144
                                           ---------------    ---------------     --------------------     --------------
Income before income taxes.............             15,090              5,789                   (2,477)            18,402
Income taxes...........................              5,563              1,986                     (991)             6,558
                                           ---------------    ---------------     --------------------     --------------
     Net income........................    $         9,527    $         3,803     $             (1,486)    $       11,844
                                           ===============    ===============     ====================     ==============
EARNINGS PER SHARE:
   Basic...............................    $          1.24                                                 $          N/A (5)
   Diluted.............................    $          1.22                                                 $          N/A (5)
SHARES USED FOR CALCULATING:
   Basic...............................          7,702,253                                                            N/A (5)
   Diluted.............................          7,820,055                                                            N/A (5)

-------------------
(1) Assumes that the conversion and acquisition of E.N.B. Holding Company, Inc. were completed at the beginning of the periods presented.
(2) Included in interest income is lost earnings on after-tax merger-related costs that include 50% of the purchase price that is to be paid in cash ($36.773 million) and after-tax acquisition expenses ($6.8 million). These funds were applied to a reinvestment rate of 1.09% for the nine months ended June 30, 2003 for the year ended September 30, 2002.
(3) Purchase accounting adjustments are amortized using a level yield over the estimated life of the related assets and liabilities.
(4)  Noninterest expenses do not reflect anticipated cost savings.
(5) The issuance of shares of common stock in the acquisition will occur only if the acquisition and conversion are completed. Accordingly, pro forma information regarding earnings per share and share information is not provided for the acquisition only. For pro forma earnings per share and share information that reflects the merger and the conversion, see "Pro Forma Conversion and Acquisition Data."
(6) E.N.B. Holding Company historical financial information is presented for the year ended December 31, 2002.

                    PRO FORMA CONVERSION AND ACQUISITION DATA

     The following tables summarize historical data of Provident Bancorp and pro forma data of Provident Bancorp at or for the nine months ended June 30, 2003 and the year ended September 30, 2002. This information is based on assumptions set forth in "The Acquisition of E.N.B. Holding Company, Inc. and Related Pro Forma Data" and is also based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion, offering and acquisition. No effect has been given in the table to the possible issuance of additional shares of common stock pursuant to any stock option plan that may be adopted by our stockholders no earlier than six months after the conversion. Moreover, pro forma stockholders' equity per share does not give effect to the liquidation account to be established in the conversion or, in the event of a liquidation of Provident Bank, to the recoverability of intangibles or the tax effect of the recapture of the bad debt reserve. See "The Conversion--Liquidation Rights."

     The net proceeds in the tables are based upon the following assumptions:

     (1) all shares of common stock will be sold in the subscription and community offerings;

     (2) 311,000 shares of common stock will be purchased by our executive officers and directors, and their associates;

     (3) our employee stock ownership plan will purchase 5% of the shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation) with a loan from Provident Bancorp. The loan will be repaid in substantially equal payments of principal and interest over a period of 20 years;

     (4) we will issue 400,000 shares of common stock and contribute $1.0 million in cash to the charitable foundation;

     (5) Ryan Beck & Co. will receive a fee equal to 1.0% of the dollar amount of shares of common stock sold in the offering. No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans or by our officers, directors and employees, and their immediate families, or shares issued to the charitable foundation. No fee will be payable to Ryan Beck & Co. with respect to shares issued to shareholders of E.N.B. Holding Company, except under limited circumstances when such shares are issued as part of the offering so that we can sell at least 12,580,000 shares of common stock in the offering; and

     (6) total expenses of the offering, including the marketing fees to be paid to Ryan Beck & Co., will be between $2.7 million at the minimum of the offering range and $3.4 million at the maximum of the offering range, as adjusted.

     We calculated pro forma consolidated net earnings for the nine months ended June 30, 2003 and the year ended September 30, 2002 as if the estimated net proceeds we received had been invested at an assumed interest rate of 1.09% (0.65% on an after-tax basis), which represents the yield on the one-year U.S. Treasury Bill as of June 30, 2003 (which Provident Bancorp considers to more accurately reflect the pro forma reinvestment rate than an arithmetic average method in light of changes in interest rates in recent periods). The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. It is assumed that Provident Bancorp will retain between $42.2 million and $82.0 million of the estimated net proceeds in the offering, or $96.2 million if the offering range is increased by 15%. The actual net proceeds from the sale of shares of common stock will not be determined until the offering is completed. However, we currently estimate the net proceeds to be between $123.1 million and $167.1 million, or $192.4 million if the offering range is increased by 15%. It is assumed that all shares of common stock will be sold in the subscription and community offerings.

     The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders' equity is not intended to represent the fair market value of the shares of common stock.


                                                                 AT OR FOR THE NINE MONTHS ENDED JUNE 30, 2003
                                                                  BASED UPON THE SALE AT $10.00 PER SHARE OF
                                                      -------------------------------------------------------------------
                                                       12,580,000       14,800,000        17,020,000       19,573,000
                                                       SHARES (1)         SHARES            SHARES         SHARES (2)
                                                      ------------     ------------      ------------     ------------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 Gross proceeds....................................   $    125,800     $    148,000      $    170,200     $    195,730
 Expenses..........................................          2,702            2,913             3,124            3,366
                                                      ------------     ------------      ------------     ------------
    Estimated net proceeds.........................        123,098          145,087           167,076          192,364
 Common stock acquired by employee stock
   ownership plan (3)..............................         (6,490)          (7,600)           (8,710)          (9,987)
 Common stock acquired by recognition and
   retention plan (4)..............................         (5,192)          (6,080)           (6,968)          (7,989)
 Cash contribution to the charitable foundation....         (1,000)          (1,000)           (1,000)          (1,000)
 Assets received from the MHC......................            626              626               626              626
                                                      ------------     ------------      ------------     ------------
    Estimated net proceeds, as adjusted............   $    111,042     $    131,033      $    151,024     $    174,014
                                                      ============     ============      ============     ============

 FOR THE NINE MONTHS ENDED JUNE 30, 2003
 ---------------------------------------
 Consolidated net earnings (10):
    Historical combined with acquisition...........   $     10,293     $     10,293      $     10,293     $     10,293
 Pro forma adjustments:
    Income on adjusted net proceeds................            545              643               741              854
    Employee stock ownership plan (3)..............           (146)            (171)             (196)            (225)
    Recognition and retention plan (4).............           (467)            (547)             (627)            (719)
                                                      ------------     ------------      ------------     ------------
      Pro forma net earnings (10)..................   $     10,225     $     10,218      $     10,211     $     10,203
                                                      ============     ============      ============     ============
 Earnings per share (5):
    Historical combined with acquisition...........   $       0.40     $       0.35      $       0.31     $       0.27
 Pro forma adjustments:
    Income on adjusted net proceeds................           0.03             0.03              0.03             0.03
    Employee stock ownership plan (3)..............          (0.01)           (0.01)            (0.01)           (0.01)
    Recognition and retention plan (4).............          (0.02)           (0.02)            (0.02)           (0.02)
                                                      ------------     ------------      ------------     ------------
      Pro forma earnings per share (5) (6).........   $       0.40     $       0.35      $       0.31     $       0.27
                                                      ============     ============      ============     ============

 Offering price to pro forma net earnings per share          18.75x           21.43x            24.19x           27.78x
 Number of shares used in earnings per share
 calculations......................................     25,754,863       29,583,709        33,412,556       38,108,084

 AT JUNE 30, 2003
 ----------------
 Stockholders' equity:
    Historical combined with acquisition...........   $    152,510     $    152,510      $    152,510     $    155,536
    MHC capital consolidation......................            626              626               626              626
    Estimated net proceeds.........................        123,098          145,087           167,076          192,364
    Shares issued to the charitable foundation.....          4,000            4,000             4,000            4,000
    Tax benefit of contribution to the charitable
    foundation.....................................         (3,000)          (3,000)           (3,000)          (3,000)
    Common stock acquired by employee stock
     ownership plan (3)............................         (6,490)          (7,600)           (8,710)          (9,987)
    Common stock acquired by recognition and
     retention plan (4)............................         (5,192)          (6,080)           (6,968)          (7,989)
                                                      ------------     ------------      ------------     ------------
        Pro forma stockholders' equity (7).........        265,552          285,543           305,534          331,550
    Intangible assets (8)..........................         66,250           66,250            66,250           69,276
                                                      ------------     ------------      ------------     ------------
        Pro forma tangible stockholders' equity....   $    199,302     $    219,293      $    239,284     $    262,274
                                                      ============     ============      ============     ============

                                                                                            (continued on following page)


(CONTINUED FROM PREVIOUS PAGE)

                                                                 AT OR FOR THE NINE MONTHS ENDED JUNE 30, 2003
                                                                  BASED UPON THE SALE AT $10.00 PER SHARE OF
                                                      -----------------------------------------------------------------
                                                       12,580,000       14,800,000        17,020,000       19,573,000
                                                       SHARES (1)         SHARES            SHARES         SHARES (2)
                                                      ------------     ------------      ------------     -------------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 Stockholders' equity per share (9):
    Historical combined with acquisition...........   $        5.70    $        4.96     $        4.39    $        3.93
    MHC capital consolidation......................            0.02             0.02              0.02             0.02
    Estimated net proceeds.........................            4.60             4.72              4.81             4.86
    Shares issued to the charitable foundation.....            0.15             0.13              0.12             0.10
    Tax benefit of contribution to the charitable
    foundation.....................................           (0.11)           (0.10)            (0.09)           (0.08)
    Common stock acquired by employee stock
     ownership plan (3)............................           (0.24)           (0.25)            (0.25)           (0.25)
    Common stock acquired by recognition and
     retention plan (4)............................           (0.19)           (0.20)            (0.20)           (0.20)
                                                      -------------    -------------     -------------    -------------
        Pro forma stockholders' equity per share
        (7) (9)....................................   $        9.93    $        9.28     $        8.80    $        8.38
                                                      =============    =============     =============    =============
        Pro forma tangible stockholders' equity
        per share..................................   $        7.46    $        7.14     $        6.89    $        6.62
                                                      =============    =============     =============    =============

 Offering price as percentage of pro forma
    stockholders' equity per share..........                 100.70%          107.76%           113.64%          119.33%
 Offering price as percentage of pro forma
    tangible stockholders' equity per share....              134.14%          140.14%           145.14%          151.06%

 Number of shares used in book value per share
 calculations......................................      26,733,498       30,731,647        34,729,797       39,620,024

----------------------------
(1) If Provident Bancorp does not receive orders for at least 12,580,000 shares in the offering, then, at Provident Bancorp's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,677,320 shares of the unsubscribed offering shares may be issued to shareholders of E.N.B. Holding Company as merger consideration. If 3,677,320 unsubscribed shares are so issued as part of the conversion and stock offering, then estimated proceeds would be $86.7 million, pro forma net earnings per share would be $0.46 and the offering price to pro forma net earnings per share would be 16.30x, pro forma stockholders' equity and tangible stockholders' equity per share would be $9.93 and $7.07, respectively, and the offering price as a percentage of pro forma stockholders' equity per share and the offering price as a percentage of pro forma tangible stockholders' equity per share would be 100.70% and 141.54%, respectively.
(2) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering, or regulatory considerations.
(3) Assumes that 5% of shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Provident Bancorp. Provident Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments due on the debt. Provident Bank's total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Provident Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 40.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 24,337, 28,500, 32,662 and 37,449 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with Statement of Position 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.
(4) If approved by Provident Bancorp's stockholders, the stock recognition and retention plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (including shares we issue to the Provident Bank Charitable Foundation). Stockholder approval of the stock recognition and retention plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Provident Bancorp or through open market purchases. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by Provident Bancorp. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share,
     (ii) 15% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the nine months ended June 30, 2003 and (iii) the stock recognition and retention plan expense reflects an effective combined federal and state tax rate of 40.0%. Assuming stockholder approval of the stock recognition and retention plan and that shares of common stock are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.0% at the maximum of the offering range.

                                         (footnotes continued on following page)

(5) Per share figures include publicly held shares of Provident Bancorp common stock that will be exchanged for new shares of Provident Bancorp common stock in the conversion. See "The Conversion -- Share Exchange Ratio." Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with Statement of Position 93-6, subtracting the recognition and retention plan shares and the employee stock ownership plan shares which have not been committed for release during the respective periods. See notes 3 and 4. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(6) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by Provident Bancorp following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion. If the stock option plan is approved by stockholders, a number of shares up to 10% of the shares sold in the offering (including shares we issue to the Provident Bank Charitable Foundation) will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' ownership and voting interests by approximately 4.8% at the maximum of the offering range.
(7) The retained earnings of Provident Bank will be substantially restricted after the conversion. See "Our Dividend Policy," "The Conversion--Liquidation Rights" and "Supervision and Regulation--Federal Banking Regulation--Capital Distributions."
(8) Intangible assets represents the outstanding balance of goodwill ($62.0 million) and customer lists ($4.3 million) as of June 30, 2003. If we issue more than 3,677,320 shares of common stock to shareholders of E.N.B. Holding Company, then goodwill may increase by up to $3.0 million.
(9) Per share figures include publicly held shares of Provident Bancorp common stock that will be exchanged for new shares of Provident Bancorp common stock in the conversion. Stockholders' equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 2.8487, 3.3514, 3.8542 and 4.4323, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(10) Does not give effect to the non-recurring expense that will be recognized in 2004 as a result of the establishment of the charitable foundation. We will recognize an after-tax expense for the amount of the aggregate contribution to the charitable foundation, which after-tax expense is expected to be $3.0 million.


                                                                   AT OR FOR THE YEAR ENDED SEPTEMBER 30, 2002
                                                                   BASED UPON THE SALE AT $10.00 PER SHARE OF
                                                      ----------------------------------------------------------------
                                                       12,580,000       14,800,000        17,020,000       19,573,000
                                                       SHARES (1)         SHARES            SHARES         SHARES (2)
                                                      ------------     ------------      ------------     ------------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 Gross proceeds...................................... $    125,800     $    148,000      $    170,200     $    195,730
 Expenses............................................        2,702            2,913             3,124            3,366
                                                      ------------     -------------     ------------     ------------
    Estimated net proceeds...........................      123,098          145,087           167,076          192,364
 Common stock acquired by employee stock
   ownership plan (3)................................       (6,490)          (7,600)           (8,710)          (9,987)
 Common stock acquired by recognition and retention
 plan (4)............................................       (5,192)          (6,080)           (6,968)          (7,989)
 Cash contributed to the charitable foundation.......       (1,000)          (1,000)           (1,000)          (1,000)
 Assets received from the MHC........................          626              626               626              626
                                                      ------------     -------------     ------------     ------------
    Estimated net proceeds, as adjusted.............. $    111,042     $    131,033      $    151,024     $    174,014
                                                      ============     ============      ============     ============
 FOR THE YEAR ENDED SEPTEMBER 30, 2002
 -------------------------------------
 Consolidated net earnings (10):
    Historical combined with acquisition............. $     11,844     $     11,844      $     11,844     $     11,844
 Pro forma adjustments:
    Income on adjusted net proceeds..................          726              857               988            1,138
    Employee stock ownership plan (3)................         (195)            (228)             (261)            (300)
    Recognition and retention plan (4)...............         (623)            (730)             (836)            (959)
                                                      ------------     -------------     ------------     ------------
      Pro forma net earnings (10).................... $     11,752     $     11,743      $     11,735     $     11,723
                                                      ============     ============      ============     ============

 Earnings per share (5):
    Historical combined with acquisition............. $       0.46     $        0.40     $       0.35     $       0.31
 Pro forma adjustments:
    Income on adjusted net proceeds..................         0.03              0.03             0.03             0.03
    Employee stock ownership plan (3)................        (0.01)            (0.01)           (0.01)           (0.01)
    Recognition and retention plan (4)...............        (0.02)            (0.02)           (0.03)           (0.03)
                                                      ------------     -------------     ------------     ------------
      Pro forma earnings per share (5) (6)........... $       0.46     $        0.40     $       0.34     $       0.30
                                                      ============     =============     ============     ============

 Offering price to net earnings per share............        21.74x            25.00x            29.41x          33.33x
 Number of shares used in earnings per share
 calculations........................................   25,738,009        29,563,837        33,389,666      38,081,723

 AT SEPTEMBER 30, 2002
 ---------------------
 Stockholders' equity:
    Historical combined with acquisition............. $    146,147     $     146,147     $    146,147     $    149,173
    MHC capital consolidation........................          626               626              626              626
    Estimated net proceeds...........................      123,098           145,087          167,076          192,364
    Shares issued to the charitable foundation.......        4,000             4,000            4,000            4,000
    After tax cost of contribution to the charitable
    foundation.......................................       (3,000)           (3,000)          (3,000)          (3,000)
    Common stock acquired by employee stock
     ownership
     plan (3)........................................       (6,490)           (7,600)          (8,710)          (9,987)
    Common stock acquired by recognition and
     retention plan (4)..............................       (5,192)           (6,080)          (6,968)          (7,989)
                                                      ------------     -------------     ------------     ------------
        Pro forma stockholders' equity (7)...........      259,189           279,180          299,171          325,187
    Intangible assets (8)............................       66,594            66,594           66,594           69,620
                                                      ------------     -------------     ------------     ------------
        Pro forma tangible stockholders' equity...... $    192,595     $     212,586     $    232,577     $    255,567
                                                      ============     =============     ============     ============

                                                                                          (CONTINUED ON FOLLOWING PAGE)


(continued from previous page)


                                                                   AT OR FOR THE YEAR ENDED SEPTEMBER 30, 2002
                                                                   BASED UPON THE SALE AT $10.00 PER SHARE OF
                                                         -------------------------------------------------------------
                                                          12,580,000      14,800,000      17,020,000      19,573,000
                                                          SHARES (1)        SHARES          SHARES        SHARES (2)
                                                         -----------     ------------    ------------    ------------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 Stockholders' equity per share (9):
    Historical combined with acquisition...............  $      5.47     $       4.76    $       4.21    $       3.77
    MHC capital consolidation..........................         0.02             0.02            0.02            0.02
    Estimated net proceeds.............................         4.60             4.72            4.81            4.86
    Shares issued to the charitable foundation.........         0.15             0.13            0.12            0.10
    Tax benefit of contribution to the charitable
    foundation.........................................        (0.11            (0.10)          (0.09)          (0.08)
    Common stock acquired by employee stock
     ownership plan (3)................................        (0.24)           (0.25)          (0.25)          (0.25)
    Common stock acquired by recognition and
     retention plan (4)................................        (0.19)           (0.20)          (0.20)          (0.20)
                                                         -----------     ------------    ------------    ------------
       Pro forma stockholders' equity per share (7) (9). $      9.70     $       9.08    $       8.62    $       8.22
                                                         ===========     ============    ============    ============
       Pro forma tangible stockholders' equity per
       share............................................ $      7.20     $       6.92    $       6.70    $       6.45
                                                         ===========     ============    ============    ============

 Offering price as percentage of pro forma
    stockholders' equity per share......................      103.09%          110.13%         116.01%         121.65%
 Offering price as percentage of pro forma
    tangible stockholders' equity per share.............      138.81%          144.56%         149.33%         155.03%

 Number of shares used in book value per share
 calculations...........................................  26,733,498       30,731,647      34,729,797      39,620,024

-------------------------
(1) If Provident Bancorp does not receive orders for at least 12,580,000 shares in the offering, then, at Provident Bancorp's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,677,320 shares of the unsubscribed offering shares may be issued to shareholders of E.N.B. Holding Company as merger consideration. If 3,677,320 unsubscribed shares are so issued as part of the conversion and stock offering, then estimated proceeds would be $86.9 million, pro forma net earnings per share would be $0.52 and the offering price to pro forma net earnings per share would be 17.54x, pro forma stockholders' equity and tangible stockholders' equity per share would be $9.66 and $6.77, respectively, and the offering price as a percentage of pro forma stockholders' equity per share and the offering price as a percentage of pro forma tangible stockholders' equity per share would be 103.52% and 147.62%, respectively.
(2) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering, or regulatory considerations.
(3) Assumes that 5% of shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Provident Bancorp. Provident Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Provident Bank's total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Provident Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 40.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 32,450, 38,000, 43,550 and 49,932 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with Statement of Position 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.
(4) If approved by Provident Bancorp's stockholders, the stock recognition and retention plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (including shares we issue to the Provident Bank Charitable Foundation). Stockholder approval of the stock recognition and retention plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Provident Bancorp or through open market purchases. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by Provident Bancorp. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share,
     (ii) 20% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the year ended September 30, 2002 and (iii) the stock recognition and retention plan expense reflects an effective combined federal and state tax rate of 40.0%. Assuming stockholder approval of the stock recognition and retention plan and that shares of common stock are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.0% at the maximum of the offering range.

                                         (footnotes continued on following page)

(5) Per share figures include publicly held shares of Provident Bancorp common stock that will be exchanged for new shares of Provident Bancorp common stock in the conversion. See "The Conversion -- Share Exchange Ratio." Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with Statement of Position 93-6, subtracting the recognition and retention plan shares and the employee stock ownership plan shares which have not been committed for release during the respective periods. See notes 3 and 4. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(6) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by Provident Bancorp following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion. If the stock option plan is approved by stockholders, a number of shares up to 10% of the shares sold in the offering (including shares we issue to the Provident Bank Charitable Foundation) will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' ownership and voting interests by approximately 4.8% at the maximum of the offering range.
(7) The retained earnings of Provident Bank will be substantially restricted after the conversion. See "Our Dividend Policy," "The Conversion--Liquidation Rights" and "Supervision and Regulation--Federal Banking Regulation--Capital Distributions."
(8) Intangible assets represents the outstanding balance of goodwill ($62.0 million) and customer lists ($4.250 million) as of September 30, 2002. If we issue more than 3,677,320 shares to shareholders of E.N.B. Holding Company, then goodwill may increase by up to $3.0 million.
(9) Per share figures include publicly held shares of Provident Bancorp common stock that will be exchanged for new shares of Provident Bancorp common stock in the conversion. Stockholders' equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 2.8487, 3.3514, 3.8542 and 4.4323, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(10) Does not give effect to the non-recurring expense that will be recognized in 2004 as a result of the establishment of the charitable foundation. We will recognize an after-tax expense for the amount of the aggregate contribution to the charitable foundation, which after-tax expense is expected to be $3.0 million.

                COMPARISON OF VALUATION AND PRO FORMA INFORMATION
                         WITH AND WITHOUT THE FOUNDATION

     As reflected in the table below, if the charitable foundation is not established and funded as part of the conversion, RP Financial estimates that the pro forma valuation of Provident Bancorp would be greater, and as a result a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, the pro forma valuation of Provident Bancorp is $267.3 million, $307.3 million, $347.3 million and $396.2 million with the charitable foundation, as compared to $271.0 million, $312.3 million, $353.7 million and $405.5 million, respectively, without the charitable foundation. There is no assurance that in the event the charitable foundation were not formed, the appraisal prepared at that time would conclude that the pro forma market value of Provident Bancorp would be the same as that estimated herein. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

     For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the nine months ended June 30, 2003 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the conversion was completed at June 30, 2003, with and without the charitable foundation. Pro forma financial ratios are annualized. The valuation amounts referred to in the table below relate to the value of the shares sold to the depositors and the public and the shares issued to shareholders of E.N.B. Holding Company.

                                                            12,580,000 SHARES SOLD (1)              14,800,000 SHARES SOLD
                                                        ----------------------------------    ----------------------------------
                                                             WITH              WITHOUT             WITH              WITHOUT
                                                          FOUNDATION         FOUNDATION         FOUNDATION         FOUNDATION
                                                        ---------------    ---------------    ---------------    ---------------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Estimated offering amount ...........................   $       125,800    $       130,050    $      148,000      $      153,000
Pro forma market capitalization .....................           267,335            270,989           307,316             312,321
Total assets ........................................         1,578,560          1,581,746         1,598,551           1,602,411
Total liabilities ...................................         1,313,073          1,313,073         1,313,073           1,313,073
Pro forma stockholders' equity ......................           265,552            268,738           285,543             289,403
Pro forma net income ................................            10,225             10,249            10,218              10,241
Pro forma stockholders' equity per share ............              9.93               9.92              9.28                9.26
Pro forma net income per share ......................              0.40               0.39              0.35                0.34
PRO FORMA PRICING RATIOS:
Offering price as a percentage of pro forma
 stockholders' equity per share ....................             100.70%            100.81%           107.76%             107.99%
Offering price to pro forma net income per share ....             18.75x             19.23x            21.43x              22.06x
PRO FORMA FINANCIAL RATIOS:
Return on assets ....................................              0.86%              0.86%             0.85%               0.85%
Return on equity ....................................              5.13%              5.08%             4.77%               4.72%
Equity to assets ....................................             16.82%             16.99%            17.86%              18.06%


                                                              17,020,000 SHARES SOLD                19,573,000 SHARES SOLD
                                                        ----------------------------------    ----------------------------------
                                                             WITH              WITHOUT             WITH              WITHOUT
                                                          FOUNDATION         FOUNDATION         FOUNDATION         FOUNDATION
                                                        ---------------    ---------------    ---------------    ---------------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Estimated offering amount ...........................    $      170,200    $       175,950    $      195,730      $      202,343
Pro forma market capitalization .....................           347,298            353,654           396,200             405,450
Total assets ........................................         1,618,542          1,623,078         1,644,558           1,651,259
Total liabilities ...................................         1,313,073          1,313,073         1,313,073           1,313,073
Pro forma stockholders' equity ......................           305,535            310,071           331,550             338,251
Pro forma net income ................................            10,211             10,235            10,203              10,226
Pro forma stockholders' equity per share ............              8.80               8.77              8.38                8.35
Pro forma net income per share ......................              0.31               0.30              0.27                0.26
Pro forma pricing ratios:
Offering price as a percentage of pro forma
 stockholders' equity per share ....................             113.64%            114.03%           119.33%             119.76%
Offering price to pro forma net income per share ....             24.19x             25.00x            27.78x              28.85x
Pro forma financial ratios:
Return on assets ....................................              0.84%              0.84%             0.83%               0.83%
Return on equity ....................................              4.46%              4.40%             4.10%               4.03%
Equity to assets ....................................             18.88%             19.10%            20.16%              20.48%

-----------------------------
(1) If Provident Bancorp does not receive orders for at least 12,580,000 shares in the offering, then, at Provident Bancorp's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,677,320 unsubscribed offering shares may be issued to shareholders of E.N.B. Holding Company as merger consideration. If 3,677,320 unsubscribed shares are so issued, the offering price as a percentage of pro forma stockholders' equity per share, the offering price to pro forma net income per share, return on assets and return on equity without the foundation would be 100.81%, 16.67x, 0.85% and 5.78%, respectively, compared to 100.70%, 16.30x, 0.85% and 5.85% with the charitable foundation, respectively.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The discussion and analysis that follows focuses on the factors affecting our consolidated financial condition at June 30, 2003, September 30, 2002 and September 30, 2001 and our consolidated results of operations for the nine months ended June 30, 2003 and 2002 and for the years ended September 30, 2002, 2001 and 2000. The consolidated financial statements and related notes appearing elsewhere in this prospectus should be read in conjunction with this review. The financial condition and results of operations reported at June 30, 2003 and for the nine-month period ended June 30, 2003 are not necessarily indicative of the financial condition and results of operations for the fiscal year ending September 30, 2003.

     On April 23, 2002, we completed our acquisition of The National Bank of Florida, a commercial bank in Orange County, New York, which had assets of $104.0 million and deposits of $88.2 million. The acquisition was accounted for as a purchase, resulting in goodwill and other intangible assets of $15.3 million. Amounts attributable to The National Bank of Florida, which was merged into Provident Bank, are included in our consolidated financial statements from the date of acquisition.

     Following the completion of the conversion, our non-interest expense can be expected to increase because of the increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan and the adoption of the recognition and retention plan, if approved by our stockholders.

     Assuming that 19,573,000 shares are sold in the offering and 400,000 shares are issued to the Provident Bank Charitable Foundation:

     (i) the employee stock ownership plan will acquire 998,700 shares of common stock with a $10.0 million loan that is expected to be repaid over 20 years, resulting in an annual expense (pre-tax) of approximately $499,000 (assuming that the common stock maintains a value of $10.00 per share); and

     (ii) the recognition and retention plan would award a number of shares equal to 4% of the shares sold in the offering (including shares we issue to the Provident Bank Charitable Foundation), or 798,920 shares to eligible participants, which would be expensed as the awards vest. Assuming all shares are awarded under the recognition and retention plan at a price of $10.00 per share, and that the awards vest over five years, the corresponding annual expense (pre-tax) associated with shares awarded under the recognition and retention plan would be approximately $1.6 million.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and accelerated repayment of the loan will increase the annual employee stock ownership plan expense. Further, the actual expense of the recognition and retention plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share.

GENERAL

     Our results of operations depend primarily on our net interest income, which is the difference between the interest income on our earning assets, such as loans and securities, and the interest expense paid on our deposits and borrowings. Results of operations are also affected by non-interest income and expense, the provision for loan losses and income tax expense. Non-interest income consists primarily of banking fees and service charges, gains (losses) on sales of loans and securities available for sale and net increases in the cash surrender value of bank-owned life insurance ("BOLI") contracts. Our non-interest expense consists primarily of salaries and employee benefits, occupancy and office expenses, advertising and promotion expense and data processing expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

CRITICAL ACCOUNTING POLICIES

     Our accounting and reporting policies are prepared in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. Accounting policies considered critical to our financial results include the allowance for loan losses, accounting for goodwill and other intangible assets, accounting for deferred income taxes and the recognition of interest income.

     The methodology for determining the allowance for loan losses is considered by management to be a critical accounting policy due to the high degree of judgment involved, the subjectivity of the assumptions utilized and the potential for changes in the economic environment that could result in changes to the amount of the allowance for loan losses considered necessary. We evaluate our assets at least quarterly, and review their risk components as a part of that evaluation. See Note 3, Summary of Significant Accounting Policies--Allowance for Loan Losses in our Notes to Consolidated Financial Statements for a discussion of the risk components. We consistently review the risk components to identify any changes in trends. Accounting for goodwill is considered to be a critical policy because goodwill must be tested for impairment at least annually using a "two-step" approach that involves the identification of reporting units and the estimation of fair values. The estimation of fair values involves a high degree of judgment and subjectivity in the assumptions utilized. If goodwill is determined to be impaired, it would be expensed in the period in which it became impaired.

     We also use judgment in the valuation of other intangible assets (core deposit base intangibles). A core deposit base intangible asset has been recorded for core deposits (defined as checking, money market and savings deposits) that were acquired in an acquisition that was accounted as a purchase business combination. The core deposit base intangible asset has been recorded using the assumption that the acquired deposits provide a more favorable source of funding than more expensive wholesale borrowings. An intangible asset has been recorded for the present value of the difference between the expected interest to be incurred on these deposits and interest expense that would be expected if these deposits were replaced by wholesale borrowings, over the expected lives of the core deposits. If we find these deposits have a shorter life than was estimated, we will write down the asset by expensing the amount that is impaired.

     We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed on a continual basis as regulatory and business factors change.

     Interest income on loans, securities and other interest-earning assets is accrued monthly unless management considers the collection of interest to be doubtful. Loans are placed on nonaccrual status when payments are contractually past due 90 days or more, or when management has determined that the borrower is unlikely to meet contractual principal or interest obligations. At such time, unpaid interest is reversed by charging interest income. Interest payments received on nonaccrual loans (including impaired loans) are recognized as income unless future collections are doubtful. Loans are returned to accrual status when collectibility is no longer considered doubtful (generally, when all payments have been brought current).

MANAGEMENT STRATEGY

     We operate as an independent community bank that offers a broad range of customer-focused financial services as an alternative to money center banks in our market area. Over the years, management has invested in the infrastructure and staffing to support our strategy of serving the financial needs of individuals, businesses and municipalities in our market area. This has resulted in a change in our business mix, providing a favorable platform for long-term sustainable growth. Highlights of management's business strategy are as follows:

     OPERATING AS A COMMUNITY BANK. As an independent community bank, we emphasize the local nature of our decision-making to respond more effectively to the needs of our customers while providing a full range of financial services to the individuals, corporations and municipalities in our market area. We offer a broad range of financial products to meet the changing needs of the marketplace, including internet banking, cash management services and sweep accounts. In addition, we offer asset management and trust services to meet the investing needs of individuals, corporations and not-for-profit entities. As a result, we are able to provide locally the financial services required to meet the needs of the majority of existing and potential customers in our market.

     ENHANCING CUSTOMER SERVICE. We are committed to providing superior customer service as a way to differentiate us from our competition. As part of our commitment to service, we have established Sunday banking and extended service hours. In addition, we offer multiple access channels to our customers, including our branch and ATM network, internet banking, our Customer Care Telephone Center and our Automated Voice Response system. We reinforce in our employees a commitment to customer service through extensive training, recognition programs and measurement of service standards.

     GROWING AND DIVERSIFYING OUR LOAN PORTFOLIO. We offer a broad range of loan products to commercial businesses, real estate owners, developers and individuals. To support this activity, we have developed commercial, consumer and residential loan departments staffed with experienced professionals to promote the continued growth and prudent management of loan assets. We have experienced consistent and significant growth in our commercial loan portfolio over the years while continuing to grow our residential mortgage and consumer lending businesses. As a result, we believe that we have developed a diversified loan portfolio with a favorable mix of loan types, maturities and yields.

     EXPANDING OUR RETAIL BANKING FRANCHISE. Management intends to continue expansion of its retail banking franchise and to increase the number of households and businesses served in our market area. Our strategy is to deliver exceptional customer service, which depends on up-to-date technology and convenient access, as well as courteous personal contact from a trained and motivated workforce. This approach has resulted in continued growth in core deposits, which has improved our overall cost of funds. Management intends to maintain this strategy, which will require ongoing investment in retail banking locations and technology to support exceptional service levels for Provident Bank's customers.

MANAGEMENT OF INTEREST RATE RISK

     Management believes that our most significant form of market risk is interest rate risk. The general objective of our interest rate risk management is to determine the appropriate level of risk given our business strategy, and then manage that risk in a manner that is consistent with our policy to reduce the exposure of our net interest income to changes in market interest rates. Provident Bank's asset/liability management committee ("ALCO"), which consists of senior management, evaluates the interest rate risk inherent in certain assets and liabilities, our operating environment, and capital and liquidity requirements, and modifies our lending, investing and deposit gathering strategies accordingly. A committee of the Board of Directors reviews the ALCO's activities and strategies, the effect of those strategies on our net interest margin, and the effect that changes in market interest rates would have on the economic value of our loan and securities portfolios as well as the intrinsic value of our deposits and borrowings.

     We actively evaluate interest rate risk in connection with our lending, investing, and deposit activities. We emphasize the origination of residential fixed-rate mortgage loans that are repaid monthly and bi-weekly, fixed-rate commercial mortgage loans, adjustable-rate residential and commercial mortgage loans, commercial business loans and consumer loans. Depending on market interest rates and our capital and liquidity position, we may retain all of the fixed-rate, fixed-term residential mortgage loans that we originate or we may sell all or a portion of such longer-term loans, generally on a servicing-retained basis. We also invest in short-term securities, which generally have lower yields compared to longer-term investments. Shortening the average maturity of our interest-earning assets by increasing our investments in shorter-term loans and securities helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. These strategies may adversely affect net interest income due to lower initial yields on these investments in comparison to longer-term, fixed-rate loans and investments.

     Management monitors interest rate sensitivity primarily through the use of a model that simulates net interest income under varying interest rate assumptions. Management also evaluates this sensitivity using a model that estimates the change in Provident Bank's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. Both models assume estimated loan prepayment rates, reinvestment rates and deposit decay rates that seem most likely based on historical experience during prior interest rate changes.

     The table below sets forth, as of June 30, 2003, the estimated changes in our NPV and our net interest income that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

                                       NPV                                     NET INTEREST INCOME
                  ---------------------------------------------   ---------------------------------------------
                                  ESTIMATED INCREASE (DECREASE)                       INCREASE (DECREASE) IN
   CHANGE IN                                  IN NPV              ESTIMATED NET   ESTIMATED NET INTEREST INCOME
 INTEREST RATES    ESTIMATED      -----------------------------      INTEREST     -----------------------------
 (BASIS POINTS)      NPV            AMOUNT            PERCENT         INCOME        AMOUNT           PERCENT
----------------  -----------     -----------      ------------   -------------   -----------      ------------
                                             (DOLLARS IN THOUSANDS)
      +300        $   121,580     $   (37,328)            (23.5)% $      40,939   $    (1,904)             (4.4)%
      +200            139,047         (19,861)            (12.5)         41,606        (1,237)             (2.9)
      +100            153,163          (5,745)             (3.6)         42,575          (268)             (0.6)
         0            158,908              --                --          42,843            --                --
      -100            158,023            (885)             (0.6)         41,953          (890)             (2.1)
      -200            155,071          (3,837)             (2.4)         40,565        (2,278)             (5.3)

     The table set forth above indicates that at June 30, 2003, in the event of an immediate 100 basis point decrease in interest rates, we would be expected to experience a 0.6% decrease in NPV and a 2.1% decrease in net interest income. In the event of an immediate 200 basis point increase in interest rates, we would be expected to experience a 12.5% decrease in NPV and a 2.9% decrease in net interest income.

     Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV and net interest income requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The NPV and net interest income table presented above assumes that the composition of our interest-rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and, accordingly, the data does not reflect any actions management may undertake in response to changes in interest rates. The table also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Accordingly, although the NPV and net interest income table provides an indication of our sensitivity to interest rate changes at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

ANALYSIS OF NET INTEREST INCOME

     Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them, respectively.

     The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

                                      AT                               NINE MONTHS ENDED JUNE 30,
                                   JUNE 30, -------------------------------------------------------------------------------------
                                     2003                    2003                                         2002
                                   -------- ---------------------------------------   -------------------------------------------
                                              AVERAGE                                   AVERAGE
                                    YIELD/  OUTSTANDING                               OUTSTANDING
                                     RATE     BALANCE     INTEREST  YIELD/RATE (1)      BALANCE        INTEREST   YIELD/RATE (1)
                                   -------- -----------  ---------- ---------------   -----------    -----------  ---------------
                                                                       (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans (2)........................    6.25%  $   679,212  $   33,199            6.54%  $   623,140    $    33,434             7.17%
Securities available for sale....    4.21       218,738       7,158            4.38       178,150          7,209             5.41
Securities held to maturity......    4.81        81,652       3,066            5.02        73,385          3,337             6.08
Other............................    2.59        11,173         292            3.49        14,648            349             3.19
                                            -----------  ----------                   -----------    -----------
   Total interest-earning
    assets.......................    5.64       990,775      43,715            5.90       889,323         44,329             6.66
                                                         ----------                                  -----------
Non-interest-earning assets......                74,639                                    42,837
                                            -----------                               -----------
   Total assets..................           $ 1,065,414                               $   932,160
                                            ===========                               ===========

INTEREST-BEARING LIABILITIES:
Savings deposits (3).............    0.40   $   269,528       1,207            0.60   $   209,202          1,610             1.03
Money market deposits............    0.55       119,100         786            0.88       102,591          1,074             1.40
NOW deposits.....................    0.20        82,189         169            0.27        71,617            230             0.43
Certificates of deposit..........    2.03       241,683       3,985            2.20       233,546          5,967             3.42
Borrowings.......................    3.79       108,688       3,164            3.89       116,805          4,319             4.94
                                            -----------  ----------                   -----------    -----------
   Total interest-bearing
    liabilities..................    1.33       821,188       9,311            1.52       733,761         13,200             2.41
                                                         ----------                                  -----------
Non-interest-bearing
 liabilities.....................               131,425                                    92,693
                                            -----------                               -----------
   Total liabilities.............               952,613                                   826,454
Stockholders' equity.............               112,801                                   105,706
                                            -----------                               -----------
   Total liabilities and
    stockholders' equity.........           $ 1,065,414                               $   932,160
                                            ===========                               ===========

Net interest income..............                        $   34,404                                  $    31,129
                                                         ==========                                  ===========
Net interest rate spread (4).....                                              4.38%                                         4.25%
Net interest-earning assets (5)..           $   169,587                               $   155,562
                                            ===========                               ===========
Net interest margin (6)..........                                              4.64%                                         4.68%
Ratio of interest-earning
 assets to interest-bearing
 liabilities.....................                120.65%                                   121.20%

                                                                                                     (FOOTNOTES ON FOLLOWING PAGE)

                                                               YEARS ENDED SEPTEMBER 30,
                                   --------------------------------------------------------------------------------
                                                   2002                                         2001
                                   -------------------------------------       ------------------------------------
                                     AVERAGE                                     AVERAGE
                                   OUTSTANDING                                 OUTSTANDING
                                     BALANCE     INTEREST     YIELD/RATE         BALANCE      INTEREST   YIELD/RATE
                                   -----------  ----------    ----------       -----------   ----------  ----------
                                                                    (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans (2)........................  $   630,710  $   44,967          7.13%      $   590,298   $   46,434        7.87%
Securities available for sale....      185,326       9,869          5.33           159,185        9,598        6.03
Securities held to maturity             73,548       4,627          6.29            66,253        4,318        6.52
Other............................       18,138         488          2.69            10,983          628        5.72
                                   -----------  ----------                     -----------   ----------
   Total interest-earning assets.      907,722      59,951          6.60           826,719       60,978        7.38
                                                ----------                                   ----------
Non-interest-earning assets             50,192                                      36,624
                                   -----------                                 -----------
   Total assets..................  $   957,914                                 $   863,343
                                   ===========                                 ===========

INTEREST-BEARING LIABILITIES:
Savings deposits (3).............  $   227,143       2,289          1.01       $   177,994        2,898        1.63
Money market deposits............      106,133       1,435          1.35            86,717        2,245        2.59
NOW deposits.....................       73,403         315          0.43            57,806          365        0.63
Certificates of deposit..........      236,133       7,662          3.24           251,299       13,915        5.54
Borrowings.......................      113,446       5,500          4.85           113,975        6,821        5.98
                                   -----------  ----------                     -----------   ----------
   Total interest-bearing
    liabilities..................      756,258      17,201          2.27           687,791       26,244        3.82
                                                ----------                                   ----------
Non-interest-bearing
 liabilities.....................       94,869                                      78,547
                                   -----------                                 -----------
   Total liabilities.............      851,127                                     766,338
Stockholders' equity.............      106,787                                      97,005
                                   -----------                                 -----------
   Total liabilities and
    stockholders' equity.........  $   957,914                                 $   863,343
                                   ===========                                 ===========

Net interest income..............               $   42,750                                   $   34,734
                                                ==========                                   ==========
Net interest rate spread (4).....                                   4.33%                                      3.56%
Net interest-earning assets (5)..  $   151,464                                 $   138,928
                                   ===========                                 ===========
Net interest margin (6)..........                                   4.71%                                      4.20%
Ratio of interest-earning
 assets to interest-bearing
 liabilities.....................       120.03%                                     120.20%

                                       YEARS ENDED SEPTEMBER 30,
                                   ---------------------------------
                                                 2000
                                   ---------------------------------
                                     AVERAGE
                                   OUTSTANDING
                                     BALANCE    INTEREST  YIELD/RATE
                                   -----------  --------  ----------

INTEREST-EARNING ASSETS:
Loans (2)........................  $   577,119  $ 45,043        7.80%
Securities available for sale....      159,287     9,719        6.10
Securities held to maturity             52,515     3,549        6.76
Other............................        9,119       588        6.45
                                   -----------  --------
   Total interest-earning assets.      798,040    58,899        7.38
                                                --------
Non-interest-earning assets             38,770
                                   -----------
   Total assets..................  $   836,810
                                   ===========

INTEREST-BEARING LIABILITIES:
Savings deposits (3).............  $   177,077     3,435        1.94
Money market deposits............       77,475     2,029        2.62
NOW deposits.....................       52,052       470        0.90
Certificates of deposit..........      244,279    12,787        5.23
Borrowings.......................      122,315     7,313        5.98
                                   -----------  --------
   Total interest-bearing
    liabilities..................      673,198    26,034        3.87
                                                --------
Non-interest-bearing
 liabilities.....................       74,316
                                   -----------
   Total liabilities.............      747,514
Stockholders' equity.............       89,296
                                   -----------
   Total liabilities and
    stockholders' equity.........  $   836,810
                                   ===========

Net interest income..............               $ 32,865
                                                ========
Net interest rate spread (4).....                               3.51%
Net interest-earning assets (6)..  $   124,842
                                   ===========
Net interest margin (6)..........                               4.12%
Ratio of interest-earning
 assets to interest-bearing
 liabilities.....................       118.54%

--------------------------
(1) Yields and rates for the nine months ended June 30, 2003 and 2002 are annualized.
(2) Balances include the effect of net deferred loan origination fees and costs, and the allowance for loan losses.
(3)  Includes club accounts and interest-bearing mortgage escrow balances.
(4) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(5) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average total interest-earning assets.

     The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                                   YEARS ENDED SEPTEMBER 30,
                                 NINE MONTHS ENDED JUNE 30,     -------------------------------------------------------------------
                                       2003 VS. 2002                      2002 VS. 2001                      2001 VS. 2000
                             ---------------------------------  --------------------------------   --------------------------------
                             INCREASE (DECREASE)                INCREASE (DECREASE)                INCREASE (DECREASE)
                                    DUE TO            TOTAL            DUE TO           TOTAL            DUE TO            TOTAL
                             -------------------     INCREASE   -------------------    INCREASE    -------------------    INCREASE
                              VOLUME      RATE      (DECREASE)   VOLUME      RATE     (DECREASE)    VOLUME      RATE     (DECREASE)
                             -------   ---------    ----------  -------   ---------   ----------   -------    --------   ----------
                                                                          (IN THOUSANDS)
INTEREST-EARNING ASSETS:
   Loans...................  $ 2,924   $  (3,159)   $     (235) $ 3,093   $  (4,560)  $   (1,467)  $ 1,060    $    331   $    1,391
   Securities available
    for sale...............    1,472      (1,523)          (51)   1,464      (1,193)         271        (6)       (115)        (121)
   Securities held to
    maturity...............      351        (622)         (271)     465        (156)         309       899        (130)         769
   Other...................      (88)         31           (57)     290        (430)        (140)      112         (72)          40
                             -------   ---------    ----------  -------   ---------   ----------   -------    --------   ----------

     Total interest-earning
      assets...............    4,659      (5,273)         (614)   5,312      (6,339)      (1,027)    2,065          14        2,079
                             -------   ---------    ----------  -------   ---------   ----------   -------    --------   ----------

INTEREST-BEARING
 LIABILITIES:
   Savings deposits........      387        (790)         (403)     680      (1,289)        (609)       23        (560)        (537)
   Money market deposits         155        (443)         (288)     427      (1,237)        (810)      239         (23)         216
   NOW deposits............       31         (92)          (61)      83        (133)         (50)       48        (153)        (105)
   Certificates of
    deposit................      204      (2,186)       (1,982)    (793)     (5,460)      (6,253)      369         759        1,128
   Borrowings..............     (285)       (870)       (1,155)     (32)     (1,289)      (1,321)     (492)         --         (492)
                             -------   ---------    ----------  -------   ---------   ----------   -------    --------   ----------

     Total interest-bearing
      liabilities..........      492      (4,381)       (3,889)     365      (9,408)      (9,043)      187          23          210
                             -------   ---------    ----------  -------   ---------   ----------   -------    --------   ----------

Change in net interest
 income....................  $ 4,167   $    (892)   $    3,275  $ 4,947   $   3,069   $    8,016   $ 1,878    $     (9)  $    1,869
                             =======   =========    ==========  =======   =========   ==========   =======    ========   ==========

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2003 AND SEPTEMBER 30, 2002

     TOTAL ASSETS. Total assets as of June 30, 2003 were $1.11 billion, an increase of $87.0 million, or 8.5% over assets of $1.03 billion at September 30, 2002. The increase resulted from increases in both loans and securities.

     SECURITIES. Total securities increased to $334.7 million at June 30, 2003 from $292.9 million at September 30, 2002. The increase was primarily in mortgage backed securities, which increased $52.7 million during the nine-month period ended June 30, 2003, as we continued to purchase additional securities funded by growth in deposits and advances from the Federal Home Loan Bank of New York.

     LOANS HELD FOR SALE. Loans held for sale increased to 2.6 million at June 30, 2003 compared to none as of September 30, 2002. The $2.6 million in loans held for sale represented loans that were held for sale that had not yet been funded by the secondary market.

     NET LOANS. Net loans as of June 30, 2003 were $682.6 million, an increase of $21.8 million, or 3.3%, over net loan balances of $660.8 million at September 30, 2002. Residential loans continued to grow during the nine-month period, posting an increase of $13.7 million, or 3.7%, over balances at September 30, 2002. Most of the net loan growth was primarily in bi-weekly mortgages. Commercial mortgages increased by $16.6 million, or 10.2%, as originations of $64.1 million surpassed repayments of $47.5 million. Commercial and industrial loans increased by $4.0 million, or 9.6%, as we continued our efforts to expand our customer account relationships through the extension of these general business purpose loans. At $5.4 million, or 0.48% of total assets, non-performing assets were up slightly from $5.0 million, or 0.49% of total assets at September 30, 2002.

     OTHER ASSETS. Other assets increased by $13.0 million to $14.9 million at June 30, 2003 from $1.9 million at September 30, 2002, primarily as a result of Provident Bank's purchase of $12.0 million of BOLI contracts in December 2002.

     DEPOSITS. Deposits increased by $57.9 million to $857.5 million at June 30, 2003, an increase of 7.2% over balances of $799.6 million at September 30, 2002. Deposit growth occurred in transaction accounts and savings and money market accounts, while certificates of deposit declined slightly. The largest deposit growth occurred in savings and money market accounts, which increased to $406.6 million at June 30, 2003 from $363.0 million at September 30, 2002, an increase of $43.6 million, or 12.0%. Transaction accounts posted an increase of $25.5 million, or 13.2%, to $218.6 million. During the same time period, total certificates of deposit declined by $11.2 million as municipal certificates of deposit grew to $7.9 million, while all other certificates decreased to $224.4 million. The overall deposit increase was primarily due to improved marketing efforts, coupled with new product offerings. Total municipal deposits amounted to $19.8 million at June 30, 2003 compared to $8.8 million at September 30, 2002. We began accepting municipal deposits in April 2002 after we formed Provident Municipal Bank.

     BORROWINGS. Borrowings from the Federal Home Loan Bank of New York increased by $13.7 million during the nine-month period to $116.7 million at June 30, 2003 from $103.0 million at September 30, 2002, primarily to fund new loans and investments as noted above.

     STOCKHOLDERS' EQUITY. Stockholders' equity increased by $4.8 million to $115.7 million at June 30, 2003 compared to $110.9 million at September 30, 2002. In addition to net income of $8.7 million for the nine-month period, equity increased by $1.4 million due to the allocation of employee stock ownership plan shares, the vesting of shares issued under our recognition and retention plan and the exercise of stock options. Partially offsetting these increases were cash dividends and stock repurchases, each of which reduced stockholders' equity by $1.9 million, and the change in after-tax unrealized gains on securities available for sale, which decreased equity by $1.5 million.

     During the first nine months of fiscal 2003, we repurchased 60,700 shares of our common stock, bringing the total repurchased to 391,251 shares under our previously announced repurchase programs, which authorized the repurchase of up to 553,990 shares including the March 2003 authorization of 177,250 shares. We held a total of 326,925 treasury shares at June 30, 2003, net of option-related reissuances.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2002 AND SEPTEMBER 30, 2001

     TOTAL ASSETS. Total assets as of September 30, 2002 were $1.03 billion, an increase of $146.4 million, or 16.6%, over total assets of $881.3 million at September 30, 2001. Total assets increased by $90.7 million in April 2002 as a result of the acquisition of The National Bank of Florida. Average total assets for the year ended September 30, 2002 were $957.9 million, an increase of $94.6 million, or 11.0%, over average total assets of $863.3 million in fiscal 2001.

     SECURITIES. The total securities portfolio increased by $57.6 million, or 24.5%, to $292.9 million at September 30, 2002 from $235.3 million at September 30, 2001. Securities of The National Bank of Florida retained in our portfolio totaled $18.2 million, most of which were classified as available for sale. Securities of The National Bank of Florida that did not meet the rating guidelines established within our investment policy were sold shortly after the acquisition was completed. Securities available for sale increased by $42.2 million, or 25.8%, primarily reflecting an increase in U.S. Government and Agency securities. Available for sale mortgage-backed securities declined slightly to $58.6 million at September 30, 2002 from $59.5 million at the previous year-end. Securities held to maturity increased by $15.4 million, or 21.6%, to $86.8 million at September 30, 2002 from $71.4 million at September 30, 2001. Mortgage-backed securities held to maturity increased by $10.9 million, while state and municipal securities held to maturity increased by $4.5 million during the current fiscal year.

     NET LOANS. Net loans as of September 30, 2002 were $660.8 million, an increase of $54.7 million, or 9.0%, over net loan balances of $606.1 million at September 30, 2001. Net loans of The National Bank of Florida of $23.1 million were recorded at the acquisition date. Including the addition of The National Bank of Florida's commercial loans, we experienced fiscal 2002 growth of $41.5 million, or 23.0%, in the commercial loan portfolio, which consisted of commercial real estate, commercial business and construction loans. Within the commercial portfolio, commercial business loans contributed $9.9 million, or 23.9%, of the increase. We originated these loans primarily for the purpose of financing equipment acquisition or other general small business purposes, and the increase is of significance in that we actively pursue such loans in an effort to expand our customer account relationships. Commercial real estate loans accounted for the largest portion of the commercial loan portfolio growth, increasing by $34.0 million, or 26.3%. This increase was a result of our focus on generating high-quality real estate transactions, which contribute high yields with relatively low risk. Despite heavy refinancing activity, residential mortgage loans grew during fiscal 2002 as well, posting an increase of $7.9 million, or 2.2%, over balances on September 30, 2001. Consumer loans grew to $83.4 million, up from $76.9 million at September 30, 2001, an increase of $6.5 million, or 8.5%. As our market area realized substantial increases in real estate values, our customers took advantage of additional real estate equity, generating an increase of $8.6 million in home equity lines of credit. Average total loans were $630.7 million in fiscal 2002, an increase of $40.4 million, or 6.8%, over average total loans of $590.3 million in fiscal 2001. At September 30, 2002, non-performing loans were 0.74% of total loans, compared to 0.37% at September 30, 2001.

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     DEPOSITS. Deposits as of September 30, 2002 were $799.6 million, up $146.5 million, or 22.4%, from September 30, 2001. We recorded deposits of $88.2 million on the date we acquired The National Bank of Florida. Our deposit mix shifted along with our deposit growth. Transaction accounts (demand and NOW deposits) represented 24% of deposits at September 30, 2002, compared to 21% at September 30, 2001. Similarly, savings and money market account balances, which totaled $363.0 million at September 30, 2002, represented 45% of deposits at that date, compared to 41% at the prior year end. Certificates of deposit declined to 31% of deposits at September 30, 2002 from 38% at September 30, 2001. This shift in mix to lower cost transaction and savings accounts had a positive impact on earnings in fiscal 2002.

     BORROWINGS. Total borrowings decreased by $7.4 million, or 6.8%, to $103.0 million at September 30, 2002 from $110.4 million at September 30, 2001. The significant deposit growth was sufficient to fund increases in the securities and loan portfolios, and we were therefore able to pay down our borrowings.

     STOCKHOLDERS' EQUITY. Stockholders' equity increased by $8.3 million to $110.9 million at September 30, 2002, compared to $102.6 million at September 30, 2001. In addition to net income of $9.5 million for the 2002 fiscal year, equity increased by $1.2 million for the change in after-tax net unrealized gains on securities available for sale. The allocation of employee stock ownership plan shares and the vesting of shares issued under our recognition and retention plan increased equity by a total of $1.5 million. Partially offsetting these increases were cash dividends and purchases of treasury stock, which reduced stockholders' equity by $1.9 million and $2.0 million, respectively.

     During fiscal 2002, we repurchased 69,317 shares of our common stock. As of September 30, 2002 we had repurchased a total of 330,551 shares under our two previously announced repurchase programs, which authorized total repurchases of up to 376,740 shares. We held a total of 282,488 treasury shares at September 30, 2002, net of stock option-related reissuances.

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED JUNE 30, 2003 AND JUNE 30, 2002

     Net income for the nine months ended June 30, 2003, was $8.7 million, an increase of $1.4 million, or 19.2%, compared to net income of $7.3 million for the nine months ended June 30, 2002. Basic and diluted earnings per share increased to $1.12 and $1.11, respectively, for the nine months ended June 30, 2003, compared to $0.94 and $0.93, respectively, for the nine months ended June 30, 2002. The increase in net income reflected a $3.3 million, or 86.6%, increase in non-interest income and a $3.3 million, or 10.5% increase in net interest income, which was partially offset by a $4.2 million, or 18.5% increase in non-interest expense, a $780,000, or 18.5% increase in income tax expense and a $200,000 increase in the provision for loan losses.

     INTEREST INCOME. Interest income declined $614,000, or 1.4%, to $43.7 million for the nine months ended June 30, 2003 from $44.3 million for the nine months ended June 30, 2002. The decrease was due to lower average yields on loans and investment securities, which was offset in large part by higher average balances in both assets classes. The decrease in yields was primarily due to lower market interest rates, while the increase in loans and investment securities was due to increased loan originations between periods and our acquisition of The National Bank of Florida in April 2002. Average interest-earning assets for the nine months ended June 30, 2003 were $990.8 million, an increase of $101.5 million, or 11.4%, over average interest-earning assets for the nine-months ended June 30, 2002 of $889.3 million. Average yields on interest earning assets decreased by 76 basis points, to 5.90% for the nine months ended June 30, 2003 to 6.66% for the nine months ended June 30, 2002.


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     Total interest income on loans declined $235,000 to $33.2 million for the nine months ended June 30, 2003 from $33.4 million for the nine months ended June 30, 2002. The decrease was due to slight decreases in interest income on residential mortgage loans and consumer loans. Income earned on residential mortgage loans decreased $857,000, or 4.4%, to $18.8 million from $19.6 million, as a 73 basis point decrease in the average yield offset a $22.9 million, or 6.3% increase in average residential mortgage loans. Income earned on consumer loans decreased $436,000, or 12.2%, to $3.1 million from $3.6 million, as a 115 basis point decrease in the yield offset a $5.7 million, or 7.5% increase in average consumer loans. Interest income on the commercial loan portfolio increased $1.1 million, or 10.3%, as a $27.6 million increase in average commercial loans to $213.2 million offset a 29 basis point decrease in average yield.

     Interest income on investment securities and other earning assets decreased $379,000 to $10.5 million for the nine months ended June 30, 2003. A 96 basis point decrease in the average yield offset a $45.4 million, or 17.0%, increase in the average portfolio.

     INTEREST EXPENSE. Interest expense for the nine months ended June 30, 2003 decreased by $3.9 million, or 29.5%, to $9.3 million compared to interest expense of $13.2 million for the nine months ended June 30, 2002, as decreases in rates in all categories of interest-bearing deposits offset increases in average balances in all categories of interest bearing deposits, and accompanied a decrease in the average balance of borrowings. A 122 basis point decrease in the rate paid on certificate of deposit accounts, from 3.42% to 2.20%, offset an $8.1 million, or 3.5%, increase in the average balance of these accounts to $241.7 million, resulting in a $2.0 million reduction in interest expense. The average interest rate paid on savings and money market accounts decreased by 43 and 52 basis points, respectively, to 0.60% and 0.88%, respectively, for the nine months ended June 30, 2003, from 1.03% and 1.40%, respectively, for the nine months ended June 30, 2002. Interest expense on borrowings decreased by $1.2 million, or 26.7%, due to both a 105 basis point decrease in the average rate to 3.89% and a decrease in the average balance of $8.1 million, or 6.9%, to $108.7 million for the nine months ended June 30, 2003.

     NET INTEREST INCOME. For the nine months ended June 30, 2003, net interest income increased by $3.3 million, or 10.5% to $34.4 million from $31.1 million for the same period in 2002. Interest income decreased by $614,000, or 1.4%, as an increase in average earning assets of $101.5 million to $990.8 million, was completely offset by a decline in yield of 76 basis points to 5.90%. The cost of interest-bearing liabilities declined by $3.9 million as the average rate paid on interest-bearing liabilities dropped 89 basis points to 1.52%, which partially offset an increase in average balances of $87.4 million to $821.2 million. Net interest margin decreased from 4.68% to 4.64% and net interest spread improved from 4.25% to 4.38%.

     PROVISION FOR LOAN LOSSES. We record provisions for loan losses, which are charged to earnings, in order to maintain the allowance for loan losses at a level to absorb probable loan losses inherent in the existing portfolio. In determining the allowance for loan losses, management considers past loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates, and the ultimate losses may vary from such estimates. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the allowance at a level to absorb probable loan losses inherent in the existing portfolio. We recorded $800,000 and $600,000 in loan loss provisions during the nine months ended June 30, 2003 and 2002, respectively. An additional $537,000 in the allowance for loan losses was recorded, however, because we absorbed the loan portfolio of The National Bank of Florida in April 2002. At June 30, 2003 the allowance for loan losses totaled $11.1 million, or 1.59% of the loan portfolio, compared to $10.2 million at June 30, 2002, or 1.55% of the loan portfolio. Net charge-offs totaled $128,000 (an annual rate of 0.03% of the average


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loan portfolio) and $38,000 (an annual rate of 0.01% of the average loan portfolio) for the nine months ended June 30, 2003 and June 30, 2002, respectively. The increase in the allowance was primarily attributed to an increase in the loan portfolio of $34.8 million, or 5.29%. See "Business of Provident Bancorp and Provident Bank--Delinquent Loans, Other Real Estate Owned and Classified Assets--Allowance for Loan Losses" for a discussion of how the allowance for loan losses is adjusted as a result of this factor.

     In considering the amount of the allowance for loan losses, we consider long-term historical loss rates and we add or subtract amounts based on current trends and conditions. In addition, we apply set percentages on loans that are non-performing, criticized or classified. For commercial loans, we have established a broad range of percentages based upon the type of loan and the severity of the classification. We review each loan quarterly to assess the percentage within the range to apply to the loan based upon the risk of loss we attribute to the loan. For residential mortgages and consumer loans, the percentages are fixed in relation to the increased risk of loss we attribute to loans that are not performing according to terms compared to the remaining portfolio. Based on the relative consistency of the loss experience and aggregate adjustments we have made in these portfolios, we have not changed these percentages; however we feel they continue to accurately reflect the increased probable loss we attribute to these loans. We increased the allowance for loan losses between periods as a result of increases in the commercial real estate loan portfolio (to $179.9 million at June 30, 2003 from $163.3 million at September 30, 2002) and commercial business loan portfolio (to $45.3 million at June 30, 2003 from $41.3 million at September 30, 2002), which are generally higher-risk loan categories; continued growth in larger and more complex loan transactions; and a modest increase in our assessment of risk in the non-classified business loan portfolio, primarily commercial mortgage and commercial and industrial loans. See "Business of Provident Bancorp and Provident Bank--Delinquent Loans, Other Real Estate Owned and Classified Assets--Allowance for Loan Losses" for a discussion of how the allowance for loan losses is adjusted as a result of these factors.

     NON-INTEREST INCOME. Non-interest income for the nine-month period ended June 30, 2003 increased to $7.2 million, an increase of $3.3 million, or 86.6%, compared to $3.9 million for the same nine-month period last year. Realized gains on securities available for sale and sales of loans were $1.9 million and $836,000, respectively, for the current period, representing a combined increase of $2.4 million over the securities and loan sales gains of $380,000 for the same period last year. Banking fees and services charges increased to $3.4 million for the current nine-month period, an increase of $467,000, or 15.9%, over the same period in the prior fiscal year. The increase was primarily attributable to volume-related increases in transaction account fees of $333,000 resulting from the new and acquired branches. Other income increased by $518,000, or 95.9%, to $1.1 million for the nine-month period ended June 30, 2003, from $540,000 for the same period in the prior fiscal year. The increase is primarily due to $324,000 in income from $12.0 million in BOLI contracts that we purchased in December 2002 and an increase of $217,000 in loan prepayment penalties, which totaled $306,000 for the nine-month period in fiscal 2003, compared to $89,000 for the same period in the prior fiscal year.

     NON-INTEREST EXPENSE. Non-interest expense increased by $4.2 million, or 18.5%, to $27.1 million for the nine months ended June 30, 2003, compared to $22.9 million for the nine months ended June 30, 2002. Increases in compensation and benefits and in occupancy and office operations directly attributable to new branches were $592,000 and $279,000, respectively. Compensation and benefits increased by an additional $2.3 million, of which $324,000 represented the payout of an employment agreement, $253,000 was attributable to the increased cost of stock-based compensation plans, $261,000 was due to additional retirement plan and other deferred compensation expense, $167,000 was related to higher health insurance premiums and the remaining increase was due to annual salary increases of


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approximately 4.0% and additional administration staff. Additional increases in non-interest expense categories for the nine months ended June 30, 2003 were additional advertising costs of $259,000, or 25.1%, related to new branches and products, and a volume-related increase of $384,000, or 29.2%, in data processing costs. Consulting fees increased by $372,000 as we retained professional assistance for technological development.

     Amortization of the core deposit intangible increased by $195,000 as the premium associated with the acquisition of The National Bank of Florida in April 2002 was amortized for the nine-month period in 2003. Other non-interest expense increased by $180,000, or 4.4%, primarily due to increases in correspondent bank expense and charitable contributions of $63,000 and $109,000, respectively.

     INCOME TAXES. Income tax expense was $5.0 million for the nine months ended June 30, 2003 compared to $4.2 million for the same period in 2002. The effective tax rates were 36.5% and 36.7%, respectively, as a greater portion of our increase in pre-tax income was subject to the marginal tax rates, which offset increases in tax-advantaged investments.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2002 AND SEPTEMBER 30, 2001

     Net income for the year ended September 30, 2002 was $9.5 million, an increase of $2.0 million, or 27.3%, compared to net income of $7.5 million in fiscal 2001. Basic and diluted earnings per share increased to $1.24 and $1.22, respectively, for the 2002 fiscal year compared to $0.98 and $0.97, respectively, for fiscal 2001. The increase in net income reflects an $8.0 million or 23.1% increase in net interest income, a $695,000, or 14.8%, increase in non-interest income and a $540,000 decrease in the provision for loan losses, offset in part by increases of $5.7 million or 21.7% in non-interest expense and $1.5 million or 36.1% in income tax expense.

     INTEREST INCOME. Interest income for the fiscal year ended September 30, 2002 declined slightly to $60.0 million, a decrease of $1.0 million, or 1.7% compared to the prior year. The small decrease was primarily due to lower average yields on loans and securities, offset in large part by higher average balances in both asset classes, due, in part, to our acquisition of The National Bank of Florida. Average interest-earning assets for the year ended September 30, 2002 were $907.7 million, an increase of $81.0 million, or 9.8%, over average interest-earning assets for the year ended September 30, 2001 of $826.7 million. Average loan balances grew by $40.4 million and average balances of securities and other earning assets increased by $40.6 million. Average yields on interest earning assets fell by 78 basis points to 6.60% for the year ended September 30, 2002, from 7.38% for the year ended September 30, 2001. Lower market interest rates were the primary reason for the decline in asset yields. Lower yields were also due, in part, to the change in interest-earning asset mix, as we maintained high balances in cash and short-term securities in the weeks before and after our acquisition of The National Bank of Florida.

     Total interest income on loans for the year ended September 30, 2002 declined to $45.0 million, down 3.2% from $46.4 million for the prior fiscal year. Interest income on the commercial loan portfolio (commercial real estate, commercial business and construction loans) for the year ended September 30, 2002 decreased to $14.2 million, down 4.1% from commercial loan interest income of $14.8 million for the prior fiscal year. The average commercial loan portfolio grew $17.1 million to $189.5 million, but the impact of that increase was more than offset by a 110 basis-point decline in average yield. The lower average yield was due, in part, to the effect on commercial business loans of the significantly lower average prime rate of 4.86% in fiscal 2002 compared to 6.57% in fiscal 2001. Interest income on consumer loans declined by $1.0 million, or 17.4% for the year. Our fixed-rate consumer loans have short average maturities, and our adjustable-rate consumer loans float with the prime rate. Income earned on residential mortgage loans was $26.0 million for the year ended September 30, 2002, up 0.6%


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compared to the prior year, as yields declined by 34 basis points to 7.15% from
7.49%, reflecting the impact of lower market rates and refinancing activity, while average balances increased.

     Interest income on securities and other earning assets increased to $15.0 million for the year ended September 30, 2002, compared to $14.5 million for the prior fiscal year. Average balances of securities and other earning assets grew by $40.6 million, or 17.2% to $277.0 million, which more than offset a 74 basis-point decline in yields.

     INTEREST EXPENSE. Interest expense for the fiscal year ended September 30, 2002 fell by $9.0 million to $17.2 million, a decrease of 34.5% compared to interest expense of $26.2 million for fiscal 2001. The sharp decrease was primarily due to lower rates paid on interest-bearing deposits and borrowings, as well as lower average balances in certificate-of-deposit accounts and a higher concentration of non-interest-bearing and low-interest-bearing deposits in fiscal 2002. Average rates paid on interest-bearing liabilities (deposits and borrowings) for the year ended September 30, 2002 declined by 155 basis points to 2.27% from 3.82% in the prior fiscal year. The average interest rate paid on certificates of deposit fell by 230 basis points to 3.24% for the year ended September 30, 2002, from 5.54% for the prior year. For the year ended September 30, 2002, average balances of lower-cost savings and money market accounts increased by $49.1 million and $19.4 million, respectively, while average balances of certificates of deposit declined by $15.2 million compared to average balances for the year ended September 30, 2001. The average interest rates paid on savings and money market accounts fell by 62 and 124 basis points to 1.01% and 1.35%, respectively, for the year ended September 30, 2002, from 1.63% and 2.59% for the prior year. Interest expense on borrowings declined by $1.3 million, primarily due to the 113 basis point decrease in the average rate to 4.85% in fiscal 2002 from 5.98% in fiscal 2001.

     NET INTEREST INCOME. Net interest income for the year ended September 30, 2002 increased to $42.7 million, compared to $34.7 million for the year ended September 30, 2001, an increase of $8.0 million or 23.1%. Net interest income increased due to a $12.6 million increase in average net earning assets to $151.5 million, from $138.9 million, as well as a 77 basis-point increase in net interest rate spread, to 4.33%, from 3.56% in the prior year. Net interest margin increased to 4.71% for the year ended September 30, 2002, up from 4.20% in the prior year.

     The significant increase in net interest income in fiscal 2002 was due, in large part, to the relative changes in the yield and cost of our assets and liabilities as a result of decreasing market interest rates in calendar 2001 and 2002. This decrease in market interest rates reduced our cost of interest-bearing liabilities faster and to a greater extent than the rates on our interest-earning assets such as loans and securities. However, even in the current rate environment, this trend is not likely to continue, as average yields on assets such as residential mortgage and consumer loans have more recently declined at an accelerated pace. The presently high net interest margins could come under near-term pressure in both rising rate and falling rate scenarios. Should market interest rates increase with an economic recovery, the cost of our interest-bearing liabilities would likely increase faster than the rates on our interest-earning assets. In addition, the impact of rising rates could be compounded if deposit customers move funds from savings accounts back to higher-rate certificate of deposit accounts. Should market interest rates continue to fall, management anticipates that the rates on interest-earning assets would likely decline to a greater extent than the cost of interest-bearing liabilities, as the latter rates may have reached market minimums.

     PROVISION FOR LOAN LOSSES. We recorded $900,000 and $1.4 million in loan loss provisions for the years ended September 30, 2002 and September 30, 2001, respectively. At September 30, 2002 the allowance for loan losses totaled $10.4 million, or 1.55% of the loan portfolio, compared to $9.1 million, or 1.48% of the loan portfolio at September 30, 2001. Net charge-offs for the year ended September 30,


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2002 were $177,000 (an annual rate of 0.03% of the average loan portfolio) and there were net recoveries of $30,000 for the year ended September 30, 2001.

     The increase in the allowance for loan losses was primarily attributable to growth in the loan portfolio of $55.9 million, representing an increase of 9.09%. In addition, higher risk loan categories, primarily commercial real estate loans and commercial business loans provided most of this increase. In April 2002, we acquired $23.6 million in loans as part of our acquisition of The National Bank of Florida. An additional $537,000 in the allowance for loan losses was recorded for the addition of the loan portfolio of The National Bank of Florida. The allowance for loan losses was also increased as loans that were delinquent, criticized or classified grew to $9.0 million at September 30, 2002 from $7.5 million at September 30, 2001, an increase of $1.5 million. An increase in commercial mortgage loans of $2.9 million was partially offset by a decrease in the retail categories (residential mortgages, equity lines of credit and consumer loans) of $1.2 million and a decrease in commercial and industrial loans of $294,000.

     We decreased the percentage allowance requirements in the retail loan portfolio to reflect the lower level of delinquencies, the benefits of lower interest rates in the credit portfolio, and appreciation in residential real estate values. Conversely, we increased the percentage allowance requirements for commercial business loans and commercial mortgages primarily to reflect the negative trends in delinquencies and classifications, continued growth in larger, more complex loans, and some negative trends in the risk ratings of the performing loan portfolio. See "Business of Provident Bancorp and Provident Bank--Delinquent Loans, Other Real Estate Owned and Classified Assets--Allowance for Loan Losses" for a discussion of how the allowance for loan losses is adjusted as a result of these factors.

     NON-INTEREST INCOME. Non-interest income for the fiscal year ended September 30, 2002 was $5.4 million compared to $4.7 million for the fiscal year ended September 30, 2001, an increase of $695,000, or 14.8%. This increase was primarily attributable to an increase of $646,000, or 18.2%, in banking fees and service charges, reflecting increases in transaction account volumes and the use of debit cards for which fee income increased by $231,000, or 196.0%. Also, our trust services grew during 2002, generating fee income of $139,000 for the 2002 fiscal year compared to $66,000 for the prior year, an increase of $73,000, or 110.6%. Sales of securities available for sale and residential mortgage loans resulted in a combined gain of $607,000 in fiscal 2002 compared to $531,000 in fiscal 2001, an increase of $76,000.

     NON-INTEREST EXPENSE. Non-interest expense for the fiscal year ended September 30, 2002 was $32.2 million, a $5.8 million, or 21.7%, increase over non-interest expense of $26.4 million for the fiscal year ended September 30, 2001. The increase was primarily attributable to an increase in compensation and employee benefits of $3.1 million, or 22.1%, relating to annual merit raises of approximately 4.0%, the addition of former employees of The National Bank of Florida who continue to staff its two former branches, and increased staffing for a new branch we opened prior to the acquisition of The National Bank of Florida. Additional occupancy and data processing costs were also attributable largely to the addition of these three new branches, growing by $547,000 and $329,000, respectively, compared to fiscal 2001. Other non-interest expenses were $1.3 million higher than the prior fiscal year, reflecting growth in our business as well as a charge of $240,000 in the current year to resolve a reconciliation issue relating to refinanced residential mortgage loans. Expenses associated with the integration of The National Bank of Florida totaled $531,000 for the current year. Amortization of the core deposit intangible recorded in the acquisition of The National Bank of Florida totaled $286,000 for the 2002 fiscal year, a decrease of $73,000 compared to similar expenses in the prior fiscal year, which represented the final amortization of intangible assets associated with two 1996 branch acquisitions.


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     INCOME TAXES. Income tax expense was $5.6 million for the fiscal year ended
September 30, 2002 compared to $4.1 million for fiscal 2001, representing effective tax rates of 36.9% and 35.3%, respectively. The higher effective tax rate in fiscal 2002 primarily reflects a higher level of non-deductible employee stock ownership plan expenses and the effect of graduated federal tax rates.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND SEPTEMBER 30, 2000

     Net income for the year ended September 30, 2001 was $7.5 million, an increase of $1.6 million, or 27.4%, compared to net income of $5.9 million for the year ended September 30, 2000. Basic and diluted earnings per share increased to $0.98 and $0.97, respectively, for the 2001 fiscal year compared to $0.76 for fiscal 2000. The growth and changes in mix of assets and liabilities provided a 5.7% increase in net interest income, to $34.7 million from $32.9 million. Non-interest income grew by 38.8%, to $4.7 million from $3.4 million, while non-interest expense increased by $623,000, or 2.4%.

     INTEREST INCOME. Interest income for the fiscal year ended September 30, 2001 grew by $2.1 million, or 3.5%, over the prior fiscal year to $61.0 million, primarily due to increased loan and securities volumes. Average interest-earning assets for the fiscal year ended September 30, 2001 were $826.7 million, an increase of $28.7 million, or 3.6%, compared to average interest-earning assets in the fiscal year ended September 30, 2000 of $798.0 million. Average loan balances grew by $13.2 million, while the average balances of securities and other earning assets increased by a combined $15.5 million. Although market interest rates declined significantly during fiscal 2001, the average yield on total earning assets remained the same as the average yield for the prior fiscal year. The average yield on loans increased by seven basis-points, to 7.87%, from 7.80%, reflecting the higher rates in effect when the loans were originated, as many of these loans carry fixed rates. The average yield on securities, which have shorter average maturities, declined somewhat during fiscal 2001, leaving the average earning asset yield unchanged on an overall basis.

     INTEREST EXPENSE. Interest expense increased by $210,000, or 0.8%, to $26.2 million for the fiscal year ended September 30, 2001 from $26.0 million for the fiscal year ended September 30, 2000. This was the net result of a $14.6 million, or 2.2%, increase in the average balance of total interest-bearing liabilities in fiscal 2001 compared to fiscal 2000, offset by a five basis-point decrease in the average rate paid on such liabilities over the same period.

     Interest expense on savings and NOW accounts decreased in fiscal 2001 by $537,000 and $105,000, respectively, attributable to declines in the average rates paid of 31 basis points and 27 basis points, respectively. An increase of $216,000 in interest expense on money market deposits, to $2.2 million from $2.0 million, partially offset the lower interest expense on savings and NOW accounts. This increase was due to a $9.2 million increase in the average balance to $86.7 million from $77.5 million, which was partially offset by a three basis-point decrease in the average rate paid to 2.59% from 2.62%.

     Interest expense on certificates of deposit increased by $1.1 million to $13.9 million from $12.8 million, due to a 31 basis-point increase in the average rate paid to 5.54% from 5.23%, as well as a $7.0 million increase in the average balance to $251.3 million from $244.3 million. The increase in average rate paid occurred despite a decline in market interest rates, as certificates of deposit added to the portfolio from June through December of 2000 were opened at relatively high rates as part of management's strategy to increase certificate of deposit balances.

     Interest expense on borrowings from the Federal Home Loan Bank of New York decreased by $492,000 due to a decrease of $8.3 million in the average balance to $114.0 million from $122.3 million.


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

     NET INTEREST INCOME. For the fiscal years ended September 30, 2001 and 2000, net interest income was $34.7 million and $32.9 million, respectively. The $1.9 million increase in net interest income was primarily attributable to a $14.1 million increase in net earning assets (interest-earning assets less interest-bearing liabilities), to $138.9 million from $124.8 million, combined with a five basis-point increase in the net interest rate spread to 3.56% from 3.51%. Our net interest margin increased to 4.20% in the year ended September 30, 2001 from 4.12% in the year ended September 30, 2000.

     PROVISION FOR LOAN LOSSES. We recorded $1.4 million and $1.7 million in loan loss provisions for the years ended September 30, 2001 and September 30, 2000 respectively. At September 30, 2001 the allowance for loan losses totaled $9.1 million, or 1.48% of the loan portfolio, compared to $7.7 million, or 1.28% of the loan portfolio at September 30, 2000. For the year ended September 30, 2001 there was a net recovery of $30,000 compared to net charge-offs of $259,000 (an annual rate of 0.04% of the average loan portfolio) for the year ended September 30, 2000.

     The increase in the allowance for loan losses was primarily attributable to a national and local economic recession, which was notably exacerbated by the events of September 11, 2001; an increase in the overall loan portfolio of $17.8 million; growth in the criticized and classified business loan categories (primarily commercial business loans and commercial real estate loans); and growth in the origination of larger, more complex loans. In September 2000, the national unemployment rate was 4.0% compared to 5.0% in September 2001. Similarly, in Rockland County, New York, the unemployment rate in September 2000 was 3.2% compared to 3.5% in September 2001. See "Business of Provident Bancorp and Provident Bank--Delinquent Loans, Other Real Estate Owned and Classified Assets--Allowance for Loan Losses" for a discussion of how the allowance for loan losses is adjusted as a result of these factors.

     NON-INTEREST INCOME. Non-interest income for the fiscal year ended September 30, 2001 was $4.7 million, an increase of $1.3 million over non-interest income for the fiscal year ended September 30, 2000, primarily reflecting higher collection of service charges on deposits, fees on asset management and trust services, and other fee income, which together increased by $561,000, or 20.3%. We also recorded gains on sales of securities of $531,000 for the 2001 fiscal year, compared to only $9,000 of such gains for fiscal 2000. Other non-interest income increased by $263,000 over the prior fiscal year, including a $118,000 gain recognized in connection with the final repayment of a construction loan.

     NON-INTEREST EXPENSE. Non-interest expense for the fiscal year ended September 30, 2001 totaled $26.4 million, or $623,000 more than non-interest expense of $25.8 million for the fiscal year ended September 30, 2000. Compensation expense increased by $620,000 and occupancy and office operations increased by $456,000, both related partially to the opening of the new branch in Bardonia and preparation for opening a new supermarket branch in New City, which began operations in October 2001. Compensation expense also grew due to normal annual merit increases and staff additions. Also, advertising and promotion expenses increased by $411,000, or 37.5%, which related to the opening of the new branches and the introduction of new product lines. In addition, other non-interest expense in the 2001 fiscal year were higher by $335,000, or 7.8%, primarily because expenses in fiscal 2000 were reduced by the reversal of $318,000 in accruals made in fiscal 1999 for operational losses that did not materialize as originally expected. These increases were partially offset by a decrease of $1.3 million in the amortization of intangible assets arising from branch purchases, as the amounts associated with 1996 branch purchases became fully amortized in fiscal 2001.

     INCOME TAXES. Income tax expense was $4.1 million for the fiscal year ended September 30, 2001 compared to $2.9 million for fiscal 2000, representing effective tax rates of 35.3% and 32.8%, respectively. The higher effective tax rate in fiscal 2001 primarily reflects a lower level of state tax benefits from the real estate investment trust subsidiary in relation to total pre-tax income.


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IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related notes of Provident Bancorp have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

LIQUIDITY AND CAPITAL RESOURCES

     The overall objective of our liquidity management is to ensure the availability of sufficient cash funds to meet all financial commitments and to take advantage of investment opportunities. We manage liquidity in order to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

     Our primary sources of funds are deposits, principal and interest payments on loans and securities, and, to a lesser extent, wholesale borrowings, the proceeds from maturing securities and short-term investments, and the proceeds from the sales of loans and securities. The scheduled amortization of loans and securities, as well as proceeds from borrowings, are predictable sources of funds. Other funding sources, however, such as deposit inflows, mortgage prepayments and mortgage loan sales are greatly influenced by market interest rates, economic conditions and competition.

     Our cash flows are derived from operating activities, investing activities and financing activities as reported in the Consolidated Statements of Cash Flows in our consolidated financial statements beginning on page F-2 of this document. Our primary investing activities are the origination of residential one- to four-family and commercial real estate loans, and the purchase of investment securities and mortgage-backed securities. During the nine months ended June 30, 2003 and 2002 and the years ended September 30, 2002, 2001 and 2000, our loan originations totaled $278.9 million, $150.4 million, $202.5 million, $139.3 million and $135.5 million, respectively. Purchases of securities available for sale totaled $128.1 million, $67.6 million, $73.5 million, $51.4 million and $35.7 million for the nine months ended June 30, 2003 and 2002 and the years ended September 30, 2002, 2001 and 2000, respectively. Purchases of securities held to maturity totaled $27.5 million, $34.5 million, $34.4 million, $30.4 million and $4.7 million for the nine months ended June 30, 2003 and 2002 and the years ended September 30, 2002, 2001 and 2000, respectively. These activities were funded primarily by deposit growth (a financing activity), and by principal repayments on loans and securities. Loan origination commitments totaled $104.5 million at June 30, 2003, and consisted of $46.3 million at adjustable or variable rates and $58.2 million at fixed rates. Unused lines of credit granted to customers were $71.2 million at June 30, 2003. We anticipate that we will have sufficient funds available to meet current loan commitments and lines of credit.

     In December 2002 we invested $12.0 million in BOLI contracts. These investments are illiquid and are therefore classified as other assets. Earnings from BOLI are derived from the net increase in cash surrender value of the BOLI contracts.

     Deposit flows are generally affected by the level of market interest rates, the interest rates and other conditions on deposit products offered by our banking competitors, and other factors. The net increase in total deposits (excluding deposits acquired as part of the acquisition of The National Bank of Florida) was $57.9 million, $55.8 million, $58.4 million, $44.1 million and $22.3 million for the nine


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months ended June 30, 2003 and 2002 and the years ended September 30, 2002, 2001 and 2000, respectively. Certificates of deposit that are scheduled to mature in one year or less from June 30, 2003 totaled $168.8 million. Based upon prior experience and our current pricing strategy, management believes that a significant portion of such deposits will remain with us.

     Although we sold $11.0 million in federal funds in June 2003, we generally remain fully invested and utilize additional sources of funds through Federal Home Loan Bank overnight advances, of which none were outstanding at June 30, 2003. At June 30, 2003 we had the ability to borrow an additional $202.7 million under our credit facilities with the Federal Home Loan Bank.

     If the conversion and stock offering are not completed by March 31, 2004, E.N.B. Holding Company can elect to: (i) proceed with the merger transaction and E.N.B. Holding Company shareholders will receive merger consideration of $4,500 per share in cash, or (ii) terminate the merger and receive a fee of $3.7 million. In the event that E.N.B. Holding Company determined to proceed with an all-cash election and the conversion is not completed, Provident Bancorp would likely need to raise additional capital to achieve pro forma regulatory capital levels that would permit the receipt of regulatory approvals of the merger. Provident Bancorp's existing mutual holding company structure does not permit the issuance of additional shares of common stock as merger consideration without completion of the conversion. The capital to be raised would likely be in the form of debt, preferred securities or trust preferred securities issued by Provident Bancorp. The ability to complete such an offering and the terms of such an offering would be subject to market conditions at that time, and there can be no assurance that Provident Bancorp would be able to complete such an offering and subsequently complete the merger on an all-cash basis.

RECENT ACCOUNTING STANDARDS

     In October 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions - an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9." This statement removes acquisitions of financial institutions from the scope of both Statement of Financial Accounting Standards No. 72 and FASB Interpretation No. 9, and requires that those transactions be accounted for in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." As a result, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of intangible assets acquired as an unidentifiable intangible asset (SFAS No. 72 goodwill) no longer applies to acquisitions within the scope of the statement. We do not currently have any SFAS No. 72 goodwill and, as a result, the adoption of this statement is not expected to have a material impact on our financial statements.

     In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effects of the method used on reported results. The provisions of this standard are not expected to have a material impact on our consolidated financial statements.


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

     In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," for certain decisions made by the Board as part of the Derivative Implementation Group process. This statement is effective for contracts entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003. Management does not expect that the provisions of Statement of Financial Accounting Standards No. 149 will have a material impact on our financial condition or results of operations.

     Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" was issued in May 2003. Under this statement, certain freestanding financial instruments that embody obligations for the issuer and that are now classified in equity, must be classified as liabilities (or as assets in some circumstances). Generally, Statement of Financial Accounting Standards No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. However, the effective date of the statement's provisions related to the classification and measurement of certain mandatorily redeemable non-controlling interests has been deferred indefinitely by the FASB, pending further FASB action. Adoption of this standard is not expected to have a material impact on our consolidated financial statements.

     FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," was issued in November 2002. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretation also requires a guarantor to recognize, at fair value, a liability for the obligation at inception of the guarantee (effective for guarantees issued or modified after December 31, 2002). The provisions of this interpretation are not expected to have a material impact on our consolidated financial statements.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN No. 46"), to provide guidance on the identification of entities controlled through means other than voting rights. FIN No. 46 specifies how a business enterprise should evaluate its interests in a variable interest entity to determine whether to consolidate that entity. A variable interest entity must be consolidated by its primary beneficiary if the entity does not effectively disperse risks among the parties involved. A public company with a variable interest in an entity created before February 1, 2003 must apply FIN No. 46 in the first interim or annual period ending after December 15, 2003. The adoption of FIN No. 46 is not expected to have a material impact on our consolidated financial statements.

                          BUSINESS OF PROVIDENT BANCORP
                               AND PROVIDENT BANK

PROVIDENT BANCORP, INC.

     Provident Bancorp, Inc. is a federally chartered corporation that owns all of the outstanding common stock of Provident Bank. At June 30, 2003, Provident Bancorp had consolidated assets of $1.1 billion, deposits of $857.5 million and stockholders' equity of $115.7 million. As of June 30, 2003, Provident Bancorp had 7,953,075 shares of common stock issued and outstanding. As of that date, Provident Bancorp, MHC owned 4,416,000 shares of common stock of Provident Bancorp, representing 55.5% of the issued and outstanding shares of common stock. The remaining 3,537,075 shares are held


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by the public. Upon completion of the conversion and stock offering, Provident
Bancorp, Inc., a Delaware corporation, will succeed to all of the business and operations of Provident Bancorp, Inc., a federal corporation, and the federal corporation will cease to exist.

PROVIDENT BANK

     Provident Bank is a full-service, community-oriented savings bank that provides financial services to individuals, families and businesses through 18 branch offices and 25 ATMs throughout Rockland and Orange Counties, New York.

     Originally organized in 1888 as a New York State-chartered mutual savings and loan association, in January 1999 Provident Bank reorganized into the mutual holding company structure as the wholly-owned subsidiary of Provident Bancorp, which simultaneously conducted an initial public offering. On September 30, 1998 we operated 11 branch offices. Subsequent to the mutual holding company reorganization and initial stock offering, we have broadened our market reach through de novo branching and our acquisition of The National Bank of Florida in April 2002, which had assets of $104.0 million and deposits of $88.2 million.

     In April 2002, Provident Bank organized Provident Municipal Bank as a wholly-owned subsidiary. Provident Municipal Bank is a New York State-chartered commercial bank that is engaged in the business of accepting deposits from municipalities in our market area, as New York State law requires municipalities located in the State of New York to deposit funds with commercial banks, effectively forbidding these municipalities from depositing funds with savings institutions, including federally chartered savings associations, such as Provident Bank.

     We have entered into an agreement to acquire E.N.B. Holding Company, Inc., which through its subsidiary, Ellenville National Bank, operated nine branches and had assets of $341.7 million and deposits of $307.7 million at June 30, 2003. This acquisition will increase our presence in Orange County and will provide an initial branch presence in the New York counties of Ulster and Sullivan.

     Provident Bank's business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential, multi-family residential and commercial real estate loans, commercial business loans and leases, consumer loans and in investment securities and mortgage-backed securities.

MARKET AREA

     Provident Bank is an independent community bank offering a broad range of financial services to businesses and individuals as an alternative to money center banks in our market area. At June 30, 2003, our 18 full-service banking offices consisted of 13 offices in Rockland County, New York and five offices in contiguous Orange County, New York. We acquired two of the Orange County offices as part of our acquisition of The National Bank of Florida, located in Florida, New York, which was completed in April 2002. Our primary market for deposits is currently concentrated around the areas where our full-service banking offices are located. Our primary lending area consists of Rockland and Orange Counties as well as contiguous counties.

     Rockland and Orange counties constitute a suburban market with a broad employment base. They also serve as bedroom communities for nearby New York City and other suburban areas including Westchester County and northern New Jersey. Orange County is one of the two fastest growing counties in New York State. The economic environment in Rockland, Orange and contiguous counties


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continues to be favorable and has supported increased commercial and residential activity in recent years.

     The population of Rockland and Orange Counties increased by approximately 9% and 12%, respectively, between 1990 and 2002, while the population of the State of New York as a whole increased by 6% during the same period.

     The economy of our primary market area is based on a mixture of service, manufacturing and wholesale/retail trade. Approximately 44% and 45% of the workforces of Rockland and Orange Counties, respectively, are employed in managerial, professional or administrative support positions. Other employment is provided by a variety of industries and state and local governments. The diversity of the employment base is evidenced by the many major employers in our market area. Rockland and Orange Counties also have numerous small business employers. As of April 2003, the unemployment rates in Rockland County (3.3%) and Orange County (4.1%) were lower than the rates for the State of New York (5.9%) and the United States as a whole (6.0%).

LENDING ACTIVITIES

     General. We originate commercial real estate loans, commercial business loans and construction loans (collectively referred to as the "commercial loan portfolio"). We are also one of the largest originators in our market area of fixed-rate and adjustable-rate ("ARM") residential mortgage loans collateralized by one- to four-family residential real estate. In addition, we originate consumer loans such as home equity lines of credit, homeowner loans and personal loans. We retain most of the loans we originate, although we may sell longer-term one- to four-family residential loans and participations in some commercial loans.

     COMMERCIAL REAL ESTATE LENDING. We originate real estate loans secured predominantly by first liens on commercial real estate. The commercial real estate properties are predominantly non-residential properties such as office buildings, shopping centers, retail strip centers, industrial and warehouse properties and, to a lesser extent, more specialized properties such as churches, mobile home parks, restaurants and motel/hotels. We may, from time to time, purchase commercial real estate loan participations. We target commercial real estate loans with initial principal balances between $1.0 million and $5.0 million. Loans secured by commercial real estate totaled $179.9 million, or 25.9% of our total loan portfolio at June 30, 2003, and consisted of 342 loans outstanding with an average loan balance of approximately $527,000, although there are a large number of loans with balances substantially greater than this average. Substantially all of our commercial real estate loans are secured by properties located in our primary market area.

     Most of our commercial real estate loans are written as five-year adjustable-rate or ten-year fixed-rate mortgages and typically have balloon maturities of ten years. Amortization on these loans is typically based on 15- to 20-year payout schedules. We also originate some 15- to 20-year fixed-rate, fully amortizing loans. Margins generally range from 175 basis points to 300 basis points above the applicable Federal Home Loan Bank advance rate.

     In the underwriting of commercial real estate loans, we generally lend up to 75% of the property's appraised value. Decisions to lend are based on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, we emphasize primarily the ratio of the property's projected net cash flow to the loan's debt service requirement (generally requiring a ratio of 120%), computed after deduction for a vacancy factor and property expenses we deem appropriate. In addition, a personal guarantee of the loan is generally required from


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the principal(s) of the borrower. We require title insurance insuring the priority of our lien, fire and extended coverage casualty insurance, and flood insurance, if appropriate, in order to protect our security interest in the underlying property.

     Commercial real estate loans generally carry higher interest rates and have shorter terms than those on one- to four-family residential mortgage loans. Commercial real estate loans, however, entail significant additional credit risks compared to one- to four-family residential mortgage loans, as they typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

     COMMERCIAL BUSINESS LOANS. We make various types of secured and unsecured commercial loans to customers in our market area for the purpose of financing equipment acquisition, expansion, working capital and other general business purposes. The terms of these loans generally range from less than one year to seven years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to (i) a lending rate that is determined internally, or (ii) a short-term market rate index. At June 30, 2003, we had 720 commercial business loans outstanding with an aggregate balance of $45.3 million, or 6.5% of the total loan portfolio. As of June 30, 2003, the average commercial business loan balance was approximately $63,000, although there are a large number of loans with balances substantially greater than this average.

     Commercial credit decisions are based upon a credit assessment of the loan applicant. A determination is made as to the applicant's ability to repay in accordance with the proposed terms as well as an overall assessment of the risks involved. An evaluation is made of the applicant to determine character and capacity to manage. Personal guarantees of the principals are generally required. In addition to an evaluation of the loan applicant's financial statements, a determination is made of the probable adequacy of the primary and secondary sources of repayment to be relied upon in the transaction. Credit agency reports of the applicant's credit history supplement the analysis of the applicant's creditworthiness. Checking with other banks and trade investigations also may be conducted. Collateral supporting a secured transaction also is analyzed to determine its marketability. For small business loans and lines of credit, generally those not exceeding $250,000, we use a credit scoring system that enables us to process the loan requests quickly and efficiently. Commercial business loans generally bear higher interest rates than residential loans of like duration because they involve a higher risk of default since their repayment is generally dependent on the successful operation of the borrower's business and the sufficiency of collateral, if any.

     ONE- TO FOUR-FAMILY REAL ESTATE LENDING. We offer conforming and non-conforming, fixed-rate and adjustable-rate residential mortgage loans with maturities of up to 30 years and maximum loan amounts generally of up to $1.1 million. This portfolio totaled $379.8 million, or 54.8% of our total loan portfolio at June 30, 2003.

     We currently offer both fixed- and adjustable-rate conventional mortgage loans with terms of 10 to 30 years that are fully amortizing with monthly or bi-weekly loan payments. One- to four-family residential mortgage loans are generally underwritten according to Fannie Mae and Freddie Mac guidelines, and loans that conform to such guidelines are referred to as "conforming loans." We generally originate both fixed-rate and ARM loans in amounts up to the maximum conforming loan limits as established by Fannie Mae and Freddie Mac, which are currently $322,700 for single-family homes. Private mortgage insurance is generally required for loans with loan-to-value ratios in excess of 80%. We also originate loans above conforming limits, referred to as "jumbo loans," that have been underwritten to


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the credit standards of Fannie Mae or Freddie Mac. These loans are generally eligible for sale to various firms that specialize in the purchase of such non-conforming loans, although we retained in our portfolio all such loans originated in fiscal 2002, totaling $8.1 million, and for the first nine months of fiscal 2003, totaling $15.6 million. In our market area, due to our proximity to New York City, such larger residential loans are not uncommon. We also originate loans at higher rates that do not meet the credit standards of Fannie Mae or Freddie Mac, but are deemed to be acceptable risks. The amount of such loans originated for the first nine months of fiscal 2003 was $8.9 million, all of which were retained in our loan portfolio.

     We actively monitor our interest rate risk position to determine the desirable level of investment in fixed-rate mortgages. Depending on market interest rates and our capital and liquidity position, we may retain all of our newly originated longer term fixed-rate, fixed-term residential mortgage loans or from time to time we may decide to sell all or a portion of such loans in the secondary mortgage market to government sponsored entities such as Fannie Mae and Freddie Mac or other purchasers. Our bi-weekly one- to four-family residential mortgage loans that are retained in our portfolio result in shorter repayment schedules than conventional monthly mortgage loans, and are repaid through an automatic deduction from the borrower's savings or checking account. As of June 30, 2003, bi-weekly loans totaled $150.1 million, or 39.3% of our residential loan portfolio. We retain the servicing rights on a large majority of loans sold to generate fee income and reinforce our commitment to customer service, although we may also sell non-conforming loans to mortgage banking companies, generally on a servicing-released basis. As of June 30, 2003, loans serviced for others totaled $79.7 million.

     We currently offer several ARM loan products secured by residential properties with rates that are fixed for a period ranging from six months to seven years. After the initial term, the interest rate on these loans is generally reset every year based upon a contractual spread or margin above the average yield on U.S. Treasury securities, adjusted to a constant maturity of one year, as published weekly by the Federal Reserve Board and subject to certain periodic and lifetime limitations on interest rate changes. Many of the borrowers who select these loans have shorter-term credit needs than those who select long-term, fixed-rate loans. ARM loans generally pose different credit risks than fixed-rate loans primarily because the underlying debt service payments of the borrowers rise as interest rates rise, thereby increasing the potential for default. At June 30, 2003, our ARM portfolio included $6.9 million in loans that re-price every six months, $49.6 million in loans that re-price once a year and $181,000 in loans that reprice periodically after an initial fixed-rate period of three years or more.

     We require title insurance on all of our one- to four-family mortgage loans, and we also require that borrowers maintain fire and extended coverage casualty insurance (and, if appropriate, flood insurance) in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements. Loans with initial loan-to-value ratios in excess of 80% must have private mortgage insurance, although occasional exceptions may be made. Nearly all residential loans must have a mortgage escrow account from which disbursements are made for real estate taxes and for hazard and flood insurance.

     CONSTRUCTION LOANS. We originate land acquisition, development and construction loans to builders in our market area. These loans totaled $7.3 million, or 1.1% of our total loan portfolio at June 30, 2003.

     Acquisition loans help finance the purchase of land intended for further development, including single-family houses, multi-family housing, and commercial income property. In some cases, we may make an acquisition loan before the borrower has received approval to develop the land as planned. In general, the maximum loan-to-value ratio for a land acquisition loan is 60% of the appraised value of the property. We also make development loans to builders in our market area to finance improvements to

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real estate, consisting mostly of single-family subdivisions, typically to finance the cost of utilities, roads, sewers and other development costs. Builders generally rely on the sale of single-family homes to repay development loans, although in some cases the improved building lots may be sold to another builder. The maximum amount loaned is generally limited to the cost of the improvements. Advances are made in accordance with a schedule reflecting the cost of the improvements.

     We also grant construction loans to area builders, often in conjunction with development loans. In the case of residential subdivisions, these loans finance the cost of completing homes on the improved property. Advances on construction loans are made in accordance with a schedule reflecting the cost of construction. Repayment of construction loans on residential subdivisions is normally expected from the sale of units to individual purchasers. In the case of income-producing property, repayment is usually expected from permanent financing upon completion of construction. We commit to provide the permanent mortgage financing on most of our construction loans on income-producing property.

     Land acquisition, development and construction lending exposes us to greater credit risk than permanent mortgage financing. The repayment of land acquisition, development and construction loans depends upon the sale of the property to third parties or the availability of permanent financing upon completion of all improvements. In the event we make an acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. These events may adversely affect the borrower and the collateral value of the property. Development and construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

     CONSUMER LOANS. We originate a variety of consumer and other loans, including homeowner loans, home equity lines of credit, new and used automobile loans, and personal unsecured loans, including fixed-rate installment loans and variable lines of credit. As of June 30, 2003, consumer loans totaled $81.3 million, or 11.7% of the total loan portfolio.

     At June 30, 2003, the largest group of consumer loans consisted of $75.8 million of loans secured by junior liens on residential properties. We offer fixed-rate, fixed-term second mortgage loans, referred to as homeowner loans, and we also offer adjustable-rate home equity lines of credit. As of June 30, 2003, homeowner loans totaled $27.8 million or 4.0% of our total loan portfolio. The disbursed portion of home equity lines of credit totaled $48.0 million, or 6.9% of our total loan portfolio at June 30, 2003, with $24.2 million remaining undisbursed.

     Other consumer loans include personal loans and loans secured by new or used automobiles. As of June 30, 2003, these loans totaled $5.5 million, or 0.8% of our total loan portfolio. We originate automobile loans directly to our customers and have no outstanding agreement with automobile dealerships to generate indirect loans. We require borrowers to maintain collision insurance on automobiles securing consumer loans, with us listed as loss payee. Personal loans also include secured and unsecured installment loans for other purposes. Unsecured installment loans generally have shorter terms than secured consumer loans, and generally have higher interest rates than rates charged on secured installment loans with comparable terms. Personal loans are generally unsecured and carry higher interest rates and shorter terms than homeowner loans or automobile loans.

     Our procedures for underwriting consumer loans include an assessment of an applicant's credit history and the ability to meet existing obligations and payments on the proposed loan. Although an applicant's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral security, if any, to the proposed loan amount.

     Consumer loans generally entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that tend to depreciate rapidly, such as automobiles. In addition, the repayment of consumer loans depends on the borrower's continued financial stability, as their repayment is more likely than a single family mortgage loan to be adversely affected by job loss, divorce, illness or personal bankruptcy.

     LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of our loan portfolio, excluding loans held for sale, by type of loan at the dates indicated.

                                                                           SEPTEMBER 30,
                                                  ------------------------------------------------------------
                                JUNE 30, 2003            2002                 2001                 2000
                            -------------------   ------------------   ------------------   ------------------
                              AMOUNT    PERCENT    AMOUNT    PERCENT     AMOUNT   PERCENT    AMOUNT    PERCENT
                            ----------  -------   ---------  -------   ---------  -------   ---------  -------
                                                            (DOLLARS IN THOUSANDS)
One- to four-family
 residential mortgage
 loans....................  $  379,794     54.8%  $ 366,111     54.6%  $ 358,198     58.2%  $ 343,871     57.5%
                            ----------  -------   ---------  -------   ---------  -------   ---------  -------

Commercial real estate
 loans....................     179,945     25.9     163,329     24.3     129,295     21.0     124,988     20.9
Commercial business loans.      45,306      6.5      41,320      6.2      31,394      5.1      27,483      4.6
Construction loans........       7,312      1.1      17,020      2.5      19,490      3.2      29,599      5.0
                            ----------  -------   ---------  -------   ---------  -------   ---------  -------
   Total commercial loans.     232,563     33.5     221,669     33.0     180,179     29.3     182,070     30.5
                            ----------  -------   ---------  -------   ---------  -------   ---------  -------

Home equity lines of
 credit...................      48,026      6.9      39,727      5.9      31,125      5.1      28,021      4.7
Homeowner loans...........      27,771      4.0      36,880      5.5      39,501      6.4      37,027      6.2
Other consumer loans......       5,456      0.8       6,812      1.0       6,266      1.0       6,486      1.1
                            ----------  -------   ---------  -------   ---------  -------   ---------  -------
   Total consumer loans...      81,253     11.7      83,419     12.4      76,892     12.5      71,534     12.0
                            ----------  -------   ---------  -------   ---------  -------   ---------  -------

Total loans...............     693,610    100.0%    671,199    100.0%    615,269    100.0%    597,475    100.0%
                                        =======              =======              =======              =======

Allowance for loan losses.     (11,055)             (10,383)              (9,123)              (7,653)
                            ----------            ---------            ---------            ---------

Total loans, net..........  $  682,555            $ 660,816            $ 606,146            $ 589,822
                            ==========            =========            =========            =========

                                        SEPTEMBER 30,
                            ---------------------------------------
                                   1999                 1998
                            ------------------   ------------------
                             AMOUNT    PERCENT    AMOUNT    PERCENT
                            ---------  -------   ---------  -------
                                    (DOLLARS IN THOUSANDS)
One- to four-family
 residential mortgage
 loans....................  $ 344,731     60.2%  $ 290,334     62.0%
                            ---------  -------   ---------  -------

Commercial real estate
 loans....................    110,382     19.3      71,149     15.1
Commercial business loans.     30,768      5.4      24,372      5.2
Construction loans........     19,147      3.3      20,049      4.3
                            ---------  -------   ---------  -------
   Total commercial loans.    160,297     28.0     115,570     24.6
                            ---------  -------   ---------  -------

Home equity lines of
 credit...................     25,380      4.4      26,462      5.7
Homeowner loans...........     34,852      6.1      27,208      5.8
Other consumer loans......      7,463      1.3       8,999      1.9
                            ---------  -------   ---------  -------
   Total consumer loans...     67,695     11.8      62,669     13.4
                            ---------  -------   ---------  -------

Total loans...............    572,723    100.0%    468,573    100.0%
                                       =======              =======

Allowance for loan losses.     (6,202)              (4,906)
                            ---------            ---------

Total loans, net..........  $ 566,521            $ 463,667
                             =========            =========

     LOAN PORTFOLIO MATURITIES AND YIELDS. The following table summarizes the scheduled repayments of our loan portfolio at September 30, 2002. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

                          ONE- TO FOUR-FAMILY   COMMERCIAL REAL ESTATE   COMMERCIAL BUSINESS     CONSTRUCTION (2)
                          -------------------   ----------------------   -------------------   --------------------
                                     WEIGHTED                 WEIGHTED              WEIGHTED               WEIGHTED
                                      AVERAGE                  AVERAGE               AVERAGE                AVERAGE
                           AMOUNT      RATE       AMOUNT        RATE      AMOUNT       RATE      AMOUNT      RATE
                          ---------  --------   ---------     --------   ---------  --------   ---------   --------
                                                           (DOLLARS IN THOUSANDS)
Due During the Years
Ending September 30,
--------------------
2003 (1)...............   $  11,205      7.03%  $  25,236         6.93%  $  29,133      6.10%  $  15,222       5.39%
2004 to 2007...........      33,627      6.94      50,789         7.36       9,244      7.47       1,722       5.58
2008 and beyond........     321,279      6.90      87,304         7.80       2,943      7.32          76       8.56
                          ---------             ---------                ---------             ---------

         Total.........   $ 366,111      6.91%  $ 163,329         7.53%  $  41,320      6.49%  $  17,020       5.42%
                          =========             =========                =========             =========

                                CONSUMER                 TOTAL
                          --------------------   --------------------
                                      WEIGHTED               WEIGHTED
                                       AVERAGE                AVERAGE
                            AMOUNT      RATE     AMOUNT        RATE
                          ---------   --------   ---------   --------
                                     (DOLLARS IN THOUSANDS)
Due During the Years
Ending September 30,
--------------------
2003 (1)...............   $  47,035       5.57%  $ 127,831       6.06%
2004 to 2007...........      17,229       8.24     112,611       7.35
2008 and beyond........      19,155       7.32     430,757       7.11
                          ---------              ---------

         Total.........   $  83,419       6.52%  $ 671,199       6.95%
                          =========              =========

----------------------------------
(1) Includes demand loans, loans having no stated repayment schedule or maturity, and overdraft loans.
(2)  Includes land acquisition loans.

     The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at September 30, 2002 that are contractually due after September 30, 2003.

                                                           DUE AFTER SEPTEMBER 30, 2003
                                                     ---------------------------------------
                                                        FIXED       ADJUSTABLE      TOTAL
                                                     -----------   -----------   -----------
                                                                  (IN THOUSANDS)
One- to four-family residential mortgage loans...    $   287,069   $    67,837   $   354,906
                                                     -----------   -----------   -----------

Commercial real estate loans.....................         52,004        86,089       138,093
Commercial business loans........................          9,460         2,727        12,187
Construction loans...............................            226         1,572         1,798
                                                     -----------   -----------   -----------
         Total commercial loans..................         61,690        90,388       152,078
                                                     -----------   -----------   -----------

Consumer loans...................................         36,384            --        36,384
                                                     -----------   -----------   -----------

         Total loans.............................    $   385,143   $   158,225   $   543,368
                                                     ===========   ===========   ===========

     LOAN ORIGINATIONS, PURCHASES, SALES AND SERVICING. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon borrower demand, market interest rates, borrower preference for fixed- versus adjustable-rate loans, and the interest rates offered on each type of loan by other lenders in our market area. This includes competing banks, savings banks, credit unions, mortgage banking companies and life insurance companies that may also actively compete for local commercial real estate loans. Loan originations are derived from a number of sources, including branch office personnel, existing customers, borrowers, builders, attorneys, real estate broker referrals and walk-in customers.

     Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand, while declining interest rates may stimulate increased loan demand. Accordingly, the volume of loan origination, the mix of fixed and adjustable-rate loans, and the profitability of this activity can vary from period to period. One- to four-family residential mortgage loans are generally underwritten to current Fannie Mae and Freddie Mac seller/servicer guidelines, and closed on standard Fannie Mae/Freddie Mac documents. If such loans are sold, the sales are conducted using standard Fannie Mae/Freddie Mac purchase contracts and master commitments as applicable. One- to four-family mortgage loans may be sold both to Fannie Mae and Freddie Mac on a non-recourse basis whereby foreclosure losses are generally the responsibility of the purchaser and not Provident Bank.

     We are a qualified loan servicer for both Fannie Mae and Freddie Mac. Our policy has been to retain the servicing rights for all conforming loans sold, and to continue to collect payments on the loans, maintain tax escrows and applicable fire and flood insurance coverage, and supervise foreclosure proceedings if necessary. We retain a portion of the interest paid by the borrower on the loans as consideration for our servicing activities.

     LOAN APPROVAL AUTHORITY AND UNDERWRITING. We have four levels of lending authority beginning with the Board of Directors. The Board grants lending authority to the Director Loan Committee, the members of which are Directors. The Director Loan Committee, in turn, may grant authority to the Management Loan Committee and individual loan officers. In addition, designated members of management may grant authority to individual loan officers up to specified limits. Our lending activities are subject to written policies established by the Board. These policies are reviewed periodically. Following completion of the conversion and offering, it is likely that the lending levels will be increased.

     The Director Loan Committee may approve loans in accordance with applicable loan policies, up to the limits established in our policy governing loans to one borrower. This policy places limits on the aggregate dollar amount of credit that may be extended to any one borrower and related entities. Loans exceeding the maximum loan-to-one borrower limit described below require approval by the Board of Directors. The Management Loan Committee may approve loans of up to an aggregate of $650,000 to any one borrower and related borrowers. Two loan officers with sufficient loan authority acting together may approve loans up to $350,000. The maximum individual authority to approve an unsecured loan is $50,000, however, for credit-scored small business loans, the maximum individual authority is $150,000.

     We have established a risk rating system for our commercial business loans, commercial and multi-family real estate loans, and acquisition, development and construction loans to builders. The risk rating system assesses a variety of factors to rank the risk of default and risk of loss associated with the loan. These ratings are performed by commercial credit personnel who do not have responsibility for loan originations. We determine our maximum loan-to-one-borrower limits based upon the rating of the loan. The large majority of loans fall into three categories. The maximum for the best-rated borrowers is $11.5 million, for the next group of borrowers is $8.5 million, and for the third group is $4.0 million. Sublimits apply based on reliance on any single property, and for commercial business loans.

     In connection with our residential and commercial real estate loans, we generally require property appraisals to be performed by independent appraisers who are approved by the Board. Appraisals are then reviewed by the appropriate loan underwriting areas. Under certain conditions, appraisals may not be required for loans under $250,000 or in other limited circumstances. We also require title insurance, hazard insurance and, if indicated, flood insurance on property securing mortgage loans. Title insurance is not required for consumer loans under $100,000, such as home equity lines of credit and homeowner loans.

     LOAN ORIGINATION FEES AND COSTS. In addition to interest earned on loans, we also receive loan origination fees. Such fees vary with the volume and type of loans and commitments made, and competitive conditions in the mortgage markets, which in turn respond to the demand and availability of money. We defer loan origination fees and costs, and amortize such amounts as an adjustment to yield over the term of the loan by use of the level-yield method. Deferred loan origination costs (net of deferred fees) were $1.0 million at June 30, 2003.

     To the extent that originated loans are sold with servicing retained, we capitalize a mortgage servicing asset at the time of the sale in accordance with applicable accounting standards (Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities"). The capitalized amount is amortized thereafter (over the period of estimated net servicing income) as a reduction of servicing fee income. The unamortized amount is fully charged to income when loans are prepaid. Originated mortgage servicing rights with an amortized cost of $557,000 are included in other assets at June 30, 2003. See also Notes 3 and 6 of the Notes to Consolidated Financial Statements.

     LOANS TO ONE BORROWER. At June 30, 2003, our five largest aggregate amounts loaned to any one borrower and certain related interests (including any unused lines of credit) consisted of secured and unsecured financing of $8.2 million, $7.1 million, $7.0 million, $6.8 million and $6.5 million. See "Supervision and Regulation--Federal Banking Regulation--Loans to One Borrower" for a discussion of applicable regulatory limitations.

DELINQUENT LOANS, OTHER REAL ESTATE OWNED AND CLASSIFIED ASSETS

     COLLECTION PROCEDURES. A computer-generated late notice is sent by the 16th day after the payment due date on a loan requesting the payment due plus any late charge that was assessed. Accounts are distributed to a collector or account officer to contact borrowers, determine the reason for delinquency and arrange for payment, and accounts are monitored electronically for receipt of payments. If payments are not received within 30 days of the original due date, a letter demanding payment of all arrearages is sent and contact efforts are continued. If payment is not received within 60 days of the due date, loans are generally accelerated and payment in full is demanded. Failure to pay within 90 days of the original due date generally results in legal action, notwithstanding ongoing collection efforts. Unsecured consumer loans are charged-off after 120 days. For commercial loans, procedures may vary depending upon individual circumstances.

     LOANS PAST DUE AND NON-PERFORMING ASSETS. Loans are reviewed on a regular basis, and are placed on non-accrual status when either principal or interest is 90 days or more past due. In addition, loans are placed on non-accrual status when, in the opinion of management, there is sufficient reason to question the borrower's ability to continue to meet contractual principal or interest payment obligations. Interest accrued and unpaid at the time a loan is placed on non-accrual status is reversed from interest income. Interest payments received on non-accrual loans are not recognized as income unless warranted based on the borrower's financial condition and payment record. At June 30, 2003, we had non-accrual loans of $5.4 million.

     Real estate acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned ("REO") until such time as it is sold. When real estate is acquired through foreclosure or by deed in lieu of foreclosure, it is recorded at its fair value, less estimated costs of disposal. If the fair value of the property is less than the loan balance, the difference is charged against the allowance for loan losses.

     The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

                                                    LOANS DELINQUENT FOR
                                   ----------------------------------------------------
                                           60-89 DAYS               90 DAYS AND OVER                TOTAL
                                   ------------------------    ------------------------    ------------------------
                                     NUMBER        AMOUNT        NUMBER        AMOUNT        NUMBER        AMOUNT
                                   ----------    ----------    ----------    ----------    ----------    ----------
                                                                 (DOLLARS IN THOUSANDS)
At June 30, 2003
----------------
   One- to four-family........             11    $      915            14    $    1,727            25    $    2,642
   Commercial real estate.....              4           601             6         3,488            10         4,089
   Commercial business........              3           120             3            39             6           159
   Construction...............             --            --            --            --            --            --
   Consumer...................             12            77             3           116            15           193
                                   ----------    ----------    ----------    ----------    ----------    ----------
     Total....................             30    $    1,713            26    $    5,370            56    $    7,083
                                   ==========    ==========    ==========    ==========    ==========    ==========

At September 30, 2002
---------------------
   One- to four-family........              6    $      577            22    $    2,291            28    $    2,868
   Commercial real estate.....             --            --             3         2,492             3         2,492
   Commercial business........             --            --            --            --            --            --
   Construction...............             --            --            --            --            --            --
   Consumer...................              7            37            14           171            21           208
                                   ----------    ----------    ----------    ----------    ----------    ----------
     Total....................             13    $      614            39    $    4,954            52    $    5,568
                                   ==========    ==========    ==========    ==========    ==========    ==========

At September 30, 2001
---------------------
   One- to four-family........              9    $      935            21    $    1,684            30         2,619
   Commercial real estate.....              2           213             3           418             5           631
   Commercial business........             --            --            --            --            --            --
   Construction...............             --            --            --            --            --            --
   Consumer...................              9           277             8           175            17           452
                                   ----------    ----------    ----------    ----------    ----------    ----------
     Total....................             20    $    1,425            32    $    2,277            52    $    3,702
                                   ==========    ==========    ==========    ==========    ==========    ==========

At September 30, 2000
---------------------
   One- to four-family........             14    $    1,180            26    $    2,496            40    $    3,676
   Commercial real estate.....              2           270             5         1,149             7         1,419
   Commercial business........             --            --            --            --            --            --
   Construction...............             --            --             1            27             1            27
   Consumer...................              7           162            18           359            25           521
                                   ----------    ----------    ----------    ----------    ----------    ----------
     Total....................             23    $    1,612            50    $    4,031            73    $    5,643
                                   ==========    ==========    ==========    ==========    ==========    ==========

     NON-PERFORMING ASSETS. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

                                                                           SEPTEMBER 30,
                                         JUNE 30,    --------------------------------------------------------------
                                          2003          2002         2001         2000         1999         1998
                                        ---------    ---------    ---------     ---------    ---------    ---------
                                                                   (DOLLARS IN THOUSANDS)
Non-accrual loans:
   One- to four-family..............    $   1,727    $   2,291    $   1,684     $   2,496    $   2,839    $   2,965
   Commercial real estate...........        3,488        2,492          418         1,149        1,133          871
   Commercial business..............           39           --           --            --          208          368
   Construction.....................           --           --           --            27           27        1,256
   Consumer.........................          116          171          175           359          429          647
                                        ---------    ---------    ---------     ---------    ---------    ---------
     Total non-performing loans.....        5,370        4,954        2,277         4,031        4,636        6,107
                                        ---------    ---------    ---------     ---------    ---------    ---------

Real estate owned:
   One- to four-family..............           --           41          109           154          403           92
   Commercial real estate...........           --           --           --            --           --          274
                                        ---------    ---------    ---------     ---------    ---------    ---------
     Total real estate owned........           --           41          109           154          403          366
                                        ---------    ---------    ---------     ---------    ---------    ---------

Total non-performing assets.........    $   5,370    $   4,995    $   2,386     $   4,185    $   5,039    $   6,473
                                        =========    =========    =========     =========    =========    =========

Ratios:
   Non-performing loans to total
    loans...........................         0.77%        0.74%        0.37%         0.67%        0.81%        1.30%
   Non-performing assets to total
    assets..........................         0.48         0.49         0.27          0.50         0.62         0.94

     For the nine months ended June 30, 2003 and the year ended September 30, 2002, gross interest income that would have been recorded had the non-accrual loans at the end of the period remained on accrual status throughout the period amounted to $294,000 and $371,000, respectively. Interest income actually recognized on such loans totaled $153,000 and $83,000, respectively.

     CLASSIFICATION OF ASSETS. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the savings institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of June 30, 2003, we had $3.1 million of assets designated as special mention.

     When we classify assets as either substandard or doubtful, we allocate a portion of the related general loss allowances to such assets as deemed prudent by management. The allowance for loan losses represents amounts that have been established to recognize losses inherent in the loan portfolio that are both probable and reasonably estimable at the date of the financial statements. When we classify problem assets as loss, we charge-off such amount. Our determination as to the classification of our assets and the amount of our loss allowances are subject to review by our regulatory agencies, which can order the establishment of additional loss allowances. Management regularly reviews our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management's review of our assets at June 30, 2003, classified assets consisted of substandard assets of $4.4 million and doubtful assets of $31,000 (loans).

     ALLOWANCE FOR LOAN LOSSES. We provide for loan losses based on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in management's judgment, deserve current recognition in estimating probable losses. Management regularly reviews the loan portfolio and makes provisions for loan losses in order to maintain the allowance for loan losses in accordance with accounting principles generally accepted in the United States of America. The allowance for loan losses consists of amounts specifically allocated to non-performing loans and other criticized or classified loans (if any) as well as allowances determined for each major loan category. After we establish a provision for loans that are known to be non-performing, criticized or classified, we calculate a percentage to apply to the remaining loan portfolio to estimate the probable losses inherent in that portion of the portfolio. When the loan portfolio increases, therefore, the percentage calculation results in a higher dollar amount of estimated probable losses than would be the case without the increase, and when the loan portfolio decreases, the percentage calculation results in a lower dollar amount of estimated probable losses than would be the case without the decrease. These percentages are determined by management based on historical loss experience for the applicable loan category, which may be adjusted to reflect our evaluation of:

     o    levels of, and trends in, delinquencies and non-accruals;

     o    trends in volume and terms of loans;

     o    effects of any changes in lending policies and procedures;

     o    experience, ability, and depth of lending management and staff;

     o    national and local economic trends and conditions;

     o concentrations of credit by such factors as location, industry, inter-relationships, and borrower; and

     o    for commercial loans, trends in risk ratings.

     We consider commercial real estate loans, commercial business loans, and land acquisition, development and construction loans to be riskier than one-to four-family residential mortgage loans. Commercial real estate loans entail significant additional credit risks compared to one- to four-family residential mortgage loans, as they typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy. Commercial business loans involve a higher risk of default than residential loans of like duration since their repayment is generally dependent on the successful operation of the borrower's business and the sufficiency of collateral, if any. Land acquisition, development and construction lending exposes us to greater credit risk than permanent mortgage financing. The repayment of land acquisition, development and construction loans depends upon the sale of the property to third parties or the availability of permanent financing upon completion of all improvements. In the event we make an acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. These events may adversely affect the borrower and the collateral value of the property. Development and construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

     The carrying value of loans is periodically evaluated and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, our regulatory agencies periodically review the allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

     The following table sets forth activity in our allowance for loan losses for the periods indicated.

                                            AT OR FOR THE
                                          NINE MONTHS ENDED
                                               JUNE 30,               AT OR FOR THE YEARS ENDED SEPTEMBER 30,
                                         -------------------   -----------------------------------------------------
                                           2003       2002       2002        2001       2000       1999       1998
                                         --------   --------   --------    --------   --------   --------   --------
                                                                        (DOLLARS IN THOUSANDS)
Balance at beginning of year........     $ 10,383   $  9,123   $  9,123    $  7,653   $  6,202   $  4,906   $  3,779
                                         --------   --------   --------    --------   --------   --------   --------

Charge-offs:
   One- to four-family..............           --         --         --         (25)      (168)        (9)       (13)
   Commercial real estate...........         (132)        --        (31)         --         (1)        --        (87)
   Commercial business..............           --         --       (130)         (1)        (6)      (567)       (10)
   Construction.....................           --         --         --          --         --         --       (355)
   Consumer.........................         (100)      (137)      (163)       (133)      (195)      (346)      (200)
                                         --------   --------   --------    --------   --------   --------   --------
     Total charge-offs..............         (232)      (137)      (324)       (159)      (370)      (922)      (665)

Recoveries:
   One- to four-family..............           --         --         --          --         24         --         --
   Commercial real estate...........           --         --         --          96         --        101         --
   Commercial business..............           27         --         40          42         24        194         --
   Construction.....................           --         --         --          --         --        286          2
   Consumer.........................           77         99        107          51         63         47         53
                                         --------   --------   --------    --------   --------   --------   --------
     Total recoveries...............          104         99        147         189        111        628         55

Net (charge-offs) recoveries........         (128)       (38)      (177)         30       (259)      (294)      (610)
Allowance recorded in acquisition
  of The National Bank of Florida...           --        537        537          --         --         --         --
Provision for loan losses                     800        600        900       1,440      1,710      1,590      1,737
                                         --------   --------   --------    --------   --------   --------   --------

Balance at end of year                   $ 11,055   $ 10,222   $ 10,383    $  9,123   $  7,653   $  6,202   $  4,906
                                         ========   ========   ========    ========   ========   ========   ========

Ratios:
Net charge-offs to average loans
 outstanding (annualized)...........         0.02%      0.01%      0.03%         --%      0.04%      0.06%      0.14%
Allowance for loan losses to
 non-performing loans...............       205.87     215.79     209.59      400.66     189.85     133.78      80.33
Allowance for loan losses to
 total loans........................         1.59       1.55       1.55        1.48       1.28       1.08       1.05

     Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category, the total loan balances by category (excluding loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

                                                                                        SEPTEMBER 30,
                                                                        --------------------------------------------
                                         JUNE 30, 2003                                      2002
                          --------------------------------------------  --------------------------------------------
                                                          PERCENT OF                                    PERCENT OF
                                                         LOANS IN EACH                                 LOANS IN EACH
                          ALLOWANCE FOR   LOAN BALANCES   CATEGORY TO   ALLOWANCE FOR   LOAN BALANCES   CATEGORY TO
                           LOAN LOSSES     BY CATEGORY    TOTAL LOANS    LOAN LOSSES     BY CATEGORY    TOTAL LOANS
                          -------------   -------------  -------------  -------------   -------------  -------------
                                                             (DOLLARS IN THOUSANDS)
One- to four-family.....  $       1,789   $     379,794           54.8% $       3,315   $     366,111           54.6%
Commercial real estate..          5,734         179,945           25.9          4,275         163,329           24.3
Commercial business.....          2,249          45,306            6.5            925          41,320            6.2
Construction............            249           7,312            1.1            871          17,020            2.5
Consumer................          1,034          81,253           11.7            997          83,419           12.4
                          -------------   -------------  -------------  -------------   -------------  -------------

   Total................  $      11,055   $     693,610          100.0% $      10,383   $     671,199          100.0%
                          =============   =============  =============  =============   =============  =============

                                          SEPTEMBER 30,
                          --------------------------------------------
                                              2001
                          --------------------------------------------
                                                          PERCENT OF
                                                         LOANS IN EACH
                          ALLOWANCE FOR   LOAN BALANCES   CATEGORY TO
                           LOAN LOSSES     BY CATEGORY    TOTAL LOANS
                          -------------   -------------  -------------
                                     (DOLLARS IN THOUSANDS)
One- to four-family.....  $       2,638   $     358,198           58.2%
Commercial real estate..          3,930         129,295           21.0
Commercial business.....            841          31,394            5.1
Construction............            871          19,490            3.2
Consumer................            843          76,892           12.5
                          -------------   -------------  -------------

   Total................  $       9,123   $     615,269          100.0%
                          =============   =============  =============

                                                                  SEPTEMBER 30,
                          ------------------------------------------------------------------------------------------
                                               2000                                         1999
                          --------------------------------------------  --------------------------------------------
                                                          PERCENT OF                                    PERCENT OF
                                                         LOANS IN EACH                                 LOANS IN EACH
                          ALLOWANCE FOR   LOAN BALANCES   CATEGORY TO   ALLOWANCE FOR   LOAN BALANCES   CATEGORY TO
                           LOAN LOSSES     BY CATEGORY    TOTAL LOANS    LOAN LOSSES     BY CATEGORY    TOTAL LOANS
                          -------------   -------------  -------------  -------------   -------------  -------------
                                                             (DOLLARS IN THOUSANDS)
One- to four-family.....  $       2,423   $     343,871           57.5% $       2,091   $     344,731           60.2%
Commercial real estate..          3,210         124,988           20.9          2,416         110,382           19.3
Commercial business.....            481          27,483            4.6            254          30,768            5.4
Construction............            733          29,599            5.0            614          19,147            3.3
Consumer................            806          71,534           12.0            827          67,695           11.8
                          -------------   -------------  -------------  -------------   -------------  -------------

   Total................  $       7,653   $     597,475          100.0% %       6,202   $     572,723          100.0%
                          =============   =============  =============  =============   =============  =============


                                          SEPTEMBER 30,
                          --------------------------------------------
                                               1998
                          --------------------------------------------
                                                          PERCENT OF
                                                         LOANS IN EACH
                          ALLOWANCE FOR   LOAN BALANCES   CATEGORY TO
                           LOAN LOSSES     BY CATEGORY    TOTAL LOANS
                          -------------   -------------  -------------
                                      (DOLLARS IN THOUSANDS)
One- to four-family.....  $       1,320   $     290,334           62.0%
Commercial real estate..          1,976          71,149           15.1
Commercial business.....            376          24,372            5.2
Construction............            301          20,049            4.3
Consumer................            933          62,669           13.4
                          -------------   -------------  -------------

   Total................  $       4,906   $     468,573          100.0%
                          =============   =============  =============

SECURITIES ACTIVITIES

     Our securities investment policy is established by our Board of Directors. This policy dictates that investment decisions be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with our interest rate risk management strategy. The Board's asset/liability committee oversees our investment program and evaluates on an ongoing basis our investment policy and objectives. Our chief financial officer, or our chief financial officer acting with our chief executive officer, is responsible for making securities portfolio decisions in accordance with established policies. Our chief financial officer, chief executive officer and certain other executive officers have the authority to purchase and sell securities within specific guidelines established by the investment policy. In addition, all transactions are reviewed by the Board's asset/liability committee at least quarterly.

     Our current investment policy generally permits securities investments in debt securities issued by the U.S. Government and U.S. Agencies, municipal bonds, and corporate debt obligations, as well as investments in preferred and common stock of government agencies and government sponsored enterprises such as Fannie Mae, Freddie Mac and the Federal Home Loan Bank of New York (federal agency securities) and, to a lesser extent, other equity securities. Securities in these categories are classified as "investment securities" for financial reporting purposes. The policy also permits investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae as well as collateralized mortgage obligations ("CMOs") issued or backed by securities issued by these government agencies. Also permitted are investments in securities issued or backed by the Small Business Administration, privately issued mortgage-backed securities and asset-backed securities collateralized by auto loans, credit card receivables, and home equity and home improvement loans. Our current investment strategy uses a risk management approach of diversified investing in fixed-rate securities with short- to intermediate-term maturities, as well as adjustable-rate securities, which may have a longer term to maturity. The emphasis of this approach is to increase overall investment securities yields while managing interest rate risk.

     SFAS No. 115 requires that, at the time of purchase, we designate a security as held to maturity, available for sale, or trading, depending on our ability and intent. Securities available for sale are reported at fair value, while securities held to maturity are reported at amortized cost. We do not have a trading portfolio.

     GOVERNMENT SECURITIES. At June 30, 2003, we held government securities available for sale with a fair value of $125.1 million, consisting primarily of U.S. Treasury and agency obligations with short- to medium-term maturities (one to five years). While these securities generally provide lower yields than other investments such as mortgage-backed securities, our current investment strategy is to maintain investments in such instruments to the extent appropriate for liquidity purposes, as collateral for borrowings, and for prepayment protection.

     CORPORATE AND MUNICIPAL BONDS. At June 30, 2003, we held $12.9 million in corporate debt securities, at fair value, all of which were classified as available for sale. Although corporate bonds may offer a higher yield than that of a U.S. Treasury or agency security of comparable duration, corporate bonds also have a higher risk of default due to adverse changes in the creditworthiness of the issuer. In recognition of this potential risk, our policy limits investments in corporate bonds to securities with maturities of ten years or less and rated "A" or better by at least one nationally recognized rating agency, and to a total investment of no more than $5.0 million per issuer and a total corporate bond portfolio limit of $40.0 million. The policy also limits investments in municipal bonds to securities with maturities of 20 years or less and rated AA or better by at least one nationally recognized rating agency, and favors issues that are insured unless the issuer is a local government entity within our service area. Such local entity obligations generally are not rated, and are subject to internal credit reviews. In addition, the policy imposes an investment limitation of $2.0 million per municipal issuer and a total municipal bond portfolio limit of 5% of assets. At June 30, 2003, we held $19.8 million in bonds issued by states and political subdivisions, $18.5 million of which were classified as held to maturity at amortized cost and $1.3 million of which were classified as available for sale at fair value.

     EQUITY SECURITIES. At June 30, 2003, our equity securities available for sale had a fair value of $1.3 million and consisted of stock issued by Freddie Mac and Fannie Mae, and certain other equity investments. We also held $5.8 million (at cost) of Federal Home Loan Bank of New York common stock, a portion of which must be held as a condition of membership in the Federal Home Loan Bank System, with the remainder held as a condition to our borrowing under the Federal Home Loan Bank advance program.

     MORTGAGE-BACKED SECURITIES. We purchase mortgage-backed securities in order to: (i) generate positive interest rate spreads with minimal administrative expense; (ii) lower credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae and Ginnie Mae; and (iii) increase liquidity. We invest primarily in mortgage-backed securities issued or sponsored by Fannie Mae, Freddie Mac, and Ginnie Mae. To a lesser extent, we also invest in securities backed by agencies of the U.S. Government. At June 30, 2003, our mortgage-backed securities portfolio totaled $175.6 million, consisting of $111.4 million available for sale at fair value and $64.2 million held to maturity at amortized cost. The total mortgage-backed securities portfolio includes CMOs of $30.9 million, consisting of $26.6 million available for sale at fair value and $4.3 million held to maturity at amortized cost. The remaining mortgage-backed securities of $144.7 million were pass-through securities, consisting of $84.8 million available for sale at fair value and $59.9 million held to maturity at amortized cost.

     Mortgage-backed securities are created by pooling mortgages and issuing a security collateralized by the pool of mortgages with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although most of our mortgage-backed securities are collateralized by single-family mortgages. The issuers of such securities (generally U.S. Government agencies and government sponsored enterprises, including Fannie Mae, Freddie Mac and Ginnie Mae) pool and resell the participation interests in the form of securities to investors, such as us, and guarantee the payment of principal and interest to these investors. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments, thereby affecting the net yield on such securities. We review prepayment estimates for our mortgage-backed securities at purchase to ensure that prepayment assumptions are reasonable considering the underlying collateral for the securities at issue and current interest rates, and to determine the yield and estimated maturity of the mortgage-backed securities portfolio. Periodic reviews of current prepayment speeds are performed in order to ascertain whether prepayment estimates require modification, that would cause amortization or accretion adjustments.

     A portion of our mortgage-backed securities portfolio is invested in CMOs or collateralized mortgage obligations, including Real Estate Mortgage Investment Conduits ("REMICs"), backed by Fannie Mae and Freddie Mac. CMOs and REMICs are types of debt securities issued by a special-purpose entity that aggregates pools of mortgages and mortgage-backed securities and creates different classes of securities with varying maturities and amortization schedules, as well as a residual interest, with each class possessing different risk characteristics. The cash flows from the underlying collateral are generally divided into "tranches" or classes that have descending priorities with respect to the distribution of principal and interest cash flows, while cash flows on pass-through mortgage-backed securities are distributed pro rata to all security holders. Our practice is to limit fixed-rate CMO investments primarily to the early-to-intermediate tranches, which have the greatest cash flow stability. Floating rate CMOs are purchased with emphasis on the relative trade-offs between lifetime rate caps, prepayment risk, and interest rates.

     AVAILABLE FOR SALE PORTFOLIO. The following table sets forth the composition of our available for sale portfolio at the dates indicated.

                                                                                         SEPTEMBER 30,
                                                             ----------------------------------------------------------------------
                                         JUNE 30, 2003               2002                    2001                    2000
                                     ----------------------  ----------------------  ----------------------  ----------------------
                                     AMORTIZED               AMORTIZED               AMORTIZED               AMORTIZED
                                       COST      FAIR VALUE    COST      FAIR VALUE    COST      FAIR VALUE     COST     FAIR VALUE
                                     ---------   ----------  ---------   ----------  ---------   ----------  ---------   ----------
                                                                            (IN THOUSANDS)
INVESTMENT SECURITIES:
   U.S. Government securities....    $  15,271   $   15,399  $  21,199   $   21,658  $  22,125   $   22,975  $  33,004   $   32,851
   Federal agency obligations....      106,108      109,687     87,878       91,625     26,744       28,182     37,934       37,546
   Corporate debt securities.....       12,020       12,855     30,079       32,144     48,367       50,872     30,975       30,588
   State and municipal
    securities...................        1,293        1,274         --           --         --           --     11,697       10,981
   Equity securities.............        1,051        1,305      1,113        2,071      1,290        2,372      3,201        4,383
                                     ---------   ----------  ---------   ----------  ---------   ----------  ---------   ----------

   Total investment securities
    available for sale...........      135,743      140,520    140,269      147,498     98,526      104,401    116,811      116,349
                                     ---------   ----------  ---------   ----------  ---------   ----------  ---------   ----------

MORTGAGE-BACKED SECURITIES:
   Pass-through securities:
     Fannie Mae..................       69,903       70,836     20,076       21,121     18,225       18,815     17,767       17,723
     Freddie Mac.................        8,429        8,961     10,591       11,023      6,361        6,842      2,344        2,383
     Other.......................        4,390        5,030      4,430        5,000      4,481        4,529      6,582        6,494
   CMOs and REMICs...............       26,568       26,566     21,352       21,504     28,811       29,341     19,553       19,208
                                     ---------   ----------  ---------   ----------  ---------   ----------  ---------   ----------

   Total mortgage-backed
    securities available for
    sale.........................      109,290      111,393     56,449       58,648     57,878       59,527     46,246       45,808
                                     ---------   ----------  ---------   ----------  ---------   ----------  ---------   ----------

   Total securities available
    for sale.....................    $ 245,033   $  251,913  $ 196,718   $  206,146  $ 156,404   $  163,928  $ 163,057   $  162,157
                                     =========   ==========  =========   ==========  =========   ==========  =========   ==========

     At June 30, 2003, our available for sale U. S. Treasury securities portfolio, at fair value, totaled $15.4 million, or 1.4% of total assets, and the federal agency securities portfolio, at fair value, totaled $109.7 million, or 9.8% of total assets. Of the combined U.S. Government and agency portfolio, based on amortized cost, $23.0 million had maturities of one year or less and a weighted average yield of 4.40%, and $98.3 million had maturities of between one and five years and a weighted average yield of 3.74%. The agency securities portfolio includes both non-callable and callable debentures. The agency debentures are callable on a quarterly basis following an initial holding period of from twelve to twenty-four months.

     Available for sale corporate debt securities, at fair value, totaled $12.9 million at June 30, 2003. These securities all had maturities of less than five years, with a weighted average yield of 6.50%. Equity securities available for sale at June 30, 2003 had a fair value of $1.3 million.

     At June 30, 2003, $84.8 million of our available for sale mortgage-backed securities, at fair value, consisted of pass-through securities, which totaled 7.6% of total assets. At the same date, the fair value of our available for sale CMO portfolio totaled $26.6 million, or 2.4% of total assets, and consisted of CMOs issued by government sponsored agencies such as Fannie Mae and Freddie Mac with a weighted average yield of 3.60%. We own both fixed-rate and floating-rate CMOs. The underlying mortgage collateral for our portfolio of CMOs available for sale at June 30, 2003 had contractual maturities of over ten years. However, as with mortgage-backed pass-through securities, the actual maturity of a CMO may be less than its stated contractual maturity due to prepayments of the underlying mortgages and the terms of the CMO tranche owned.

     HELD TO MATURITY PORTFOLIO. The following table sets forth the composition of our held to maturity portfolio at the dates indicated.

                                                                                         SEPTEMBER 30,
                                                             ----------------------------------------------------------------------
                                         JUNE 30, 2003               2002                    2001                    2000
                                     ----------------------  ----------------------  ----------------------  ----------------------
                                     AMORTIZED               AMORTIZED               AMORTIZED               AMORTIZED
                                       COST      FAIR VALUE    COST      FAIR VALUE    COST      FAIR VALUE     COST     FAIR VALUE
                                     ---------   ----------  ---------   ----------  ---------   ----------  ---------   ----------
                                                                            (IN THOUSANDS)
INVESTMENT SECURITIES:
   State and municipal
    securities...................    $  18,544   $   19,665  $  16,409   $   17,325  $  11,906   $   12,160  $   2,991   $    2,957
   Equity securities.............           --           --         --           --         --           --        397          397
                                     ---------   ----------  ---------   ----------  ---------   ----------  ---------   ----------

   Total investment
    securities held to maturity.        18,544       19,665     16,409       17,325     11,906       12,160      3,388        3,354
                                     ---------   ----------  ---------   ----------  ---------   ----------  ---------   ----------

MORTGAGE-BACKED SECURITIES:
   Pass-through securities:
     Ginnie Mae..................        1,259        1,334      2,785        2,988      3,510        3,611      4,279        4,275
     Fannie Mae..................       27,321       28,156     28,600       30,177     23,616       24,421     16,578       16,440
     Freddie Mac.................       31,362       32,062     34,693       35,788     26,477       27,394     17,105       16,902
     Other.......................           --           --         --           --      1,491        1,542      2,283        2,343
   CMOs and REMICs...............        4,301        4,359      4,304        4,428      4,355        4,532      4,953        5,060
                                     ---------   ----------  ---------   ----------  ---------   ----------  ---------   ----------

   Total mortgage-backed
    securities held to maturity..       64,243       65,911     70,382       73,381     59,449       61,500     45,198       45,020
                                     ---------   ----------  ---------   ----------  ---------   ----------  ---------   ----------

   Total securities held to
    maturity.....................    $  82,787   $   85,576  $  86,791   $   90,706  $  71,355   $   73,660  $  48,586   $   48,374
                                     =========   ==========  =========   ==========  =========   ==========  =========   ==========

     At June 30, 2003, our held to maturity mortgage-backed securities portfolio totaled $64.2 million at amortized cost, consisting of: $60.4 million with a weighted average yield of 5.04% and contractual maturities within five years; $466,000 with a weighted average yield of 8.10% and contractual maturities of five to ten years; and $3.4 million with a weighted average yield of 6.08% and contractual maturities of over ten years. CMOs of $4.3 million are included in this portfolio. While the contractual maturity of the CMOs underlying collateral is greater than ten years, the actual period to maturity of the CMOs may be shorter due to prepayments on the underlying mortgages and the terms of the CMO tranche owned.

     PORTFOLIO MATURITIES AND YIELDS. The composition and maturities of the investment debt securities portfolio and the mortgage-backed securities portfolio at June 30, 2003 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have not been adjusted to a tax-equivalent basis.

                                                       MORE THAN ONE YEAR     MORE THAN FIVE YEARS
                                ONE YEAR OR LESS       THROUGH FIVE YEARS      THROUGH TEN YEARS       MORE THAN TEN YEARS
                              --------------------    --------------------    --------------------    --------------------
                                          WEIGHTED                WEIGHTED                WEIGHTED                WEIGHTED
                              AMORTIZED   AVERAGE     AMORTIZED   AVERAGE     AMORTIZED   AVERAGE     AMORTIZED   AVERAGE
                                 COST      YIELD        COST       YIELD        COST       YIELD        COST       YIELD
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------
                                                                  (DOLLARS IN THOUSANDS)
AVAILABLE FOR SALE:

MORTGAGE-BACKED SECURITIES

     Fannie Mae............   $     363       6.05%   $  53,541       4.26%   $  15,999       4.22%   $      --         --%
     Freddie Mac...........         163       1.59       17,155       4.75          605       4.22           --         --
     Other.................          --         --       17,074       3.64        4,390       6.32           --         --
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------
       Total...............         526       4.67       87,770       4.24       20,994       4.66           --         --
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------

INVESTMENT SECURITIES
     U.S. Government and
      agency securities....      23,042       4.40       98,337       3.74           --         --           --         --
     Corporate debt
      securities...........       5,986       6.28        6,034       6.71           --         --           --         --
     State and municipal
      securities...........          --         --          157       2.05          785       2.74          351       3.23
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------
       Total...............      29,028       4.79      104,528       3.91          785       2.74          351       3.23
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------

   Total debt securities
    available for sale.....   $  29,554       4.79%   $ 192,298       4.06%   $  21,779       4.59%   $     351       3.23%
                              =========   ========    =========   ========    =========   ========    =========   ========

HELD TO MATURITY:

MORTGAGE-BACKED SECURITIES
     Fannie Mae............   $      --         --%   $  31,260       4.87%   $      --         --%   $     362       4.92%
     Freddie Mac...........          95       3.34       27,756       5.12          466       8.10        3,045       6.22
     Other.................          --         --        1,259       7.51           --         --           --         --
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------
       Total...............          95       3.34       60,275       5.04          466       8.10        3,407       6.08

INVESTMENT SECURITIES
     State and municipal
      securities...........         270       1.62        7,937       2.99       10,015       4.13          322       6.75
                              ---------   --------    ---------   --------    ---------   --------    ---------   --------

   Total debt securities
    held to maturity.......   $     365       2.07%   $  68,212       4.80%   $  10,481       4.31%   $   3,729       6.14%
                              =========   ========    =========   ========    =========   ========    =========   ========

                                       TOTAL SECURITIES
                              --------------------------------
                                                      WEIGHTED
                              AMORTIZED               AVERAGE
                                 COST     FAIR VALUE    YIELD
                              ---------   ----------  --------
                                   (DOLLARS IN THOUSANDS)
AVAILABLE FOR SALE:

MORTGAGE-BACKED SECURITIES

     Fannie Mae............   $  69,903   $   70,836      4.26%
     Freddie Mac...........      17,923       18,482      4.70
     Other.................      21,464       22,075      4.19
                              ---------   ----------  --------
       Total...............     109,290      111,393      4.32
                              ---------   ----------  --------

INVESTMENT SECURITIES
     U.S. Government and
      agency securities....     121,379      125,086      3.87
     Corporate debt
      securities...........      12,020       12,855      6.50
     State and municipal
      securities...........       1,293        1,274      2.79
                              ---------   ----------  --------
       Total...............     134,692      139,215      4.09
                              ---------   ----------  --------

   Total debt securities
    available for sale.....   $ 243,982   $  250,608      4.19%
                              =========   ==========  ========

HELD TO MATURITY:

MORTGAGE-BACKED SECURITIES
     Fannie Mae............   $  31,622   $   32,515      4.87%
     Freddie Mac...........      31,362       32,062      5.27
     Other.................       1,259        1,334      7.51
                              ---------   ----------  --------
       Total...............      64,243       65,911      5.12

INVESTMENT SECURITIES
     State and municipal
      securities...........      18,544       19,665      3.65
                              ---------   ----------  --------

   Total debt securities
    held to maturity.......   $  82,787   $   85,576      4.79%
                              =========   ==========  ========

SOURCES OF FUNDS

     GENERAL. Deposits, borrowings, repayments and prepayments of loans and securities, proceeds from sales of loans and securities, proceeds from maturing securities and cash flows from operations are the primary sources of our funds for use in lending, investing and for other general purposes.

     DEPOSITS. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, NOW accounts, checking accounts, money market accounts, club accounts, certificates of deposit and IRAs and other qualified plan accounts. We provide commercial checking accounts for businesses. In addition, we provide low-cost checking account services for low-income customers.

     At June 30, 2003, our deposits totaled $857.5 million. Interest-bearing deposits totaled $709.9 million, and non-interest-bearing demand deposits totaled $147.7 million. NOW, savings and money market deposits totaled $477.5 million at June 30, 2003. Also at that date, we had a total of $232.3 million in certificates of deposit, of which $168.8 million had maturities of one year or less. Although we have a significant portion of our deposits in shorter-term certificates of deposit, management monitors activity on these accounts and, based on historical experience and our current pricing strategy we believe we will retain a large portion of such accounts upon maturity.

     Our deposits are obtained predominantly from the areas in which our branch offices are located. We rely on our favorable locations, customer service and competitive pricing to attract and retain these deposits. While we accept certificates of deposit in excess of $100,000 for which we may provide preferential rates, we do not actively solicit such deposits as they are more difficult to retain than core deposits. With the commencement of operations of our limited purpose commercial bank subsidiary, Provident Municipal Bank, in April 2002, we began accepting municipal deposits. Municipal time accounts (certificates of deposit) are generally obtained through a bidding process, and tend to carry higher average interest rates than retail certificates of deposit of similar term.

     The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated.

                                          JUNE 30, 2003                   SEPTEMBER 30, 2002
                                --------------------------------    ---------------------------------
                                                        WEIGHTED                             WEIGHTED
                                                         AVERAGE                              AVERAGE
                                 AMOUNT      PERCENT      RATE       AMOUNT      PERCENT       RATE
                                ---------   ---------   --------    ---------   ---------    --------
                                                        (DOLLARS IN THOUSANDS)
Demand deposits:
   Retail..................     $  83,165         9.7%        --%   $  54,399         6.8%         --%
   Commercial..............        64,508         7.5         --       55,732         6.9          --
                                ---------   ---------               ---------   ---------
   Total demand deposits...       147,673        17.2         --      110,131        13.7          --
NOW deposits...............        70,963         8.3       0.20       82,983        10.4        0.40
Savings deposits...........       279,016        32.5       0.40      247,918        31.0        0.99
Money market deposits......       127,560        14.9       0.55      115,065        14.4        1.23
                                ---------   ---------               ---------   ---------
                                  625,212        72.9       0.31      556,097        69.5        0.76
Certificates of deposit....       232,322        27.1       2.03      243,529        30.5        2.64
                                ---------   ---------               ---------   ---------

   Total deposits..........     $ 857,534       100.0%      0.78%   $ 799,626       100.0%       1.33%
                                =========   =========               =========   =========

                                                           SEPTEMBER 30,
                                ---------------------------------------------------------------------
                                               2001                               2000
                                --------------------------------    ---------------------------------
                                                        WEIGHTED                             WEIGHTED
                                                         AVERAGE                              AVERAGE
                                 AMOUNT      PERCENT      RATE       AMOUNT      PERCENT       RATE
                                ---------   ---------   --------    ---------   ---------    --------
Demand deposits:
   Retail..................     $  41,280         6.3%        --%   $  38,145         6.3%         --%
   Commercial..............        33,081         5.1         --       28,324         4.7          --
                                ---------   ---------               ---------   ---------
   Total demand deposits...        74,361        11.4         --       66,469        11.0          --
NOW deposits...............        63,509         9.7       0.49       54,800         9.0        1.01
Savings deposits...........       160,777        24.6       1.05      161,987        26.6        2.02
Money market deposits......       109,126        16.7       1.81       76,332        12.5        2.55
                                ---------   ---------               ---------   ---------
                                  407,773        62.4       1.00      359,588        59.1        1.61
Certificates of deposit....       245,327        37.6       4.63      249,388        40.9        5.83
                                ---------   ---------               ---------   ---------

   Total deposits..........     $ 653,100       100.0%      2.31%   $ 608,976       100.0%       3.34%
                                =========   =========               =========   =========

     The following table sets forth, by interest rate ranges, information concerning certificates of deposit at the dates indicated.

                                                      AT JUNE 30, 2003
                       ------------------------------------------------------------------------------
                                                    PERIOD TO MATURITY
                       ------------------------------------------------------------------------------     TOTAL AT SEPTEMBER 30,
                        LESS THAN     ONE TO TWO     TWO TO      MORE THAN                  PERCENT OF   -------------------------
                         ONE YEAR       YEARS     THREE YEARS   THREE YEARS     TOTAL         TOTAL         2002          2001
                       -----------   -----------  -----------   -----------  -----------   ----------    -----------   -----------
                                                                 (DOLLARS IN THOUSANDS)
INTEREST RATE RANGE:

   2.00% and below...  $   136,128   $    13,614  $       341   $        48  $   150,131         64.6%  $   107,202   $        --
   2.01% to 3.00%....       23,868         8,965        3,906           229       36,968         15.9        73,101            --
   3.01% to 4.00%....        6,723        13,385        1,229         6,354       27,691         11.9        27,373       108,161
   4.01% to 5.00%....        1,744         6,811        1,121         4,682       14,358          6.2        20,245        33,785
   5.01% to 6.00%....          179         1,985          244            31        2,439          1.1         6,563        30,416
   6.01% and above...          126           163          446            --          735          0.3         9,045        72,965
                       -----------   -----------  -----------   -----------  -----------   ----------   -----------   -----------

   Total.............  $   168,768   $    44,923  $     7,287   $    11,344  $   232,322        100.0%  $   243,529   $   245,327
                       ===========   ===========  ===========   ===========  ===========   ==========   ===========   ===========

     The following table sets forth certificates of deposit by time remaining until maturity as of June 30, 2003.

                                                                           MATURITY
                                                  ---------------------------------------------------------
                                                   3 MONTHS OR    OVER 3 TO 6   OVER 6 TO 12     OVER 12
                                                      LESS          MONTHS         MONTHS         MONTHS          TOTAL
                                                  ------------   ------------   ------------   ------------   ------------
                                                                               (IN THOUSANDS)
Certificates of deposit less than $100,000......  $     55,638   $     42,602   $     45,950   $     48,388   $    192,578
Certificates of deposit of $100,000 or
 more (1).......................................         9,205          4,473         10,900         15,166         39,744
                                                  ------------   ------------   ------------   ------------   ------------
   Total of certificates of deposit.............  $     64,843   $     47,075   $     56,850   $     63,554   $    232,322
                                                  ============   ============   ============   ============   ============

------------------------
(1) The weighted average interest rates for these accounts, by maturity period, are 1.46% for 3 months or less; 1.47% for 3 to 6 months; 1.94% for 6 to 12 months; and 2.28% for over 12 months. The overall weighted average interest rate for accounts of $100,000 or more was 1.90%.

     BORROWINGS. Our borrowings consist of advances and repurchase agreements. At June 30, 2003, we had access to additional Federal Home Loan Bank advances of up to $202.7 million. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances and repurchase agreements at the dates and for the periods indicated.

                                          AT OR FOR THE NINE MONTHS
                                                ENDED JUNE 30,        AT OR FOR THE YEARS ENDED SEPTEMBER 30,
                                          -------------------------   ---------------------------------------
                                              2003          2002          2002           2001         2000
                                          ------------   ----------   ------------   -----------   ----------
                                                             (DOLLARS IN THOUSANDS)
Balance at end of period..............    $    116,732   $  113,127   $    102,968   $   110,427   $  121,975
Average balance during period.........         108,688      116,805        113,446       113,975      122,315
Maximum outstanding at any month end..         119,388      131,637        131,637       135,727      131,458
Weighted average interest rate at end
 of period ...........................            3.79%        4.42%          4.08%         5.32%        6.36%
Average interest rate during period...            3.88%        4.93%          4.85%         5.98%        5.98%

ACTIVITIES OF SUBSIDIARIES AND AFFILIATED ENTITIES

     Provident Municipal Bank is a wholly-owned subsidiary of Provident Bank. Provident Municipal Bank is a New York State-chartered commercial bank whose purpose is limited to accepting municipal deposits and investing funds obtained into investment securities. New York State law requires municipalities located in the State of New York to deposit funds with commercial banks, effectively forbidding these municipalities from depositing funds with savings institutions, including federally chartered savings associations, such as Provident Bank. Provident Municipal Bank began operations on April 19, 2002, and at June 30, 2003 had $19.8 million in deposits from municipal entities in the communities served by Provident Bank.

     Provest Services Corp. I is a wholly-owned subsidiary of Provident Bank, holding an investment in a limited partnership that operates an assisted-living facility. A percentage of the units in the facility are for low-income individuals. Provest Services Corp. II is a wholly-owned subsidiary of Provident Bank that has engaged a third-party provider to sell annuities, mutual funds, life and health insurance products to Provident Bank's customers. Through June 30, 2003, the activities of these subsidiaries have had an insignificant effect on our consolidated financial condition and results of operations. During fiscal 1999, Provident Bank established Provident REIT, Inc., a wholly-owned subsidiary in the form of a real estate investment trust. Provident REIT, Inc. holds both residential and commercial real estate loans.

     At the time of our initial public offering, approximately 46.7% of our common stock was sold to the public, and the remaining 53.3% was retained by Provident Bancorp, MHC, the successor to our original mutual savings association. The accounts of Provident Bancorp, MHC are not included in our consolidated financial statements. Provident Bancorp, MHC's primary activity is to hold its majority ownership interest in us. Provident Bancorp, MHC waives the receipt of most cash dividends with respect to its shares of our common stock, but uses the proceeds of those dividends it accepts principally to make charitable contributions in the communities Provident Bank serves. In fiscal 2002, Provident Bancorp, MHC accepted $500,000 in dividends and made charitable contributions of $557,000. Provident Bancorp, MHC has commitments to make future charitable contributions of $43,000. These commitments will be assumed by Provident Bank following the conversion.

COMPETITION

     We face significant competition in both originating loans and attracting deposits. The New York metropolitan area has a high concentration of financial institutions, many of which are significantly larger institutions with greater financial resources than us, and many of which are our competitors to varying degrees. Our competition for loans comes principally from commercial banks, savings banks, mortgage banking companies, credit unions, insurance companies and other financial service companies. Our most direct competition for deposits has historically come from commercial banks, savings banks and credit unions. We face additional competition for deposits from non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies. We have emphasized personalized banking and the advantage of local decision making in our banking business and this strategy appears to have been well received in our market area. We do not rely on any individual, group, or entity for a material portion of our deposits.

EMPLOYEES

     As of June 30, 2003, we had 285 full-time employees and 49 part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good.

PROPERTIES

     As of June 30, 2003, Provident Bank leased 11 properties, including its headquarters location, from third parties. In addition, Provident Bank owns eight properties. At June 30, 2003, the net book value of our properties was $9.5 million. The following is a list of our locations:

CORPORATE OFFICE, COMMERCIAL LENDING DIVISION, AND INVESTMENT MANAGEMENT AND TRUST DEPARTMENT:


         400 Rella Boulevard
         Montebello, NY 10901
         (845) 369-8040


ROCKLAND COUNTY BRANCHES:                       26 North Middletown Road
                                                (In the ShopRite Supermarket)
44 West Route 59                                Pearl River, NY  10965
Nanuet, NY  10954                               (845) 627-6170
(845) 627-6180
                                                196 Route 59
38-40 New Main Street                           Suffern, NY  10901
Haverstraw, NY  10927                           (845) 369-8360
(845) 942-3880
                                                1633 Route 202
375 Route 303 at Kings Highway                  Pomona, NY  10970
Orangeburg, NY  10962                           (845) 364-5690
(845) 398-4810
                                                44 North Main Street
148 Route 9W                                    (In the ShopRite Supermarket)
Stony Point, NY  10980                          New City, NY  10956
(845) 942-3890                                  (845) 639-7650

179 South Main Street                           ORANGE COUNTY BRANCHES:
New City, NY  10956
(845) 639-7750
                                                125 Dolson Avenue
72 West Eckerson Rd.                            (In the ShopRite Supermarket)
Spring Valley, NY  10977                        Middletown, NY  10940
(845) 426-7230                                  (845) 342-5777

715 Route 304                                   153 Route 94
Bardonia, NY  10954                             (In the ShopRite Supermarket)
(845) 623-6340                                  Warwick, NY  10990
                                                (845) 986-9540

1 Lake Road West                                7 Edward J. Lempka Drive
Congers, NY  19020                              Florida, NY  10921
(845) 267-2180                                  (845) 651-4091

71 Lafayette Avenue                             1992 Route 284
Suffern, NY  10901                              Slate Hill, NY  10973
(845) 369-8350                                  (845) 355-6181

                                                300 Larkin Drive
                                                Harriman Commons
                                                Monroe, NY 10950
                                                (845) 782-7226

LEGAL PROCEEDINGS

     We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to our financial condition and results of operations.


                           SUPERVISION AND REGULATION

GENERAL

     As a federally chartered savings association, Provident Bank is regulated and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Provident Municipal Bank is regulated by the New York State Department of Banking and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which a financial institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation's deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. After completing an examination, the federal agency critiques the financial institution's operations and assigns its rating (known as an institution's CAMELS). Under federal law, an institution may not disclose its CAMELS rating to the public. Provident Bank also is a member of, and owns stock in, the Federal Home Loan Bank of New York, which is one of the twelve regional banks in the Federal Home Loan Bank System. Provident Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Provident Bank and prepares reports for the consideration of its board of directors on any operating deficiencies. Provident Bank's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of Provident Bank's loan documents.

     Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the New York State Department of Banking or Congress, could have a material adverse impact on Provident Bancorp, Inc., Provident Bank, Provident Municipal Bank and their respective operations.

FEDERAL BANKING REGULATION

     BUSINESS ACTIVITIES. A federal savings association derives its lending and investment powers from the Home Owners' Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Provident Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other loans and assets. Provident Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Provident Bank directly, including real estate investment, securities brokerage and insurance agency.

     CAPITAL REQUIREMENTS. Office of Thrift Supervision regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.

     The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks inherent in the type of asset. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, allowance for loan and lease losses up to a maximum of 1.25% of risk-weighted assets, and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

     At June 30, 2003, Provident Bank's capital exceeded all applicable requirements.

     LOANS TO ONE BORROWER. A federal savings association generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus on an unsecured basis. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of June 30, 2003, Provident Bank was in compliance with the loans-to-one-borrower limitations.

     QUALIFIED THRIFT LENDER TEST. As a federal savings association, Provident Bank is subject to a qualified thrift lender, or "QTL," test. Under the QTL test, Provident Bank must maintain at least 65% of its "portfolio assets" in "qualified thrift investments" in at least nine months of the most recent 12-month period. "Portfolio assets" generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association's business.

     "Qualified thrift investments" include various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. "Qualified thrift investments" also include 100% of an institution's credit card loans, education loans and small business loans. Provident Bank also may satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Internal Revenue Code of 1986.

     A savings association that fails the QTL test must either convert to a bank charter or operate under specified restrictions. At June 30, 2003, Provident Bank maintained approximately 72.1% of its portfolio assets in qualified thrift investments, and therefore satisfied the QTL test.

     CAPITAL DISTRIBUTIONS. Office of Thrift Supervision regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the institution's capital account. A savings association must file an application for approval of a capital distribution if:

     o the total capital distributions for the applicable calendar year exceed the sum of the savings association's net income for that year to date plus the savings association's retained net income for the preceding two years;

     o the savings association would not be at least adequately capitalized following the distribution;

     o the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

     o the savings association is not eligible for expedited treatment of its filings.

     Even if an application is not otherwise required, every savings association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

     The Office of Thrift Supervision may disapprove a notice or application if:

     o the savings association would be undercapitalized following the distribution;

     o the proposed capital distribution raises safety and soundness concerns; or

     o the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

     LIQUIDITY. A federal savings association is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

     COMMUNITY REINVESTMENT ACT AND FAIR LENDING LAWS. All savings associations have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings association, the Office of Thrift Supervision is required to assess the savings association's record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings association's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Provident Bank received an "outstanding" Community Reinvestment Act rating in its most recent federal examination.

     TRANSACTIONS WITH RELATED PARTIES. A federal savings association's authority to engage in transactions with its "affiliates" is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act. The term "affiliates" for these purposes generally means any company that controls or is under common control with an institution. Provident Bancorp, Inc. and its non-savings institution subsidiaries will be affiliates of Provident Bank. In general, transactions with affiliates must be on terms that are as favorable to the savings association as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings association's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings association. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

     Provident Bank's authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and
(ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Provident Bank's capital. In addition, extensions of credit in excess of certain limits must be approved by Provident Bank's board of directors.

     ENFORCEMENT. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all "institution-affiliated parties," including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

     STANDARDS FOR SAFETY AND SOUNDNESS. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

     PROMPT CORRECTIVE ACTION REGULATIONS. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the savings association's capital:

     o well-capitalized (at least 5% leverage capital, 6% tier 1 risk-based capital and 10% total risk-based capital);

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

     o adequately capitalized (at least 4% leverage capital, 4% tier 1 risk-based capital and 8% total risk-based capital);

     o undercapitalized (less than 3% leverage capital, 4% tier 1 risk-based capital or 8% total risk-based capital);

     o significantly undercapitalized (less than 3% leverage capital, 3% tier 1 risk-based capital or 6% total risk-based capital); and

     o    critically undercapitalized (less than 2% tangible capital).

     Generally, the banking regulator is required to appoint a receiver or conservator for a savings association that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a bank receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the savings association, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

     At June 30, 2003, Provident Bank met the criteria for being considered "well-capitalized."

     INSURANCE OF DEPOSIT ACCOUNTS. Deposit accounts in Provident Bank are insured by the Savings Association Insurance Fund and, to a limited extent, the Bank Insurance Fund of the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. Provident Bank's deposits, therefore, are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. In addition, all Federal Deposit Insurance Corporation-insured institutions must pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately .0212% of insured deposits to fund interest payments on bonds maturing in 2017 that were issued by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund.

     PROHIBITIONS AGAINST TYING ARRANGEMENTS. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

     FEDERAL HOME LOAN BANK SYSTEM. Provident Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of The Federal Home Loan Bank of New York, Provident Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of June 30, 2003, Provident Bank was in compliance with this requirement.

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

FEDERAL RESERVE SYSTEM

     Federal Reserve Board regulations require savings associations to maintain non-interest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At June 30, 2003, Provident Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.

THE USA PATRIOT ACT

     In response to the events of September 11th, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, was signed into law on October 26, 2001. The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Title III of the USA PATRIOT Act amended the Bank Secrecy Act to encourage information sharing among bank regulatory agencies and law enforcement bodies. Moreover, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, savings associations, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

     Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

     o Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program.

     o Section 326 authorizes the Secretary of the Department of Treasury, in conjunction with other bank regulators, to issue regulations that provide for minimum standards with respect to customer identification at the time new accounts are opened. On July 23, 2002, the Office of Thrift Supervision and the other federal bank regulators jointly issued proposed rules to implement Section 326. The proposed rules require financial institutions to establish a program specifying procedures for obtaining identifying information from customers seeking to open new accounts. This identifying information would be essentially the same information currently obtained by most financial institutions for individual customers.

     o Section 312 requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

     o Effective December 25, 2001, financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to

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

          certain record keeping obligations with respect to correspondent accounts of foreign banks.

     o Bank regulators are directed to consider a holding company's effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

HOLDING COMPANY REGULATION

     Upon completion of the conversion, Provident Bancorp, Inc. will be a unitary savings and loan holding company, subject to regulation and supervision by the Office of Thrift Supervision. The Office of Thrift Supervision will have enforcement authority over Provident Bancorp, Inc. and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a risk to Provident Bank.

     Under prior law, a unitary savings and loan holding company generally had no regulatory restrictions on the types of business activities in which it could engage, provided that its subsidiary savings association was a qualified thrift lender. The Gramm-Leach-Bliley Act of 1999, however, restricts unitary savings and loan holding companies not existing on, or applied for before, May 4, 1999 to those activities permissible for financial holding companies or for multiple savings and loan holding companies. Provident Bancorp, Inc. will not be a grandfathered unitary savings and loan holding company and, therefore, will be limited to the activities permissible for financial holding companies or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

     Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

SARBANES-OXLEY ACT OF 2002

     On July 30, 2002 the President signed into law the Sarbanes-Oxley Act of 2002 (the "Act"), which provides for corporate governance, disclosure and accounting reforms intended to address corporate and accounting fraud. The Act establishes a new accounting oversight board that will enforce auditing, quality control and independence standards, and will be funded by fees from all publicly traded companies. The Act also places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company's audit committee. In addition, the Act makes certain changes to the requirements for audit partner rotation after a period of time. The Act also requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy

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

of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under the Act, counsel will be required to report to the chief executive officer or chief legal officer of the company, evidence of a material violation of the securities laws or a breach of fiduciary duty by a company and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

     Under the Act, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restating a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision directs that civil penalties levied by the Securities and Exchange Commission as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in beneficial ownership in a company's securities within two business days of the change.

     The Act also increases the oversight of, and codifies certain requirements relating to, audit committees of public companies and how they interact with the company's "registered public accounting firm." Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the public company. In addition, companies must disclose whether at least one member of the committee is an "audit committee financial expert" (as defined by Securities and Exchange Commission regulations) and if not, why not. Under the Act, a company's registered public accounting firm will be prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statements materially misleading. The Act also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. The Act requires the company's registered public accounting firm that issues the audit report to attest to and report on management's assessment of the company's internal controls.

     Although we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

FEDERAL SECURITIES LAWS

     Provident Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued pursuant to the conversion. Upon completion of the conversion, shares of Provident

Bancorp, Inc. common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Provident Bancorp, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

     The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Provident Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of Provident Bancorp, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Provident Bancorp meets the current public information reporting requirements of Rule 144 under the Securities Act of 1933, each affiliate of Provident Bancorp, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Provident Bancorp, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Provident Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

                                    TAXATION

FEDERAL TAXATION

     GENERAL. Provident Bancorp and Provident Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Provident Bancorp and Provident Bank.

     METHOD OF ACCOUNTING. For federal income tax purposes, Provident Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending September 30 for filing its consolidated federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

     BAD DEBT RESERVES. Prior to the Small Business Protection Act of 1996, Provident Bank was permitted to establish a reserve for bad debts for tax purposes and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at Provident Bank's taxable income. As a result of the Small Business Protection Act, Provident Bank must use the specific charge off method in computing its bad debt deduction for tax purposes.

     TAXABLE DISTRIBUTIONS AND RECAPTURE. Prior to the Small Business Protection Act of 1996, bad debt reserves created prior to 1988 were subject to recapture into taxable income if Provident Bank failed to meet certain thrift asset and definitional tests. The Small Business Protection Act of 1996 eliminated these thrift-related recapture rules. However, under current law, pre-1988 reserves remain subject to tax recapture should Provident Bank make certain distributions from its tax bad debt reserve or cease to maintain a bank charter. At June 30, 2003, Provident Bank's total federal pre-1988 reserve was approximately $4.6 million. This reserve reflects the cumulative effects of federal tax deductions by Provident Bank for which no federal income tax provision has been made.

     MINIMUM TAX. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Provident Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

     NET OPERATING LOSS CARRYOVERS. A financial institution may carry back net operating losses to the preceding five taxable years (for losses incurred in 2001 and 2002) and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after 1986. At June 30, 2002, Provident Bank had no net operating loss carryforwards for federal income tax purposes.

     CORPORATE DIVIDENDS. Provident Bancorp may exclude from its income 100% of dividends received from Provident Bank as a member of the same affiliated group of corporations.

     The Internal Revenue Service completed an audit of Provident Bancorp's federal income tax returns for the fiscal year ended September 30, 1998.

STATE AND LOCAL TAXATION

     We are subject to the New York State Franchise Tax on Banking Corporations in the annual amount equal to the greater of (i) 7 1/2% of "entire net income" allocable to New York State during the taxable year, or (ii) the applicable alternative minimum tax. The alternative minimum tax is generally the greater of
(a) 0.01% of the value of taxable assets allocable to New York State with certain modifications, (b) 3% of "alternative entire net income" allocable to New York State, or (c) $250. Entire net income is similar to taxable income, subject to certain modifications and alternative entire net income is equal to entire net income without certain deductions. Provident Bank is also subject to a similarly calculated New York City tax of 9% on income allocated to New York City and similar alternative taxes.

     A temporary Metropolitan Transportation Business Tax Surcharge on banking corporations doing business in the metropolitan district has been applied since 1982. Provident Bank does most of its business within this district (except for the anticipated branch offices in Ulster and Sullivan counties), and is subject to a surcharge. The current surcharge rate is 17% of the New York State franchise tax liability.

     As a Delaware business corporation, Provident Bancorp will be required to file annual returns and pay annual fees and an annual franchise tax to the State of Delaware.

                         MANAGEMENT OF PROVIDENT BANCORP

     Provident Bancorp, Inc.'s Board of Directors is comprised of ten members. Our bylaws provide that approximately one-third of the directors are to be elected annually. Directors of Provident Bancorp, Inc. are generally elected to serve for a three-year period and until their respective successors shall have been elected and shall qualify.

     The table below sets forth certain information, as of June 30, 2003, regarding current members of our Board of Directors and Executive Officers who are not Directors, including the terms of office of board members.

                                 POSITION(S) HELD WITH
            NAME                 PROVIDENT BANCORP, INC.       AGE       DIRECTOR SINCE (1)     CURRENT TERM EXPIRES
----------------------     ---------------------------------   ---       -------------------    --------------------
                                                     DIRECTORS

William F. Helmer          Chairman of the Board               69               1974                    2004
Dennis L. Coyle            Vice Chairman                       67               1984                    2005
George Strayton            President, Chief Executive          59               1991                    2005
                            Officer and Director
Judith Hershaft            Director                            62               2000                    2006
Thomas F. Jauntig, Jr.     Director                            58               2000                    2006
Donald T. McNelis          Director                            70               1987                    2006
Richard A. Nozell          Director                            69               1990                    2006
William R. Sichol, Jr.     Director                            63               1990                    2004
Burt Steinberg             Director                            58               2000                    2005
F. Gary Zeh                Director                            65               1979                    2004

                                     EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Daniel G. Rothstein        Executive Vice President,           56                N/A                     N/A
                            Chief Risk Management
                            Officer and Regulatory
                            Counsel
Robert J. Sansky           Executive Vice President and        56                N/A                     N/A
                            Chief Retail Banking
                            Officer
Paul A. Maisch             Senior Vice President and           47                N/A                     N/A
                            Chief Financial Officer
Stephen G. Dormer          Senior Vice President               52                N/A                     N/A
John F. Fitzpatrick        Senior Vice President and           51                N/A                     N/A
                            Director of Support Services

----------------------------------------
(1)  Includes service with Provident Bank in mutual form.

     The merger agreement between Provident Bancorp and E.N.B. Holding Company, Inc. provides that upon completion of the merger, two current directors of E.N.B. Holding Company, Inc. will be appointed to the board of directors of Provident Bancorp and Provident Bank.

     The business experience for the past five years for each of our directors and executive officers is as follows:

     WILLIAM F. HELMER has served as the Chairman of the board of directors of Provident Bank since 1994 and Chairman of the board of directors of Provident Bancorp, Inc. since its formation in 1999. Mr. Helmer is the President of Helmer-Cronin Construction, Inc., a construction company.

     DENNIS L. COYLE has served as Vice Chairman of the board of directors of Provident Bank since 1994 and Vice Chairman of the board directors of Provident Bancorp, Inc. since its formation in 1999. Mr. Coyle is the owner and President of Denlo Realty Corp., the owner of Dennis L. Coyle Rental Properties, and is formerly the co-owner of the Coyle Insurance Agency, Inc.

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

     GEORGE STRAYTON has been employed by Provident Bank since 1982, was named President and Chief Executive Officer of Provident Bank in 1986, and has served as President and Chief Executive Officer of Provident Bancorp, Inc. since its formation in 1999.

     JUDITH HERSHAFT is the Chief Executive Officer of Innovative Plastics Corp., a manufacturer of custom plastic products. She is also the Chairman of Greenway Plastics and Innovative Plastics South Corp.

     THOMAS F. JAUNTIG, JR, is a partner in Korn, Rosenbaum, Phillips & Jauntig LLP, certified public accountants.

     DR. DONALD T. MCNELIS served as President of St. Thomas Aquinas College in Sparkill, New York from 1974 until his retirement in 1995.

     RICHARD A. NOZELL is the owner of Richard Nozell Building Construction and serves as a general building contractor.

     WILLIAM R. SICHOL, JR. is a principal of Sichol & Hicks, P.C., a private law firm.

     BURT STEINBERG is the Executive Director of The Dress Barn, Inc., a woman's specialty store retailer.

     F. GARY ZEH is the President of Haverstraw Transit Inc., a bus contracting company, and President of Quality Bus Sales and Service, Inc.

     DANIEL G. ROTHSTEIN has been employed by Provident Bank since 1983, and was named Executive Vice President in 1989. Mr. Rothstein served as Provident Bank's Chief Credit Officer and Regulatory Counsel from 1996 until August 2003, when he was appointed Chief Risk Management Officer.

     ROBERT J. SANSKY has been employed by Provident Bank since 1985, and was named Executive Vice President in 1989. Mr. Sansky served as Provident Bank's Director of Human Resources from 1996 until August 2003, when he was appointed Chief Retail Banking Officer.

     PAUL A. MAISCH has served as Senior Vice President and Chief Financial Officer of Provident Bank and Provident Bancorp, Inc. since March 2003. From 1998 through 2001, Mr. Maisch served as Executive Vice President and Chief Financial Officer of Premier National Bancorp, Inc., and had been employed by Premier National Bancorp, Inc. and its predecessors since 1984.

     STEPHEN G. DORMER was named Senior Vice President of Provident Bank in 1994 and served as Provident Bank's Director of Business Development from 1996 until August 2003, when he was appointed Assistant to the Office of the President, Strategic Planning and Commercial Lending Officer.

     JOHN F. FITZPATRICK has been employed by Provident Bank since 1986, and was named Senior Vice President and Director of Support Services in 1997.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The business of Provident Bancorp, Inc. is conducted at regular and special meetings of the Board and its standing committees. The standing committees consist of the Executive and Audit Committees.

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

The full Board of Directors currently acts as Nominating Committee for Provident Bancorp. During the fiscal year ended September 30, 2002, the Board of Directors met at 11 regular meetings and no special meetings. No member of the board or any committee thereof attended less than 75% of said meetings.

     The Executive Committee consists of Chairman Helmer, President, Chief Executive Officer and Director Strayton, and Directors Coyle, McNelis and Sichol. The Executive Committee meets as necessary when the board is not in session to exercise general control and supervision in all matters pertaining to the interests of Provident Bancorp, Inc., subject at all times to the direction of the board of directors. The Executive Committee met three times during the fiscal year ended September 30, 2002.

     The Audit Committee consists of Directors Nozell, who serves as Chairman, Jauntig and Steinberg. This committee meets with the independent auditors to review the results of the annual audit and other related matters. In addition, the Audit Committee meets with the internal auditor to review audit programs and the results of audits of specific areas. Each member of the Audit Committee is "independent" as defined in the listing standards of the National Association of Securities Dealers. The Audit Committee met five times during the fiscal year ended September 30, 2002.

COMPENSATION OF DIRECTORS

     FEES. Directors of Provident Bank receive an annual retainer fee of $24,000. Chairman Helmer receives a retainer fee of $80,000. Directors also receive a fee of $1,000 per Board meeting attended and $500 per committee meeting attended. The chairman of each committee receives an additional $2,000 per year. Directors who are also employees of Provident Bank are not eligible to receive any fees for their service as a director.

     DEFERRED COMPENSATION AGREEMENTS. Provident Bank has entered into non-qualified deferred compensation agreements for the benefit of each of its directors who elect to defer all or a portion of their board fees earned during a calendar year. When a director reaches the mandatory retirement age, the director's account is generally paid to him or her in quarterly installments beginning on the first day of the first calendar quarter after the director becomes entitled to such payments and continuing for five years. A director may request to receive distributions from his or her account prior to the attainment of mandatory retirement age, or that such distributions be paid over a longer period of time of not more than ten years. In the event of the director's death, the balance of the director's account will be paid to the director's designated beneficiary in the same manner as it would otherwise have been paid to the director, if living, and commencing in the first calendar quarter after death A director may also request an early distribution from his or her account in the event the director suffers a hardship. The granting of a hardship distribution is within the sole direction of the board of directors and any hardship distribution is limited to the amount reasonably necessary to meet the hardship. All obligations arising under the deferred compensation agreements are payable front Provident Bank's general assets; however, Provident Bank has established a trust to help ensure that sufficient assets will be available to pay the benefits under the deferred compensation agreements. The investments under the deferred compensation agreements, as well as the distributions to the participating directors, are handled by an independent trustee that holds and accumulates the assets set aside to pay the benefits under the agreements.

     STOCK BENEFIT PLANS. During the fiscal year ended September 30, 2000, Provident Bank adopted, and Provident Bancorp, Inc.'s stockholders approved, the Provident Bank 2000 Recognition and Retention Plan and the Provident Bank 2000 Stock Option Plan. Pursuant to the recognition and retention plan, 7,245 shares of Provident Bancorp, Inc. common stock were awarded to non-employee directors Coyle, Helmer, McNelis, Nozell, Sichol, and Zeh. Pursuant to the stock option plan, options to purchase 11,000 shares of common stock were granted to non-employee Directors Coyle, Helmer, Hershaft,

Jauntig, McNelis, Nozell, Sichol, Steinberg and Zeh. During the fiscal year ended September 30, 2002, there were no grants of shares of common stock or options to purchase shares of common stock to directors of Provident Bancorp.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth for the three years ended September 30, 2002, certain information as to the total remuneration paid by Provident Bancorp, Inc. to its Chief Executive Officer, and Provident Bancorp's other five most highly compensated Executive Officers at September 30, 2002 who received total annual compensation in excess of $100,000 (together, "Named Executive Officers").

                                                                                 LONG-TERM COMPENSATION
                                                        -----------------------------------------------------------------------
                                 ANNUAL COMPENSATION                AWARDS                               PAYOUTS
                            --------------------------- -----------------------------  ---------------------------------------
                             YEAR                        OTHER ANNUAL    RESTRICTED      OPTIONS/                 ALL OTHER
   NAME AND PRINCIPAL       ENDED                        COMPENSATION       STOCK         SARS           LTIP    COMPENSATION
     POSITION  (1)          9/30    SALARY      BONUS         (2)         AWARDS (3)       (#)         PAYOUTS        (4)
-------------------------   -----  ---------  --------- --------------   ------------   ---------      -------  --------------
George Strayton,            2002   $ 368,750  $ 183,750  $          --   $        --       7,746 (5)   $    --  $       43,057
President, Chief            2001     344,000    145,800             --            --       4,731 (5)        --          32,982
Executive Officer and       2000     326,209    120,000             --       754,688      90,000            --          32,831
Director

Daniel G. Rothstein,        2002   $ 191,250  $  68,625  $          --   $        --      11,785 (5)   $    --  $       20,748
Executive Vice              2001     180,693     64,875             --            --          --            --          16,011
President, Chief Credit     2000     171,385     58,100             --       332,063      20,200            --          15,732
Officer and Regulatory
Counsel

Robert J. Sansky,           2002   $ 167,625  $  62,063  $          --   $        --       4,885 (5)   $    --  $       19,937
Executive Vice President    2001     163,469     58,763             --            --          --            --          15,508
and Director of Human       2000     155,815     52,745             --       301,875      18,200            --          15,279
Resources

Stephen G. Dormer,          2002   $ 154,075  $  55,388  $          --   $        --       1,994 (5)   $    --  $       10,150
Senior Vice President       2001     146,085     52,762             --            --          --            --           7,646
and Director of Business    2000     139,365     47,145             --       241,500      16,200            --           7,443
Development

John F. Fitzpatrick,        2002   $ 144,231  $  47,813  $          --   $        --       1,994 (5)   $    --  $        6,511
Senior Vice President       2001     124,231     40,594             --            --          --            --           5,407
and Director of Support     2000     106,146     40,594             --       241,500     241,200            --           4,864
Services

Katherine A. Dering,        2002   $ 154,975  $  55,725  $          --   $        --       7,252 (5)        --  $       11,081
Senior Vice President       2001     146,754     52,725             --            --          --            --           7,565
and Chief Financial         2000     139,035     46,760             --       241,500      16,200            --           7,332
Officer (6)

---------------------------
(1) Information is not included for Senior Vice President and Chief Financial Officer Paul Maisch, who commenced employment in March 2003.
(2) Provident Bank provides certain members of senior management with certain other personal benefits, the aggregate value of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each officer. The value of such personal benefits is not included in this table.
(3) Represents the fair market value of shares granted pursuant to the Provident Bank 2000 Recognition and Retention Plan. Dividends are paid on the restricted stock and participants can vote the restricted stock to the extent shares have vested or are available for issuance. At September 30, 2002 the following shares of unvested restricted stock awards were held by the named executive officers: 19,320 shares for Mr. Strayton with a market value of $549,654; 8,499 shares for Mr. Rothstein with a market value of $241,797; 7,728 shares for Mr. Sansky with a market value of $219,862; 6,183 shares for Mr. Dormer with a market value of $175,906; 6,183 shares for Mr. Fitzpatrick with a market value of $175,906; and 6,183 shares for Ms. Dering with a market value of $175,906.
(4) Includes employer contributions to a 401(k) plan, allocations under the Supplemental Executive Retirement Plan as well as the payment of premiums for life insurance policies.
(5) Represents reload options received upon the exercise of stock options when previously owned shares of common stock were utilized to pay the option exercise price.
(6) Ms. Dering retired from Provident Bancorp and Provident Bank, effective March 11, 2003.

     EMPLOYMENT AGREEMENTS. In January 1996, Provident Bank entered into an employment agreement with President and Chief Executive Officer George Strayton, which agreement was amended in 1998. On each day during the term of the agreement, the term of the agreement automatically renews so that the term of the agreement remains three years unless notice of non-renewal is provided at least 60 days prior to the anniversary date of the agreement. In the event that notice of non-renewal is given, the agreement will expire at the end of its then three-year term. Under the agreement, Mr. Strayton will be paid an annual rate of salary, which is $392,000 for the year ended September 30, 2003. For each calendar year beginning after a change in control (as defined in the agreement) of Provident Bank or Provident Bancorp, Inc., Mr. Strayton's annual salary will be increased by a formula set forth in the agreement. In addition to his annual salary, Mr. Strayton is entitled to participate in all of Provident Bank's tax-qualified plans and other incentive programs, and Provident Bank's group life, health, dental and disability plans.

     In the event Provident Bank terminates Mr. Strayton's employment for any reason other than for cause (as defined in the agreement), in the event of his voluntary resignation within one year following a demotion in title or duties or a change in control of Provident Bank or Provident Bancorp, Inc., or in the event of termination of his employment due to total and permanent disability, Mr. Strayton will be entitled to certain benefits payable by Provident Bank. These benefits include his earned but unpaid salary, continuation of his life, health and disability insurance benefits for the remaining unexpired employment period under the agreement, and continued health insurance for Mr. Strayton and his spouse for their remaining lifetimes. Mr. Strayton also will be entitled to certain lump sum payments, such as the present value of any salary and director's fees that he would have earned for the remaining unexpired employment period under the agreement, although Mr. Strayton does not currently receive director's fees. Within 60 days of termination of his employment, Mr. Strayton also will be entitled to payments relating to Provident Bank's defined benefit pension plan, 401(k) Plan, employee stock ownership plan and Supplemental Executive Retirement Plan. Mr. Strayton will also be entitled to immediate vesting of any unearned options or shares of restricted stock awarded to him under any stock benefit plan maintained by Provident Bancorp, Inc., and the payments that would have been made to him under all incentive compensation plans and programs adopted by Provident Bank, including the Management Incentive Program. In the event that Provident Bank gives Mr. Strayton a notice of non-renewal, or if Provident Bank does not extend the employment period at least 60 days prior to any renewal date set forth under the agreement, Mr. Strayton may resign from Provident Bank at any time and will receive a lump sum cash benefit within 30 days equal to the amounts set forth above. Also, in such event Provident Bank will provide the life and health insurance benefits set forth above. In the event that Mr. Strayton becomes subject to an excise tax on payments made under the agreement in connection with a change in control, Mr. Strayton will be reimbursed an amount determined pursuant to a formula set forth in the agreement for payment of such excise taxes by Provident Bank, so long as during the six-month period prior to such change in control Provident Bank was in compliance with all applicable minimum regulatory capital requirements. For a period of one year following the date of his termination for cause, the agreement provides that Mr. Strayton shall not compete with Provident Bank.

     Provident Bank has entered into employment agreements with Messrs. Rothstein, Sansky, Dormer and Fitzpatrick. The employment agreements are for terms of up to two years and renew on a daily basis so that the remaining term under the agreements is for up to two years unless notice of non-renewal is given. In the event of a change in control (as defined in the agreements), the terms of the employment agreements extend to three years. Each executive officer covered by an employment agreement receives an annual rate of salary, as specified in the employment agreement, and will be entitled to participate in all of Provident Bank's tax-qualified plans and other incentive programs, and any group life, health, and disability plans maintained by Provident Bank from time to time. The employment agreements for these officers are substantially similar to the employment agreement with Mr. Strayton except that health insurance for these officers does not continue for their lifetimes following termination of the agreement.

     STOCK OPTION PLAN. During the fiscal year ended September 30, 2000, Provident Bank adopted, and Provident Bancorp, Inc.'s stockholders approved, the Provident Bank 2000 Stock Option Plan. Set forth in the table that follows is information relating to options granted under the stock option plan to the Named Executive Officers during the fiscal year ended September 30, 2002.

                                         OPTION GRANTS IN FISCAL YEAR 2002
------------------------------------------------------------------------------------------------------------------
                                                 INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------------------------
                                            PERCENT OF TOTAL
                                            OPTIONS GRANTED    EXERCISE OR
                          OPTIONS GRANTED   TO EMPLOYEES IN     BASE PRICE   EXPIRATION   GRANT DATE PRESENT VALUE
       NAME                     (1)             FY 2002           ($)(2)        DATE              ($)(3)
-----------------------   ---------------   ----------------   -----------   ----------   ------------------------
George Strayton                   4,293           9.68%           23.29       2/22/2010           30,609
                                  3,453           7.79%           28.95       2/22/2010           24,620

Daniel G. Rothstein               5,302          11.96%           23.62       2/22/2010           37,803
                                  6,483          14.62%           28.97       2/22/2010           46,224

Robert J. Sansky                  2,393           5.40%           28.97       2/22/2010           17,062
                                  2,492           5.62%           24.42       2/22/2010           17,768

Stephen G. Dormer                 1,994           4.50%           24.70       2/22/2010           14,217

John F. Fitzpatrick               1,994           4.50%           24,70       2/22/2010           14,217

Katherine A. Dering               4,043           9.12%           23.00       2/22/2010           28,827
                                  3,209           7.24%           28.97       2/22/2010           22,880

---------------
(1) Represents reload options received upon the exercise of stock options when previously owned shares of common stock were utilized to pay the option exercise price.
(2) The exercise price of the options is equal to the fair market value of the underlying shares on the date of the award.
(3) Based on a grant date present value of $7.13 per share derived using the Black-Scholes option pricing model with the following assumptions: volatility of 22.32%; risk-free rate of return of 4.25%; dividend yield of 1.43%; and a 5.77-year option life.

Set forth below is certain information concerning options outstanding to the Named Executive Officers at September 30, 2002, and the options exercised by the Named Executive Officers during 2002.

                           AGGREGATED OPTION EXERCISES IN 2002 FISCAL YEAR AND
                                      FISCAL YEAR-END OPTION VALUES
--------------------------------------------------------------------------------------------------------
                                                     NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                           OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                                            YEAR-END                  YEAR-END (1)
                                         VALUE     -------------------------   -------------------------
                      SHARES ACQUIRED   REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
       NAME            UPON EXERCISE      ($)                (#)                         ($)
-------------------   ---------------   --------   -------------------------   -------------------------
George Strayton           19,353        173,362        47,124 / 36,000               505,446 / 466,200

Daniel G. Rothstein       17,422        148,394         6,483 / 8,080                     -- / 104,636

Robert J. Sansky           8,400         95,280         7,405 / 7,280                 42,677 / 94,276

Stephen G. Dormer          3,178         29,328         8,536 / 6,480                 92,196 / 83,916

John F. Fitzpatrick        3,188         29,528         8,526 / 6,480                 91,907 / 83,916

Katherine A. Dering       10,043         69,137         6,959 / 6,480                 48,174 / 83,916

---------------
(1) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of common stock that would be received upon exercise, assuming such exercise occurred on September 30, 2002, at which date the last trade price of the common stock as quoted on the Nasdaq National Market was $28.45.

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Provident Bank maintains a non-qualified supplemental executive retirement plan to compensate executives whose benefits under Provident Bank's tax-qualified benefit plans are limited by the Internal Revenue Code of 1986, as amended. The supplemental executive retirement plan provides executives with retirement benefits generally equal to the difference between (i) the annual benefit the executive would have received under Provident Bank's defined benefit pension plan if such benefits were computed without giving effect to the limitations on benefits imposed by the Internal Revenue Code, and (ii) the amounts actually payable to the executive under the terms of the defined benefit pension plan. In addition, the executive is entitled to a 401(k) benefit under the supplemental executive retirement plan equal to the product of (i) Provident Bank's contributions that could not be credited to his or her account in the Provident Bank 401(k) Plan due to applicable limitations (including the limitation on elective deferrals under Internal Revenue Code Section 402(g)) plus an earnings factor, and (ii) his or her vested percentage in the 401(k) Plan. The supplemental executive retirement plan was amended in connection with the adoption of the employee stock ownership plan so that an executive who does not receive the maximum contribution under the employee stock ownership plan due to an applicable limitation will be entitled to an employee stock ownership plan benefit under the supplemental executive retirement plan, credited in units of common stock, equal to the difference between the fair market value of the number of shares of common stock that would have been allocated to the account of the executive under the employee stock ownership plan had the limitations under the Internal Revenue Code not been applicable, and the fair market value of the number of shares of common stock actually allocated to the account of the executive. The supplemental executive retirement plan is considered an unfunded plan under the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA") purposes. All obligations arising under the supplemental executive retirement plan are payable from the general assets of Provident Bank; however, Provident Bank has established a trust to ensure that sufficient assets will be available to pay the benefits under the supplemental executive retirement plan. The trust is entitled to purchase shares of common stock to fund the employee stock ownership plan benefit under the supplemental executive retirement plan.

     As of December 31, 2002, Messrs. Strayton and Rothstein had accrued annual benefits of $60,060 and $1,848, respectively, under the Retirement Plan portion of the supplemental executive retirement plan, which would be payable upon their reaching age 65. Contributions to the supplemental executive retirement plan under the 401(k) and employee stock ownership plan portions of the supplemental executive retirement plan are included in "--Summary Compensation Table" above.

     DEFINED BENEFIT PENSION PLAN. Provident Bank maintains the Provident Bank Defined Benefit Pension Plan, which is a qualified, tax-exempt defined benefit plan. Employees age 21 or older who have worked at Provident Bank for a period of one year and have been credited with 1,000 or more hours of service with Provident Bank during the year are eligible to accrue benefits under this plan. Provident Bank contributes each year, if necessary, an amount to the Retirement Plan at least equal to the actuarially determined minimum funding requirements in accordance with ERISA. For the plan year ended September 30, 2002, a contribution of $665,000 was made to the Retirement Plan. At September 30, 2002, the total market value of the Defined Benefit Pension Plan trust fund assets was approximately $7.9 million.

     In the event of retirement at normal retirement age (i.e., the later of age 65 or the 5th anniversary of participation in the Defined Benefit Pension Plan), the plan provides a single life annuity. For a married participant, the normal form of benefit is an actuarially reduced joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of that paid during the participant's lifetime. Alternatively, a participant may elect (with proper spousal consent, if necessary) a joint and 100% survivor annuity, a joint and 75% survivor annuity, a different form of annuity, or installments payable over a period of not more than the life of the participant (and spouse, if applicable). Payment may be made in a lump sum in cash, provided the participant has completed 20 years of service with Provident Bank and attained age 55 or has attained normal retirement age. All forms in which a participant's benefit may be paid will be actuarially equivalent to the single life annuity. The monthly retirement benefit provided is an amount equal to the greater of a participant's frozen accrued benefit (as provided for in the Retirement Plan) or 1.6% of a participant's average monthly compensation, multiplied by the participant's years of service (up to a maximum of 35 years) plus 0.5% of the participant's average monthly compensation in excess of one-twelfth of the participant's Covered Compensation (as defined in the Defined Benefit Pension
Plan) multiplied by the participant's months of service (up to a maximum of 35 years), computed to the nearest dollar. Retirement benefits are also payable upon retirement due to early and late retirement or death and disability. A reduced benefit is payable upon early retirement at or after age 55 and the completion of 10 years of vested service with Provident Bank. No reduction in benefit will occur as a result of special early retirement on or after age 62 and the completion of 20 years of vested service, if payment is made at the time of retirement. Upon termination of employment other than as specified above, a participant who has five years of vested service is eligible to receive his or her accrued benefit commencing on such participant's retirement date, death or disability.

     The following table indicates the annual retirement benefit that would be payable under the Defined Benefit Pension Plan upon retirement at age 65 in calendar year 2002, expressed in the form of a single life annuity for the average monthly salary and benefit service classifications specified below.

            AVERAGE                   YEARS OF SERVICE AND ANNUAL BENEFIT PAYABLE AT RETIREMENT
            MONTHLY                 ---------------------------------------------------------------
          COMPENSATION                  15           20            25           30           35
          ------------              -----------  -----------  -----------  -----------  -----------
            $4,167                  $    13,416  $    17,892  $    22,356  $    26,832  $    31,306
             6,250                       21,288       28,392       35,484       42,576       49,678
             8,333                       29,160       38,880       48,612       58,332       68,050
            10,417                       37,044       49,392       61,740       74,088       86,431
           $14,167 and above (1)         51,000       68,000       85,000      102,000      119,000

-------------------
(1) Reflects the maximum benefit payable under the Retirement Plan due to tax law limitations.

     As of September 30, 2002, Messrs. Strayton, Rothstein, Sansky, Dormer and Fitzpatrick, and Ms. Dering had 20, 20, 17, 8, 16 and 8 years, respectively, of credited service (i.e., benefit service) under the Retirement Plan.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

     No directors, executive officers or immediate family members of such individuals were engaged in transactions with Provident Bancorp, Inc. or any subsidiary involving more than $60,000 (other than through a loan) during the fiscal year ended September 30, 2002. In addition, during the fiscal year ended September 30, 2002, no directors, executive officers or immediate family members of such individuals were involved in loans from Provident Bancorp, Inc. or Provident Bank involving more than $60,000 which had not been made in the ordinary course of business and on substantially the same terms and conditions, including interest rate and collateral, as those of comparable transactions prevailing at the time with other persons, and do not include more than the normal risk of collectibility or present other unfavorable features.

BENEFITS TO BE CONSIDERED FOLLOWING COMPLETION OF THE CONVERSION

     STOCK OPTION PLAN. We intend to request stockholder approval of a stock option plan no earlier than six months after the completion of the conversion. If approved by the stockholders, the new stock option plan would reserve an amount equal to 10% of the shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation) for issuance upon exercise of stock options. 10% of the shares of common stock issued in the offering would amount to 1,298,000 shares, 1,520,000 shares, 1,742,000 shares and 1,997,300 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. No options would be granted under the new stock option plan until stockholder approval of the plan is received. In the event that shares underlying options come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 4.8% of their ownership interest in Provident Bancorp at the midpoint of the offering range.

     The exercise price of the options granted under the new stock option plan will be equal to the fair market value of Provident Bancorp common stock on the date of grant of the stock options. If the stock option plan is adopted within one year following the conversion, options may vest no faster than 20% per year beginning 12 months after the date of grant. Options granted under the stock option plan would be adjusted for capital changes such as stock splits and stock dividends. Awards will be 100% vested upon termination of employment due to death, disability or following a change in control, and if the stock option plan is adopted more than one year after the conversion, awards would be 100% vested upon normal retirement. Under Office of Thrift Supervision rules, if the stock option plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan, and all non-employee directors as a group may receive in the aggregate no more than 30% of the awards under the plan.

     The stock option plan would be administered by a committee of non-employee members of the Provident Bancorp's Board of Directors. Options granted under the stock option plan to employees may be "incentive" stock options, which are designed to result in a beneficial tax treatment to the employee but no tax deduction to Provident Bancorp. Non-qualified stock options may also be granted to employees under the stock option plan, and will be granted to the non-employee directors who receive stock options. In the event an option recipient terminated his or her employment or service as an employee or director, the options would terminate during certain specified periods.

     STOCK RECOGNITION AND RETENTION PLAN. We intend to request stockholder approval of a new stock recognition and retention plan, no earlier than six months after the completion of the conversion. If approved by stockholders, the new stock recognition and retention plan would, if implemented within one year of conversion, reserve an amount equal to 4% of the shares of common stock sold in the offering (including shares we issue to the Provident Bank Charitable Foundation, and assuming Provident Bank has a tangible capital to assets ratio of at least 10%) or 519,200 shares, 608,000 shares, 696,800 shares and 798,920 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. We must recognize an expense for shares of common stock awarded over their vesting period at the fair market value of the shares on the date they are awarded. The recipients will be awarded shares of common stock under the stock recognition and retention plan at no cost to them. No awards would be made under the stock recognition and retention plan until the plan is approved by stockholders. If the shares awarded under the stock recognition and retention plan come from authorized but unissued shares of the common stock totaling 4% of the shares sold in the offering, stockholders would experience dilution of approximately 1.9% in their ownership interest in Provident Bancorp at the midpoint of the offering range.

     Awards granted under the stock recognition and retention plan would be nontransferable and nonassignable. Under Office of Thrift Supervision regulations, if the stock recognition and retention plan is adopted within one year following the conversion, the shares of common stock which are subject to an award may vest no faster than 20% per year beginning 12 months after the date of grant of the award. Awards would be adjusted for capital changes such as stock dividends and stock splits. Awards would be 100% vested upon termination of employment or service due to death, disability, or following a change in control, and if the stock recognition and retention plan is adopted more than one year after the conversion, awards also would be 100% vested upon normal retirement. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service were to terminate for cause (as defined), unvested shares would be forfeited. Under Office of Thrift Supervision rules, if the stock recognition and retention plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan, and all non-employee directors as a group may receive no more than 30% of the awards under the plan in the aggregate.

     The recipient of an award will recognize income equal to the fair market value of the stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed earlier. The amount of income recognized by the recipient would be a deductible expense for tax purposes for Provident Bancorp.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table provides the beneficial ownership of our common stock held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock as of August 31, 2003. The business address of each director and executive officer is 400 Rella Boulevard, Montebello, New York 10901.

                                                     NUMBER OF SHARES OF COMMON     PERCENT OF ALL COMMON
NAME OF BENEFICIAL OWNER                           STOCK BENEFICIALLY OWNED(1)(2)    STOCK OUTSTANDING(3)
-----------------------------------------------    ------------------------------   ---------------------
William F. Helmer                                             75,233                         *
Dennis L. Coyle                                               84,282                       1.1
George Strayton                                              162,625                       2.0
Judith Hershaft                                               15,911                         *
Thomas F. Jauntig, Jr.                                        12,017                         *
Donald T. McNelis                                             37,357                         *
Richard A. Nozell                                             27,208                         *
William R. Sichol, Jr.                                        40,851                         *
Burt Steinberg                                                23,517                         *
F. Gary Zeh                                                   59,282                         *
Daniel G. Rothstein                                           58,250                         *
Robert J. Sansky                                              41,043                         *
Paul A. Maisch                                                 1,805                         *
Stephen G. Dormer                                             32,417                         *
John F. Fitzpatrick                                           29,116                         *

All directors and executive officers as a group
(15 persons)                                                 700,914                       8.6%

Provident Bancorp, MHC
400 Rella Boulevard, Montebello, NY 10901                  4,416,000                      55.5%

Provident Bancorp, MHC and all directors and
executive officers as a group (15 persons)                 5,116,914                      62.9%
                                                           =========                      ====

BL Advisers, Inc.
Barry Lewis
177 S. Mountain Road
New City, New York 10956(4)                                  450,777                       5.7%

------------------
*    Less than 1%.
(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table of any shares of common stock if he has sole or shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(2) The shares of common stock in this column include 179,308 shares in total and by individual the following shares which may be acquired by the persons indicated pursuant to the exercise of stock options within 60 days of August 31, 2003: 7,941 for Mr. Helmer; 7,932 for Mr. Coyle; 61,858 for Mr. Strayton; 8,800 for Ms. Hershaft; 8,800 for Mr. Jauntig; 6,145 for Dr. McNelis; 8,800 for Mr. Nozell; 8,800 for Mr. Sichol; 8,800 for Mr. Steinberg; 7,932 for Mr. Zeh; 8,913 for Mr. Rothstein; 11,045 for Mr. Sansky; 0 for Mr. Maisch; 11,776 for Mr. Dormer; and 11,766 for Mr. Fitzpatrick.
(3) Calculated by dividing the number of shares by the total shares of common stock outstanding at August 31, 2003 (7,954,825 shares) plus the number of shares that each individual may acquire pursuant to the exercise of stock options within 60 days of August 31, 2003.
(4) Based on a joint schedule 13G filed with the Securities and Exchange Commission on January 3, 2003.

                SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

     The table below sets forth, for each of Provident Bancorp's directors and executive officers and for all of the directors and executive officers as a group, the following information:

     (1) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of Provident Bancorp common stock as of August 31, 2003;

     (2) the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

     (3) the total amount of Provident Bancorp common stock to be held upon consummation of the conversion.

     In each case, it is assumed that subscription shares are sold at the midpoint of the offering range. See "The Conversion--Limitations on Common Stock Purchases."


                                                    PROPOSED PURCHASES
                                                      OF STOCK IN THE        TOTAL COMMON STOCK TO
                                                        OFFERING (1)               BE HELD
                                                 -----------------------   ---------------------------
                                NUMBER OF                                            PERCENTAGE OF
                            EXCHANGE SHARES TO    NUMBER OF               NUMBER OF      TOTAL
NAME OF BENEFICIAL OWNER        BE HELD (2)        SHARES       AMOUNT     SHARES    OUTSTANDING (3)
-------------------------   ------------------   ----------- ----------- ----------  ---------------
William F. Helmer                 252,135           50,000   $  500,000    302,135         1.0
Dennis L. Coyle                   282,462           40,000      400,000    322,462         1.0
George Strayton                   545,021           10,000      100,000    555,021         1.8
Judith Hershaft                    53,234           52,000      520,000    105,234           *
Thomas F. Jauntig, Jr.             40,273           10,000      100,000     50,273           *
Donald T. McNelis                 125,198           10,000      100,000    135,198           *
Richard A. Nozell                  91,184            4,000       40,000     95,184           *
William R. Sichol, Jr.            136,908           20,000      200,000    156,908           *
Burt Steinberg                     78,814           50,000      500,000    128,814           *
F. Gary Zeh                       198,677           15,000      150,000    213,677           *
                               ----------         --------   ----------  ---------         ---
     Total                      1,803,906          261,000   $2,610,000  2,064,906         6.6%
                               ----------         --------   ----------  ---------         ---

Daniel G. Rothstein               195,219           10,000   $  100,000    205,219           *
Robert J. Sansky                  137,551            5,000       50,000    142,551           *
Paul A. Maisch                      6,049           25,000      250,000     31,049           *
Stephen G. Dormer                 108,642            5,000       50,000    113,642           *
John F. Fitzpatrick                97,579            5,000       50,000    102,579           *
                               ----------         --------   ----------  ---------         ---
     Total                        545,040           50,000   $  500,000    595,040         1.9%
                               ==========         ========   ==========  =========         ---
     Total for Directors
      and Executive
      Officers                  2,348,946          311,000   $3,110,000  2,659,946         8.5%
                               ==========         ========   ==========  =========         ===

--------------------
*    Less than 1%.
(1)  Includes proposed subscriptions, if any, by associates.
(2)  Based on information presented in "Beneficial Ownership of Common Stock."
(3) Calculated by dividing the total shares of Provident Bancorp common stock to be issued at the midpoint of the offering range (30,731,647 shares) plus the number of shares each individual may acquire pursuant to the exercise of stock options within 60 days of August 31, 2003, as described in "Beneficial Ownership of Common Stock."

                                 THE CONVERSION

     The Boards of Directors of Provident Bancorp and Provident Bancorp, MHC have approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by the members of Provident Bancorp, MHC (depositors and certain borrowers of Provident Bank) and the stockholders of Provident Bancorp. A special meeting of members and a special meeting of stockholders have been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

GENERAL

     The respective Boards of Directors of Provident Bancorp, MHC and Provident Bancorp adopted the plan of conversion and reorganization on July 1, 2003. Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form. Provident Bancorp, MHC, the mutual holding company parent of Provident Bancorp, will be merged into Provident Bank, and Provident Bancorp, MHC will no longer exist. Provident Bancorp, Inc., which owns 100% of Provident Bank, will be succeeded by a new Delaware corporation with the same name. As part of the conversion, the ownership interest of Provident Bancorp, MHC, will be offered for sale in the stock offering, and we will issue shares of common stock and contribute cash to a newly established charitable foundation. When the conversion is completed, all of the capital stock of Provident Bank will be owned by Provident Bancorp, Inc., our newly formed Delaware holding company, and all of the common stock of Provident Bancorp will be owned by public stockholders. A diagram of our corporate structure before and after the conversion is set forth in the Summary of this document.

     Under the plan of conversion and reorganization, at the conclusion of the conversion and offering, each share of Provident Bancorp common stock owned by persons other than Provident Bancorp, MHC will be converted automatically into the right to receive new shares of Provident Bancorp common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of Provident Bancorp for new shares, the public stockholders of Provident Bancorp common stock will own the same aggregate percentage of shares of common stock of Provident Bancorp, a Delaware corporation, that they owned immediately prior to the conversion, excluding any shares they purchased in the offering, excluding shares issued to the charitable foundation and excluding any shares issued in connection with the acquisition of E.N.B. Holding Company (except offering shares issued as merger consideration).

     We intend to retain between $42.2 million and $96.2 million of the net proceeds of the offering and to contribute the balance of the net proceeds to Provident Bank. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion and reorganization, which may include shares of common stock of Provident Bancorp issued in connection with the acquisition of E.N.B. Holding Company.

     The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including the employee stock ownership plan and 401(k) plan, supplemental eligible account holders and other members. If all shares are not subscribed for in the stock offering, we may, at our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given in the following order:

     (1) Natural persons residing in the New York counties of Rockland and Orange;

     (2)  Provident Bancorp's public stockholders as of November 7, 2003; and

     (3)  Ellenville National Bank's depositors as of November 14, 2003.

     We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision. See "--Community Offering."

     We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of Provident Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See "--Stock Pricing and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the common stock.

     The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each branch office of Provident Bank and at the Northeast Regional and the Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to Provident Bancorp's application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See "Where You Can Find Additional Information."

REASONS FOR THE CONVERSION

     The primary reasons for the conversion and related stock offering are:

     o to provide us with the capital to acquire E.N.B. Holding Company and its subsidiary, Ellenville National Bank;

     o to facilitate growth through other acquisitions and de novo branching as opportunities arise;

     o    to support internal growth through lending in communities we serve;

     o to enhance existing products and services and support the development of new products and services;

     o    to improve our overall competitive position; and

     o to enhance stockholder returns through higher earnings and more flexible capital management strategies.

     As a fully converted stock holding company, we will have greater flexibility in structuring further mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition.

Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration for a merger or acquisition since Provident Bancorp, MHC is required to own a majority of our shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. Except for the agreement to acquire E.N.B. Holding Company, Inc., we do not have any agreement or understanding as to any specific acquisition.

APPROVALS REQUIRED

     The affirmative vote of a majority of the total eligible votes of the members of Provident Bancorp, MHC at the special meeting of members is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the members of Provident Bancorp, MHC will also be approving the merger of Provident Bancorp, MHC into Provident Bank. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Provident Bancorp and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Provident Bancorp held by the public stockholders of Provident Bancorp are also required to approve the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval.

     The establishment and funding of the Provident Bank Charitable Foundation must be approved by members of Provident Bancorp, MHC and stockholders of Provident Bancorp, Inc. Consummation of the conversion and the offering of common stock, however, is not conditioned upon member or stockholder approval of the charitable foundation.

SHARE EXCHANGE RATIO

     Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to fully stock form, the public stockholders will be entitled to exchange their shares for common stock of the new holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Each publicly held share of Provident Bancorp common stock will, on the effective date of the conversion, be automatically converted into the right to receive a number of new shares of Provident Bancorp common stock. The number of new shares of common stock will be determined pursuant to the exchange ratio which ensures that the public stockholders of Provident Bancorp common stock will own the same percentage of new common stock in Provident Bancorp after the conversion as they held in Provident Bancorp immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering, their receipt of cash in lieu of fractional exchange shares and the issuance of shares of common stock to the charitable foundation and to shareholders of E.N.B. Holding Company (except for offering shares issued as merger consideration). In addition, if options to purchase shares of Provident Bancorp are exercised before consummation of the conversion, there will be an increase in the percentage of shares of Provident Bancorp held by public stockholders, an increase in the number of shares issued to public stockholders in the share exchange and a decrease in the exchange ratio and the offering range. At June 30, 2003, there were 7,953,075 shares of Provident Bancorp common stock outstanding and 3,537,075 shares were publicly held. The exchange ratio is not dependent on the market value of Provident Bancorp common stock. The exchange ratio is calculated based on the percentage of Provident Bancorp common stock held by the public, the independent valuation of Provident Bancorp prepared by RP Financial, LC and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from approximately 2.8487 exchange shares for each publicly held share of Provident

Bancorp at the minimum of the offering range to 4.4323 exchange shares for each publicly held share of Provident Bancorp at the adjusted maximum of the offering range.

     If you are currently a stockholder of Provident Bancorp, a federal corporation, your existing shares will be canceled and exchanged for new shares of Provident Bancorp, Inc., a Delaware corporation. The number of shares you receive will be based on the final exchange ratio determined as of the closing of the conversion.

     The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering. The table also shows how many shares a hypothetical owner of Provident Bancorp common stock would receive in the exchange, adjusted for the number of shares sold in the offering. The table excludes the effect of the issuance of shares of common stock to the charitable foundation and the effect of the issuance of shares of common stock to shareholders of E.N.B. Holding Company.

                                                 NEW SHARES TO BE
                       NEW SHARES TO BE       EXCHANGED FOR EXISTING  TOTAL SHARES OF
                        ISSUED IN THIS         SHARES OF PROVIDENT    COMMON STOCK TO             NEW SHARES TO
                           OFFERING                  BANCORP           BE ISSUED IN                BE RECEIVED
                    ------------------------  ----------------------  CONVERSION AND   EXCHANGE      FOR 100
                       AMOUNT        PERCENT    AMOUNT       PERCENT      OFFERING       RATIO   EXISTING SHARES
                    -----------      -------  ----------     -------  ---------------  --------  ---------------
Minimum...........   12,580,000(1)     55.5%  10,076,178      44.5%      22,656,178      2.8487        284
Midpoint..........   14,800,000        55.5   11,854,327      44.5       26,654,327      3.3514        335
Maximum...........   17,020,000        55.5   13,632,477      44.5       30,652,477      3.8542        385
 15% above Maximum   19,573,000        55.5   15,677,348      44.5       35,250,348      4.4323        443

-----------------------
(1) If we do not receive orders for at least 12,580,000 shares of common stock in the offering then we may issue up to 3,677,320 unsubscribed offering shares to E.N.B. Holding Company, Inc. shareholders as merger consideration in order to complete the offering at the minimum of the offering range. If shares of common stock are so issued, the minimum number of shares that must be sold in offering is 8,902,680. If none of the offering shares are so issued, the 3,677,320 shares of common stock to be issued to E.N.B. Holding Company, Inc. shareholders will be in addition to the total shares issued in the conversion and offering. The issuance of shares as merger consideration will not affect the exchange ratio, regardless of whether such shares are unsubscribed offering shares.

     Outstanding options to purchase shares of Provident Bancorp common stock also will convert into and become options to purchase new shares of Provident Bancorp common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion. At June 30, 2003, there were 275,539 outstanding options to purchase shares of Provident Bancorp common stock, 209,586 of which were vested. Such options will be converted into options to purchase 784,927 shares of common stock at the minimum of the offering range and 1,061,982 shares of common stock at the maximum of the offering range. If all existing options were exercised for authorized, but unissued shares of common stock following the conversion, stockholders would experience dilution of approximately 2.9% at the minimum of the offering range and 3.0% at the maximum of the offering range. Because Office of Thrift Supervision regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion.

OWNERSHIP OF PROVIDENT BANCORP AFTER THE TRANSACTIONS

     The following table shows information regarding the shares of common stock that we will issue in the stock offering and the acquisition, and that we will issue to the charitable foundation. The table also shows the number of shares that will be owned by Provident Bancorp's public stockholders at the completion of the conversion who will receive our shares of common stock in exchange for their existing shares of common stock.

     Information is presented at the adjusted minimum of the offering range to reflect the discretionary issuance of unsubscribed shares to E.N.B. Holding Company's shareholders, and at the minimum, midpoint, maximum and adjusted maximum of the offering range. The number of shares of common stock to be issued is based, in part, on our independent appraisal.

                               12,580,000 SHARES
                               ISSUED AT ADJUSTED      12,580,000 SHARES       14,800,000 SHARES       17,020,000 SHARES
                              MINIMUM OF OFFERING      ISSUED AT MINIMUM      ISSUED AT MIDPOINT       ISSUED AT MAXIMUM
                                   RANGE(1)              OFFERING RANGE        OF OFFERING RANGE       OF OFFERING RANGE
                             ---------------------   ---------------------   ---------------------   ---------------------
                                           PERCENT                 PERCENT                 PERCENT                 PERCENT
                               NUMBER     OF TOTAL     NUMBER     OF TOTAL     NUMBER     OF TOTAL     NUMBER     OF TOTAL
                             ----------   --------   ----------   --------   ----------   --------   ----------   --------
SHARES OUTSTANDING
   AFTER CONVERSION,
   STOCK OFFERING AND
   MERGER:
Purchasers in the
   stock offering.........    8,902,680      38.5%   12,580,000     47.1%    14,800,000     48.2%    17,020,000      49.0%
Charitable foundation.....      400,000       1.7       400,000      1.5        400,000      1.3        400,000       1.2
Provident Bancorp
   public stockholders in
   the share exchange.....   10,076,178      43.6    10,076,178     37.7     11,854,327     38.6     13,632,477      39.3
E.N.B. Holding Company
   shareholders in the
   merger (1).............    3,677,320      15.9     3,677,320     13.8      3,677,320     12.0      3,677,320      10.6
                             ----------    -----     ----------   -----      ----------    -----     ----------     -----
   Total shares
     outstanding after
     conversion, stock
     offering and
     merger (2)...........   23,096,178    100.0%    26,733,498   100.0%     30,731,647    100.0%    34,729,797     100.0%
                             ==========    =====     ==========   =====      ==========    =====     ==========     =====


                               19,573,000 SHARES
                               ISSUED AT MAXIMUM
                               OF OFFERING RANGE
                             ---------------------
                                           PERCENT
                               NUMBER     OF TOTAL
                             ----------   --------
SHARES OUTSTANDING
   AFTER CONVERSION,
   STOCK OFFERING AND
   MERGER:
Purchasers in the
   stock offering.........   19,573,000     49.4%
Charitable foundation.....      400,000      1.0
Provident Bancorp
   public stockholders in
   the share exchange.....   15,677,348     39.6
E.N.B. Holding Company
   shareholders in the
   merger (1).............    3,969,676     10.0
                             ----------    -----
   Total shares
     outstanding after
     conversion, stock
     offering and
     merger (2)...........   39,620,024    100.0%
                             ==========    =====

----------------
(1) If Provident Bancorp does not receive orders for at least 12,580,000 shares in the offering, then, at Provident Bancorp's discretion in order to issue the minimum number of shares necessary to complete the stock offering and conversion, up to 3,677,320 unsubscribed offering shares may be issued to shareholders of E.N.B. Holding Company as merger consideration. Assumes that 3,677,320 unsubscribed shares are so issued, that 8,902,680 shares are sold for cash, and that all 12,580,000 of such shares are issued in the stock offering.
(2) Does not include options that were unexercised as of June 30, 2003. Information regarding outstanding options to purchase shares of common stock of Provident Bancorp is set forth in "Beneficial Ownership of Common Stock."

EFFECTS OF CONVERSION ON DEPOSITORS, BORROWERS AND MEMBERS

     CONTINUITY. While the conversion is being accomplished, the normal business of Provident Bank of accepting deposits and making loans will continue without interruption. Provident Bank will continue to be a federally chartered savings association and will continue to be regulated by the Office of Thrift Supervision. After the conversion, Provident Bank will continue to offer existing services to depositors, borrowers and other customers. The directors serving Provident Bancorp at the time of the conversion will be the directors of Provident Bancorp after the conversion, although two existing directors of E.N.B. Holding Company will become additional directors of Provident Bancorp and Provident Bank at the completion of the acquisition of E.N.B. Holding Company.

     EFFECT ON DEPOSIT ACCOUNTS. Pursuant to the plan of conversion and reorganization, each depositor of Provident Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

     EFFECT ON LOANS. No loan outstanding from Provident Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

     EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors of Provident Bank and certain borrowers of Provident Bank are members of, and have voting rights in, Provident Bancorp, MHC as to all matters requiring membership action. Upon completion of the conversion, depositors and borrowers will cease to be members of Provident Bancorp, MHC and will no longer have voting rights. Upon completion of the conversion, all voting rights in Provident Bank will be vested in Provident Bancorp as the sole stockholder of Provident Bank. The stockholders of Provident Bancorp will possess exclusive voting rights with respect to Provident Bancorp common stock.

     TAX EFFECTS. Provident Bancorp will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Provident Bancorp, MHC, Provident Bancorp, the public stockholders of Provident Bancorp, members of Provident Bancorp, MHC, eligible account holders, supplemental eligible account holders, or Provident Bank. See "--Tax Aspects."

     EFFECT ON LIQUIDATION RIGHTS. Each depositor in Provident Bank has both a deposit account in Provident Bank and a pro rata ownership interest in the net worth of Provident Bancorp, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Provident Bancorp, MHC and Provident Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Provident Bancorp, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Provident Bancorp, MHC, which is lost to the extent that the balance in the account is reduced or closed.

     Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Provident Bancorp, MHC and Provident Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Provident Bancorp, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

     In the unlikely event that Provident Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the "liquidation account" to depositors as of June 30, 2002 and September 30, 2003 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Provident Bancorp as the holder of Provident Bank's capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See "--Liquidation Rights."

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

     The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. Provident Bank and Provident Bancorp have retained RP Financial, LC to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC will receive a fee of $150,000. This amount does not include a fee of $30,000 to be paid to RP Financial, LC for assistance in the preparation of a business plan. Provident Bank and Provident Bancorp have agreed to indemnify RP Financial, LC and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

     The independent valuation appraisal considered the pro forma impact of the offering, the acquisition of E.N.B. Holding Company and the issuance of shares to the charitable foundation. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by RP Financial, LC to account for differences between Provident Bancorp and the peer group. RP Financial, LC placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.

     The independent valuation was prepared by RP Financial, LC in reliance upon the information contained in this prospectus, including the consolidated financial statements of Provident Bancorp. RP Financial, LC also considered the following factors, among others:

     o the present and projected operating results and financial condition of Provident Bancorp, including the pro forma impact of the acquisition of E.N.B. Holding Company;

     o the economic and demographic conditions in Provident Bancorp's existing market area;

     o certain historical, financial and other information relating to Provident Bancorp;

     o a comparative evaluation of the operating and financial characteristics of Provident Bancorp with those of other similarly situated publicly traded savings institutions located in the State of New York, and other nearby areas including the mid-Atlantic and New England regions;

     o    the aggregate size of the offering of the common stock;

     o the impact of the conversion and offering on Provident Bancorp's stockholders' equity and earnings potential, including the pro forma impact of the acquisition of E.N.B. Holding Company and the contribution to the charitable foundation;

     o    the proposed dividend policy of Provident Bancorp; and

     o the trading market for securities of comparable institutions and general conditions in the market for such securities.

     Included in RP Financial, LC's independent valuation were certain assumptions as to the pro forma earnings of Provident Bancorp after the conversion that were utilized in determining the appraised

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value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the recognition and retention plan at the $10.00 purchase price. See "Pro Forma Conversion and Acquisition Data" for additional information concerning these assumptions. The use of different assumptions may yield different results.

     The independent valuation states that as of November 3, 2003, the estimated pro forma market value, or valuation range, of Provident Bancorp ranged from a minimum of $267.3 million to a maximum of $347.3 million, with a midpoint of $307.3 million. The Board of Directors of Provident Bancorp decided to offer the shares of common stock for a price of $10.00 per share. The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of Provident Bancorp common stock owned by Provident Bancorp, MHC. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of Provident Bancorp common stock owned by Provident Bancorp, MHC and the $10.00 price per share, the minimum of the offering range will be 12,580,000 shares, the midpoint of the offering range will be 14,800,000 shares and the maximum of the offering range will be 17,020,000 shares.

     The Board of Directors of Provident Bancorp reviewed the independent valuation and, in particular, considered the following:

     o Provident Bancorp's financial condition and results of operations, including the pro forma impact of the acquisition of E.N.B. Holding Company;

     o comparison of financial performance ratios of Provident Bancorp to those of other financial institutions of similar size;

     o market conditions generally and in particular for financial institutions;

     o the historical trading price of the publicly held shares of Provident Bancorp common stock; and

     o    the valuation attributed to the acquisition of E.N.B. Holding Company.

     All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by RP Financial, LC in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of Provident Bancorp or Provident Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of Provident Bancorp to less than $267.3 million or more than $396.2 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Provident Bancorp's registration statement.

     THE INDEPENDENT VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING OUR COMMON STOCK. RP FINANCIAL, LC DID NOT INDEPENDENTLY VERIFY OUR CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION THAT WE PROVIDED TO THEM, NOR DID RP FINANCIAL, LC INDEPENDENTLY VALUE OUR ASSETS OR LIABILITIES. THE INDEPENDENT VALUATION CONSIDERS PROVIDENT BANK AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF PROVIDENT BANK. MOREOVER, BECAUSE THE VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH MAY CHANGE

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FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING OUR COMMON
STOCK IN THE OFFERING WILL THEREAFTER BE ABLE TO SELL THEIR SHARES AT PRICES AT OR ABOVE THE $10.00 PRICE PER SHARE.

     Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $396.2 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 19,573,000 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

     If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $396.2 million and a corresponding increase in the offering range to more than 19,573,000 shares, or a decrease in the minimum of the valuation range to less than $267.3 million and a corresponding decrease in the offering range to fewer than 12,580,000 shares, then, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization, cancel deposit account withdrawal authorizations and promptly return by check all funds received with interest at Provident Bank's passbook savings rate of interest. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and offering. In the event that a resolicitation is commenced, we will promptly cancel deposit account withdrawal authorizations and return all funds received to investors as described above. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.

     An increase in the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and Provident Bancorp's pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber's ownership interest and Provident Bancorp's pro forma earnings and stockholders' equity on a per share basis, while decreasing pro forma earnings and stockholders' equity on an aggregate basis. For a presentation of the effects of these changes, see "Pro Forma Conversion and Acquisition Data."

     The merger agreement with E.N.B. Holding Company provides that, in the event Provident Bancorp sells more than $181.3 million of shares of common stock in the offering following an update to the independent appraisal (excluding shares we issue to the Provident Bank Charitable Foundation and excluding shares we issue in exchange for existing shares of common stock of Provident Bancorp, a federal corporation), the number of shares to be issued to shareholders of E.N.B. Holding Company will be increased so that shareholders of E.N.B. Holding Company would have the same ownership percentage in Provident Bancorp following the conversion and merger as they would if Provident Bancorp sold $181.3 million of shares of common stock in the offering. The maximum number of shares of common stock that can be issued to shareholders of E.N.B. Holding Company is 3,969,676 shares, assuming we sell 19,573,000 shares of common stock in the offering.

     Copies of the independent valuation appraisal report of RP Financial, LC and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for

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inspection at the Administrative Offices of Provident Bank and as specified under "Where You Can Find Additional Information."

EXCHANGE OF STOCK CERTIFICATES

     The conversion of existing outstanding shares of Provident Bancorp common stock into the right to receive new shares of Provident Bancorp common stock will occur automatically on the effective date of the conversion. As soon as practicable after the effective date of the conversion, we or a bank or trust company or other entity designated by us in the capacity of exchange agent, will send a transmittal form to each public stockholder of Provident Bancorp who holds stock certificates. The transmittal forms are expected to be mailed within five business days after the effective date of the conversion and will contain instructions on how to exchange old shares of Provident Bancorp common stock for new shares of Provident Bancorp common stock. We expect that stock certificates evidencing new shares of Provident Bancorp common stock will be distributed within five business days after we receive properly executed transmittal forms and other required documents. Shares held by public stockholders in street name will be exchanged automatically upon the effective date of the conversion; no transmittal forms will be mailed relating to these shares.

     No fractional shares of Provident Bancorp common stock will be issued to any public stockholder of Provident Bancorp when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled to by the $10.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of the transmittal forms and the surrendered Provident Bancorp stock certificates. If your shares of common stock are held in street name, you will automatically receive cash in lieu of fractional shares.

     YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES UNTIL YOU HAVE RECEIVED TRANSMITTAL FORMS, WHICH WILL INCLUDE FORWARDING INSTRUCTIONS.

     After the conversion stockholders will not receive new shares of Provident Bancorp common stock and will not be paid dividends on the new shares of Provident Bancorp common stock until existing certificates representing shares of Provident Bancorp common stock are surrendered for exchange in compliance with the terms of the transmittal form. When stockholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of Provident Bancorp common stock outstanding at the effective date of the conversion will be considered to evidence ownership of new shares of Provident Bancorp common stock into which those shares have been converted by virtue of the conversion.

     If a certificate for Provident Bancorp common stock has been lost, stolen or destroyed, our exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholder's expense.

     All new shares of Provident Bancorp common stock that we issue in exchange for existing shares of Provident Bancorp common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion

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that may have been declared by us on or prior to the effective date, and which remain unpaid at the effective date.

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

     In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and reorganization and as described below under "--Limitations on Common Stock Purchases."

     PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Provident Bank depositor with aggregate deposit account balances of $50.00 or more (a "Qualifying Deposit") on June 30, 2002 (an "Eligible Account Holder") will receive, without payment therefor, nontransferable subscription rights to purchase up to 40,000 shares of our common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

     To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on June 30, 2002. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of Provident Bancorp or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding June 30, 2002.

     PRIORITY 2: TAX-QUALIFIED PLANS. Our tax-qualified employee stock benefit plans, including our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the common stock issued in the offering (although we anticipate our employee stock ownership plan will purchase 5% of the shares of common stock issued in the offering, including shares we issue to the Provident Bank Charitable Foundation).

     PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each Provident Bank depositor with a Qualifying Deposit on September 30, 2003 who is not an Eligible Account Holder ("Supplemental Eligible Account Holder") will receive, without payment therefor, nontransferable subscription rights to purchase up to 40,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each

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Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.

     To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at September 30, 2003. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

     PRIORITY 4: OTHER MEMBERS. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each depositor of Provident Bank on the voting record date of November 10, 2003 and each borrower of Provident Bank as of January 7, 1999 whose borrowings remained outstanding as of November 10, 2003 who is not an Eligible Account Holder or Supplemental Eligible Account Holder ("Other Members") will receive, without payment therefor, nontransferable subscription rights to purchase up to 40,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member whose order remains unfilled.

     EXPIRATION DATE. The Subscription Offering will expire at 10:00 a.m., New York Time, on December 18, 2003, unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. Subscription rights will expire whether or not each eligible depositor or borrower can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

     We will not execute orders until at least the minimum number of shares of common stock have been issued, which can include up to 3,677,320 shares allocated to E.N.B. Holding Company, Inc. shareholders as merger consideration. If at least 12,580,000 shares have not been issued within 45 days after the expiration date and the Office of Thrift Supervision has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at Provident Bank's passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is granted by the Office of Thrift Supervision, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at Provident Bank's passbook savings rate and all deposit account withdrawal authorizations will be canceled. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Extensions may not go beyond January 6, 2006, which is two years after the special meeting of members of Provident Bancorp, MHC to vote on the conversion.

COMMUNITY OFFERING

     To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares may be offered with the following preferences:

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     (1)  Natural persons residing in the New York counties of Rockland and
          Orange;

     (2)  Provident Bancorp's public stockholders as of November 7, 2003;

     (3)  Ellenville National Bank's depositors as of November 14, 2003; and

     (4)  Other members of the general public.

     Subscribers in the community offering may purchase up to 40,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." The minimum purchase is 25 shares. THE OPPORTUNITY TO PURCHASE SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO OUR RIGHT, IN OUR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE OF THE OFFERING.

     If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the New York counties of Rockland and Orange, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in the New York counties of Rockland and Orange whose orders remain unsatisfied based on the size of the unfilled order of each such person relative to the size of the aggregate unfilled orders of other natural persons residing in the New York counties of Rockland and Orange. In addition, orders received for shares of common stock in the community offering will first be filled up to a maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order. If oversubscription occurs due to the orders of public stockholders of Provident Bancorp as of November 7, 2003, the allocation procedures described above will apply to the stock orders of such persons. If oversubscription occurs due to the orders of depositors of Ellenville National Bank as of November 14, 2003, the allocation procedures described above will apply to the stock orders of such persons. If oversubscription occurs due to the orders of members of the general public, the allocation procedures described above will apply to the stock orders of such persons.

     The term "residing" or "resident" as used in this prospectus means any person who occupies a dwelling within the New York counties of Rockland and Orange, has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

     EXPIRATION DATE. The community offering may begin during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering. Provident Bancorp may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond February 2, 2004. If 12,580,000 shares have not been issued by February 2, 2004, all funds delivered to us will be returned promptly to the purchasers with interest at Provident Bank's passbook savings rate and all withdrawal authorizations will be canceled. If an extension is granted by the Office of Thrift Supervision, we will notify purchasers of the extension of time and of the rights of purchasers to place a new stock order for a specified period of time. These

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extensions may not go beyond January 6, 2006, which is two years after the special meeting of members of Provident Bancorp, MHC to vote on the conversion.

SYNDICATED COMMUNITY OFFERING

     If feasible, our Board of Directors may decide to offer for sale all shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve the widest distribution of our shares of common stock. However, we retain the right to accept or reject in whole or in part any orders in the syndicated community offering. In the syndicated community offering, any person may purchase up to 40,000 shares of common stock, subject to the overall maximum purchase limitations. Unless the syndicated community offering begins during the community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

     Since all shares of common stock are being offered on a best-efforts basis, broker-dealers offering shares in the syndicated community offering must conform with certain Securities and Exchange Commission rules. To comply with these rules in a practical and efficient manner, Ryan Beck & Co. expects it will utilize procedures that permit prospective investors in the syndicated community offering to transmit their funds to Ryan Beck & Co., which will deposit the funds it receives prior to the closing date in a non-interest bearing bank account with an independent bank. Pursuant to the agreement with the independent bank, such funds will be released to us on the closing or returned, without interest, to prospective purchasers if the conversion is terminated. Because Ryan Beck & Co. will be selling to its existing customers, standard sales confirmation procedures will be employed instead of subscription procedures. If other broker-dealers are involved, such broker-dealers must comply with the same Securities and Exchange Commission rules.

     If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there is an insignificant number of shares remaining unsold after the subscription, community and syndicated community offerings or in the syndicated community offering, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of Thrift Supervision must approve any such arrangements.

LIMITATIONS ON COMMON STOCK PURCHASES

     The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

     (1) No person may purchase fewer than 25 shares of common stock or more than 40,000 shares;

     (2) Our tax-qualified employee stock benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%.

     (3) Except for the employee benefit plans, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 80,000 shares in all categories of the offering combined;

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     (4)  Current stockholders of Provident Bancorp are subject to an ownership limitation. As previously described, current stockholders of Provident Bancorp will receive new shares of Provident Bancorp common stock in exchange for their existing shares of Provident Bancorp common stock. The number of shares of common stock that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing Provident Bancorp common stock, may not exceed 5% of the shares of common stock of Provident Bancorp to be issued and outstanding at the completion of the conversion; and

     (5) The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Provident Bank and their associates, in the aggregate, when combined with new shares of common stock issued in exchange for existing shares, may not exceed 25% of the shares issued in the conversion.

     Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of Provident Bancorp, MHC, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares may be given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

     In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

     (1) to fill the employee benefit plans' subscription for up to 10% of the total number of shares of common stock issued in the offering;

     (2) in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

     (3) to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the New York counties of Rockland and Orange, then to Provident Bancorp's public stockholders as of November 7, 2003, then to Ellenville National Bank's depositors as of November 14, 2003 and then to other members of the general public.

     The term "associate" of a person means:

     (1) any corporation or organization, other than Provident Bancorp, Provident Bank or a majority-owned subsidiary of Provident Bank, of which the person is a senior officer, partner or 10% beneficial stockholder;

     (2) any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any

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          employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

     (3) any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Provident Bancorp or Provident Bank.

     The term "acting in concert" means:

     (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

     (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

     A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

     Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Provident Bancorp or Provident Bank and except as described below. Any purchases made by any associate of Provident Bancorp or Provident Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under NASD guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see "--Certain Restrictions on Purchase or Transfer of Our Shares after Conversion" and "Restrictions on Acquisition of Provident Bancorp."

PLAN OF DISTRIBUTION; SELLING AGENT COMPENSATION

     To assist in the marketing of our common stock, we have retained Ryan Beck & Co., which is a broker/dealer registered with the National Association of Securities Dealers, Inc. Ryan Beck & Co. will assist us in the offering by:

     (1) acting as our financial advisor for the conversion, providing administration services and managing the Stock Information Center;

     (2) targeting our sales efforts, including assisting in the preparation of marketing materials;

     (3)  soliciting orders for common stock; and

     (4)  assisting in soliciting proxies of our members.

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     For these services, Ryan Beck & Co. will receive a management fee of
$50,000 and a marketing fee equal to 1.0% of the dollar amount of shares of common stock sold in the subscription and community offerings. No fee will be payable to Ryan Beck & Co. with respect to shares purchased by officers, directors and employees or their immediate families, shares purchased by our tax-qualified and non-qualified employee benefit plans and shares issued to the charitable foundation. No fee will be payable to Ryan Beck & Co. with respect to shares issued to shareholders of E.N.B. Holding Company, except under limited circumstances when such shares are issued as part of the offering so that we can sell at least 12,580,000 shares of common stock in the offering. In the event that Ryan Beck & Co. sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee and the fee payable to selected dealers (which may include Ryan Beck & Co.) will not exceed 6.0% in the aggregate. Ryan Beck & Co. will also be reimbursed for allocable expenses in an amount not to exceed $15,000, and for attorney's fees in an amount not to exceed $60,000.

     We will indemnify Ryan Beck & Co. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

     Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular, full-time employees of Provident Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of Provident Bank's Administrative Offices apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Ryan Beck & Co. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

PROCEDURE FOR PURCHASING SHARES

     EXPIRATION DATE. The offering will expire at 10:00 a.m., New York Time, on December 18, 2003, unless we extend it for up to 45 days, with the approval of the Office of Thrift Supervision, if required. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond February 2, 2004 would require the Office of Thrift Supervision's approval. All funds delivered to us to purchase shares of common stock in the offering would be returned promptly to the subscribers with interest at Provident Bank's passbook savings rate and all deposit account withdrawal authorizations would be canceled. Potential purchasers would be given the right to place new orders for common stock. If we have not sold the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may issue up to 3,677,320 of such unsubscribed shares as merger consideration in the acquisition of E.N.B. Holding Company, Inc. to complete the offering or we may terminate the offering and promptly refund all orders for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at Provident Bank's passbook savings rate and all

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deposit account withdrawal authorizations will be canceled. Purchasers will be given an opportunity to place a new stock order.

     To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to this date or hand delivered any later than two days prior to this date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at Provident Bank and will earn interest at our passbook savings rate from the date of receipt.

     We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds submitted, with interest at Provident Bank's passbook savings rate from the date of receipt.

     We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

     USE OF ORDER FORMS. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment. Incomplete order forms or order forms that are not signed are not required to be accepted. We will not be required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) prior to 10:00 a.m. New York Time, on December 18, 2003. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center, or by overnight delivery to the indicated address on the order form. Order forms may not be delivered to Provident Bank branches. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final.

     By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Provident Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

     PAYMENT FOR SHARES. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

     (1) personal check, bank check or money order, made payable to Provident Bancorp, Inc.; or

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     (2)  authorization of withdrawal from Provident Bank deposit accounts designated on the stock order form.

     Appropriate means for designating withdrawals from deposit accounts at Provident Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Provident Bank and will earn interest at Provident Bank's passbook savings rate from the date payment is received until the offering is completed or terminated.

     You may not remit Provident Bank line of credit checks or third party checks. Additionally, you may not designate a direct withdrawal from Provident Bank accounts with check-writing privileges. Please provide a check instead, because we cannot place holds on checking accounts. If you request that we do so, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

     If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account or those offered by Provident Bank's Investment Management and Trust Department. By regulation, Provident Bank's individual retirement accounts that were not established through our Investment Management and Trust Department are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use your funds that are currently in a Provident Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account or Provident Bank's Investment Management and Trust Department. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

     Provident Bancorp shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the reorganization. This payment may be made by wire transfer.

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     If our employee stock benefit plans purchase shares in the offering, they will not be required to pay for such shares until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Provident Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

     Regulations prohibit Provident Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

     DELIVERY OF STOCK CERTIFICATES. Certificates representing shares of common stock issued in the offering and Provident Bank checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. UNTIL CERTIFICATES FOR THE COMMON STOCK ARE AVAILABLE AND DELIVERED TO PURCHASERS, PURCHASERS MAY NOT BE ABLE TO SELL THE SHARES OF COMMON STOCK WHICH THEY ORDERED, EVEN THOUGH THE COMMON STOCK WILL HAVE BEGUN TRADING.

     OTHER RESTRICTIONS. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state "blue sky" regulations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

     OFFICE OF THRIFT SUPERVISION REGULATIONS PROHIBIT ANY PERSON WITH SUBSCRIPTION RIGHTS, INCLUDING THE ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHER MEMBERS, FROM TRANSFERRING OR ENTERING INTO ANY AGREEMENT OR UNDERSTANDING TO TRANSFER THE LEGAL OR BENEFICIAL OWNERSHIP OF THE SUBSCRIPTION RIGHTS ISSUED UNDER THE PLAN OF CONVERSION AND REORGANIZATION OR THE SHARES OF COMMON STOCK TO BE ISSUED UPON THEIR EXERCISE. THESE RIGHTS MAY BE EXERCISED ONLY BY THE PERSON TO WHOM THEY ARE GRANTED AND ONLY FOR HIS OR HER ACCOUNT. EACH PERSON EXERCISING SUBSCRIPTION RIGHTS WILL BE REQUIRED TO CERTIFY THAT HE OR SHE IS PURCHASING SHARES SOLELY FOR HIS OR HER OWN ACCOUNT AND THAT HE OR SHE HAS NO AGREEMENT OR UNDERSTANDING REGARDING THE SALE OR TRANSFER OF SUCH SHARES. THE REGULATIONS ALSO PROHIBIT ANY PERSON FROM OFFERING OR MAKING AN ANNOUNCEMENT OF AN OFFER OR INTENT TO MAKE AN OFFER TO PURCHASE SUBSCRIPTION RIGHTS OR SHARES OF COMMON STOCK TO BE ISSUED UPON THEIR EXERCISE PRIOR TO COMPLETION OF THE OFFERING.

     WE WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT WE BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS, AND WE WILL NOT HONOR ORDERS THAT WE BELIEVE INVOLVE THE TRANSFER OF SUBSCRIPTION RIGHTS.

STOCK INFORMATION CENTER

     If you have any questions regarding the offering, please call our Stock Information Center, toll free, at 1-(866) 680-PROV, from 9:30 a.m. to 4:00 p.m., New York Time, Monday through Friday. The

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Stock Information Center is located at Provident Bancorp's headquarters, 400
Rella Boulevard, Montebello, New York. The Stock Information Center will be closed weekends and bank holidays.

LIQUIDATION RIGHTS

     In the unlikely event of a complete liquidation of Provident Bancorp prior to the conversion, all claims of creditors of Provident Bancorp, including those of depositors of Provident Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of Provident Bancorp remaining, these assets would be distributed to stockholders, including Provident Bancorp, MHC. In the unlikely event that Provident Bancorp, MHC and Provident Bancorp liquidated prior to the conversion, all claims of creditors would be paid first. Then, if there were any assets of Provident Bancorp, MHC remaining, members of Provident Bancorp, MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Provident Bank immediately prior to liquidation. In the unlikely event that Provident Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the "liquidation account" to certain depositors, with any assets remaining thereafter distributed to Provident Bancorp as the holder of Provident Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

     The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of:

     (1) Provident Bancorp, MHC's ownership interest in the retained earnings of Provident Bancorp as of the date of its latest balance sheet contained in this prospectus; or

     (2) the retained earnings of Provident Bank as of the date of the latest financial statements set forth in the prospectus used by Provident Bank when it reorganized into Provident Bancorp, MHC on January 7, 1999.

     The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Provident Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Provident Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Provident Bank, would be entitled, on a complete liquidation of Provident Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Provident Bancorp. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Provident Bank on June 30, 2002, or September 30, 2003. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on June 30, 2002, or September 30, 2003 bears to the balance of all deposit accounts in Provident Bank on such dates.

     If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on June 30, 2002 or September 30, 2003 or any other annual closing date, then the interest in the liquidation

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account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Provident Bancorp as the sole stockholder of Provident Bank.

TAX ASPECTS

     Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Provident Bancorp, MHC, Provident Bancorp, Provident Bank, Eligible Account Holders, Supplemental Eligible Account Holders, other members of Provident Bancorp, MHC and stockholders of Provident Bancorp. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Provident Bancorp or Provident Bank would prevail in a judicial proceeding.

     Provident Bancorp, MHC and Provident Bancorp have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

     1. The conversion of Provident Bancorp to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and the merger of Provident Bancorp with and into Provident Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

     2. Neither Provident Bancorp, Provident Bank, nor the stockholders of Provident Bancorp will recognize any gain or loss upon the transfer of assets of Provident Bancorp to Provident Bank in exchange for shares of common stock of Provident Bank, which will be constructively received by Provident Bancorp's stockholders. (Sections 361 and 1032(a) of the Internal Revenue Code.)

     3. The basis of the assets of Provident Bancorp and the holding period of such assets to be received by Provident Bank will be the same as the basis and holding period in such assets in the hands of Provident Bancorp immediately before the exchange. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

     4. The conversion of Provident Bancorp, MHC, to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and the merger of Provident Bancorp, MHC with and into Provident Bank qualifies as a tax-free reorganization within the meaning of
          Section 368(a)(1)(A) of the Internal Revenue Code.

     5. The exchange of Eligible Account Holders' and Supplemental Account Holders' interests in Provident Bancorp, MHC for interests in a liquidation account established in Provident

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          Bank will satisfy the continuity of interest requirement of Section
          1.368-1(b) of the Federal Income Tax Regulations.

     6. None of Provident Bancorp, MHC, Provident Bancorp, Provident Bank, nor eligible account holders, supplemental eligible account holders or other members, will recognize any gain or loss on the transfer of the assets of Provident Bancorp, MHC to Provident Bank in exchange for an interest in a liquidation account established in Provident Bank for the benefit of eligible account holders and supplemental eligible account holders who remain depositors of Provident Bank.

     7. Current stockholders of Provident Bancorp will not recognize any gain or loss upon their constructive exchange of Provident Bancorp common stock for shares of Provident Bank which will in turn be exchanged for new shares of Provident Bancorp common stock.

     8. Each stockholder's aggregate basis in new shares of Provident Bancorp common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Provident Bancorp common stock surrendered in exchange therefor.

     9. Each stockholder's holding period in his or her Provident Bancorp common stock received in the exchange will include the period during which Provident Bancorp common stock surrendered was held, provided that the Provident Bancorp common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

     10. Cash received by any current stockholder of Provident Bancorp in lieu of a fractional share interest in new shares of Provident Bancorp common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of new Provident Bancorp common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

     11. Assuming that nontransferable subscription rights have no value, no gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members upon distribution to them of nontransferable subscription rights to purchase shares of Provident Bancorp common stock, provided that the amount to be paid for Provident Bancorp common stock is equal to the fair market value of Provident Bancorp common stock.

     12. The basis of the shares of Provident Bancorp common stock purchased in the offering will be the purchase price. The holding period of the Provident Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

     13. No gain or loss will be recognized by Provident Bancorp on the receipt of money in exchange for Provident Bancorp common stock sold in the offering.

     In the view of RP Financial, LC., which view is not binding on the Internal Revenue Service, the subscription rights do not have any value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase

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the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the unsubscribed shares of common stock. If the subscription rights granted to eligible account holders and supplemental eligible account holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders and supplemental eligible account holders who exercise the subscription rights in an amount equal to their value, and Provident Bancorp could recognize gain on a distribution. Eligible account holders and supplemental eligible account holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

     Unlike private letter rulings, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Provident Bancorp, MHC and/or the members of Provident Bancorp, MHC, Provident Bancorp, the public stockholders of Provident Bancorp, and/or the eligible account holders and supplemental eligible account holders who exercise their subscription rights. In the event of a disagreement, there can be no assurance that the Internal Revenue Service would not prevail in a judicial or administrative proceeding.

     The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Provident Bancorp's registration statement. Advice regarding the New York state income tax consequences consistent with the federal tax opinion has been issued by KPMG LLP, tax advisors to Provident Bancorp, MHC and Provident Bancorp.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF OUR SHARES AFTER CONVERSION

     All shares of common stock purchased in the offering by a director or an executive officer of Provident Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Provident Bancorp also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

     Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any recognition and retention plans or restricted stock plans.

     Office of Thrift Supervision regulations prohibit Provident Bancorp from repurchasing its common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

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                      PROVIDENT BANK CHARITABLE FOUNDATION

GENERAL

     In furtherance of our commitment to our local community, the plan of conversion and reorganization provides that we will establish the Provident Bank Charitable Foundation as a non-stock, nonprofit Delaware corporation in connection with the conversion. The charitable foundation will be funded with cash and shares of Provident Bancorp, Inc. common stock, as further described below. By further enhancing our visibility and reputation in our local community, we believe that the charitable foundation will enhance the long-term value of Provident Bank's community banking franchise. The conversion presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits.

PURPOSE OF THE CHARITABLE FOUNDATION

     In connection with the closing of the conversion, Provident Bancorp intends to issue 400,000 shares of common stock to the Provident Bank Charitable Foundation and contribute $1.0 million in cash to the charitable foundation. The purpose of the charitable foundation is to enhance the relationship between Provident Bank and the communities in which we operate and to enable our communities to share in our long-term growth. The Provident Bank Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that the Provident Bank Charitable Foundation will enable us to assist the communities within our market area in areas beyond community development and lending, and will enhance our current activities under the Community Reinvestment Act. Provident Bank received an "Outstanding" rating in its last Community Reinvestment Act examination by the Office of Thrift Supervision.

     We further believe that funding the Provident Bank Charitable Foundation with cash and shares of Provident Bancorp common stock will allow our community to share in the potential growth and success of Provident Bank long after the conversion is completed. The Provident Bank Charitable Foundation will accomplish this goal by establishing continued ties between the charitable foundation and Provident Bank, thereby forming a partnership within the communities in which Provident Bank operates.

     We do not expect the contribution to Provident Bank Charitable Foundation to take the place of our traditional community lending and charitable activities. For the nine months ended June 30, 2003, Provident Bank contributed $131,000 to various organizations. After the conversion, we expect to continue making charitable contributions within our community.

STRUCTURE OF THE CHARITABLE FOUNDATION

     The Provident Bank Charitable Foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of the Provident Bank Charitable Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in
Section 501(c)(3) of the Internal Revenue Code. The Provident Bank Charitable Foundation's certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

     We have selected George Strayton, Donald T. McNelis and Rita Champ to serve on the initial board of directors of the charitable foundation. As required by Office of Thrift Supervision regulations, we also will select one additional person to serve on the initial board of directors who will not be one of

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our officers or directors and who will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the completion of the conversion, following the first anniversary of the conversion, the charitable foundation may alter the size and composition of its board of directors. For five years after the conversion, one seat on the charitable foundation's board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and one seat on the charitable foundation's board of directors will be reserved for one of Provident Bank's directors.

     The business experience of Mr. Strayton and Dr. McNelis is described in "Management of Provident Bancorp." The business experience of Ms. Champ is as follows:

     Rita Champ is Provident Bank's Vice President, Director of Marketing, and has been employed by Provident Bank since August 2001. Prior to joining Provident Bank, Ms. Champ was Senior Vice-President, General Manager for the North and South American Financial Services Division of ICL, Ltd, a subsidiary of Fujitsu Limited.

     The board of directors of the Provident Bank Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the Provident Bank Charitable Foundation will at all times be bound by their fiduciary duty to advance the charitable foundation's charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors of the Provident Bank Charitable Foundation also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of common stock of Provident Bancorp held by the charitable foundation. However, as required by Office of Thrift Supervision regulations, all shares of common stock held by the Provident Bank Charitable Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by stockholders of Provident Bancorp.

     The Provident Bank Charitable Foundation's place of business will be located at our administrative offices. The board of directors of the Provident Bank Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between Provident Bank and the foundation.

     The Provident Bank Charitable Foundation will receive working capital from:

     (1) any dividends that may be paid on Provident Bancorp's shares of common stock in the future;

     (2) within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

     (3) the proceeds of the sale of any of the shares of common stock in the open market from time to time.

     As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the Provident Bank Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. Legislation has been introduced that, if

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enacted, could have the impact of increasing the charitable foundation's required annual distribution in grants or donations. One of the conditions imposed on the gift of common stock is that the amount of common stock that may be sold by the Provident Bank Charitable Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Provident Bank Charitable Foundation, except where the board of directors of the charitable foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

TAX CONSIDERATIONS

     Our independent tax advisor, Luse Gorman Pomerenk & Schick, P.C., has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The Provident Bank Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as the Provident Bank Charitable Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether the Provident Bank Charitable Foundation's tax exempt status will be affected by the regulatory requirement that all shares of common stock of Provident Bancorp held by the Provident Bank Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock of Provident Bancorp on all proposals considered by stockholders of Provident Bancorp.

     Provident Bancorp and Provident Bank are authorized by federal law to make charitable contributions. We believe that the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to the Provident Bank Charitable Foundation. We believe that the contribution to the Provident Bank Charitable Foundation in excess of the 10% annual limitation on charitable deductions described below is justified given Provident Bank's capital position and its earnings, the substantial additional capital being raised in the conversion and the potential benefits of the Provident Bank Charitable Foundation to our community. See "Capitalization," "Historical and Pro Forma Regulatory Capital Compliance, and "Comparison of Valuation and Pro Forma Information With and Without the Foundation." The amount of the contribution will not adversely affect our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position, and it does not raise safety and soundness concerns.

     We have received an opinion from our independent tax advisor that Provident Bancorp's contribution of its shares of stock to the Provident Bank Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that the Provident Bank Charitable Foundation is required to pay Provident Bancorp for such stock. We are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the Provident Bank Charitable Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to the Provident Bank Charitable Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal

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Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

     Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize the Provident Bank Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to the Provident Bank Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.

     As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Legislation has been introduced that, if enacted, would reduce this rate to 1.0%. The Provident Bank Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The Provident Bank Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation's managers and a concise statement of the purpose of each grant.

REGULATORY REQUIREMENTS IMPOSED ON THE CHARITABLE FOUNDATION

     Office of Thrift Supervision regulations impose the following requirements on the establishment of the charitable foundation:

     o the Office of Thrift Supervision may examine the charitable foundation at the foundation's expense;

     o the charitable foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

     o the charitable foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the foundation submits to the Internal Revenue Service;

     o the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

     o the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

     o the charitable foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by the stockholders of Provident Bancorp.

     Within six months of completing the conversion, the Provident Bank Charitable Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

     Additionally, the establishment and funding of the Provident Bank Charitable Foundation must be separately approved by:

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     o    at least a majority of the total number of votes eligible to be cast by members of Provident Bancorp, MHC at the special meeting of members;

     o at least two-thirds of the outstanding shares of common stock of Provident Bancorp; and

     o at least a majority of the outstanding shares of common stock of Provident Bancorp, excluding those shares held by Provident Bancorp, MHC.

     Consummation of the conversion and the offering of common stock is not conditioned upon member or stockholder approval of the charitable foundation. Failure to approve the charitable foundation may, however, materially increase the pro forma market value of Provident Bancorp. See "Comparison of Valuation and Pro Forma Information With and Without the Foundation."

                RESTRICTIONS ON ACQUISITION OF PROVIDENT BANCORP

     Although the Board of Directors of Provident Bancorp is not aware of any effort that might be made to obtain control of Provident Bancorp after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Provident Bancorp's certificate of incorporation to protect the interests of Provident Bancorp and its stockholders from takeovers which the Board of Directors of Provident Bancorp might conclude are not in the best interests of Provident Bank, Provident Bancorp or Provident Bancorp's stockholders.

     The following discussion is a general summary of the material provisions of Provident Bancorp's certificate of incorporation and bylaws, Provident Bank's charter and bylaws and certain other regulatory provisions that may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Provident Bancorp's certificate of incorporation and bylaws and Provident Bank's stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of Provident Bancorp, MHC's application for conversion with the Office of Thrift Supervision and Provident Bancorp's registration statement filed with the Securities and Exchange Commission. See "Where You Can Find Additional Information."

PROVIDENT BANCORP'S CERTIFICATE OF INCORPORATION AND BYLAWS

     Provident Bancorp's Delaware certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Provident Bancorp more difficult.

     The following description is a summary of the provisions of the certificate of incorporation and bylaws. See "Where You Can Find Additional Information" as to how to review a copy of these documents.

     DIRECTORS. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of Provident Bancorp's board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

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     RESTRICTIONS ON CALL OF SPECIAL MEETINGS. The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Stockholders are not authorized to call a special meeting of stockholders.

     PROHIBITION OF CUMULATIVE VOTING. The certificate of incorporation prohibits cumulative voting for the election of Directors.

     LIMITATION OF VOTING RIGHTS. The certificate of incorporation provides that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

     RESTRICTIONS ON REMOVING DIRECTORS FROM OFFICE. The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in "--Limitation of Voting Rights.")

     AUTHORIZED BUT UNISSUED SHARES. After the conversion, Provident Bancorp will have authorized but unissued shares of common and preferred stock. See "Description of Capital Stock of Provident Bancorp Following the Conversion." The certificate of incorporation authorizes 10,000,000 shares of serial preferred stock. Provident Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Provident Bancorp that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Provident Bancorp. The Board of Directors has no present plan or understanding to issue any preferred stock.

     AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the certificate of incorporation must be approved by Provident Bancorp's Board of Directors and also by a majority of the outstanding shares of Provident Bancorp's voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

     (i) The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

     (ii)   The inability of stockholders to act by written consent;

     (iii) The inability of stockholders to call special meetings of stockholders;

     (iv)   The division of the Board of Directors into three staggered classes;

     (v) The ability of the Board of Directors to fill vacancies on the board;

     (vi) The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

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     (vii)  The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

     (viii) The ability of the Board of Directors to amend and repeal the bylaws; and

     (ix) The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Provident Bancorp.

     The bylaws may be amended by the affirmative vote of a majority of the directors of Provident Bancorp or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

CONVERSION REGULATIONS

     Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in the converting institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, that person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution's or its holding company's behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

CHANGE OF CONTROL REGULATIONS

     Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days' prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation by the Office of Thrift Supervision.

     Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings bank's directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank's voting stock, if the acquiror is also subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the

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two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank's stock who do not intend to participate in or seek to exercise control over a savings bank's management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family."

     The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

     (1) the acquisition would result in a monopoly or substantially lessen competition;

     (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

     (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

                DESCRIPTION OF CAPITAL STOCK OF PROVIDENT BANCORP
                            FOLLOWING THE CONVERSION

GENERAL

     At the effective date, Provident Bancorp will be authorized to issue 75,000,000 shares of common stock, par value of $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Provident Bancorp currently expects to issue in the offering up to 17,020,000 shares of common stock, subject to adjustment, 400,000 shares to the Provident Bank Charitable Foundation, and up to 13,632,477 shares, subject to adjustment, in exchange for the publicly held shares of Provident Bancorp. Provident Bancorp will not issue shares of preferred stock in the conversion. Each share of Provident Bancorp common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

     The common stock of Provident Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

COMMON STOCK

     DIVIDENDS. Provident Bancorp may pay dividends out of statutory surplus or from net earnings if, as and when declared by its Board of Directors. The payment of dividends by Provident Bancorp is

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subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Provident Bancorp will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of Provident Bancorp out of funds legally available therefor. If Provident Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

     VOTING RIGHTS. Upon consummation of the conversion, the holders of common stock of Provident Bancorp will have exclusive voting rights in Provident Bancorp. They will elect Provident Bancorp's Board of Directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Provident Bancorp's common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Provident Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

     As a federal stock savings association, corporate powers and control of Provident Bank are vested in its Board of Directors, who elect the officers of Provident Bank and who fill any vacancies on the Board of Directors. Voting rights of Provident Bank are vested exclusively in the owners of the shares of capital stock of Provident Bank, which will be Provident Bancorp, and voted at the direction of Provident Bancorp's Board of Directors. Consequently, the holders of the common stock of Provident Bancorp will not have direct control of Provident Bank.

     LIQUIDATION. In the event of any liquidation, dissolution or winding up of Provident Bank, Provident Bancorp, as the holder of 100% of Provident Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Provident Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of Provident Bank available for distribution. In the event of liquidation, dissolution or winding up of Provident Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Provident Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

     PREEMPTIVE RIGHTS. Holders of the common stock of Provident Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

PREFERRED STOCK

     None of the shares of Provident Bancorp's authorized preferred stock will be issued as part of the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

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                                 TRANSFER AGENT

     The transfer agent and registrar for Provident Bancorp's common stock is Registrar and Transfer Company, Cranford, New Jersey.

                                     EXPERTS

     The consolidated financial statements of Provident Bancorp, Inc. as of September 30, 2002 and 2001, and for each of the years in the three-year period ended September 30, 2002, appearing elsewhere in this prospectus have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, which is included herein and upon the authority of said firm as experts in accounting and auditing.

     RP Financial, LC. has consented to the publication herein of the summary of its report to Provident Bancorp setting forth its opinion as to the estimated pro forma market value of the common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

                                  LEGAL MATTERS

     Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Provident Bancorp, Provident Bancorp, MHC and Provident Bank, will issue to Provident Bancorp its opinion regarding the legality of the common stock , the federal income tax consequences of the conversion and the establishment of the charitable foundation. Certain legal matters will be passed upon for Ryan Beck & Co. by Pitney, Hardin, Kipp & Szuch, LLP, Morristown, New Jersey.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     Provident Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Provident Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

     Provident Bancorp, MHC has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Northeast Regional Office of the Office of Thrift Supervision, 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.

     IN CONNECTION WITH THE OFFERING, PROVIDENT BANCORP WILL REGISTER ITS COMMON STOCK UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 AND, UPON SUCH REGISTRATION, PROVIDENT BANCORP

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

AND THE HOLDERS OF ITS COMMON STOCK WILL BECOME SUBJECT TO THE PROXY SOLICITATION RULES, REPORTING REQUIREMENTS AND RESTRICTIONS ON COMMON STOCK PURCHASES AND SALES BY DIRECTORS, OFFICERS AND GREATER THAN 10% STOCKHOLDERS, THE ANNUAL AND PERIODIC REPORTING AND CERTAIN OTHER REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934. UNDER THE PLAN OF CONVERSION AND REORGANIZATION, PROVIDENT BANCORP HAS UNDERTAKEN THAT IT WILL NOT TERMINATE SUCH REGISTRATION FOR A PERIOD OF AT LEAST THREE YEARS FOLLOWING THE STOCK OFFERING.










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

                                         PROVIDENT BANCORP, INC. AND SUBSIDIARY



                                       INDEX OF CONSOLIDATED FINANCIAL STATEMENTS



                                                                                                                  PAGE
Independent Auditors' Report                                                                                      F - 2

Consolidated Balance Sheets at September 30, 2002 and 2001 (audited) and
     at June 30, 2003 (unaudited)                                                                                 F - 3

Consolidated Statements of Income for the years ended September 30, 2002, 2001, and 2000
     (audited) and for the nine-month periods ended June 30, 2003 and 2002 (unaudited)                            F - 4

Consolidated Statements of Changes in Stockholders' Equity for the years ended
     September 30, 2002, 2001, and 2000 (audited) and for the nine-month period ended
     June 30, 2003 (unaudited)                                                                                    F - 5

Consolidated Statements of Cash Flows for the years ended September 30, 2002, 2001, and 2000 (audited) and for the nine-month periods ended June 30, 2003 and
     2002 (unaudited)                                                                                             F - 6

Notes to Consolidated Financial Statements                                                                        F - 7



All schedules are omitted because the required information is not applicable or is included in the consolidated financial statements and related notes.

                             [GRAPHIC LOGO OMITTED]

                                Stamford Square
                               3001 Summer Street
                               Stamford, CT 06905


                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Provident Bancorp, Inc.:


We have audited the accompanying consolidated statements of financial condition of Provident Bancorp, Inc. and subsidiary (the Company) as of September 30, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Provident Bancorp, Inc. and subsidiary as of September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.



/s/ KPMG LLP



Stamford, Connecticut
October 25, 2002


                                             PROVIDENT BANCORP, INC. AND SUBSIDIARY
                                         Consolidated Statements of Financial Condition
                                         (Dollars in thousands, except per share data)


                                                                                                     AT SEPTEMBER 30,
                                                                              AT JUNE 30,     --------------------------------
                               ASSETS                                            2003              2002              2001
                                                                            ---------------   --------------   ---------------
                                                                             (UNAUDITED)
Cash and due from banks                                                   $         32,473  $        35,093  $         16,447
Federal funds sold                                                                  11,000               --                --
                                                                            ---------------   --------------   ---------------
              Total cash and cash equivalents                                       43,473           35,093            16,447
Securities (including $40,317, $29,624 and $41,690 pledged as collateral for borrowings at the respective dates):
      Available for sale, at fair value (note 4)                                   251,913          206,146           163,928
      Held to maturity, at amortized cost (fair value of $85,576,
         $90,706 and $73,660 at the respective dates) (note 5)                      82,787           86,791            71,355
                                                                            ---------------   --------------   ---------------
              Total securities                                                     334,700          292,937           235,283
                                                                            ---------------   --------------   ---------------
Loans held for sale                                                                  2,554               --                --
Loans (note 6):
    One-to four-family residential mortgage loans                                  379,794          366,111           358,198
    Commercial real estate, commercial business, and construction loans            232,563          221,669           180,179
    Consumer loans                                                                  81,253           83,419            76,892
    Allowance for loan losses                                                      (11,055)         (10,383)           (9,123)
                                                                            ---------------   --------------   ---------------
              Total loans, net                                                     682,555          660,816           606,146
                                                                            ---------------   --------------   ---------------
Accrued interest receivable, net (note 7)                                            4,427            5,491             5,597
Federal Home Loan Bank (FHLB) stock, at cost                                         5,819            5,348             5,521
Premises and equipment, net (note 8)                                                11,616           11,071             8,917
Goodwill (note 2)                                                                   13,540           13,540                --
Core deposit intangible, net (note 2)                                                1,156            1,501                --
Other assets (notes 6, 11, and 12)                                                  14,858            1,904             3,349
                                                                            ---------------   --------------   ---------------
              Total assets                                                $      1,114,698  $     1,027,701  $        881,260
                                                                            ===============   ==============   ===============
                LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
    Deposits (note 9)                                                     $        857,534  $       799,626  $        653,100
    FHLB borrowings (note 10)                                                      116,732          102,968           110,427
    Mortgage escrow funds (note 6)                                                  13,055            3,747             6,197
    Other (note 11)                                                                 11,640           10,493             8,916
                                                                            ---------------   --------------   ---------------
              Total liabilities                                                    998,961          916,834           778,640
                                                                            ---------------   --------------   ---------------
Commitments and contingencies (notes 16 and 17)

Stockholders' equity (notes 1 and 15):
    Preferred stock (par value $0.10 per share; 10,000,000 shares authorized;
      None issued or outstanding)                                                       --               --                --
    Common stock (par value $0.10 per share; 20,000,000 shares authorized;
      8,280,000 shares issued; 7,953,075 shares, 7,997,512 shares,
      and 8,024,166 shares outstanding at the respective dates)                        828              828               828
    Additional paid-in capital                                                      37,252           36,696            36,535
    Unallocated common stock held by employee stock ownership
      Plan ("ESOP") (note 12)                                                       (1,691)          (1,974)           (2,350)
    Common stock awards under recognition and retention plan
      ("RRP") (note 12)                                                               (618)          (1,108)           (1,729)
    Treasury stock, at cost (326,925 shares at June 30, 2003, 282,488 shares at September 30, 2002, and 255,834 shares at September 30,
      2001) (note 15)                                                               (7,469)          (5,874)           (4,298)
    Retained earnings                                                               83,376           76,727            69,252
    Accumulated other comprehensive income, net of taxes (note 13)                   4,059            5,572             4,382
                                                                            ---------------   --------------   ---------------
              Total stockholders' equity                                           115,737          110,867           102,620
                                                                            ---------------   --------------   ---------------
              Total liabilities and stockholders' equity                  $      1,114,698  $     1,027,701  $        881,260
                                                                            ===============   ==============   ===============

See accompanying notes to consolidated financial statements.


                                               PROVIDENT BANCORP, INC. AND SUBSIDIARY
                                                  Consolidated Statements of Income
                                            (Dollars in thousands, except per share data)


                                                                    NINE MONTHS ENDED
                                                                          JUNE 30,                  YEARS ENDED SEPTEMBER 30,
                                                                 -------------------------   ---------------------------------------
                                                                     2003          2002          2002          2001          2000
                                                                 ------------  -----------   -----------   -----------   -----------
                                                                        (Unaudited)
Interest and dividend income:
    Loans                                                       $     33,199  $    33,434   $    44,967   $    46,434   $    45,043
    Securities                                                        10,224       10,546        14,496        13,916        13,268
    Other earning assets                                                 292          349           488           628           588
                                                                 ------------  -----------   -----------   -----------   -----------
             Total interest and dividend income                       43,715       44,329        59,951        60,978        58,899
                                                                 ------------  -----------   -----------   -----------   -----------
Interest expense:
    Deposits (note 9)                                                  6,147        8,881        11,701        19,423        18,721
    Borrowings                                                         3,164        4,319         5,500         6,821         7,313
                                                                 ------------  -----------   -----------   -----------   -----------
             Total interest expense                                    9,311       13,200        17,201        26,244        26,034
                                                                 ------------  -----------   -----------   -----------   -----------
             Net interest income                                      34,404       31,129        42,750        34,734        32,865
Provision for loan losses (note 6)                                       800          600           900         1,440         1,710
                                                                 ------------  -----------   -----------   -----------   -----------
             Net interest income after provision for loan losses      33,604       30,529        41,850        33,294        31,155
                                                                 ------------  -----------   -----------   -----------   -----------
Non-interest income:
    Banking fees and service charges                                   3,399        2,932         4,201         3,555         3,025
    Net gain on sales of securities available for sale (note 4)        1,895          288           461           531             9
    Net gain on sales of loans                                           836           92           146            --            28
    Other                                                              1,058          540           593           620           329
                                                                 ------------  -----------   -----------   -----------   -----------
             Total non-interest income                                 7,188        3,852         5,401         4,706         3,391
                                                                 ------------  -----------   -----------   -----------   -----------
Non-interest expense:
    Compensation and employee benefits (note 12)                      15,109       12,227        17,246        14,129        13,509
    Occupancy and office operations (note 17)                          3,811        3,495         4,808         4,261         3,805
    Advertising and promotion                                          1,289        1,030         1,470         1,507         1,096
    Data processing                                                    1,700        1,316         1,890         1,561         1,494
    Consulting fees                                                      628          256           415           320           376
    Merger integration costs (note 2)                                     --          354           531            --            --
    Amortization of intangible assets (notes 2 and 3)                    345          150           286           359         1,625
    Other                                                              4,254        4,074         5,515         4,294         3,903
                                                                 ------------  -----------   -----------   -----------   -----------
             Total non-interest expense                               27,136       22,902        32,161        26,431        25,808
                                                                 ------------  -----------   -----------   -----------   -----------
             Income before income tax expense                         13,656       11,479        15,090        11,569         8,738
Income tax expense (note 11)                                           4,989        4,209         5,563         4,087         2,866
                                                                 ------------  -----------   -----------   -----------   -----------
             Net income                                         $      8,667  $     7,270   $     9,527   $     7,482   $     5,872
                                                                 ============  ===========   ===========   ===========   ===========
Earnings per common share (note 14):
    Basic                                                       $       1.12  $      0.94   $      1.24   $      0.98   $      0.76
    Diluted                                                             1.11         0.93          1.22          0.97          0.76
                                                                 ============  ===========   ===========   ===========   ===========

See accompanying notes to consolidated financial statements.


                                     PROVIDENT BANCORP, INC. AND SUBSIDIARY
                           Consolidated Statements of Changes in Stockholders' Equity
                                  (Dollars in thousands, except per share data)



                                                                    ADDITIONAL     UNALLOCATED       COMMON
                                                       COMMON         PAID-IN         ESOP        STOCK AWARDS
                                                        STOCK         CAPITAL        SHARES        UNDER RRP
                                                     ------------   ------------   ------------   -------------
Balance at September 30, 1999                       $        828   $     36,262   $     (3,102)  $          --
Net income                                                    --             --             --              --
Other comprehensive income (note 13)                          --             --             --              --

         Total comprehensive income
Cash dividends paid ($0.15 per common share)                  --             --             --              --
Purchases of treasury stock (202,200 shares)                  --             --             --              --
ESOP shares allocated or committed to be
    released for allocation                                   --            94            376              --
Awards of RRP shares                                          --             --             --          (2,995)
Vesting of RRP shares                                         --             --             --             689
                                                     ------------   ------------   ------------   -------------
Balance at September 30, 2000                                828         36,356         (2,726)         (2,306)
Net income                                                    --             --             --              --
Other comprehensive income (note 13)                          --             --             --              --

         Total comprehensive income
Cash dividends paid ($0.22 per common share)                  --             --             --              --
Purchases of treasury stock (59,034 shares)                   --             --             --              --
ESOP shares allocated or committed to be
    released for allocation                                   --            179            376              --
Vesting of RRP shares                                         --             --             --             577
Stock option transactions                                     --             --             --              --
                                                     ------------   ------------   ------------   -------------
Balance at September 30, 2001                                828         36,535         (2,350)         (1,729)
Net income                                                    --             --             --              --
Other comprehensive income (note 13)                          --             --             --              --

         Total comprehensive income
Cash dividends paid ($0.41 per common share)                  --             --             --              --
Purchases of treasury stock (69,317 shares)                   --             --             --              --
ESOP shares allocated or committed to be
    released for allocation                                   --           459            376              --
Vesting of RRP shares                                         --             --             --             621
Stock option and other equity transactions                    --           (298)            --              --
                                                     ------------   ------------   ------------   -------------
Balance at September 30, 2002                                828         36,696         (1,974)         (1,108)
Net income (unaudited)                                        --             --             --              --
Other comprehensive loss (note 13) (unaudited)                --             --             --              --

         Total comprehensive income (unaudited)
Cash dividends paid ($0.42 per common share)
    (unaudited)                                               --             --             --              --
Purchases of treasury stock (60,700 shares)
    (unaudited)                                               --             --             --              --
ESOP shares allocated or committed to be released
    for allocation (unaudited)                                --            439            283              --
Vesting (forfeiture) of RRP shares (unaudited)                --             --             --             490
Stock option and other equity transactions
    (unaudited)                                               --            117             --              --
                                                     ------------   ------------   ------------   -------------
Balance at June 30, 2003 (unaudited)                $        828   $     37,252   $     (1,691)  $        (618)
                                                     ============   ============   ============   =============



                                                                                    ACCUMULATED
                                                                                       OTHER           TOTAL
                                                      TREASURY        RETAINED      COMPREHENSIVE   STOCKHOLDERS'
                                                        STOCK         EARNINGS      INCOME (LOSS)      EQUITY
                                                     ------------   -------------   ------------    -------------
Balance at September 30, 1999                       $         --   $      57,754   $     (1,443)   $      90,299
Net income                                                    --           5,872             --            5,872
Other comprehensive income (note 13)                          --              --            903              903
                                                                                                    -------------
         Total comprehensive income                                                                        6,775
Cash dividends paid ($0.15 per common share)                  --          (1,049)            --           (1,049)
Purchases of treasury stock (202,200 shares)              (3,203)             --             --           (3,203)
ESOP shares allocated or committed to be
    released for allocation                                  --              --             --              470
Awards of RRP shares                                          --              --             --           (2,995)
Vesting of RRP shares                                         --              --             --              689
                                                     ------------   -------------   ------------    -------------
Balance at September 30, 2000                             (3,203)         62,577           (540)          90,986
Net income                                                    --           7,482             --            7,482
Other comprehensive income (note 13)                          --              --          4,922            4,922
                                                                                                    -------------
         Total comprehensive income                                                                       12,404
Cash dividends paid ($0.22 per common share)                  --            (807)            --             (807)
Purchases of treasury stock (59,034 shares)               (1,155)             --             --           (1,155)
ESOP shares allocated or committed to be
    released for allocation                                   --              --             --              555
Vesting of RRP shares                                         --              --             --              577
Stock option transactions                                     60              --             --               60
                                                     ------------   -------------   ------------    -------------
Balance at September 30, 2001                             (4,298)         69,252          4,382          102,620
Net income                                                    --           9,527             --            9,527
Other comprehensive income (note 13)                          --              --          1,190            1,190
                                                                                                    -------------
         Total comprehensive income                                                                       10,717
Cash dividends paid ($0.41 per common share)                  --          (1,935)            --           (1,935)
Purchases of treasury stock (69,317 shares)               (1,971)             --             --           (1,971)
ESOP shares allocated or committed to be
    released for allocation                                  --              --             --               835
Vesting of RRP shares                                         --              --             --              621
Stock option and other equity transactions                   395            (117)            --              (20)
                                                     ------------   -------------   ------------    -------------
Balance at September 30, 2002                             (5,874)         76,727          5,572          110,867
Net income (unaudited)                                        --           8,667             --            8,667
Other comprehensive loss (note 13) (unaudited)                --              --         (1,513)          (1,513)
                                                                                                    -------------
         Total comprehensive income (unaudited)                                                            7,154
Cash dividends paid ($0.42 per common share)
    (unaudited)                                               --          (1,871)            --           (1,871)
Purchases of treasury stock (60,700 shares)
    (unaudited)                                           (1,898)             --             --           (1,898)
ESOP shares allocated or committed to be released
    for allocation (unaudited)                                --              --             --              722
Vesting (forfeiture) of RRP shares (unaudited)               (96)             --             --              394
Stock option and other equity transactions
    (unaudited)                                              399            (147)            --              369
                                                     ------------   -------------   ------------    -------------
Balance at June 30, 2003 (unaudited)                $     (7,469)  $      83,376   $      4,059    $     115,737
                                                     ============   =============   ============    =============

See accompanying notes to consolidated financial statements.


                                               PROVIDENT BANCORP, INC. AND SUBSIDIARY
                                                Consolidated Statements of Cash Flows
                                                       (Dollars in thousands)


                                                                      NINE MONTHS ENDED
                                                                           JUNE 30,                  YEARS ENDED SEPTEMBER 30,
                                                                  -------------------------   --------------------------------------
                                                                      2003          2002          2002         2001          2000
                                                                  -----------   -----------   -----------  ------------  -----------
                                                                         (UNAUDITED)
Cash flows from operating activities:
    Net income                                                   $     8,667   $     7,270   $     9,527  $      7,482  $     5,872
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Provision for loan losses                                        800           600           900         1,440        1,710
        Depreciation and amortization of premises and equipment        1,456         1,345         1,876         1,741        1,625
        Amortization of intangible assets                                345           150           286           359        1,625
        Net amortization of premiums and discounts on securities         796           274           383           109           85
        ESOP and RRP expense                                           1,116         1,080         1,456         1,132        1,159
        Originations of loans held for sale                          (34,997)      (12,722)      (11,912)           --         (361)
        Proceeds from sales of loans                                  33,279        12,004        12,058            --          808
        Net gain on sales of securities available for sale            (1,895)         (288)         (461)         (531)          (9)
        Net gain on sales of loans                                      (836)          (92)         (146)           --          (28)
        Deferred income tax expense (benefit)                            485          (928)       (1,172)        1,897         (642)
        Net changes in accrued interest receivable and payable           920           100          (428)         (786)         992
        Other adjustments (principally net changes in other
          assets and other liabilities)                                  787         1,456         2,302           133         (612)
                                                                  -----------   -----------   -----------  ------------  -----------
             Net cash provided by operating activities                10,923        10,249        14,669        12,976       12,224
                                                                  -----------   -----------   -----------  ------------  -----------
Cash flows from investing activities:
    Purchases of securities:
      Available for sale                                            (128,102)      (67,576)      (73,491)      (51,368)     (35,746)
      Held to maturity                                               (27,458)      (34,480)      (34,411)      (30,366)      (4,710)
    Proceeds from maturities, calls and other principal
      payments on securities:
        Available for sale                                            58,113        15,137        29,907        29,743       17,439
        Held to maturity                                              31,255        16,120        22,083        19,396       12,869
    Proceeds from sales of securities available for sale              22,979        52,961        56,049        17,291        6,010
    Loan originations                                               (278,856)     (150,372)     (202,483)     (139,297)    (135,467)
    Loan principal payments                                          256,183       129,906       169,652       121,129      109,580
    Purchase of The National Bank of Florida, net of cash
      and cash equivalents acquired                                       --        (6,000)       (6,000)           --           --
    Redemption (purchase) of FHLB stock                                 (471)         (866)          173         1,502         (847)
    Purchase of bank owned life insurance                            (12,000)           --            --            --           --
    Purchases of premises and equipment                               (2,001)       (2,012)       (2,382)       (1,706)      (2,345)
    Proceeds from sales of other real estate owned                       210            --            --            --           --
    Other investing activities                                            --            --            --           259          350
                                                                  -----------   -----------   -----------  ------------  -----------
             Net cash used in investing activities                   (80,148)      (47,182)      (40,903)      (33,417)     (32,867)
                                                                  -----------   -----------   -----------  ------------  -----------
Cash flows from financing activities:
    Net deposits                                                      57,933        55,780        58,417        44,124       22,336
    Net increase (decrease) in borrowings                             13,764         2,700        (7,459)      (17,144)       9,818
    Net increase (decrease) in mortgage escrow funds                   9,308         6,496        (2,450)          226       (4,518)
    Treasury shares purchased                                         (1,898)         (775)       (1,971)       (1,155)      (3,203)
    Stock option transactions                                            369           234           278            60           --
    Shares purchased for RRP awards                                       --            --            --        (1,201)      (1,794)
    Cash dividends paid                                               (1,871)       (1,500)       (1,935)         (807)      (1,049)
                                                                  -----------   -----------   -----------  ------------  -----------
             Net cash provided by financing activities                77,605        62,935        44,880        24,103       21,590
                                                                  -----------   -----------   -----------  ------------  -----------
             Net increase in cash and cash equivalents                 8,380        26,002        18,646         3,662          947
Cash and cash equivalents at beginning of year                        35,093        16,447        16,447        12,785       11,838
                                                                  -----------   -----------   -----------  ------------  -----------
Cash and cash equivalents at end of year                         $    43,473   $    42,449   $    35,093  $     16,447  $    12,785
                                                                  ===========   ===========   ===========  ============  ===========
Supplemental information:
    Interest payments                                            $     9,457   $    13,395   $    17,735  $     26,928  $    25,382
    Income tax payments                                                4,101         6,469         7,752         3,110        4,183
    Securities transferred from available for sale to held
      to maturity                                                         --            --            --        11,865           --
    Loans transferred to real estate owned                                99           132           132           218          154
                                                                  ===========   ===========   ===========  ============  ===========
    Acquisition of The National Bank of Florida, accounted for using the purchase method:
        Fair value of assets acquired                            $        --   $   121,186   $   121,186  $         --  $        --
        Fair value of liabilities assumed                                 --        93,086        93,086            --           --
                                                                  -----------   -----------   -----------  ------------  -----------
             Cash paid for common stock                          $        --   $    28,100   $    28,100  $         --  $        --
                                                                  ===========   ===========   ===========  ============  ===========

See accompanying notes to consolidated financial statements.

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


(1)  REORGANIZATION AND STOCK OFFERING

     INITIAL PUBLIC OFFERING

     On January 7, 1999, Provident Bank (the Bank) completed its reorganization into a mutual holding company structure (the Reorganization). As part of the Reorganization, the Bank converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the Conversion). The Bank became the wholly owned subsidiary of Provident Bancorp, Inc., which became the majority-owned subsidiary of Provident Bancorp, MHC (the Mutual Holding Company). Collectively, Provident Bancorp, Inc. and the Bank are referred to herein as "the Company".

     Provident Bancorp, Inc. issued a total of 8,280,000 common shares on January 7, 1999, consisting of 3,864,000 shares (or 46.67%) sold to the public (the Offering) and 4,416,000 shares (or 53.33%) issued to the Mutual Holding Company. The net proceeds from the sale of shares to the public amounted to $37,113. Provident Bancorp, Inc. utilized net proceeds of $24,000 to make a capital contribution to the Bank. The Company's employee stock ownership plan (ESOP) purchased 309,120 shares (or 8% of the number of shares sold in the Offering) in open market transactions, during January and February 1999, at a total cost of $3,760.

     At September 30, 2002 and June 30, 2003, the Mutual Holding Company owned 4,416,000 (or 55.22% and 55.53%) of the outstanding common shares of Provident Bancorp, Inc. and the remaining 3,581,512 and 3,537,075 shares (or 44.78% and 44.47%), respectively, were owned by other shareholders.

     SECOND STEP CONVERSION AND ACQUISITION OF E.N.B HOLDING COMPANY, INC.

     On July 1, 2003, the respective Boards of Directors of Provident Bancorp, Inc. and the Mutual Holding Company adopted a plan to convert from the mutual holding company form of organization to a fully public holding company structure. The Mutual Holding Company will merge into the Bank, and will no longer exist. Provident Bancorp, Inc. will be succeeded by a new Delaware corporation with the same name. Shares of common stock of Provident Bancorp, Inc. representing the ownership interest of the Mutual Holding Company will be offered for sale in a subscription offering and a community offering, the net proceeds of which will result in additional capital for Provident Bancorp, Inc. Shares of common stock of Provident Bancorp, Inc. owned by public shareholders (shareholders other than the Mutual Holding Company) will be converted into the right to receive new shares of Provident Bancorp, Inc. common stock determined pursuant to an exchange ratio. In connection with the second step conversion, Provident Bancorp, Inc. intends to establish a charitable foundation and contribute $5,000 to the foundation. A contribution of $1,000 will be paid to the foundation in cash, with the remainder of the contribution being contributed in shares. The charitable foundation is subject to the approval of the majority of the members of the Mutual Holding Company and two-thirds of the shareholders of Provident Bancorp, Inc. as well as the separate approval of the public shareholders. Except for the effect of the issuance of shares to the charitable foundation, the exchange ratio will ensure that immediately after the conversion and exchange of existing shares of Provident Bancorp, Inc. for new shares, the public shareholders will own the same aggregate percentage of new Provident Bancorp, Inc. common stock that they owned immediately prior to the conversion, excluding any shares purchased in the offering.

                                     F - 7                           (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


     The plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (as those terms are defined in the plan of conversion) in an amount equal to the greater of (i) the Mutual Holding Company's ownership interest in the retained earnings of Provident Bancorp, Inc. as of the date of its latest balance sheet contained in this prospectus, or (ii) the retained earnings of the Bank at the time that the Bank reorganized into the Mutual Holding Company in 1999. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at the Bank would be entitled, in the event of a complete liquidation of the Bank after the conversion, to a pro rata interest in the liquidation account prior to any payment to the stockholders of Provident Bancorp, Inc. The liquidation account will be reduced annually on December 31 to the extent that Eligible Account Holders and Supplemental Eligible Account Holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore such account holder's interest in the liquidation account. Subsequent to the conversion, the Bank may not pay cash dividends or make other capital distributions if the effect thereof would be to reduce its stockholder's equity below the amount of the liquidation account.

     The conversion and related transactions will be accounted for at historical cost, with no resulting change in the historical carrying amounts of assets and liabilities. Costs related to the offering will be netted against the gross proceeds from the sale of common stock; if the offering is not completed, the costs would be charged to expense. No such costs had been incurred as of June 30, 2003.

     At the time of the adoption of the plan of conversion and reorganization, the Company entered into an agreement to acquire all of the outstanding shares of common stock of E.N.B. Holding Company, Inc. E.N.B. Holding Company, Inc. is a New York corporation that owns all of the outstanding common stock of Ellenville National Bank. Stockholders of E.N.B. Holding Company, Inc. will receive $4,830 for each share of E.N.B. Holding Company common stock in the form of (i) cash; (ii) shares of common stock of Provident Bancorp, Inc. a Delaware corporation (valued at $10.00 per share); or (iii) a combination of cash and shares of common stock, provided that the aggregate merger consideration to be paid to all stockholders of E.N.B. Holding Company will consist of 50% cash and 50% shares of Provident Bancorp common stock.

     The conversion, stock offering and acquisition are expected to be completed simultaneously in January 2004. However, the merger is not contingent upon the completion of the mutual-to-stock conversion. If the conversion is not completed by March 31, 2004, E.N.B. Holding Company, Inc. can elect to either: (1) proceed with the merger transaction, in which case, E.N.B. Holding Company, Inc. shareholders will receive merger consideration of $4,500 per share in cash or (2) terminate the merger transaction and receive a fee of $3,700.

(2)  ACQUISITION OF THE NATIONAL BANK OF FLORIDA

     On April 23, 2002, the Company consummated its acquisition of The National Bank of Florida (NBF), which was merged with and into the Bank, in an all-cash transaction. The Company acquired 100% of the outstanding common stock of NBF for $28,100, pursuant to an Agreement and Plan of Merger entered into during November 2001. The acquisition was made to further the Company's strategic objective of


                                     F - 8                           (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


     expanding its retail and commercial banking market share in Orange County, New York, where NBF conducted its operations.

     The NBF acquisition was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards
     (SFAS) No. 141, BUSINESS COMBINATIONS. Accordingly, the assets acquired and liabilities assumed were recorded by the Company at their fair values at the acquisition date. The total acquisition cost (including direct transaction costs) exceeded the fair value of the net assets acquired by $15,327. This amount was recognized as intangible assets, consisting of goodwill of $13,540 (none of which is tax deductible) and a core deposit intangible of $1,787.

     The core deposit intangible represents the estimated value of acquired depositor relationships, principally attributable to the relatively low-cost funding provided by such deposits. Amortization expense for the core deposit intangible was $286 for the period from the acquisition date through September 30, 2002, representing the accumulated amortization at that date and amortization expense was $345 for the nine months ended June 30, 2003 and accumulated amortization at June 30, 2003 was $631. Scheduled core deposit amortization expense is $301 for fiscal 2004, $220 for fiscal 2005, $164 for fiscal 2006, $123 for fiscal 2007 and $255 for later years.

     Costs incurred by the Company to integrate the operations of NBF into the Bank amounted to $531 and are included in non-interest expense for the year ended September 30, 2002.

     The following is a summary of the fair values of the assets acquired and liabilities assumed at the acquisition date (in thousands):

         Assets acquired:
              Cash and cash equivalents              $           24,286
              Securities                                         55,809
              Loans, net                                         23,112
              Goodwill                                           13,540
              Core deposit intangible                             1,787
              Other                                               2,652
                                                      -------------------
                                                                121,186
         Liabilities assumed:
              Deposits                                           88,182
              Other                                               4,904
                                                      -------------------
                                                                 93,086
                                                      -------------------
                 Cash paid for NBF common stock      $           28,100
                                                      ===================

     Amounts attributable to NBF are included in the Company's consolidated financial statements from the date of acquisition. Pro forma combined operating results for the fiscal years ended September 30, 2002 and 2001, as if NBF had been acquired at the beginning of those periods, have not been presented since the NBF acquisition would not materially affect such results.


                                     F - 9                           (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Bank is a community bank offering financial services to individuals and businesses primarily in Rockland County, New York and contiguous areas such as Orange County, New York. The Bank's principal business is accepting deposits and, together with funds generated from operations and borrowings, investing in various types of loans and securities. The Bank is a federally-chartered savings bank and its deposits are insured up to applicable limits by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation (FDIC) and deposits related to the NBF acquisition and Provident Municipal Bank are insured by the Bank Insurance Fund of the FDIC. The Office of Thrift Supervision (OTS) is the primary regulator for the Bank, Provident Bancorp, Inc. and the Mutual Holding Company.

     (A)  BASIS OF FINANCIAL STATEMENT PRESENTATION

          The consolidated financial statements include the accounts of Provident Bancorp, Inc., the Bank, and the Bank's wholly owned subsidiaries. These subsidiaries are (i) Provident Municipal Bank
          (PMB) which is a limited-purpose, New York State-chartered commercial bank formed to accept deposits from municipalities in the Company's market area, (ii) Provident REIT, Inc. which is a real estate investment trust that holds a portion of the Company's real estate loans, (iii) Provest Services Corp. I which has invested in a low-income housing partnership, and (iv) Provest Services Corp. II which has engaged a third-party provider to sell mutual funds and annuities to the Bank's customers. Intercompany transactions and balances are eliminated in consolidation. The accounts of the Mutual Holding Company are not included in the consolidated financial statements.

          The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expense. Actual results could differ significantly from these estimates. An estimate that is particularly susceptible to significant near-term change is the allowance for loan losses, which is discussed below.

          Certain prior-year amounts have been reclassified to conform to the current-year presentation. For purposes of reporting cash flows, cash equivalents (if any) include highly-liquid, short-term investments such as overnight federal funds.

     (B)  SECURITIES

          SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, requires entities to classify securities among three categories - held to maturity, trading, and available for sale. Management determines the appropriate classification of the Company's securities at the time of purchase.

          Held-to-maturity securities are limited to debt securities for which management has the intent and the Company has the ability to hold to maturity. These securities are reported at amortized cost.


                                     F - 10                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


          Trading securities are debt and equity securities held principally for the purpose of selling them in the near term. These securities are reported at fair value, with unrealized gains and losses included in earnings. The Company does not engage in security trading activities.

          All other debt and marketable equity securities are classified as available for sale. These securities are reported at fair value, with unrealized gains and losses (net of the related deferred income tax effect) excluded from earnings and reported in a separate component of stockholders' equity (accumulated other comprehensive income or loss). Available-for-sale securities include securities that management intends to hold for an indefinite period of time, such as securities to be used as part of the Company's asset/liability management strategy or securities that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase capital, or similar factors.

          Premiums and discounts on debt securities are recognized in interest income on a level-yield basis over the period to maturity. The cost of securities sold is determined using the specific identification method. Unrealized losses are charged to earnings when management determines that the decline in fair value of a security is other than temporary.

     C)   LOANS

          Loans (other than loans held for sale) are reported at amortized cost less the allowance for loan losses. Mortgage loans originated and held for sale in the secondary market (if any) are reported at the lower of aggregate cost or estimated market value. Market value is estimated based on outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Net unrealized losses, if any, are recognized in a valuation allowance by a charge to earnings.

          A loan is placed on nonaccrual status when management has determined that the borrower may be unable to meet contractual principal or interest obligations, or when payments are 90 days or more past due. Accrual of interest ceases and, in general, uncollected past due interest (including interest applicable to prior years, if any) is reversed and charged against current interest income. Interest payments received on nonaccrual loans, including impaired loans under SFAS No. 114, are not recognized as income unless warranted based on the borrower's financial condition and payment record.

          The Company defers nonrefundable loan origination and commitment fees, and certain direct loan origination costs, and amortizes the net amount as an adjustment of the yield over the contractual term of the loan. If a loan is prepaid or sold, the net deferred amount is recognized in the statement of income at that time.

     (D)  ALLOWANCE FOR LOAN LOSSES

          The allowance for loan losses is established through provisions for losses charged to earnings. Losses on loans (including impaired loans) are charged to the allowance for loan losses when management believes that the collection of principal is unlikely. Recoveries of loans previously charged-off are credited to the allowance when realized.


                                     F - 11                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


          The allowance for loan losses is an amount that management believes is necessary to absorb probable losses on existing loans that may become uncollectable, based on evaluations of the collectability of the loans. Management's evaluations, which are subject to periodic review by the OTS, take into consideration factors such as the Company's past loan loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and collateral values, and current economic conditions that may affect the borrowers' ability to pay. Future adjustments to the allowance for loan losses may be necessary based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, results of regulatory examinations, the identification of additional problem loans, and other factors.

          In accordance with SFAS No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, the Company considers a loan to be impaired when, based on current information and events, it is probable that it will be unable to collect all principal and interest contractually due. SFAS No. 114 applies to loans that are individually evaluated for collectability in accordance with the Company's ongoing loan review procedures (principally commercial real estate, commercial business and construction loans). The standard does not generally apply to smaller-balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and consumer loans. Under SFAS No. 114, creditors are permitted to report impaired loans based on one of three measures - the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of an impaired loan is less than its recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

     (E)  MORTGAGE SERVICING ASSETS

          The cost of an originated mortgage loan that is sold with servicing retained is allocated between the loan and the servicing right. The cost allocated to the retained servicing right is capitalized as a separate asset and amortized thereafter in proportion to, and over the period of, estimated net servicing income. Capitalized mortgage servicing rights are assessed for impairment based on the fair value of those rights, and impairment losses are recognized in a valuation allowance by charges to income.

     (F)  FEDERAL HOME LOAN BANK STOCK

          As a member of the Federal Home Loan Bank (FHLB) of New York, the Bank is required to hold a certain amount of FHLB stock. This stock is a nonmarketable equity security under SFAS No. 115 and, accordingly, is reported at cost.

     (G)  PREMISES AND EQUIPMENT

          Premises and equipment are reported at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets which range from 3 to 40 years. Leasehold improvements are amortized on a straight-line basis over the terms of the respective leases or the estimated useful lives of the improvements,


                                     F - 12                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


          whichever is shorter. Routine holding costs are charged to expense as incurred, while significant improvements are capitalized.

     (H)  GOODWILL AND OTHER INTANGIBLE ASSETS

          In accordance with SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, goodwill recorded in the NBF acquisition is not amortized to expense, but instead is evaluated for impairment at least annually. The core deposit intangible recorded in the NBF acquisition is amortized to expense using an accelerated method over its estimated life of approximately nine years, and is evaluated for impairment at least annually. Impairment losses on intangible assets are charged to expense if and when they occur.

          Core deposit intangibles recorded in the Company's 1996 branch acquisitions became fully amortized during fiscal 2001, prior to the effective date of SFAS No. 142. Amortization expense for these intangible assets was $359 in fiscal 2001 and $1,625 in fiscal 2000.

     (I)  REAL ESTATE OWNED

          Real estate properties acquired through loan foreclosures are recorded initially at estimated fair value less expected sales costs, with any resulting writedown charged to the allowance for loan losses. Subsequent valuations are performed by management, and the carrying amount of a property is adjusted by a charge to expense to reflect any subsequent declines in estimated fair value. Fair value estimates are based on recent appraisals and other available information. Routine holding costs are charged to expense as incurred, while significant improvements are capitalized. Gains and losses on sales of real estate owned are recognized upon disposition.

     (J)  SECURITIES REPURCHASE AGREEMENTS

          In securities repurchase agreements, the Company transfers securities to a counterparty under an agreement to repurchase the identical securities at a fixed price on a future date. These agreements are accounted for as secured financing transactions since the Company maintains effective control over the transferred securities and the transfer meets other specified criteria. Accordingly, the transaction proceeds are recorded as borrowings and the underlying securities continue to be carried in the Company's securities portfolio. Disclosure of the pledged securities is made in the consolidated statements of financial condition if the counterparty has the right by contract to sell or repledge such collateral.

     (K)  INCOME TAXES

          Deferred taxes are recognized for the estimated future tax effects attributable to "temporary differences" between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in income tax expense in the period that includes the enactment date of the change.


                                     F - 13                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


          A deferred tax liability is recognized for all temporary differences that will result in future taxable income. A deferred tax asset is recognized for all temporary differences that will result in future tax deductions, subject to reduction of the asset by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The valuation allowance is subject to ongoing adjustment based on changes in circumstances that affect management's judgment about the realizability of the deferred tax asset. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

     (L)  INTEREST RATE CAP AGREEMENTS

          Interest rate cap agreements are accounted for in accordance with SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which the Company adopted as of October 1, 2000. These agreements are cash flow hedges since they are used to reduce the variability of cash flows from potentially higher interest payments associated with upward interest rate repricings on a portion of the Company's certificate of deposit accounts and borrowings. In accordance with SFAS No. 133, the interest rate cap agreements are reported at fair value. Changes in fair value attributable to time value are reported in interest expense, while changes attributable to intrinsic value are reported in accumulated other comprehensive income until earnings are affected by the variability in cash flows of the hedged liabilities. In fiscal 2000, prior to the adoption of SFAS No. 133, payments (if any) due from the counterparties to the agreements were recognized as a reduction of interest expense and premiums paid by the Company were amortized on a straight-line basis to interest expense.

     (M)  STOCK-BASED COMPENSATION PLANS

          Compensation expense is recognized for the ESOP equal to the fair value of shares that have been allocated or committed to be released for allocation to participants. Any difference between the fair value at that time and the ESOP's original acquisition cost is charged or credited to stockholders' equity (additional paid-in capital). The cost of ESOP shares that have not yet been allocated or committed to be released for allocation is deducted from stockholders' equity.

          The Company accounts for the Stock Option Plan in accordance with Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretations. Accordingly, compensation expense is recognized only if the exercise price of an option is less than fair value of the underlying stock on the date of the grant. The fair value of shares awarded under the recognition and retention plan (RRP), measured at the grant date, is recognized as unearned compensation (a deduction from stockholders' equity) and amortized to compensation expense as the shares become vested. Tax benefits attributable to any tax deductions that are greater than the amount of compensation expense recognized for financial statement purposes are credited to additional paid-in capital.

          SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages the use of a fair-value-based method of accounting for employee stock compensation plans, but permits the continued use of the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25. Under


                                     F - 14                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


          SFAS No. 123, the grant-date fair value of options is recognized as compensation expense over the vesting period. The Company has elected to continue to apply APB Opinion No. 25 and disclose the pro forma information required by SFAS No. 123. Had stock-based compensation expense been recognized in accordance with SFAS No. 123, the Company's net income and earnings per common share would have been adjusted to the following pro forma amounts:

                                                 NINE MONTHS ENDED
                                                     JUNE 30,                        YEARS ENDED SEPTEMBER 30,
                                           ------------------------------  ----------------------------------------------
                                               2003            2002            2002            2001            2000
                                           --------------  --------------  --------------  --------------  --------------
         Net income, as reported          $        8,667           7,270           9,527           7,482           5,872
         Add RRP expense included in
             reported net income, net of
             related tax effects                     250             294             392             373             463
         Deduct RRP and stock option
             expense determined under
             the fair-value-based method,
             net of related tax effects             (627)           (663)           (886)           (812)         (1,046)
                                           --------------  --------------  --------------  --------------  --------------
         Pro forma net income             $        8,290           6,901           9,033           7,043           5,289
                                           ==============  ==============  ==============  ==============  ==============
         Earnigs per share:
             Basic, as reported           $         1.12            0.94            1.24            0.98            0.76
                                           ==============  ==============  ==============  ==============  ==============
             Basic, pro forma                       1.07            0.90            1.17            0.93            0.68
                                           ==============  ==============  ==============  ==============  ==============
             Diluted, as reported                   1.11            0.93            1.22            0.97            0.76
                                           ==============  ==============  ==============  ==============  ==============
             Diluted, pro forma                     1.06            0.88            1.15            0.92            0.68
                                           ==============  ==============  ==============  ==============  ==============

          The estimated per-share fair value of stock options granted for the nine months ended June 30, 2003 and 2002, and in fiscal 2002, 2001 and 2000 was $4.99, $7.11, $7.06, $5.80, and $5.90, respectively, using the Black-Scholes option-pricing model with assumptions as follows: dividend yields of 1.8%, 1.4%, 1.4%, 1.3% and 1.0%; expected volatility rates of 14.7%, 22.4%, 22.4%, 22.7%, and 22.0%; risk-free interest rates of 3.3%, 4.3%, 4.2%, 3.9%, and 6.6%; and expected option lives of approximately 5 years, 6 years, 6 years, 6 years and 8 years.

     (N)  EARNINGS PER SHARE

          Basic earnings per share (EPS) is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period. Diluted EPS is computed in a similar manner, except that the weighted average number of common shares is increased to include incremental shares (computed using the treasury stock method) that would have been outstanding if all potentially dilutive stock options and unvested RRP shares were exercised or became vested during the period. For purposes of computing both basic and diluted EPS, outstanding shares include all shares issued to the Mutual Holding Company, but exclude unallocated ESOP shares.


                                     F - 15                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


     (O)  SEGMENT INFORMATION

          Public companies are required to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. As a community-oriented financial institution, substantially all of the Company's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Company's only operating segment for financial reporting purposes.


                                     F - 16                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


(4)  SECURITIES AVAILABLE FOR SALE

     The following is a summary of securities available for sale:

                                                                            GROSS              GROSS
                                                      AMORTIZED           UNREALIZED         UNREALIZED             FAIR
                                                         COST               GAINS              LOSSES               VALUE
                                                   -----------------   -----------------  -----------------   -----------------
     JUNE 30, 2003
     -------------
          MORTGAGE-BACKED SECURITIES
             Fannie Mae                           $          69,903   $           1,036  $            (103)  $          70,836
             Freddie Mac                                     17,923                 559                 --              18,482
             Other                                           21,464                 671                (60)             22,075
                                                   -----------------   -----------------  -----------------   -----------------
                                                            109,290               2,266               (163)            111,393
                                                   -----------------   -----------------  -----------------   -----------------
          INVESTMENT SECURITIES
             U.S. Government and
                Agency securities                           121,379               3,710                 (3)            125,086
             Corporate debt securities                       12,020                 835                 --              12,855
             State and municipal securities                   1,293                  --                (19)              1,274
             Equity securities                                1,051                 339                (85)              1,305
                                                   -----------------   -----------------  -----------------   -----------------
                                                            135,743               4,884               (107)            140,520
                                                   -----------------   -----------------  -----------------   -----------------
                      Total available for sale    $         245,033   $           7,150  $            (270)  $         251,913
                                                   =================   =================  =================   =================
     SEPTEMBER 30, 2002
     ------------------
          MORTGAGE-BACKED SECURITIES
             Fannie Mae                           $          29,643   $           1,046  $              (5)  $          30,684
             Freddie Mac                                     18,135                 483                 (5)             18,613
             Other                                            8,671                 680                 --               9,351
                                                   -----------------   -----------------  -----------------   -----------------
                                                             56,449               2,209                (10)             58,648
                                                   -----------------   -----------------  -----------------   -----------------
          INVESTMENT SECURITIES
             U.S. Government and
                Agency securities                           109,077               4,206                 --             113,283
             Corporate debt securities                       30,079               2,065                 --              32,144
             Equity securities                                1,113               1,060               (102)              2,071
                                                   -----------------   -----------------  -----------------   -----------------
                                                            140,269               7,331               (102)            147,498
                                                   -----------------   -----------------  -----------------   -----------------
                      Total available for sale    $         196,718   $           9,540  $            (112)  $         206,146
                                                   =================   =================  =================   =================
     SEPTEMBER 30, 2001
     ------------------
          MORTGAGE-BACKED SECURITIES
             Fannie Mae                           $          21,525   $             613  $              --   $          22,138
             Freddie Mac                                     26,875                 883                 (9)             27,749
             Other                                            9,478                 162                 --               9,640
                                                   -----------------   -----------------  -----------------   -----------------
                                                             57,878               1,658                 (9)             59,527
                                                   -----------------   -----------------  -----------------   -----------------
          INVESTMENT SECURITIES
             U.S. Government and
                Agency securities                            48,869               2,288                 --              51,157
             Corporate debt securities                       48,367               2,505                 --              50,872
             Equity securities                                1,290               1,143                (61)              2,372
                                                   -----------------   -----------------  -----------------   -----------------
                                                             98,526               5,936                (61)            104,401
                                                   -----------------   -----------------  -----------------   -----------------
                      Total available for sale    $         156,404   $           7,594  $             (70)  $         163,928
                                                   =================   =================  =================   =================

     Equity securities principally consist of Freddie Mac and Fannie Mae common and preferred stock.


                                     F - 17                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


     The following is a summary of the amortized cost and fair value of investment securities available for sale (other than equity securities), by remaining period to contractual maturity. Actual maturities may differ because certain issuers have the right to call or prepay their obligations.

                                                     JUNE 30, 2003                         SEPTEMBER 30, 2002
                                          -------------------------------------   -------------------------------------
                                             AMORTIZED                               AMORTIZED
                                                COST             FAIR VALUE             COST             FAIR VALUE
                                          -----------------   -----------------   -----------------   -----------------
     Remaining period to contractual
       maturity:
         Less than one year              $          29,028   $          29,522   $          27,207   $          27,802
         One to five years                         104,528             108,575             110,844             116,515
         Five to ten years                             785                 774                  --                  --
         Greater than ten years                        351                 344               1,105               1,110
                                          -----------------   -----------------   -----------------   -----------------
                  Total                  $         134,692   $         139,215   $         139,156   $         145,427
                                          =================   =================   =================   =================

     Proceeds from sales of securities available for sale during the nine months ended June 30, 2003 and the years ended September 30, 2002, 2001 and 2000 totaled $22,979, $56,049, $17,291 and $6,010, respectively. These sales resulted in gross realized gains of $1,895 and $744 and gross realized losses of $0 and $283 for the nine months ended June 30, 2003 and the year ended September 30, 2002, respectively, and gross realized gains of $531 and $9 in fiscal 2001 and fiscal 2000, respectively.

     The Company transferred securities with a fair value of $11,865 from its available-for-sale portfolio to its held-to-maturity portfolio during the year ended September 30, 2001, based on management's evaluation of the respective portfolios and the Company's investment policy and strategies. The securities were assigned a new cost basis in the held-to-maturity portfolio equal to their fair value at the transfer date. The net unrealized loss of $146 at the transfer date and the related discounts are being amortized as offsetting yield adjustments over the terms of the securities.

     Securities with carrying amounts of $40,317, $29,624 and $41,690 were pledged as collateral for borrowings under securities repurchase agreements at June 30, 2003, September 30, 2002 and September 30, 2001, respectively. U.S. Government securities with carrying amounts of $35,655, $15,656 and $4,772 were pledged as collateral for municipal deposits and other purposes at June 30, 2003, September 30, 2002 and September 30, 2001, respectively.


                                     F - 18                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


(5)  SECURITIES HELD TO MATURITY

     The following is a summary of securities held to maturity:

                                                                          GROSS            GROSS
                                                      AMORTIZED        UNREALIZED        UNREALIZED            FAIR
                                                        COST              GAINS            LOSSES              VALUE
                                                   ----------------  ----------------  ----------------   ----------------
     JUNE 30, 2003
     -------------
     MORTGAGE-BACKED SECURITIES
         Fannie Mae                               $         31,622  $            915  $            (22)  $         32,515
         Freddie Mac                                        31,362               712               (12)            32,062
         Other                                               1,259                75                --              1,334
                                                   ----------------  ----------------  ----------------   ----------------
                                                            64,243             1,702               (34)            65,911
     INVESTMENT SECURITIES
         State and municipal securities                     18,544             1,121                --             19,665
                                                   ----------------  ----------------  ----------------   ----------------
                     Total held to maturity       $         82,787  $          2,823  $            (34)  $         85,576
                                                   ================  ================  ================   ================
     SEPTEMBER 30, 2002
     ------------------
     MORTGAGE-BACKED SECURITIES
         Fannie Mae                               $         32,904  $          1,700  $             --   $         34,604
         Freddie Mac                                        34,693             1,116               (21)            35,788
         Other                                               2,785               204                --              2,989
                                                   ----------------  ----------------  ----------------   ----------------
                                                            70,382             3,020               (21)            73,381
     INVESTMENT SECURITIES
         State and municipal securities                     16,409               916                --             17,325
                                                   ----------------  ----------------  ----------------   ----------------
                     Total held to maturity       $         86,791  $          3,936  $            (21)  $         90,706
                                                   ================  ================  ================   ================
     SEPTEMBER 30, 2001
     ------------------
     MORTGAGE-BACKED SECURITIES
         Fannie Mae                               $         27,971  $            983  $             (1)  $         28,953
         Freddie Mac                                        26,477               917                --             27,394
         Other                                               5,001               152                --              5,153
                                                   ----------------  ----------------  ----------------   ----------------
                                                            59,449             2,052                (1)            61,500
     INVESTMENT SECURITIES
         State and municipal securities                     11,906               254                --             12,160
                                                   ----------------  ----------------  ----------------   ----------------
                     Total held to maturity       $         71,355  $          2,306  $             (1)  $          73,660
                                                   ================  ================  ================   ================

                                     F - 19                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


     The following is a summary of the amortized cost and fair value of investment securities held to maturity, by remaining period to contractual maturity. Actual maturities may differ because certain issuers have the right to call or repay their obligations.


                                                    JUNE 30, 2003                        SEPTEMBER 30, 2002
                                         -------------------------------------  -------------------------------------
                                            AMORTIZED                              AMORTIZED
                                               COST             FAIR VALUE            COST             FAIR VALUE
                                         -----------------   -----------------  -----------------   -----------------
     Remaining period to contractual
       maturity:
         Less than one year             $             270   $             270  $           1,750   $           1,750
         One to five years                          7,937               8,346              3,097               3,287
         Five to ten years                         10,015              10,727              9,963              10,600
         Greater than ten years                       322                 322              1,599               1,688
                                         -----------------   -----------------  -----------------   -----------------
                  Total                 $          18,544   $          19,665  $          16,409   $          17,325
                                         =================   =================  =================   =================

     There were no sales of securities held to maturity during the nine months ended June 30, 2003 and the years ended September 30, 2002, 2001 and 2000.


                                     F - 20                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


(6)  LOANS

     The components of the loan portfolio, excluding loans held for sale, were as follows:

                                                                JUNE 30,                      SEPTEMBER 30,
                                                                                 -----------------------------------------
                                                                  2003                  2002                  2001
                                                           -------------------   -------------------   -------------------
     One- to four-family residential
        mortgage loans:
             Fixed rate                                   $           323,084   $           299,851   $           278,668
             Adjustable rate                                           56,710                66,260                79,530
                                                           -------------------   -------------------   -------------------
                                                                      379,794               366,111               358,198
                                                           -------------------   -------------------   -------------------
     Commercial real estate loans                                     179,945               163,329               129,295
     Commercial business loans                                         45,306                41,320                31,394
     Construction loans                                                 7,312                17,020                19,490
                                                           -------------------   -------------------   -------------------
                                                                      232,563               221,669               180,179
                                                           -------------------   -------------------   -------------------
     Consumer loans:
          Home equity lines of credit                                  48,026                39,727                31,125
          Homeowner loans                                              27,771                36,880                39,501
          Other consumer loans                                          5,456                 6,812                 6,266
                                                           -------------------   -------------------   -------------------
                                                                       81,253                83,419                76,892
                                                           -------------------   -------------------   -------------------
                      Total loans                                     693,610               671,199               615,269
     Allowance for loan losses                                        (11,055)              (10,383)               (9,123)
                                                           -------------------   -------------------   -------------------
                      Total loans, net                    $           682,555   $           660,816   $           606,146
                                                           ===================   ===================   ===================

     Total loans include net deferred loan origination costs of $1,013, $1,048 and $914 at June 30, 2003, September 30, 2002 and September 30, 2001, respectively.

     A substantial portion of the Company's loan portfolio is secured by residential and commercial real estate located in Rockland County, New York and contiguous areas such as Orange County, New York. The ability of the Company's borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Company's concentrated lending area. Commercial real estate and construction loans are considered by management to be of somewhat greater credit risk than loans to fund the purchase of a primary residence due to the generally larger loan amounts and dependency on income production or sale of the real estate. Substantially all of these loans are collateralized by real estate located in the Company's primary market area.


                                     F - 21                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


     The principal balances of nonaccrual loans were as follows:

                                                                                    SEPTEMBER 30,
                                                       JUNE 30,         ---------------------------------------
                                                         2003                 2002                 2001
                                                   ------------------   ------------------  -------------------
     One- to four-family residential
         mortgage loans                           $            1,727   $            2,291  $             1,684
     Commercial real estate loans                              3,488                2,492                  418
     Construction loans                                           --                   --                   --
     Commercial loans                                             39                   --                   --
     Consumer loans                                              116                  171                  175
                                                   ------------------   ------------------  -------------------
                     Total nonaccrual loans       $            5,370   $            4,954  $             2,277
                                                   ==================   ==================  ===================

     Gross interest income that would have been recorded if the foregoing nonaccrual loans had remained current in accordance with their contractual terms totaled $294 for the nine months ended June 30, 2003, and $371, $165 and $337 for the years ended September 30, 2002, 2001 and 2000, respectively, compared to interest income actually recognized (including income recognized on a cash basis) of $153, $83, $13, and $77, respectively.

     The Company's total recorded investment in impaired loans, as defined by SFAS No. 114, was $622, $588 and $358 at June 30, 2003, September 30, 2002
     and September 30, 2001, respectively. Substantially all of these loans were collateral-dependent loans measured based on the fair value of the collateral. The Company determines the need for an allowance for loan impairment under SFAS No. 114 on a loan-by-loan basis. An impairment allowance was not required at June 30, 2003 or September 30, 2002 and September 30, 2001 due to the adequacy of collateral values. The Company's average recorded investment in impaired loans was $605 for the nine months ended June 30, 2003 and $473, $768, and $1,196 during the years ended
     September 30, 2002, 2001, and 2000, respectively.

     Activity in the allowance for loan losses is summarized as follows:

                                              NINE MONTHS ENDED JUNE 30,                YEAR ENDED SEPTEMBER 30,
                                        -------------------------------  ------------------------------------------------
                                             2003            2002             2002             2001            2000
                                        ---------------  --------------  ---------------  ---------------  --------------
     Balance at beginning of year      $        10,383  $        9,123  $         9,123  $         7,653  $        6,202
     Provision for loan losses                     800             600              900            1,440           1,710
     Charge-offs                                  (232)           (137)            (324)            (159)           (370)
     Recoveries                                    104              99              147              189             111
     Allowance recorded in NBF
         acquisition                                --             537              537               --              --
                                        ---------------  --------------  ---------------  ---------------  --------------
     Balance at end of year            $        11,055  $       10,222  $        10,383  $         9,123  $        7,653
                                        ===============  ==============  ===============  ===============  ==============

     Real estate owned properties are included in other assets at net carrying amounts of $41 and $109 at September 30, 2002 and September 30, 2001, respectively (none at June 30, 2003). Provisions for


                                     F - 22                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


     losses and other activity in the allowance for losses on real estate owned were insignificant during the nine months ended June 30, 2003 and the years ended September 30, 2002, 2001 and 2000.

     Certain residential mortgage loans originated by the Company are sold in the secondary market. Other non-interest income includes net gains on such sales of $836 and $92 for the nine months ended June 30, 2003 and 2002, respectively, $146 in fiscal 2002, none in fiscal 2001 and $28 in fiscal 2000. At June 30, 2003 there was $2,554 in loans held for sale. There were no loans held for sale at September 30, 2002 and September 30, 2001. Other assets at June 30, 2003, September 30, 2002 and September 30, 2001 include capitalized mortgage servicing rights with an amortized cost of $557, $193 and $201, respectively, which approximated fair value.

     The Company generally retains the servicing rights on mortgage loans sold. Servicing loans for others involves collecting payments, maintaining escrow accounts, making remittances to investors and, if necessary, processing foreclosures. Mortgage loans serviced for others totaled approximately $79,659 and $77,956 at June 30, 2003 and 2002, respectively, and $73,600,
     $86,700 and $98,500 at September 30, 2002, 2001 and 2000, respectively.
     These amounts include loans sold with recourse (approximately $541 and $838 at June 30, 2003 and September 30, 2002, respectively) for which management does not expect the Company to incur any significant losses. Mortgage escrow funds include balances of $2,558, $879 and $1,416 at June 30, 2003, September 30, 2002 and September 30, 2001, respectively, related to loans serviced for others.

(7)  ACCRUED INTEREST RECEIVABLE

     The components of accrued interest receivable were as follows:

                                                                                         SEPTEMBER 30,
                                                          JUNE 30,         -----------------------------------------
                                                            2003                  2002                  2001
                                                     -------------------   -------------------   -------------------
     Loans                                          $             2,180   $             2,561   $             2,971
     Securities                                                   2,247                 2,930                 2,626
                                                     -------------------   -------------------   -------------------
             Total accrued interest receivable      $             4,427   $             5,491   $             5,597
                                                     ===================   ===================   ===================

                                F - 23                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


(8)  PREMISES AND EQUIPMENT, NET

     Premises and equipment are summarized as follows:

                                                                                              SEPTEMBER 30,
                                                                JUNE 30,         -----------------------------------------
                                                                  2003                  2002                  2001
                                                           -------------------   -------------------   -------------------
     Land and land improvements                           $             1,407   $             1,368   $             1,090
     Buildings                                                          6,614                 6,802                 4,775
     Leasehold improvements                                             6,076                 4,600                 4,163
     Furniture, fixtures, and equipment                                11,569                10,895                 9,607
                                                           -------------------   -------------------   -------------------
                                                                       25,666                23,665                19,635
     Accumulated depreciation and amortization                        (14,050)              (12,594)              (10,718)
                                                           -------------------   -------------------   -------------------
             Total premises and equipment, net            $            11,616   $            11,071   $             8,917
                                                           ===================   ===================   ===================

(9)  DEPOSITS

     Deposit balances and weighted average interest rates are summarized as follows:

                                                                                         SEPTEMBER 30,
                                                                     -------------------------------------------------------
                                              JUNE 30, 2003                    2002                         2001
                                        ---------------------------  --------------------------  ---------------------------
                                          AMOUNT          RATE         AMOUNT         RATE          AMOUNT         RATE
                                        ------------  -------------  ------------  ------------  -------------  ------------
     Demand deposits:
         Retail                        $     83,165          0.00%  $     54,399         0.00%  $      41,280         0.00%
         Commercial                          64,508             --        55,732            --         33,081            --
     NOW deposits                            70,963           0.20        82,983          0.40         63,509          0.49
     Savings deposits                       279,016           0.40       247,918          0.99        160,777          1.05
     Money market deposits                  127,560           0.55       115,065          1.23        109,126          1.81
     Certificates of deposit                232,322           2.03       243,529          2.64        245,327          4.63
                                        ------------                 ------------                -------------
                  Total deposits       $    857,534          0.78%  $    799,626         1.33%  $     653,100         2.31%
                                        ============                 ============                =============

     Municipal deposits held by PMB totaled $19,813 and $8,800 at June 30, 2003 and September 30, 2002, respectively. PMB commenced its public deposit operations on April 19, 2002 and therefore had no municipal deposits at September 30, 2001. See Note 4, Securities Available for Sale, for the amount of securities that are pledged as collateral for municipal deposits and other purposes.


                                     F - 24                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


     Certificates of deposit had remaining periods to contractual maturity as follows:


                                                                                           SEPTEMBER 30,
                                                             JUNE 30,         -----------------------------------------
                                                               2003                  2002                  2001
                                                        -------------------   -------------------   -------------------
     Remaining period to contractual maturity:
          Less than one year                           $           168,768   $           186,160   $           218,850
          One to two years                                          44,923                36,168                20,433
          Two to three years                                         7,287                13,485                 2,499
          Greater than three years                                  11,344                 7,716                 3,545
                                                        -------------------   -------------------   -------------------
                      Total certificates of deposit    $           232,322   $           243,529   $           245,327
                                                        ===================   ===================   ===================

     Certificate of deposit accounts with a denomination of $100 or more totaled
     $39,744, $38,562 and $32,660 at June 30, 2003, September 30, 2002 and
     September 30, 2001, respectively. The FDIC generally insures depositor accounts up to $100 as defined in the applicable regulations.

     Interest expense on deposits is summarized as follows:

                                                      NINE MONTHS                            YEARS ENDED
                                                     ENDED JUNE 30,                          SEPTEMBER 30,
                                               ---------------------------   -------------------------------------------
                                                   2003           2002           2002            2001           2000
                                               ------------   ------------   -------------   ------------   ------------
     Savings deposits                         $      1,207   $      1,610   $       2,289   $      2,898   $      3,435
     Money market and NOW deposits                     955          1,304           1,750          2,610          2,499
     Certificates of deposit                         3,985          5,967           7,662         13,915         12,787
                                               ------------   ------------   -------------   ------------   ------------
                    Total interest expense    $      6,147   $      8,881   $      11,701   $     19,423   $     18,721
                                               ============   ============   =============   ============   ============

                                     F - 25                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


(10) FHLB BORROWINGS

     The Company's FHLB borrowings and weighted average interest rates are summarized as follows:

                                                                                         SEPTEMBER 30,
                                                                    --------------------------------------------------------
                                             JUNE 30, 2003                     2002                         2001
                                       ---------------------------  ---------------------------  ---------------------------
                                           AMOUNT         RATE         AMOUNT          RATE         AMOUNT          RATE
                                       ------------- -------------  ------------  -------------  ------------  -------------
     By type of borrowing:
         Advances                      $      76,374         3.40%  $     72,968          3.63%  $     70,677          5.39%
         Repurchase agreements                40,358         4.52         30,000          5.17         39,750          5.18
                                        -------------                ------------                 ------------
                  Total borrowings     $     116,732         3.79%  $    102,968          4.08%  $    110,427          5.32%
                                        -------------                ------------                 ------------
     By remaining period to maturity:
         Less than one year            $      11,238         4.30%  $     30,319          3.24%  $     39,950          6.20%
         One to two years                     15,000         5.31         20,000          5.02         20,477          4.73
         Two to three years                   38,000         2.67         15,000          2.69         15,000          5.43
         Three to four years                  19,285         4.77          8,000          4.72         10,000          3.74
         Four to five years                   29,219         3.46          9,649          4.69             --            --
         Greater than five years               3,990         4.89         20,000          4.88         25,000          4.96
                                        -------------                ------------                 ------------
                  Total borrowings     $     116,732         3.79%  $    102,968          4.08%  $    110,427          5.32%
                                        =============                ============                 ============

     As a member of the FHLB of New York, the Bank may borrow in the form of term and overnight FHLB advances up to 30% of its total assets, or approximately $334,000 and $308,000 at June 30, 2003 and September 30, 2002. The Bank's unused FHLB borrowing capacity was approximately $202,700 and $235,000, respectively, at those dates. FHLB advances are secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (such as securities and residential mortgage loans) not otherwise pledged. The Bank satisfied this collateral requirement at June 30, 2003, September 30, 2002 and September 30, 2001.

     Securities repurchase agreements had weighted average remaining terms to maturity of approximately 3.1 years, 4.3 years and 5.3 years at June 30, 2003, September 30, 2002 and September 30, 2001, respectively. Average borrowings under securities repurchase agreements were $33,643 for the nine months ended June 30, 2003 and $34,479, $36,417, and $40,515 during the years ended September 30, 2002, 2001 and 2000, respectively, and the maximum outstanding month-end balance was $40,358, $39,750, $39,750 and $44,750, respectively.

     FHLB borrowings of $35,000 and $35,000 at June 30, 2003 and September 30, 2002 are callable quarterly, at the discretion of the FHLB. These borrowings have a weighted average remaining term to the contractual maturity dates of approximately 3 years and 4 years, respectively and weighted average interest rates of 5.11% and 5.11% at June 30, 2003 and September 30, 2002, respectively.


                                     F - 26                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


(11) INCOME TAXES

     Income tax expense consists of the following:


                                             NINE MONTHS ENDED JUNE 30,                YEARS ENDED SEPTEMBER 30,
                                           -------------------------------  ------------------------------------------------
                                                2003            2002             2002             2001            2000
                                           ---------------  --------------  ---------------  ---------------  --------------
     Current tax expense:
         Federal                          $         3,911  $        5,754  $         5,872  $         1,839  $        3,214
         State                                        593             793              863              351             294
                                           ---------------  --------------  ---------------  ---------------  --------------
                                                    4,504           6,547            6,735            2,190           3,508
                                           ---------------  --------------  ---------------  ---------------  --------------
     Deferred tax (benefit) expense:
         Federal                                      490          (1,966)            (918)           1,800            (472)
         State                                         (5)           (372)            (254)              97            (170)
                                           ---------------  --------------  ---------------  ---------------  --------------
                                                      485          (2,338)          (1,172)           1,897            (642)
                                           ---------------  --------------  ---------------  ---------------  --------------
            Total income tax expense      $         4,989  $        4,209  $         5,563  $         4,087  $        2,866
                                           ===============  ==============  ===============  ===============  ==============

     Actual income tax expense differs from the tax computed based on pre-tax income and the applicable statutory Federal tax rate, for the following reasons:

                                             NINE MONTHS ENDED JUNE 30,                YEARS ENDED SEPTEMBER 30,
                                           -------------------------------  ------------------------------------------------
                                                2003            2002             2002             2001            2000
                                           ---------------  --------------  ---------------  ---------------  --------------
     Tax at Federal statutory rate        $         4,779  $        4,018  $         5,282  $         3,933  $        2,971
     State income taxes, net of Federal
         tax benefit                                  382             270              396              296              82
     Tax-exempt interest                             (170)           (130)            (193)            (148)           (139)
     Nondeductible portion of ESOP
         expense                                      153             117              161               61              32
     Low-income housing tax credits                   (54)            (54)             (72)             (72)            (72)
     BOLI Income                                     (113)             --
     Other, net                                        12             (12)             (11)              17              (8)
                                           ---------------  --------------  ---------------  ---------------  --------------
            Actual income tax expense     $         4,989  $        4,209  $         5,563  $         4,087  $        2,866
                                           ===============  ==============  ===============  ===============  ==============
     Effective income tax rate                       36.5%           36.7%            36.9%            35.3%           32.8%
                                           ===============  ==============  ===============  ===============  ==============

                                     F - 27                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


     The tax effects of temporary differences that give rise to deferred tax assets and liabilities are summarized below. The net amount is reported in other assets or other liabilities in the consolidated statements of financial condition.

                                                                                              SEPTEMBER 30,
                                                                JUNE 30,         -----------------------------------------
                                                                  2003                  2002                  2001
                                                           -------------------   -------------------   -------------------
     Deferred tax assets:
          Allowance for loan losses                       $             4,518   $             4,226   $             3,516
          Deferred compensation                                         2,090                 1,924                 1,389
          Core deposit intangibles                                      1,124                 1,132                 1,904
          Depreciation of premises and equipment                          245                   540                   448
          Other                                                           178                   150                   164
                                                           -------------------   -------------------   -------------------
                   Total deferred tax assets                            8,155                 7,972                 7,421
                                                           -------------------   -------------------   -------------------
     Deferred tax liabilities:
          Net unrealized gain on securities
             available for sale                                        (2,705)               (3,720)               (2,954)
          Undistributed earnings of subsidiary not
             consolidated for tax return purposes
             (Provident REIT, Inc.)                                    (3,974)               (3,067)               (3,193)
          Purchase accounting fair value
             adjustments                                                 (694)                 (578)                   --
          Prepaid pension costs                                          (178)                 (484)                 (394)
          Other                                                          (555)                 (604)                 (509)
                                                           -------------------   -------------------   -------------------
                   Total deferred tax liabilities                      (8,106)               (8,453)               (7,050)
                                                           -------------------   -------------------   -------------------
                   Net deferred tax asset (liability)     $                49   $              (481)  $               371
                                                           ===================   ===================   ===================

     Based on management's consideration of historical and anticipated future pre-tax income, as well as the reversal period for the items giving rise to the deferred tax assets and liabilities, a valuation allowance for deferred tax assets was not considered necessary at June 30, 2003, September 30, 2002 and September 30, 2001.

     The Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. Tax bad debt reserves consist of a defined "base-year" amount, plus additional amounts accumulated after the base year. Deferred tax liabilities are recognized with respect to reserves accumulated after the base year, as well as any portion of the base-year amount that is expected to become taxable (or recaptured) in the foreseeable future. The Bank's base-year tax bad debt reserves were $4,600 for Federal tax purposes and $34,700 and $32,100 for New York State tax purposes at June 30, 2003 and September 30, 2002, respectively. Associated deferred tax liabilities of $3,600 and $3,500 have not been recognized at those dates since the Company does not expect that the base-year reserves will become taxable in the foreseeable future. Under the tax laws, events that would result in taxation of certain of these reserves include (i) redemptions of the Bank's stock or


                                     F - 28                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


     certain excess distributions by the Bank to Provident Bancorp, Inc. and
     (ii) failure of the Bank to maintain a specified qualifying-assets ratio or meet other thrift definition tests for New York State tax purposes.

(12) EMPLOYEE BENEFIT PLANS AND STOCK-BASED COMPENSATION PLANS

     (A)  PENSION PLAN

          The Company has a noncontributory defined benefit pension plan covering substantially all of its employees. Employees who are twenty-one years of age or older and have worked for the Company for one year are eligible to participate in the plan. The Company's funding policy is to contribute annually an amount sufficient to meet statutory minimum funding requirements, but not in excess of the maximum amount deductible for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for benefits expected to be earned in the future.

          The following is a summary of changes in the projected benefit obligation and fair value of plan assets, together with a reconciliation of the funded status to the amount of prepaid pension costs reported in other assets in the consolidated statements of financial condition:


                                                                        SEPTEMBER 30,
                                                           ----------------------------------------
                                                                 2002                  2001
                                                           ------------------    ------------------
          Changes in projected benefit obligation:
               Beginning of year                          $            6,889    $            5,421
               Service cost                                              430                   465
               Interest cost                                             490                   427
               Actuarial (gain) loss                                    (427)                  640
               Acquisition of NBF                                      1,875                    --
               Benefits paid                                            (125)                  (64)
                                                           ------------------    ------------------
                           End of year                                 9,132                 6,889
                                                           ------------------    ------------------
          Changes in fair value of plan assets:
               Beginning of year                                       6,385                 7,459
               Actual loss on plan assets                               (895)               (1,150)
               Employer contributions                                    600                   140
               Acquisition of NBF                                      1,922                    --
               Benefits paid                                            (125)                  (64)
                                                           ------------------    ------------------
                           End of year                                 7,887                 6,385
                                                           ------------------    ------------------
          Funded status at end of year                                (1,245)                 (504)
          Unrecognized net actuarial loss                              2,555                 1,500
          Unrecognized prior service cost                                (70)                  (82)
          Unrecognized net transition obligation                          62                    86
                                                           ------------------    ------------------
                           Prepaid pension costs          $            1,302    $            1,000
                                                           ==================    ==================

                                     F - 29                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


          A discount rate of 6.75% and a rate of increase in future compensation levels of 5.0% were used in determining the actuarial present value of the projected benefit obligation at September 30, 2002 (7.25% and 5.5%, respectively, at September 30, 2001). The long-term rate of return on plan assets was 8.0% for fiscal 2002 and 2001.

          The components of the net periodic pension expense were as follows:

                                                                               YEARS ENDED SEPTEMBER 30,
                                                             --------------------------------------------------------------
                                                                    2002                 2001                  2000
                                                             -------------------   ------------------    ------------------
          Service cost                                      $               430   $              465    $              515
          Interest cost                                                     490                  427                   409
          Expected return on plan assets                                   (598)                (600)                 (539)
          Amortization of prior service cost                                (14)                 (14)                  (14)
          Amortization of net transition obligation                          26                   26                    26
          Recognized net actuarial loss (gain)                               12                   (2)                   --
                                                             -------------------   ------------------    ------------------
                  Net periodic pension expense              $               346   $              302    $              397
                                                             ===================   ==================    ==================

          Net periodic pension expense was $554 and $293 for the nine months ended June 30, 2003 and 2002, respectively.

          The Company has also established a nonqualified Supplemental Executive Retirement Plan to provide certain executives with supplemental retirement benefits in addition to the benefits provided by the pension plan. The periodic pension expense for the supplemental plan amounted to $77 and $33 for the nine months ended June 30, 2003 and 2002, respectively, and $90, $59 and $54 for the years ended September 30, 2002, 2001 and 2000, respectively. The actuarial present value of the projected benefit obligation was $555 and $426 at September 30, 2002 and 2001, respectively, all of which is unfunded.

     (B)  OTHER POSTRETIREMENT BENEFITS PLAN

          The Company's postretirement health care plan, which is unfunded, provides optional medical, dental and life insurance benefits to retirees. In accordance with SFAS No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, the cost of postretirement benefits is accrued over the years in which employees provide services to the date of their full eligibility for such benefits. As permitted by SFAS No. 106, the Company has elected to amortize the transition obligation for accumulated benefits as an expense over a 20-year period. The periodic expense recognized for this plan was $38 and $32 for the nine months ended June 30, 2003 and 2002, respectively, and $32, $37 and $39 for the years ended September 30, 2002, 2001 and 2000, respectively.


                                     F - 30                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


     (C)  EMPLOYEE SAVINGS PLANS

          The Company also sponsors a defined contribution plan established under Section 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute up to 10% of their compensation to the plan. The Company currently makes matching contributions equal to 50% of a participant's contributions up to a maximum matching contribution of 3% of compensation. Voluntary and matching contributions are invested, in accordance with the participant's direction, in one or a number of investment options. Savings plan expense was $184 and $148 for the nine months ended June 30, 2003 and 2002, respectively, and $206, $184 and $180 for the years ended September 30, 2002, 2001 and 2000, respectively. A supplemental savings plan has also been established for certain senior officers. Expense recognized for this plan was $50 and $51 for the nine months ended June 30, 2003 and 2002, respectively, and $68, $62 and $53 for the years ended September 30, 2002, 2001 and 2000, respectively.

     (D)  EMPLOYEE STOCK OWNERSHIP PLAN

          In connection with the Reorganization and Offering, the Company established an ESOP for eligible employees who meet certain age and service requirements. The ESOP borrowed $3,760 from Provident Bancorp, Inc. and used the funds to purchase 309,120 shares of common stock in the open market subsequent to the Offering. The Bank makes periodic contributions to the ESOP sufficient to satisfy the debt service requirements of the loan which has a ten-year term and bears interest at the prime rate. The ESOP uses these contributions, and any dividends received by the ESOP on unallocated shares, to make principal and interest payments on the loan.

          ESOP shares are held by the plan trustee in a suspense account until allocated to participant accounts. Shares released from the suspense account are allocated to participants on the basis of their relative compensation in the year of allocation. Participants become vested in the allocated shares over a period not to exceed five years. Any forfeited shares are allocated to other participants in the same proportion as contributions.

          ESOP expense was $721 and $615 for the nine months ended June 30, 2003 and 2002, respectively, and $835, $555 and $470 for the years ended September 30, 2002, 2001 and 2000, respectively. Through June 30, 2003 and September 30, 2002, a cumulative total of 169,766 shares and 146,582 shares have been allocated to participants or committed to be released for allocation, respectively. The cost of ESOP shares that have not yet been allocated to participants or committed to be released for allocation is deducted from stockholders' equity (139,354 shares with a cost of $1,691 and a fair value of approximately $4,473 at June 30, 2003 and 162,538 shares with a cost of $1,974 and a fair value of approximately $4,600 at September 30, 2002, respectively).

     (E)  RECOGNITION AND RETENTION PLAN

          In February 2000, the Company's stockholders approved the Provident Bank 2000 Recognition and Retention Plan (the RRP). The principal purpose of the RRP is to provide executive officers and directors a proprietary interest in the Company in a manner designed to encourage their continued performance and service. A total of 193,200 shares were awarded under the RRP in February 2000,


                                     F - 31                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


          and the grant-date fair value of these shares $(2,995) was charged to stockholders' equity. The awards vest at a rate of 20% on each of five annual vesting dates, the first of which was September 30, 2000. RRP expense was $394 and $464 for the nine months ended June 30, 2003 and 2002, respectively, and $621, $577 and $689 for the years ended September 30, 2002, 2001 and 2000, respectively.

     (F)  STOCK OPTION PLAN

          The stockholders also approved the Provident Bank 2000 Stock Option Plan (the Stock Option Plan) in February 2000. A total of 386,400 shares of authorized but unissued common stock has been reserved for issuance under the Stock Option Plan, although the Company may also fund option exercises using treasury shares. Options have a ten-year term and may be either nonqualified stock options or incentive stock options. Reload options may be granted and provide for the automatic grant of a new option at the then-current market price in exchange for each previously owned share tendered by an employee in a stock-for-stock exercise. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date.

          The following is a summary of activity in the Stock Option Plan:

                                                                        WEIGHTED
                                                SHARES SUBJECT           AVERAGE
                                                   TO OPTION          EXERCISE PRICE
                                               ------------------   ------------------
          Granted in February 2000                       366,650   $      15.50
          Forfeited                                      (11,250)         15.50
                                               ------------------   ------------------
          Outstanding at September 30, 2000              355,400          15.50
          Granted                                          5,451          21.15
          Exercised                                      (10,851)         15.50
          Forfeited                                       (1,200)         15.50
                                               ------------------   ------------------
          Outstanding at September 30, 2001              348,800          15.59
          Granted                                         44,331          25.97
          Exercised                                      (86,994)         16.43
          Forfeited                                       (3,100)         15.50
                                               ------------------   ------------------
          Outstanding at September 30, 2002              303,037          16.87
          Granted                                         10,620          31.36
          Exercised                                      (33,068)         24.99
          Forfeited                                       (5,050)         15.50
                                               ------------------   ------------------
          Outstanding at June 30, 2003                   275,539   $      17.26
                                               ==================   ==================

                                     F - 32                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


          Options exercisable at June 30, 2003 and September 30, 2002, 2001 and 2000 totaled 209,586, 157,463, 137,815 and 71,080, respectively, with a weighted average exercise price of approximately $17.71, $16.70, $15.50, and $15.50 per share, respectively. These options had weighted average remaining terms of 6.7 years, 7.4 years, 8.4 years, and 9.4 years at the respective dates. There were 35,300 shares available for future option grants at June 30, 2003 and September 30, 2002, respectively.

(13) COMPREHENSIVE INCOME

     Comprehensive income represents the sum of net income and items of other comprehensive income or loss that are reported directly in stockholders' equity, such as the change during the period in the after-tax net unrealized gain or loss on securities available for sale. The Company has reported its comprehensive income in the consolidated statements of changes in stockholders' equity.


                                     F - 33                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


     The components of other comprehensive income (loss) are summarized as follows:


                                                      NINE MONTHS ENDED JUNE 30,                YEAR ENDED SEPTEMBER 30,
                                                   -------------------------------  ------------------------------------------------
                                                        2003            2002             2002             2001            2000
                                                   ---------------  --------------  ---------------  ---------------  --------------
     Net unrealized holding gain (loss)
         arising during the year on securities
         available for sale, net of related
         income taxes of $256,
         $304, $950, $3,526
         and $606, respectively                   $          (386) $         (473) $         1,429  $         5,289  $          908

     Reclassification adjustment for net
         realized gains included in net
         income, net of related income
         taxes of $758 and $115
         for the nine months ended
         June 30, 2003 and 2002,
         respectively, and $184, $212
         and $4 for the years ended
         September 30, 2002, 2001 and
         2000, respectively                                (1,137)           (173)            (277)            (319)             (5)
                                                   ---------------  --------------  ---------------  ---------------  --------------
                                                           (1,523)           (646)           1,152            4,970             903
     Net unrealized gain (loss) on
         derivatives, net of related
         income taxes of $6 and
         $19 for the nine months
         ended June 30, 2003 and 2002,
         respectively, and $26 and $32
         for the years ended
         September 30, 2002 and 2001,
         respectively (note 16)                                10              28               38              (48)             --
                                                   ---------------  --------------  ---------------  ---------------  --------------
                 Other comprehensive
                    income (loss)                 $        (1,513) $         (618) $         1,190  $         4,922  $          903
                                                   ===============  ==============  ===============  ===============  ==============

     The Company's accumulated other comprehensive income included in stockholders' equity at June 30, 2003, September 30, 2002 and September 30, 2001 consists of (i) the after-tax net unrealized gain of $4,059, $5,582 and $4,430, respectively, on securities available for sale, and (ii) the after-tax net unrealized loss of $0, $10 and $48, respectively, on derivatives accounted for as cash flow hedges.


                                     F - 34                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


(14) EARNINGS PER COMMON SHARE

     The following is a summary of the calculation of earnings per share (EPS):


                                          NINE MONTHS ENDED JUNE 30,                YEARS ENDED SEPTEMBER 30,
                                        -------------------------------  ------------------------------------------------
                                             2003            2002             2002             2001            2000
                                        ---------------  --------------  ---------------  ---------------  --------------
                                                             (In thousands, except per share data)
     Net income                        $         8,667  $        7,270  $         9,527  $         7,482  $        5,872
                                        ===============  ==============  ===============  ===============  ==============
     Weighted average common shares
         outstanding for computation of
         basic EPS (1)                           7,715           7,701            7,702            7,661           7,773
     Common-equivalent shares due to
         the dilutive effect of stock
         options and RRP awards (2)                114             128              118               50              --
                                        ---------------  --------------  ---------------  ---------------  --------------
     Weighted average common shares
         for computation of diluted EP $         7,829  $        7,829  $         7,820  $         7,711  $        7,773
                                        ===============  ==============  ===============  ===============  ==============
     Earnings per common share:
         Basic                         $          1.12  $         0.94  $          1.24  $          0.98  $         0.76
         Diluted                                  1.11            0.93             1.22             0.97            0.76
                                        ===============  ==============  ===============  ===============  ==============

     (1) Includes all shares issued to the Mutual Holding Company, but excludes unallocated ESOP shares.
     (2) Represents incremental shares computed using the treasury stock method.

(15) STOCKHOLDERS' EQUITY

     (A)  REGULATORY CAPITAL REQUIREMENTS

          OTS regulations require savings institutions to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%, a minimum ratio of Tier 1 (core) capital to total adjusted assets of 4.0%, and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

          Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories - well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier 1 (core) capital ratio of at least 5.0%, a Tier 1 risk-based capital ratio of at least 6.0%, and a total risk-based capital ratio of at least 10.0%.


                                     F - 35                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


          The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors. These capital requirements apply only to the Bank, and do not consider additional capital retained by Provident Bancorp, Inc.

          Management believes that, as of June 30, 2003, September 30, 2002 and September 30, 2001, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

          The following is a summary of the Bank's actual regulatory capital amounts and ratios at June 30, 2003, September 30, 2002 and September 30, 2001, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution. PMB is also subject to certain regulatory capital requirements which it satisfied as of June 30, 2003 and September 30, 2002.

                                                                                      OTS REQUIREMENTS
                                                                   --------------------------------------------------------
                                                                        MINIMUM CAPITAL           CLASSIFICATION AS WELL
                                             BANK ACTUAL                    ADEQUACY                   CAPITALIZED
                                      ---------------------------  ---------------------------  ---------------------------
                                         AMOUNT         RATIO         AMOUNT        RATIO         AMOUNT         RATIO
                                      -------------  ------------  ------------- -------------  ------------  -------------
          June 30, 2003:
              Tangible capital       $      91,149           8.4% $      16,372           1.5% $         --            0.0%
              Tier 1 (core) capital         91,149           8.4         43,658           4.0        54,573            5.0
              Risk-based capital:
                Tier 1                      91,149          13.9             --           0.0        39,440            6.0
                Total                       98,976          15.1         52,587           8.0        65,734           10.0
                                      =============                =============                ============
          September 30, 2002:
              Tangible capital       $      84,307           8.5% $      14,963           1.5% $         --            0.0%
              Tier 1 (core) capital         84,307           8.5         39,901           4.0        49,875            5.0
              Risk-based capital:
                Tier 1                      84,307          14.2             --           0.0        35,552            6.0
                Total                       91,747          15.5         47,403           8.0        59,254           10.0
                                      =============                =============                ============
          September 30, 2001:
              Tangible capital       $      88,526          10.2% $       13,015          1.5% $         --            0.0%
              Tier 1 (core) capital         88,526          10.2          34,706          4.0        43,383            5.0
              Risk-based capital:
                Tier 1                      88,526          16.9             --           0.0        31,404            6.0
                Total                       95,100          18.2          41,873          8.0        52,341           10.0
                                      =============                =============                ============

          Tangible and Tier 1 capital amounts represent the stockholder's equity of the Bank, less intangible assets and after-tax net unrealized gains on securities available for sale. Total capital represents


                                     F - 36                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


          Tier 1 capital plus the allowance for loan losses up to a maximum amount equal to 1.25% of risk-weighted assets.

          The following is a reconciliation of the Bank's total stockholder's equity under accounting principles generally accepted in the United States of America ("GAAP") and its regulatory capital:

                                                                                               SEPTEMBER 30,
                                                                JUNE 30,          ----------------------------------------
                                                                  2003                  2002                  2001
                                                            ------------------    ------------------    ------------------
          Total GAAP stockholder's equity                  $          109,251    $          104,779    $           92,769
          Goodwill and intangible assets                              (14,150)              (15,041)                   --
          Unrealized gain on securities available
               for sale                                                (3,952)               (5,431)               (4,243)
                                                            ------------------    ------------------    ------------------
                  Tangible, tier 1 core and
                     Tier 1 risk-based capital                         91,149                84,307                88,526
          Allowance for loan losses                                     7,827                 7,440                 6,574
                                                            ------------------    ------------------    ------------------
                  Total risk-based capital                 $           98,976    $           91,747    $           95,100
                                                            ==================    ==================    ==================

     (B)  DIVIDEND PAYMENTS

          Under OTS regulations, savings associations such as the Bank generally may declare annual cash dividends up to an amount equal to the sum of net income for the current year and net income retained for the two preceding years. Dividend payments in excess of this amount require OTS approval. The Bank paid cash dividends of $3,500 and $2,000 to Provident Bancorp, Inc. during the nine months ended June 30, 2003 and the year ended September 30, 2000, respectively (none during the years ended September 30, 2002 and 2001).

          Unlike the Bank, Provident Bancorp, Inc. is not subject to OTS regulatory limitations on the payment of dividends to its shareholders. The Mutual Holding Company waived the receipt of cash dividends with respect to its shares of Provident Bancorp, Inc. amounting to $1,402 for the nine months ended June 30, 2003, $1,310 in fiscal 2002, $972 in fiscal 2001 and $177 in fiscal 2000, for a cumulative total of $3,993 through June 30, 2003.

     (C)  STOCK REPURCHASE PROGRAMS

          The Company completed a stock repurchase program during the year ended September 30, 2000, purchasing 193,200 common shares for the treasury at a total cost of $3,061. In July 2000, the Company announced a second repurchase program to acquire up to 5%, or approximately 183,540, of its publicly-traded shares as market conditions warrant. This program was completed in May 2003. A third repurchase program was announced in March 2003 to acquire up to 5% or approximately 177,250 shares. A total of 14,511 shares have been purchased for the treasury under the third program through June 30, 2003 at a total cost of $456.


                                     F - 37                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


     (D)  LIQUIDATION RIGHTS

          All depositors who had liquidation rights with respect to the Bank as of the effective date of the Reorganization continue to have such rights solely with respect to the Mutual Holding Company, as long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the Reorganization will have liquidation rights with respect to the Mutual Holding Company.

(16) OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

     In the normal course of business, the Company is a party to off-balance-sheet financial instruments that involve, to varying degrees, elements of credit risk and interest rate risk in addition to the amounts recognized in the consolidated financial statements. The contractual or notional amounts of these instruments, which reflect the extent of the Company's involvement in particular classes of off-balance-sheet financial instruments, are summarized as follows:

                                                                                     SEPTEMBER 30,
                                                       JUNE 30,         -----------------------------------------
                                                         2003                  2002                  2001
                                                  -------------------   -------------------   -------------------
     Lending-related instruments:
          Loan origination commitments:
             Fixed-rate loans                    $            58,245   $            36,285   $             9,983
             Adjustable-rate loans                            46,325                26,048                 2,282
          Unused lines of credit                              71,189                63,091                37,748
          Standby letters of credit                            8,120                 6,862                 6,716
     Interest rate risk management:
          Interest rate cap agreements                            --                50,000                50,000
                                                  ===================   ===================   ===================

     (A)  LENDING-RELATED INSTRUMENTS

          The contractual amounts of loan origination commitments, unused lines of credit and standby letters of credit represent the Company's maximum potential exposure to credit loss, assuming (i) the instruments are fully funded at a later date, (ii) the borrowers do not meet the contractual payment obligations, and (iii) any collateral or other security proves to be worthless. The contractual amounts of these instruments do not necessarily represent future cash requirements since certain of these instruments may expire without being funded and others may not be fully drawn upon. Substantially all of these lending-related instruments have been entered into with customers located in the Company's primary market area described in note 6.

          Loan origination commitments are legally-binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments have fixed expiration dates (generally ranging up to 60 days) or other termination clauses, and may require payment of a fee by the customer. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral, if any, obtained by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies but may include mortgages on


                                     F - 38                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


          residential and commercial real estate, deposit accounts with the Company, and other property. The Company's fixed-rate loan origination commitments at June 30, 2003 provide for interest rates ranging principally from 4.50% to 7.88%.

          Unused lines of credit are legally-binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates or other termination clauses. The amount of collateral obtained, if deemed necessary by the Company, is based on management's credit evaluation of the borrower.

          Standby letters of credit are conditional commitments issued by the Company to assure the performance of financial obligations of a customer to a third party. These commitments are primarily issued in favor of local municipalities to support the obligor's completion of real estate development projects. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

     (B)  INTEREST RATE CAP AGREEMENTS

          At September 30, 2002 and 2001, the Company was a party to two interest rate cap agreements with a total notional amount of $50,000 and maturity dates in March and April 2003. These agreements were entered into to reduce the variability of cash flows from potentially higher interest payments associated with upward interest rate repricings on a portion of the Company's certificate of deposit accounts and borrowings. The counterparties to the agreements are obligated to make payments to the Company, based on the notional amounts, to the extent that the three-month LIBOR rate exceeds specified levels during the term of the agreements. These specified rate levels are 8.25% and 6.50% for interest rate cap agreements with notional amounts of $30,000 and $20,000, respectively.

          The Company adopted SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as of October 1, 2000, and recorded an after-tax transition adjustment of $41 to recognize the interest rate cap agreements at fair value. The Company's interest rate cap agreements are accounted for as cash flow hedges under SFAS No. 133 and are reported at fair value, which was insignificant at both September 30, 2002 and 2001. Interest expense for the nine months ended June 30, 2003 and 2002 and the years ended September 30, 2002 and 2001 includes charges of $16, $51, $68 and $157, respectively, for the effect of the interest rate cap agreements. The remaining amount reported in accumulated other comprehensive income with respect to these agreements at September 30, 2002 will be reclassified into earnings during fiscal 2003.

(17) COMMITMENTS AND CONTINGENCIES

     Certain premises and equipment are leased under operating leases with terms expiring through 2025. The Company has the option to renew certain of these leases for terms of up to five years. Future minimum rental payments due under noncancelable operating leases with initial or remaining terms of more than one year at September 30, 2002 are $2,005 for fiscal 2003, $2,070 for fiscal 2004, $1,870 for fiscal 2005, $1,329 for fiscal 2006, $1,279 for fiscal 2007 and a total of $3,382 for later years. Occupancy and office operations expense includes net rent expense of $900 and $853 for the nine months ended


                                     F - 39                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


     June 30, 2003 and 2002, respectively, and $1,137, $1,076 and $1,008 for the years ended September 30, 2002, 2001 and 2000, respectively.

     The Company is a defendant in certain claims and legal actions arising in the ordinary course of business. Management, after consultation with legal counsel, does not anticipate losses on any of these claims or actions that would have a material adverse effect on the consolidated financial statements.

(18) FAIR VALUES OF FINANCIAL INSTRUMENTS

     SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure of fair value information for those financial instruments for which it is practicable to estimate fair value, whether or not such financial instruments are recognized in the consolidated statements of financial condition. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

     Quoted market prices are used to estimate fair values when those prices are available, although active markets do not exist for many types of financial instruments. Fair values for these instruments must be estimated by management using techniques such as discounted cash flow analysis and comparison to similar instruments. These estimates are highly subjective and require judgments regarding significant matters, such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks. Changes in these judgments often have a material effect on the fair value estimates. Since these estimates are made as of a specific point in time, they are susceptible to material near-term changes. Fair values disclosed in accordance with SFAS No. 107 do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect possible tax ramifications or estimated transaction costs.

     The following is a summary of the carrying amounts and estimated fair values of financial assets and liabilities (none of which were held for trading purposes):

                                                                                       SEPTEMBER 30,
                                                  JUNE 30,            --------------------------------------------------------
                                                    2003                        2002                         2001
                                         ---------------------------  ---------------------------  ---------------------------
                                           CARRYING     ESTIMATED      CARRYING      ESTIMATED      CARRYING      ESTIMATED
                                            AMOUNT      FAIR VALUE      AMOUNT       FAIR VALUE      AMOUNT       FAIR VALUE
                                         ------------- -------------  ------------  -------------  ------------  -------------
     Financial assets:
         Cash and due from banks        $      43,473 $      43,473  $     35,093  $      35,093  $     16,447  $      16,447
         Securities available for sale        251,913       251,913       206,146        206,146       163,928        163,928
         Securities held to maturity           82,787        85,576        86,791         90,706        71,355         73,660
         Loans                                682,555       713,430       660,816        678,927       606,146        624,020
         Accrued interest receivable            4,427         4,427         5,491          5,491         5,597          5,597
         FHLB stock                             5,819         5,819         5,348          5,348         5,521          5,521
     Financial liabilities:
         Deposits                             857,534       860,218       799,626        802,040       653,100        655,675
         FHLB borrowings                      116,732       120,529       102,968        106,308       110,427        113,970
         Mortgage escrow funds                 13,055        13,055         3,747          3,747         6,197          6,197
                                         ============= =============  ============  =============  ============  =============

                                     F - 40                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


     The following paragraphs summarize the principal methods and assumptions used by management to estimate the fair value of the Company's financial instruments.

     (A)  SECURITIES

          The estimated fair values of securities were based on quoted market prices.

     (B)  LOANS

          Fair values were estimated for portfolios of loans with similar financial characteristics. For valuation purposes, the total loan portfolio was segregated into adjustable-rate and fixed-rate categories. Fixed-rate loans were further segmented by type, such as residential mortgage, commercial mortgage, commercial business and consumer loans. Loans were also segmented by maturity dates.

          Fair values were estimated by discounting scheduled future cash flows through estimated maturity using a discount rate equivalent to the current market rate on loans that are similar with regard to collateral, maturity and the type of borrower. The discounted value of the cash flows was reduced by a credit risk adjustment based on loan categories. Based on the current composition of the Company's loan portfolio, as well as past experience and current economic conditions and trends, the future cash flows were adjusted by prepayment assumptions that shortened the estimated remaining time to maturity and therefore affected the fair value estimates.

     (C)  DEPOSITS

          In accordance with SFAS No. 107, deposits with no stated maturity (such as savings, demand and money market deposits) were assigned fair values equal to the carrying amounts payable on demand. Certificates of deposit were segregated by account type and original term, and fair values were estimated by discounting the contractual cash flows. The discount rate for each account grouping was equivalent to the current market rates for deposits of similar type and maturity.

          These fair values do not include the value of core deposit relationships that comprise a significant portion of the Company's deposit base. Management believes that the Company's core deposit relationships provide a relatively stable, low-cost funding source that has a substantial value separate from the deposit balances.

     (D)  FHLB BORROWINGS

          Fair values of FHLB borrowings were estimated by discounting the contractual cash flows. A discount rate was utilized for each outstanding borrowing equivalent to the then-current rate offered by the FHLB on borrowings of similar type and maturity.

     (E)  OTHER FINANCIAL INSTRUMENTS

          The other financial assets and liabilities listed in the preceding table have estimated fair values that approximate the respective carrying amounts because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk.


                                     F - 41                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


          The fair values of the Company's off-balance-sheet financial instruments described in note 16 were estimated based on current market terms (including interest rates and fees), considering the remaining terms of the agreements and the credit worthiness of the counterparties. At June 30, 2003, September 30, 2002 and 2001, the estimated fair values of these instruments approximated the related carrying amounts, which were insignificant.

(19) RECENT ACCOUNTING STANDARDS AND INTERPRETATIONS

     In October 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 147, ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS - AN AMENDMENT OF FASB STATEMENTS NO. 72 AND 144 AND FASB INTERPRETATION NO. 9. This statement removes acquisitions of financial institutions from the scope of both SFAS No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, BUSINESS COMBINATIONS, and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. As a result, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of intangible assets acquired as an unidentifiable intangible asset (SFAS No. 72 goodwill) no longer applies to acquisitions within the scope of the statement. The Company does not currently have any SFAS No. 72 goodwill and, as a result, the adoption of this statement is not expected to have a material impact on the consolidated financial statements.

     In December 2002, the FASB issued SFAS No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION - TRANSITION AND DISCLOSURE - AN AMENDMENT OF FASB STATEMENT NO. 123. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effects of the method used on reported results. The provisions of this standard are not expected to have a material impact on the consolidated financial statements.

     In April 2003, the FASB issued SFAS No. 149, AMENDMENT OF STATEMENT 133 ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This statement amends SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, for certain decisions made by the Board as part of the Derivative Implementation Group process. This statement is effective for contracts entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003. Management does not expect that the provisions of SFAS No. 149 will have a material impact on the results of operations or financial condition.

     SFAS No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY was issued in May 2003. Under this statement, certain freestanding financial instruments that embody obligations for the issuer and that are now classified in equity, must be classified as liabilities (or as assets in some circumstances). Generally, SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. However, the effective date of the statement's provisions related to the classification and measurement of certain mandatorily redeemable non-controlling interests has been


                                     F - 42                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


     deferred indefinitely by the FASB, pending further Board action. Adoption of this standard is not expected to have a material impact on the consolidated financial statements.

     FASB Interpretation (FIN) No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS, was issued in November 2002. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretation also requires a guarantor to recognize, at fair value, a liability for the obligation at inception of the guarantee (effective for guarantees issued or modified after December 31, 2002). The provisions of FIN No. 45 is not expected to have a material impact on the consolidated financial statements.

     In January 2003, the FASB issued FIN No. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES, to provide guidance on the identification of entities controlled through means other than voting rights. FIN No. 46 specifies how a business enterprise should evaluate its interests in a variable interest entity to determine whether to consolidate that entity. A variable interest entity must be consolidated by its primary beneficiary if the entity does not effectively disperse risks among the parties involved. A public company with a variable interest in an entity created before February 1, 2003 must apply FIN No. 46 in the first interim or annual period ending after December 15, 2003. The adoption of FIN No. 46 is not expected to have a significant effect on the consolidated financial statements.

(20) CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

     Set forth below are the condensed statements of financial condition of Provident Bancorp, Inc. and the related condensed statements of income and cash flows:

                                                                                              SEPTEMBER 30,
     CONDENSED STATEMENTS OF                                    JUNE 30,         -----------------------------------------
          FINANCIAL CONDITION                                     2003                  2002                  2001
                                                           -------------------   -------------------   -------------------
     Assets:
          Cash                                            $             5,053   $               641   $             2,847
          Securities available for sale                                 2,316                 6,466                 6,510
          Loan receivable from ESOP                                     1,880                 2,256                 2,632
          Investment in Provident Bank                                107,559               102,805                90,419
          Other assets                                                     93                   195                   305
                                                           -------------------   -------------------   -------------------
                      Total assets                        $           116,901   $           112,363   $           102,713
                                                           ===================   ===================   ===================
     Liabilities                                          $             1,164   $             1,496   $                93
     Stockholders' equity                                             115,737               110,867               102,620
                                                           -------------------   -------------------   -------------------
                      Total liabilities and
                         stockholders' equity             $           116,901   $           112,363   $           102,713
                                                           ===================   ===================   ===================

                                     F - 43                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)

                                                              NINE MONTHS ENDED JUNE 30,         YEAR ENDED SEPTEMBER 30,
                                                              --------------------------  ----------------------------------------
                                                                  2003          2002          2002          2001          2000
                                                              ------------  ------------  ------------  ------------  ------------
CONDENSED STATEMENTS OF INCOME
    Interest income                                          $        210  $        342  $        450  $        626  $        902
    Dividends from Provident Bank                                   3,500            --            --            --         2,000
    Gain on sale of securities available for sale                      92           123           123           431            --
    Non-interest expense                                             (129)         (182)         (226)         (180)         (180)
    Income tax expense                                                (72)         (109)         (134)         (338)         (279)
                                                              ------------  ------------  ------------  ------------  ------------
            Income before equity in undistributed
              earnings of Provident Bank                            3,601           174           213           539         2,443
    Equity in undistributed earnings of Provident Bank              5,066         7,096         9,314         6,943         3,429
                                                              ------------  ------------  ------------  ------------  ------------
            Net income                                       $      8,667  $      7,270  $      9,527  $      7,482  $      5,872
                                                              ============  ============  ============  ============  ============
CONDENSED STATEMENTS OF CASH FLOWS
    Cash flows from operating activities:
      Net income                                             $      8,667  $      7,270  $      9,527  $      7,482  $      5,872
      Adjustments to reconcile net income to net cash
        provided by (used in) operating activities:
          Equity in undistributed earnings of
            Provident Bank                                         (5,066)       (7,096)       (9,314)       (6,943)       (3,429)
          Other adjustments, net                                     (407)         (851)          755          (674)         (781)
                                                              ------------  ------------  ------------  ------------  ------------
            Net cash provided by (used in)
              operating activities                                  3,194          (677)          968          (135)        1,662
    Cash flows from investing activities:
      Purchases of securities available for sale                       --        (2,261)       (2,296)       (2,431)       (1,008)
      Proceeds from maturities of securities
        available for sale                                          2,100            --            --            --            --
      Proceeds from sales of securities available for sale          2,142         2,324         2,374         6,810           984
      ESOP loan principal repayments                                  376           376           376           376           376
                                                              ------------  ------------  ------------  ------------  ------------
            Net cash provided by investing activities               4,618           439           454         4,755           352
                                                              ------------  ------------  ------------  ------------  ------------
    Cash flows from financing activities:
      Treasury shares purchased                                    (1,898)         (775)       (1,971)       (1,155)       (3,203)
      Cash dividends paid                                          (1,871)       (1,500)       (1,935)         (807)       (1,049)
      Stock option transactions                                       369           234           278            60            --
                                                              ------------  ------------  ------------  ------------  ------------
            Net cash used in financing activities                  (3,400)       (2,041)       (3,628)       (1,902)       (4,252)
                                                              ------------  ------------  ------------  ------------  ------------
            Net increase (decrease) in cash                         4,412        (2,279)       (2,206)        2,718        (2,238)
    Cash at beginning of year                                         641         2,847         2,847           129         2,367
                                                              ------------  ------------  ------------  ------------  ------------
    Cash at end of year                                      $      5,053  $        568  $        641  $      2,847  $        129
                                                              ============  ============  ============  ============  ============

                                     F - 44                          (Continued)

                     PROVIDENT BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

          (Information with respect to June 30, 2003 and the nine-month periods ended June 30, 2003 and 2002 is unaudited)

                  (Dollars in thousands, except per share data)


(21) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a condensed summary of quarterly results of operations for the years ended September 30, 2002 and 2001:


                                                   FIRST            SECOND             THIRD             FOURTH
                                                  QUARTER           QUARTER           QUARTER            QUARTER
                                              ----------------  ----------------  ----------------   ----------------
YEAR ENDED SEPTEMBER 30, 2002
-----------------------------
    Interest and dividend income             $         14,761  $         14,558  $         15,010   $         15,622
    Interest expense                                    4,791             4,192             4,217              4,001
                                              ----------------  ----------------  ----------------   ----------------
                Net interest income                     9,970            10,366            10,793             11,621
    Provision for loan losses                             225               175               200                300
    Non-interest income                                 1,284             1,230             1,338              1,549
    Non-interest expense                                7,153             7,270             8,479              9,259
                                              ----------------  ----------------  ----------------   ----------------
                Income before income
                   tax expense                          3,876             4,151             3,452              3,611
    Income tax expense                                  1,350             1,550             1,309              1,354
                                              ----------------  ----------------  ----------------   ----------------
                Net income                   $          2,526  $          2,601  $          2,143   $          2,257
                                              ================  ================  ================   ================
    Earnings per common share:
    Basic                                    $           0.32  $           0.34  $           0.28   $           0.29
    Diluted                                              0.32              0.33              0.27               0.29
                                              ================  ================  ================   ================

YEAR ENDED SEPTEMBER 30, 2001
-----------------------------
    Interest and dividend income             $         15,369  $         15,361  $         15,155   $         15,093
    Interest expense                                    7,061             6,921             6,412              5,850
                                              ----------------  ----------------  ----------------   ----------------
                Net interest income                     8,308             8,440             8,743              9,243
    Provision for loan losses                             360               360               360                360
    Non-interest income                                 1,051             1,023             1,477              1,155
    Non-interest expense                                6,125             6,739             6,664              6,903
                                              ----------------  ----------------  ----------------   ----------------
                Income before income
                   tax expense                          2,874             2,364             3,196              3,135
    Income tax expense                                    999               799             1,092              1,197
                                              ----------------  ----------------  ----------------   ----------------
                Net income                   $          1,875  $          1,565  $          2,104   $          1,938
                                              ================  ================  ================   ================
    Earnings per common share:
    Basic                                    $           0.24  $           0.20  $           0.27   $           0.25
    Diluted                                              0.24              0.20              0.27               0.25
                                              ================  ================  ================   ================

                                     F - 45                          (Continued)

--------------------------------------------------------------------------------
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PROVIDENT BANCORP, INC. OR PROVIDENT BANK. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PROVIDENT BANCORP, INC. OR PROVIDENT BANK SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.


                            UP TO 19,573,000 SHARES


                            [LOGO] Provident Bancorp


                              (HOLDING COMPANY FOR
                                PROVIDENT BANK)


                                  COMMON STOCK
                           PAR VALUE $0.01 PER SHARE


                                  ------------

                                   PROSPECTUS

                                  ------------

                                 RYAN BECK &CO.


                               NOVEMBER 14, 2003

                                  ------------

 THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT FEDERALLY INSURED OR
                                  GUARANTEED.

                                  ------------

UNTIL DECEMBER 19, 2003 OR 25 DAYS AFTER COMMENCEMENT OF THE SYNDICATED COMMUNITY OFFERING, IF ANY, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
--------------------------------------------------------------------------------